Filed pursuant to Rule 424(b)(1)
Registration Statement Nos. 333-154952 and 333-157270
PROSPECTUS
Seanergy Maritime Holdings Corp.
22,968,000 Shares of Common Stock underlying the Warrants
1,000,000 Shares of Common Stock issuable upon exercise of the underwriters’ unit purchase option
1,000,000 Warrants issuable upon exercise of the underwriters’ unit purchase option
1,000,000 shares of Common Stock underlying the Warrants issuable upon exercise of the underwriters’ unit purchase option
5,500,000 Shares of Common Stock
2,260,000 Shares of Common Stock issuable upon Conversion of a Convertible Note
4,308,075 Shares of Common Stock issuable upon Meeting Certain EBITDA Targets
16,016,667 Private Common Stock Purchase Warrants
16,016,667 Shares of Common Stock underlying the Private Warrants
     This prospectus relates to (a) (i) up to an aggregate of 22,968,000 shares of common stock issuable upon the exercise of the Public Warrants (the “Public Warrant Shares”), (ii) 1,000,000 shares of common stock issuable upon exercise of the underwriters’ unit purchase option, (iii) 1,000,000 Public Warrants issuable upon exercise of the underwriters’ unit purchase option and (iv) 1,000,000 Public Warrant Shares underlying the Public Warrants issuable upon exercise of the underwriters’ unit purchase option; and (b) the resale by certain selling security holders of (i) up to an aggregate of 5,500,000 shares of common stock, (ii) 2,260,000 shares of common stock issuable upon conversion of a convertible note, (iii) 4,308,075 shares of common stock issuable upon meeting certain EBITDA targets, (iv) up to an aggregate of 16,016,667 of common stock purchase warrants (the “Private Warrants”), and (v) up to an aggregate of 16,016,667 shares of common stock issuable upon the exercise of the Private Warrants (the “Private Warrant Shares” and collectively with the Public Warrant Shares, the “Warrant Shares”).
     We will not receive any proceeds from the sale of the shares of common stock, the Private Warrants or the Public Warrants by the selling security holders. However, we will receive the proceeds from any exercise of the Public Warrants to the extent that they are exercised, and may receive the proceeds from any exercise of Private Warrants if the holders do not exercise the Private Warrants on a cashless basis. See “Use of Proceeds.”
     We will be paying the expenses in connection with the registration of the shares and underwriter’s purchase option and the resale of the shares of common stock and the Private Warrants.
     Our common stock and warrants are listed on Nasdaq Stock Market under the symbols “SHIP” and “SHIP.W,” respectively. On March 31, 2009, the closing price of our common stock and warrants was $3.82 and $0.08, respectively.
     Investing in our common stock involves risk. You should carefully consider the risk factors beginning on page 12 of this prospectus before acquiring our common stock.
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The date of this prospectus is April 9, 2009

     You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted.
     We obtained statistical data, market data and other industry data and forecasts used throughout this prospectus from publicly available information. While we believe that the statistical data, industry data, forecasts and market research are reliable, we have not independently verified the data, and we do not make any representation as to the accuracy of the information.

i

ENFORCEABILITY OF CIVIL LIABILITIES
     Seanergy Maritime Holdings Corp. is a Marshall Islands company and our executive offices are located outside of the United States in Athens, Greece. All of our directors, officers and some of the experts named in this prospectus reside outside the United States. In addition, a substantial portion of our assets and the assets of our directors, officers and experts are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against us or these persons in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws.
     Furthermore, there is substantial doubt that the courts of the Marshall Islands or Greece would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws.

ii

PROSPECTUS SUMMARY
     This summary highlights certain information appearing elsewhere in this prospectus. For a more complete understanding of this offering, you should read the entire prospectus carefully, including the risk factors and the financial statements.
     References in this prospectus to “Seanergy,” “we,” “us” or “our company” refer to Seanergy Maritime Holdings Corp. and our subsidiaries, but, if the context otherwise requires, may refer only to Seanergy Maritime Holdings Corp.
The Company
Incorporation of Seanergy and Seanergy Maritime
     We are an international company providing worldwide transportation of dry bulk commodities through our vessel-owning subsidiaries. We were incorporated under the laws of the Republic of the Marshall Islands pursuant to the Marshall Islands Business Corporation Act, or the BCA, on January 4, 2008, originally under the name Seanergy Merger Corp., as a wholly owned subsidiary of Seanergy Maritime Corp., a Marshall Islands corporation, or Seanergy Maritime. We changed our name to Seanergy Maritime Holdings Corp. on July 11, 2008.
     Seanergy Maritime was incorporated in the Marshall Islands on August 15, 2006 as a blank check company formed to acquire, through a merger, capital stock exchange, asset acquisition or other similar business combination, one or more businesses in the maritime shipping industry or related industries. Seanergy Maritime, up to the date of the business combination (see “— Vessel Acquisition by Seanergy” below), had not commenced any business operations and was considered a development stage enterprise.
     Seanergy Maritime is our predecessor. See “—Dissolution and Liquidation.”
Initial Public Offering of Seanergy Maritime
     On September 28, 2007, Seanergy Maritime consummated its initial public offering of 23,100,000 units, including 1,100,000 units issued upon the partial exercise of the underwriters’ over-allotment option, with each unit consisting of one share of its common stock and one warrant. Each warrant entitled the holder to purchase one share of Seanergy Maritime common stock at an exercise price of $6.50 per share. The units sold in Seanergy Maritime’s initial public offering were sold at an offering price of $10.00 per unit, generating gross proceeds of $231,000,000. This resulted in a total of $227,071,000 in net proceeds, after deducting certain deferred offering costs that were held in a trust account maintained by Continental Stock Transfer & Trust Company, which we refer to as the Seanergy Maritime Trust Account.
Vessel Acquisition by Seanergy
     We are a holding company that owns our vessels through separate wholly owned subsidiaries. We acquired the six dry bulk carriers we currently own from the Restis family (which were originally purchased for an aggregate purchase price of $143 million), including two newly built vessels, for an aggregate purchase price of (i) $367,030,750 in cash, (ii) $28,250,000 (face value) in the form of a convertible promissory note, or the Note, and (iii) up to an aggregate of 4,308,075 shares of our common stock, subject to us meeting an Earnings Before Interest, Taxes, Depreciation and Amortization, or EBITDA, target of $72 million to be earned between October 1, 2008 and September 30, 2009. We believe the earn-out can be achieved with the current charters provided that the ships have a utilization rate of more than 90% (no down time due to breakdowns and no slow steaming due to poor maintenance) and assuming that the operating expenses reflect the expected budgeted amounts. This acquisition was made pursuant to the terms and conditions of a Master Agreement dated May 20, 2008 by and among us, Seanergy Maritime, our former parent, the several sellers parties thereto who are affiliated with members of the Restis family, and the several investors parties thereto who are affiliated with members of the Restis family, and six separate memoranda of agreement, which we collectively refer to as the “MOAs,” between our vessel-owning subsidiaries and each seller, each dated as of May 20, 2008. The acquisition was completed with funds from the Seanergy Maritime Trust Account and with financing provided by Marfin Egnatia Bank S.A. of Greece, or Marfin.
     On August 28, 2008, we completed our business combination and took delivery, through our designated nominees (which are wholly owned subsidiaries) of three of the six dry bulk vessels, which included two 2008-built Supramax vessels and one 1997-built Handysize vessel. On that date, we took delivery of the M/V Davakis G, the M/V Delos Ranger and the M/V African Oryx. On September 11, 2008, we took delivery, through our designated nominee, of the fourth vessel, the M/V Bremen Max, a 1993-built Panamax vessel. On September 25, 2008, we took delivery, through our designated nominees, of the final two vessels, the M/V Hamburg Max, a 1994-built Panamax vessel, and the M/V African Zebra, a 1985-built Handymax vessel. The purchase price paid does not include any amounts that would result from the earn-out of the 4,308,075 shares of our common stock. The business combination was accounted for under the purchase method of accounting and accordingly the assets (vessels) acquired have been recorded at their fair values. No liabilities were assumed nor were other tangible assets acquired. The results of the vessel operations are included in our consolidated statement of operations from August 28, 2008.
     The aggregate acquisition cost, including direct acquisition costs, amounted to $404,876,000. The fair value of our tangible assets acquired as of August 28, 2008 amounted to $360,081,000. The premium, non-tax deductible goodwill, over the fair value of our vessels acquired amounting to $44,795,000 arose from the decline in the market value of the vessels between the date of entering into the agreements to purchase the business, May 20, 2008, and the actual business combination date, August 28, 2008. There were no other identifiable assets or liabilities.
     We performed our annual impairment testing of goodwill at December 31, 2008. The current economic and market conditions, including the significant disruptions in the global credit markets, are having broad effects on participants in a wide variety of industries. Since September 2008, the charter rates in the dry bulk charter market have declined significantly, and dry bulk vessel values have also declined. As a result of the impairment test performed on goodwill at December 31, 2008, we recorded an impairment charge of $44,795,000.
     We outsource the commercial brokerage and management of our fleet to companies that are affiliated with members of the Restis family. The commercial brokerage of our fleet has been contracted out to Safbulk Pty Ltd., or Safbulk, and the management of our fleet has been contracted out to Enterprises Shipping and Trading, S.A., or EST. Both of these entities are controlled by members of the Restis family.
     All of our vessels are chartered to South African Marine Corporation S.A., an affiliate, or SAMC, with time charter agreements for 11-13 month periods expiring in September 2009, at time charter daily rates of between $30,000 and $65,000. The time charter agreements also provide for an address commission of 2.5% payable to SAMC.
     We generated $25,700,000 of cash flows from our operations for the year ended December 31, 2008. However, our results for the year ended December 31, 2008 were a net loss of $31,985,000, which included the impairment loss recorded on our goodwill and vessels of $44,795,000 and $4,530,000, respectively.
     Despite the recent economic crisis, Seanergy is currently able to meet its working capital needs and debt obligations. Seanergy has a short-term contractually secured cash flow and is currently well positioned to endure the current down turn in charter rates. The current plunge in charter rates may not affect Seanergy’s revenue as it has the charters locked in for an 11-13 month period (expiring in September 2009) and, therefore, absent a default by its charterer, Seanergy has secured approximately $110 million of revenues, net of commissions payable to Safbulk and SAMC (as mentioned above), for the period from August 28, 2008 to September 30, 2009. Therefore, Seanergy has covered 100% of its projected fleet revenue for the period up to September 2009. When the current charter terms end, Seanergy could renew the charters with SAMC at the prevailing market rates at that time. Although Seanergy has not currently done so, it intends to charter its vessels to a broader charter base for the 2009 — 2010 period. However, if the current market conditions persist after the third quarter of 2009, Seanergy will have to make use of its cash flows not committed to the repayment of the term loan and revolving facility mentioned above to meet its financial obligations and put its expansion plans on hold, unless new capital is raised from the capital markets, in the form of rights offerings or private placements and the warrants are exercised in which case it will use capital generated from the capital markets and the warrants for expansion purposes. We make no assurances that funds will be raised through capital markets or that the warrants will be exercised, or if exercised, the quantity which will be exercised or the period in which they will be exercised. Exercise of the warrants is not likely considering current market prices. Furthermore, Seanergy’s revolving credit facility is tied to the market value of the vessels and not to the prevailing (spot) market rates. For example, our existing term and revolving credit facilities require that the aggregate market value of the vessels and the value of any additional security must be at least 135% of the aggregate of the outstanding debt financing and any amount available for drawing under the revolving facility less the aggregate amount of all deposits maintained. If the percentage is below 135% then a prepayment of the loans may be required or additional security may be requested. A waiver from Marfin has been received with respect to this covenant, so long as the vessels continue to be under charter, and dividends and repayments of shareholders loans are not made without the prior written consent of Marfin.
Dissolution and Liquidation
     On August 26, 2008, shareholders of Seanergy Maritime also approved a proposal for the dissolution and liquidation of Seanergy Maritime (the “dissolution and liquidation,” which was originally filed with the SEC on June 17, 2008, subsequently amended on July 31, 2008 and supplemented on August 22, 2008). Seanergy Maritime proposed the dissolution and liquidation because following the vessel acquisition, Seanergy Maritime was no longer needed and its elimination would save substantial accounting, legal and compliance costs related to the U.S. federal income tax filings necessary because of Seanergy Maritime’s status as a partnership for U.S. federal income tax purposes.
     In connection with the dissolution and liquidation of Seanergy Maritime, on January 27, 2009, Seanergy Maritime filed Articles of Dissolution with the Registrar of Corporations of the Marshall Islands in accordance with Marshall Islands law and distributed to each holder of shares of common stock of Seanergy Maritime one share of our common stock for each share of Seanergy Maritime common stock owned by such shareholders. All outstanding warrants and the underwriter’s unit purchase option of Seanergy Maritime concurrently become our obligation and became exercisable to purchase our common stock. Following the dissolution and liquidation of Seanergy Maritime, our common stock and warrants began trading on the Nasdaq Stock Market on January 28, 2009. For purposes of this prospectus all share data and financial information for the period prior to January 27, 2009 is that of Seanergy Maritime.
The Vessel Purchase
     The following chart illustrates the structure of the vessel acquisition and shows our corporate structure after the dissolution and liquidation of Seanergy Maritime:

*	Enterprises Shipping and Trading, S.A., South African Marine Corporation S.A., Waterfront S.A., or Waterfront, and Safbulk Pty Ltd., are each affiliated with members of the Restis family.

**	Upon dissolution and liquidation of Seanergy Maritime on January 27, 2009, Seanergy became the parent company.
Our Fleet
     We own and operate, through our vessel-owning subsidiaries, six dry bulk carriers, including two newly built vessels that transport a variety of dry bulk commodities. On May 26, 2008, we entered into time charter agreements for 11-13 month periods, expiring in September 2009, for the vessels with SAMC, a company beneficially owned by certain members of the Restis family. The charter agreements provide for an address commission of 2.5% in favor of SAMC. The following table provides summary information about our fleet:

Vessel(1)	Vessel-Owning Subsidiary(2)	Type	Dwt	Year Built	Term of Time Charter Party (3)	Daily Time Charter Hire Rate(4)(5)
African Oryx	Cynthera Navigation Ltd.	Handysize	24,110	1997	11-13 months	$30,000
African Zebra	Waldeck Maritime Co.	Handymax	38,623	1985	11-13 months	$36,000
Bremen Max	Martinique Int’l Corp.	Panamax	73,503	1993	11-13 months	$65,000
Hamburg Max	Harbour Business Int’l Corp.	Panamax	72,338	1994	11-13 months	$65,000
Davakis G.	Amazons Management Inc.	Supramax	54,051	2008	11-13 months	$60,000
Delos Ranger	Lagoon Shipholding Ltd.	Supramax	54,051	2008	11-13 months	$60,000

Total			316,676

(1)	Each vessel is registered in the Bahamas except the M/V Bremen Max and the M/V Hamburg Max, which are registered in the Isle of Man.

(2)	These are our vessel-owning subsidiaries that own and operate the vessels and which were incorporated specifically for the acquisition of the respective vessels.

(3)	The charters expire in September 2009.

(4)	Daily time charter rates represent the hire rates that SAMC pays to charter the respective vessels from Seanergy’s vessel-owning subsidiaries.

(5)	All charter hire rates are inclusive of a commission of 1.25% payable to Safbulk, as commercial broker, and 2.5% address commission payable to SAMC, as charterer.
     The global dry bulk carrier fleet is divided into three categories based on a vessel’s carrying capacity. These categories are:
•	Panamax. Panamax vessels have a carrying capacity of between 60,000 and 100,000 deadweight tons, or dwt. These vessels are designed to meet the physical restrictions of the Panama Canal locks (hence their name “Panamax” — the largest vessels able to transit the Panama Canal, making them more versatile than larger vessels). These vessels carry coal, grains, and, to a lesser extent, minerals such as bauxite/alumina and phosphate rock. As the availability of capesize vessels has dwindled, panamaxes have also been used to haul iron ore cargoes.

•	Handymax/Supramax. Handymax vessels have a carrying capacity of between 30,000 and 60,000 dwt. These vessels operate on a large number of geographically dispersed global trade routes, carrying primarily grains and minor bulks. The standard vessels are usually built with 25-30 ton cargo gear, enabling them to discharge cargo where grabs are required (particularly industrial minerals), and to conduct cargo operations in countries and ports with limited infrastructure. This type of vessel offers good trading flexibility and can therefore be used in a wide variety of bulk and neobulk trades, such as steel products. Supramax are a sub-category of this category typically having a cargo carrying capacity of between 50,000 and 60,000 dwt.

•	Handysize. Handysize vessels have a carrying capacity of up to 30,000 dwt. These vessels are almost exclusively carrying minor bulk cargo. Increasingly, vessels of this type operate on regional trading routes, and may serve as trans-shipment feeders for larger vessels. Handysize vessels are well suited for small ports with length and draft restrictions. Their cargo gear enables them to service ports lacking the infrastructure for cargo loading and unloading.
Management of our Fleet
     We currently have only four executive officers, Mr. Dale Ploughman, our chief executive officer, Ms. Christina Anagnostara, our chief financial officer, Mr. Ioannis Tsigkounakis, our secretary, and Ms. Theodora Mitropetrou, our general counsel, and a small support staff. In the future, we intend to employ such number of additional shore-based executives and employees as may be necessary to ensure the efficient performance of our activities.
     We outsource the commercial brokerage and management of our fleet to companies that are affiliated with members of the Restis family. The commercial brokerage of our fleet has been contracted out to Safbulk, and the management of our fleet has been contracted out to EST. Both of these entities are controlled by members of the Restis family.
Brokerage Agreement
     Under the terms of the Brokerage Agreement entered into by Safbulk, as exclusive commercial broker, with Seanergy Management Corp., or Seanergy Management, Safbulk provides commercial brokerage services to our subsidiaries, which include, among other things, seeking and negotiating employment for the vessels owned by the vessel-owning subsidiaries in accordance with the instructions of Seanergy Management, one of our wholly owned subsidiaries that oversees the provision of certain services to our vessel-owning subsidiaries. Safbulk is entitled to receive a commission of 1.25% calculated on the collected gross hire/freight/demurrage payable when such amounts are collected. The Brokerage Agreement is for a term of two years and is automatically renewable for consecutive periods of one year, unless either party is provided with three months’ written notice prior to the termination of such period.
Management Agreement
     Under the terms of the Management Agreement entered into by EST, as manager of all vessels owned by our subsidiaries, with Seanergy Management, EST performs certain duties that include general administrative and support services necessary for the operation and employment of all vessels owned by all of our subsidiaries, including, without limitation, crewing and other technical management, insurance, freight management, accounting related to vessels, provisions, bunkering, operation and, subject to our instructions, sale and purchase of vessels.
     Under the terms of the Management Agreement, EST was initially entitled to receive a daily fee of Euro 416.00 per vessel until December 31, 2008, which fee may thereafter be increased annually by an amount equal to the percentage change during the preceding period in the Harmonised Indices of Consumer Prices All Items for Greece published by Eurostat from time to time. Such fee is payable monthly in advance on the first business day of each following month. The fee has been increased to Euro 425.00 per vessel through December 31, 2009.
     EST is also an affiliate of members of the Restis family. EST has been in business for over 34 years and manages approximately 95 vessels (inclusive of new vessel build supervision), including the fleet of vessels of affiliates of members of the Restis family. As with Safbulk, we believe that EST has achieved a strong reputation in the international shipping industry for efficiency and reliability and has achieved economies of scale that should result in the cost effective operation of our vessels.
     The Management Agreement is for a term of two years, and is automatically renewable for consecutive periods of one year, unless either party is provided with three months’ written notice prior to the termination of such period.
Restis Industry History and Relationship

*	Each of these affiliates involved with Seanergy are indirectly owned by the named Restis family member or members through one or more intermediary entities.

     Safbulk, EST, SAMC, Waterfront, the sellers of the vessels that Seanergy acquired and certain of our shareholders are affiliates of members of the Restis family. As of March 30, 2009, the total beneficial ownership of the Restis family, including shares actually owned, shares issuable upon exercise of warrants exercisable within 60 days and shares governed by the voting agreement described elsewhere in the prospectus, in us was 84.12%. Between the period commencing on May 20, 2008 when the Restis affiliate shareholders became shareholders of Seanergy Maritime and the date of this prospectus, the Restis affiliate shareholders beneficial ownership interest has increased as a result of the following: (i) the determination to purchase shares of Seanergy Maritime’s common stock because substantial number of shareholders were likely to vote against the approval of the proposed vessel acquisition in which the Restis affiliate shareholders had an interest, which resulted in the purchase of 8,929,781 shares of Seanergy Maritime common stock; (ii) the decrease in the number of shares outstanding for Seanergy Maritime resulting from shareholders electing to have their shares redeemed upon the consummation of the vessel acquisition; (iii) the increase of 8,008,334 shares deemed beneficially owned resulting from the warrants becoming exercisable upon the consummation of the vessel acquisition; and (iv) the determination to purchase shares for investment purposes, which resulted in the purchase of 4,454,134 shares of our common stock.
     The Restis family has been engaged in the international shipping industry for more than 40 years, including the ownership and operation of more than 60 vessels in various segments of the shipping industry, including cargo and chartering interests. We believe we will benefit from their extensive industry experience and established relationships of the separate businesses controlled by members of the Restis family in respect of the management and chartering of the vessels in our initial fleet. We believe that Safbulk has achieved a strong reputation in the International shipping industry for efficiency and reliability that should create new employment opportunities for us with a variety of well known charterers.
Shipping Committee
     We have established a shipping committee. The purpose of the shipping committee is to consider and vote upon all matters involving shipping and vessel finance. The shipping industry often demands very prompt review and decision-making with respect to business opportunities. In recognition of this, and in order to best utilize the experience and skills that the Restis family board appointees bring to us, our board of directors has delegated all such matters to the shipping committee. Transactions that involve the issuance of our securities or transactions that involve a related party, however, will not be delegated to the shipping committee but instead will be considered by the entire board of directors. The shipping committee is comprised of three directors. In accordance with the Voting Agreement dated as of May 20, 2008 among Seanergy Maritime Corp., Mr. Panagiotis Zafet, Mr. Simon Zafet, certain of our shareholders who are affiliated with members of the Restis family, or referred to as Restis affiliate shareholders, Seanergy Maritime’s founding shareholders, and Messrs. Georgios Koutsolioutsos, Alexios Komninos, Ioannis Tsigkounakis, Dale Ploughman, Kostas Koutsoubelis, Elias M. Culucundis, Christina Anagnostara, George Taniskidis, Kyriakos Dermatis, Alexander Papageorgiou, Dimitrios N. Panagiotopoulos, and George Tsimpis, as amended (the “Voting Agreement”), the Master Agreement and our amended and restated by-laws, two of the directors are nominated by the Restis affiliate shareholders and one of the directors is nominated by the founding shareholders of Seanergy Maritime, comprised of Mr. Georgios Koutsolioutsos, our chairman of the board of directors, Mr. Alexios Komninos, one of our directors, and Mr. Ioannis Tsigkounakis, one of our directors and our secretary. The Voting Agreement requires that the directors appoint the selected nominees.
     The initial members of the shipping committee are Messrs. Dale Ploughman and Kostas Koutsoubelis, who are the Restis affiliate shareholders’ nominees, and Mr. Elias M. Culucundis, who is the founding shareholders’ nominee. The Voting Agreement further requires that the directors fill any vacancies on the shipping committee with the nominees selected by the party that nominated the person whose resignation or removal caused the vacancy.
Voting Agreement
     Pursuant to the Voting Agreement, our board of directors is required to consist of 13 persons. Until May 20, 2010, the Restis affiliate shareholders, on the one hand, and certain founding shareholders on the other have agreed to vote or cause to be voted certain shares they own or control in Seanergy so as to cause (i) six people named by the Restis affiliate shareholders to be elected to our board of directors, (ii) six people named by the founding shareholders to be elected to our board of directors, and (iii) one person jointly selected by the Restis affiliate shareholders and the founding shareholders to be elected to our board of directors.
SUMMARY FINANCIAL DATA
Selected Historical Financial Information and Other Data
     The following selected historical statement of operations and balance sheet data were derived from the audited financial statements and accompanying notes for the years ended December 31, 2008 and 2007 and for the period from August 15, 2006 (Inception) to December 31, 2006, included elsewhere in this prospectus. The information is only a summary and should be read in conjunction with the financial statements and related notes included elsewhere in this prospectus and the sections entitled, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Seanergy Maritime and Seanergy.” The historical data included below and elsewhere in this prospectus is not necessarily indicative of our future performance.
     Since our vessel operations began upon the consummation of our business combination we cannot provide a meaningful comparison of our results of operations for the year ended December 31, 2008 to December 31, 2007. During the period from our inception to the date of our business combination, we were a development stage enterprise.
     All amounts in the tables below are in thousands of U.S. dollars, except for share data, fleet data and average daily results.

			From Inception
			(August 15, 2006) to
	Years Ended December 31,		December 31,
	2008	2007	2006
Statement of Operations Data:
Vessel revenue — related party, net	$34,453	$—	$—
Direct voyage expenses	$(151)	$—	$—
Vessel operating expenses	$(3,180)	$—	$—
Voyage expenses — related party	$(440)	$—	$—
Management fees — related party	$(388)	$—	$—
General and administration expenses	$(1,840)	$(445)	$(5)
General and administration expenses — related party	$(430)	$—	$—
Depreciation	(9,929)	—	$—
Goodwill impairment loss	$(44,795)	$—	$—
Vessels’ impairment loss	$(4,530)	$—	$—
Interest income — money market funds	$3,361	$1,948	$1
Interest and finance costs	$(4,077)	$(58)	$—
Foreign currency exchange (losses), net	$(39)	$—	$—

Net (loss)/income	$(31,985)	$1,445	$(4)

	December 31,
	2008	2007	2006
Balance Sheet Data:
Total current assets	$29,814	$235,213	$376

Vessels, net	$345,622	$—	$—

Total assets	$378,202	$235,213	$632

Total current liabilities, including current portion of long- term debt	$32,999	$5,995	$611

Long-term debt, net of current portion	$213,638	$—	$—

Total shareholders’ equity	$131,565	$148,369	$20

     The figures shown below are non-GAAP statistical ratios used by management to measure performance of the Company’s vessels and are not included in financial statements prepared under United States generally accepted accounting principles (“US GAAP”).
Performance Indicators

Year Ended
December 31, 2008
Fleet Data:
Average number of vessels(1)	5.5
Ownership days(2)	686
Available days(3)	686
Operating days(4)	678
Fleet utilization(5)	98.9%
Average Daily Results:
Average TCE rate(6)	$49,362
Vessel operating expenses(7)	$4,636
Management fees(8)	$566
Total vessel operating expenses(9)	$5,202

(1)	Average number of vessels is the number of vessels that constituted the Company’s fleet for the relevant period (from August 28, 2008 through December 31, 2008), as measured by the sum of the number of days each vessel was a part of the Company’s fleet during the relevant period divided by the number of available days in the relevant period.

(2)	Ownership days are the total number of days in a period during which the vessels in a fleet have been owned. Ownership days are an indicator of the size of the Company’s fleet over a period and affect both the amount of revenues and the amount of expenses that the Company recorded during a period.

(3)	Available days are the number of ownership days less the aggregate number of days that vessels are off-hire due to major repairs, dry dockings or special or intermediate surveys. The shipping industry uses available days to measure the number of ownership days in a period during which vessels should be capable of generating revenues.

(4)	Operating days are the number of available days in a period less the aggregate number of days that vessels are off-hire due to any reason, including unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.

(5)	Fleet utilization is determined by dividing the number of operating days during a period by the number of available days during that period. The shipping industry uses fleet utilization to measure a company’s efficiency in finding suitable employment for its vessels and minimizing the amount of days that its vessels are off-hire for any reason excluding scheduled repairs, vessel upgrades, dry dockings or special or intermediate surveys.

(6)	Time charter equivalent, or TCE, rates are defined as our time charter revenues, net of address commission, less voyage expenses during a period divided by the number of our available days during the period, which is consistent with industry standards. Voyage expenses include port charges, bunker (fuel oil and diesel oil) expenses, canal charges and commissions.
(In thousands of US Dollars, except per diem amounts)

Year Ended
December 31, 2008
Net revenues from vessels	$34,453
Voyage expenses	(151)
Voyage expenses — related party	(440)

Net operating revenues	$33,862

Available days	686

Time charter equivalent rate	$49,362

(7)	Average daily vessel operating expenses, which includes crew costs, and related costs, chemicals and lubricating oil, insurance, maintenance and repairs, is calculated by dividing vessel operating expenses by ownership days for the relevant time periods:
(In thousands of US Dollars, except per diem amounts)

Year Ended
December 31, 2008
Operating expenses	$3,180

Ownership days	686

Daily vessel operating expenses	$4,636

(8)	Daily management fees are calculated by dividing total management fees by ownership days for the relevant time period.

(9)	Total vessel operating expenses, or TVOE is a measurement of total expenses associated with operating the vessels. TVOE is the sum of vessel operating expenses and management fees. Daily TVOE is calculated by dividing TVOE by fleet ownership days for the relevant time period.

PER MARKET SHARE INFORMATION
     The table below sets forth, for the calendar periods indicated, the high and low sales prices on the American Stock Exchange or the Nasdaq Stock Market for the common stock, warrants and units of the Company, as applicable:

	Common Stock		Warrants		Units
	High	Low	High	Low	High	Low
Annual highs and lows
2007	$9.67	$9.26	$1.66	$1.13	$10.94	$9.83
2008	$10.00	$3.15	$2.62	$0.11	$11.90	$6.50
Quarterly highs and lows
2007
Quarter ended 12/31/2007	$9.48	$9.08	$1.66	$1.13	$10.94	$10.17
2008
Quarter ended 03/31/2008	$9.48	$9.01	$1.35	$0.37	$10.61	$9.45
Quarter ended 06/30/2008	$10.00	$9.15	$2.62	$0.42	$12.31	$9.47
Quarter ended 09/30/02008	$10.00	$7.21	$2.50	$0.75	$11.90	$8.70
Quarter ended 12/31/2008	$8.55	$3.15	$0.92	$0.11	$9.10	$6.50
Monthly highs and lows
2008
October 2008*	$8.65	$3.15	$0.92	$0.15	$9.10	$6.50
November 2008*	$5.90	$4.25	$0.30	$0.15	N/A	N/A
December 2008*	$6.50	$4.25	$0.27	$0.11	N/A	N/A
2009
January 2009**	$5.35	$4.98	$0.22	$0.12	N/A	N/A
February 2009**	$4.99	$4.02	$0.12	$0.06	N/A	N/A
March 2009**	$4.20	$3.68	$0.10	$0.06	N/A	N/A

*	Seanergy Maritime’s common stock, warrants and units were previously listed on the American Stock Exchange. On October 15, 2008, Seanergy Maritime’s common stock and warrants commenced trading on the Nasdaq Stock Market. Seanergy Maritime’s units were separated prior to being listed on the Nasdaq Stock Market and, therefore, were not listed on the Nasdaq Stock Market. Seanergy Maritime’s units stopped trading on the American Stock Exchange on October 14, 2008 and were not listed on the Nasdaq Stock Market.

**	Following the dissolution of Seanergy Maritime, our common stock started trading on the Nasdaq Stock Market on January 28, 2009.

RISK FACTORS
     An investment in our securities involves a high degree of risk. You should consider carefully all of the material risks described below, together with the other information contained in this prospectus before making a decision to invest in our securities. References in this prospectus to “Seanergy,” “we,” “us,” or “our company” refer to Seanergy Maritime Holdings Corp. and our subsidiaries, but, if the context otherwise requires, may refer only to Seanergy Maritime Holdings Corp.
Risk Factors Relating to Seanergy
If we fail to manage our planned growth properly, we may not be able to successfully expand our fleet, adversely affecting our overall financial position.
     While we have no plans to immediately expand our fleet, we do intend to continue to expand our fleet in the future. Growth will depend on:
•	locating and acquiring suitable vessels;

•	identifying and consummating acquisitions or joint ventures;

•	identifying reputable shipyards with available capacity and contracting with them for the construction of new vessels;

•	integrating any acquired vessels successfully with our existing operations;

•	enhancing our customer base;

•	managing our expansion; and

•	obtaining required financing, which could include debt, equity or combinations thereof.
     Growing any business by acquisition presents numerous risks such as undisclosed liabilities and obligations, difficulty experienced in obtaining additional qualified personnel, managing relationships with customers and suppliers and integrating newly acquired operations into existing infrastructures. We have not identified expansion opportunities, and the nature and timing of any such expansion is uncertain. We may not be successful in growing and may incur significant expenses and losses.
Our management made certain assumptions about our future operating results that may differ significantly from our actual results, which may result in shareholder claims against us or our directors.
     In connection with our business combination described above, our management made certain assumptions about the future operating results for our business. To the extent our actual results are significantly lower than the projected results, there could be adverse consequences to us. These consequences could include potential claims by our shareholders against our directors for violating their fiduciary duties to our shareholders in recommending a transaction that was not fair to shareholders. Any such claims, even if ultimately unsuccessful, would divert financial resources and management’s time and attention from operating our business.
Our debt financing contains restrictive covenants that may limit our liquidity and corporate activities.
     The debt financing that our subsidiaries entered into with Marfin on August 28, 2008 in connection with the vessel acquisition imposes, and any future loan agreements we or our subsidiaries may execute may impose, operating and financial restrictions on us or our subsidiaries. These restrictions may, subject to certain exceptions, limit our or our subsidiaries’ ability to:
•	incur additional indebtedness;

•	create liens on our or our subsidiaries’ assets;

•	sell capital stock of our subsidiaries;

•	engage in any business other than the operation of the vessels;

•	pay dividends;

•	change or terminate the management of the vessels or terminate or materially amend the management agreement relating to each vessel; and

•	sell the vessels.

The restrictions included in our current loan agreement include financial restrictions setting:

•	The ratio of total liabilities to total assets;

•	The ratio of total net debt owed to LTM (last twelve months) EBITDA;

•	The ratio of LTM EBITDA to net interest expense;

•	The ratio of cash deposits held to total debt; and

•	A security margin, or the Security Margin Clause, whereby the aggregate market value of the vessels and the value of any additional security should be at least 135% of the aggregate of the debt financing and any amount available for drawing under the revolving facility, less the aggregate amount of all deposits maintained. A waiver from Marfin has been received with respect to this clause, so long as the vessels continue to be under charter and dividends and repayments of shareholders’ loans are not made without the prior written consent of Marfin.
     The financial ratios are required to be tested by us on a quarterly basis on an LTM basis.
     Therefore, we may need to seek permission from our lenders in order to engage in some important corporate actions. Our current and any future lenders’ interests may be different from our interests, and we cannot guarantee that we will be able to obtain such lenders’ permission when needed. This may prevent us from taking actions that are in our best interest.
We may recognize an impairment of our vessels and other long-lived assets due to declining charter values and oversupply of dry bulk carrier capacity.
     Dry bulk vessel values have declined both as a result of a slowdown in availability of global credit and the significant deterioration in charter rates. Charter rates and vessel values have been affected in part by the lack of availability of credit to finance both vessel purchases and purchases of commodities carried by sea, resulting in a decline in cargo shipments, and the charter rates. The decline in cargo shipments and charter rates has in turn resulted in a decline in the value of second hand vessels. During the year ended December 31, 2008, we recorded an impairment charge of $4,530,000 on our vessels. There can be no assurance as to how long charter rates and vessel values will remain at the current low levels or whether they will improve to any significant degree. Consequently we may have to record further impairments of our vessels.

Servicing debt will limit funds available for other purposes, including capital expenditures and payment of dividends.
     Marfin has extended to us pursuant to a financial agreement dated August 28, 2008, a term loan of up to $165,000,000 and a revolving facility in an amount equal to the lesser of $90,000,000 and an amount in dollars which when aggregated with the amount already drawn down under the term loan did not exceed 70% of the aggregate market value of our vessels. We have currently drawn down the full amount of the term loan and $54,845,000 of the revolving facility. We are required to dedicate a portion of our cash flow from operations to pay the principal and interest on our debt. These payments limit funds otherwise available for working capital expenditures and other purposes, including payment of dividends. We have not yet determined whether to purchase additional vessels or incur debt in the near future for additional vessel acquisitions. If we are unable to service our debt, it could have a material adverse effect on our financial condition and results of operations.
Credit market volatility may affect our ability to refinance our existing debt, borrow funds under our revolving credit facility or incur additional debt.
     The credit markets have been experiencing extreme volatility and disruption for more than 12 months. Most recently, the volatility and disruption have reached unprecedented levels. In many cases, the markets have limited credit capacity for certain issuers, and lenders have requested shorter terms. The market for new debt financing is extremely limited and in some cases not available at all. In addition, the markets have increased the uncertainty that lenders will be able to comply with their previous commitment. If current levels of market disruption and volatility continue or worsen, we may not be able to refinance our existing debt, draw upon our revolving credit facility or incur additional debt, which may require us to seek other funding sources to meet our liquidity needs or to fund planned expansion. For example, our existing term loan and revolving credit facility are tied to the market value of the vessels whereby the aggregate market values of the vessels and the value of any additional security should be at least 135% of the aggregate of the debt financing and any amount available for drawing under the revolving facility less the aggregate amount of all deposits maintained. If the percentage is below 135%, then a prepayment of the loans may be required or additional security may be requested. A waiver from Marfin has been received against this clause, so long as the vessels continue to be under charter and dividends and repayments of shareholders’ loans are not made without the prior written consent of Marfin. We may need to seek permission from our lenders in order to make further use of our revolving credit facility, depending on the aggregate market value of vessels. We cannot assure you that we will be able to obtain debt or other financing on reasonable terms, or at all.
Increases in interest rates could increase interest payable under our variable rate indebtedness.
     We are subject to interest rate risk in connection with our variable rate indebtedness. Changes in interest rate could increase the amount of our interest payments and thus negatively impact our future earnings and cash flows. Fluctuations in interest rates could be exacerbated in future periods as a result of the current worldwide instability in the banking and credit markets. Although we do not currently have hedging arrangements for our variable rate indebtedness, we expect to hedge interest rate exposure at the appropriate time. However, these arrangements may prove inadequate or ineffective.
In the highly competitive international dry bulk shipping industry, we may not be able to compete for charters with new entrants or established companies with greater resources, which may adversely affect our results of operations.
     We employ our fleet in a highly competitive market that is capital intensive and highly fragmented. Competition arises primarily from other vessel owners, some of whom have substantially greater resources than ours. Competition for the transportation of dry bulk cargoes can be intense and depends on price, location, size, age, condition and the acceptability of the vessel and its managers to the charterers. Due in part to the highly fragmented market, competitors with greater resources could operate larger fleets through consolidations or acquisitions that may be able to offer better prices and fleets.

Because SAMC is the sole counterparty on the time charters for all six vessels in our initial fleet, the failure of such counterparty to meet its obligations could cause us to suffer losses on such contracts, thereby decreasing revenues, operating results and cash flows.
     We have chartered all six vessels acquired as part of the vessel acquisition to SAMC, a company affiliated with members of the Restis family, and therefore will be dependent on performance by our charterer. Our charters may terminate earlier than the dates indicated in this prospectus. Under our charter agreements, the events or occurrences that will cause a charter to terminate or give the charterer the option to terminate the charter generally include a total or constructive total loss of the related vessel, the requisition for hire of the related vessel or the failure of the related vessel to meet specified performance criteria. In addition, the ability of our charterer to perform its obligations under a charter will depend on a number of factors that are beyond our control. These factors may include general economic conditions, the condition of the dry bulk shipping industry, the charter rates received for specific types of vessels, the ability of the charterer to obtain letters of credit from its customers and various operating expenses. It is Seanergy’s understanding that SAMC operates three of the vessels on period charters and three vessels on the spot market. The spot market is highly competitive and spot rates fluctuate significantly. Vessels operating in the spot market generate revenues that are less predictable than those on period time charters. Therefore, SAMC may be exposed to the risk of fluctuating spot dry bulk charter rates, which may have an adverse impact on its financial performance and its obligations. The costs and delays associated with the default by a charterer of a vessel may be considerable and may adversely affect our business, results of operations, cash flows, financial condition and our ability to pay dividends.
     We cannot predict whether our charterer will, upon the expiration of its charters, re-charter our vessels on favorable terms or at all. If our charterer decides not to re-charter our vessels, we may not be able to re-charter them on terms similar to our current charters or at all. In the future, we may also employ our vessels in the spot charter market, which is subject to greater rate fluctuation than the time charter market.
     If we receive lower charter rates under replacement charters or are unable to re-charter all of our vessels, the amounts available, if any, to pay dividends to our shareholders may be significantly reduced or eliminated.
We will not be able to take advantage of favorable opportunities in the current spot market with respect to our vessels, all of which are employed on 11 to 13 month time charters.
     All of the six vessels in our fleet are employed under medium-term time charters, with expiration dates ranging from 11 months to 13 months from the time of delivery, expiring in September 2009. Although medium-term time charters provide relatively steady streams of revenue, vessels committed to medium-term charters may not be available for spot voyages during periods of increasing charter hire rates, when spot voyages might be more profitable.
We may not be able to attract and retain key management personnel and other employees in the shipping industry, which may negatively affect the effectiveness of our management and our results of operations.
     Our success will depend to a significant extent upon the abilities and efforts of our management team. We currently have four executive officers, our chief executive officer, chief financial officer, secretary and general counsel and a small support staff. Our success will depend upon our ability to retain key members of our management team and the ability of our management to recruit and hire suitable employees. The loss of any of these individuals could adversely affect our business prospects and financial condition. Difficulty in hiring and retaining personnel could adversely affect our results of operations.
We are dependent on each of EST and Safbulk for the management and commercial brokerage of our fleet.
     Mr. Dale Ploughman, our chief executive officer, Ms. Christina Anagnostara, our chief financial officer, Mr. Ioannis Tsigkounakis, our secretary, and Ms. Theodora Mitropetrou, our general counsel, are our only officers, and we currently have no plans to hire additional officers. As we subcontract the management and commercial brokerage of our fleet, including crewing, maintenance and repair, to each of EST and Safbulk, both affiliates of members of the Restis family, the loss of services of, or the failure to perform by, either of these entities could materially and adversely affect our results of operations. Although we may have rights against either of these entities if they default on their obligations to us, you will have no recourse directly against them. Further, we expect that we will need to seek approval from our lenders to change our manager.
EST, Safbulk and SAMC are privately held companies and there is little or no publicly available information about them.
     The ability of EST and Safbulk to continue providing services for our benefit and for SAMC to continue performing under the charters will depend in part on their respective financial strength. Circumstances beyond our control could impair their financial strength, and because they are privately held, it is unlikely that information about their financial strength would become public unless any of these entities began to default on their respective obligations. As a result, our shareholders might have little advance warning of problems affecting EST, Safbulk or SAMC, even though these problems could have a material adverse effect on us.
We outsource the management and commercial brokerage of our fleet to companies that are affiliated with members of the Restis family, which may create conflicts of interest.
     We outsource the management and commercial brokerage of our fleet to EST and Safbulk, companies that are affiliated with members of the Restis family. Companies affiliated with members of the Restis family own and may acquire vessels that compete with our fleet. Both EST and Safbulk have responsibilities and relationships to owners other than us which could create conflicts of interest between us, on the one hand, and EST or Safbulk, on the other hand. These conflicts may arise in connection with the chartering of the vessels in our fleet versus dry bulk carriers managed by other companies affiliated with members of the Restis family.
Risks involved with operating ocean-going vessels could affect our business and reputation, which would adversely affect our revenues.
     The operation of an ocean-going vessel carries inherent risks. These risks include the possibility of:
•	crew strikes and/or boycotts;

•	marine disaster;

•	piracy;

•	environmental accidents;

•	cargo and property losses or damage; and

•	business interruptions caused by mechanical failure, human error, war, terrorism, political action in various countries or adverse weather conditions.
     Any of these circumstances or events could increase our costs or lower our revenues.
Our vessels may suffer damage and we may face unexpected dry docking costs, which could adversely affect our cash flow and financial condition.
     If our vessels suffer damage, they may need to be repaired at a dry docking facility. The costs of dry dock repairs are unpredictable and can be substantial. We may have to pay dry docking costs that our insurance does not cover. The loss of earnings while these vessels are being repaired and reconditioned may not be covered by insurance in full and thus these losses, as well as the actual cost of these repairs, would decrease our earnings.

Purchasing and operating second hand vessels may result in increased operating costs and vessel off-hire, which could adversely affect our earnings.
     We have inspected the second hand vessels that we acquired from the sellers and considered the age and condition of the vessels in budgeting for operating, insurance and maintenance costs. If we acquire additional second hand vessels in the future, we may encounter higher operating and maintenance costs due to the age and condition of those additional vessels.
     However, our inspection of second hand vessels prior to purchase does not provide us with the same knowledge about their condition and cost of any required or anticipated repairs that we would have had if these vessels had been built for and operated exclusively by us. Except for the two newly constructed vessels, we will not receive the benefit of warranties on second hand vessels.
     In general, the costs to maintain a dry bulk carrier in good operating condition increase with the age of the vessel. The average age of the four second hand vessels in our initial fleet of six dry bulk carriers that we acquired from the sellers is approximately 11 years. The two newly built vessels have a useful life of 25 years. Older vessels are typically less fuel-efficient and more costly to maintain than more recently constructed dry bulk carriers due to improvements in engine technology. Cargo insurance rates increase with the age of a vessel, making older vessels less desirable to charterers.
     Governmental regulations, safety or other equipment standards related to the age of vessels may require expenditures for alterations, or the addition of new equipment, to our vessels and may restrict the type of activities in which the vessels may engage. As our vessels age, market conditions may not justify those expenditures or enable us to operate our vessels profitably during the remainder of their useful lives.
Turbulence in the financial services markets and the tightening of credit may affect the ability of purchasers of dry bulk cargo to obtain letters of credit to purchase dry bulk goods, resulting in declines in the demand for vessels.
     Turbulence in the financial markets has led many lenders to reduce, and in some cases, cease to provide credit, including letters of credit, to borrowers. Purchasers of dry bulk cargo typically pay for cargo with letters of credit. The tightening of the credit markets has reduced the issuance of letters of credit and as a result decreased the amount of cargo being shipped as sellers determine not to sell cargo without a letter of credit. Reductions in cargo result in less business for charterers and declines in the demand for vessels. Any material decrease in the demand for vessels may decrease charter rates and make it more difficult for Seanergy to charter its vessels in the future at competitive rates. Reduced charter rates would reduce Seanergy’s revenues.
Rising fuel prices may adversely affect our profits.
     The cost of fuel is a significant factor in negotiating charter rates. As a result, an increase in the price of fuel beyond our expectations may adversely affect our profitability. The price and supply of fuel is unpredictable and fluctuates based on events outside our control, including geo-political developments, supply and demand for oil, actions by members of the Organization of the Petroleum Exporting Countries and other oil and gas producers, war and unrest in oil producing countries and regions, regional production patterns and environmental concerns and regulations.
Our worldwide operations will expose us to global risks that may interfere with the operation of our vessels.
     We conduct our operations worldwide. Changing economic, political and governmental conditions in the countries where we are engaged in business or in the countries where we have registered our vessels, affect our operations. In the past, political conflicts, particularly in the Persian Gulf, resulted in attacks on vessels, mining of waterways and other efforts to disrupt shipping in the area. Acts of terrorism and piracy have also affected vessels trading in regions such as the South China Sea and off the coast of Somalia. The likelihood of future acts of terrorism may increase, and our vessels may face higher risks of being attacked. In addition, future hostilities or other political instability in regions where our vessels trade could have a material adverse effect on our trade patterns and adversely affect our operations and performance.
We may not have adequate insurance to compensate us if we lose our vessels, which may have a material adverse effect on our financial condition and results of operation.
     We have procured hull and machinery insurance and protection and indemnity insurance, which includes environmental damage and pollution insurance coverage and war risk insurance for our fleet. We do not expect to maintain for all of our vessels insurance against loss of hire, which covers business interruptions that result from the loss of use of a vessel. We may not be adequately insured against all risks. We may not be able to obtain adequate insurance coverage for our fleet in the future. The insurers may not pay particular claims. Our insurance policies may contain deductibles for which we will be responsible and limitations and exclusions which may increase our costs or lower our revenue. Moreover, insurers may default on claims they are required to pay. If our insurance is not enough to cover claims that may arise, the deficiency may have a material adverse effect on our financial condition and results of operations.
We are incorporated in the Republic of the Marshall Islands, which does not have a well-developed body of corporate law, which may negatively affect the ability of shareholders to protect their interests.
     Our corporate affairs are governed by our amended and restated articles of incorporation and amended and restated by-laws and by the BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. However, there have been few judicial cases in the Republic of the Marshall Islands interpreting the BCA. The rights and fiduciary responsibilities of directors under the laws of the Republic of the Marshall Islands are not as clearly established as the rights and fiduciary responsibilities of directors under statutes or judicial precedent in existence in certain U.S. jurisdictions. Shareholder rights may differ as well. While the BCA does specifically incorporate the non-statutory law, or judicial case law, of the State of Delaware and other states with substantially similar legislative provisions, shareholders may have more difficulty in protecting their interests in the face of actions by the management, directors or controlling shareholders than would shareholders of a corporation incorporated in a U.S. jurisdiction.
We are incorporated under the laws of the Republic of the Marshall Islands and our directors and officers are non-U.S. residents, and although you may bring an original action in the courts of the Marshall Islands or obtain a judgment against us or our directors or management based on U.S. laws in the event you believe your rights as a shareholder have been infringed, it may be difficult to enforce judgments against us or our directors or management.
     We are incorporated under the laws of the Republic of the Marshall Islands, and all of our assets are, and will be, located outside of the United States. Our business is operated primarily from our offices in Athens, Greece. In addition, our directors and officers, are non-residents of the United States, and all or a substantial portion of the assets of these non-residents are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against us, or against these individuals in the United States if you believe that your rights have been infringed under securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Marshall Islands and of other jurisdictions may prevent or restrict you from enforcing a judgment against our assets or the assets of our directors and officers. Although you may bring an original action against us or our affiliates in the courts of the Marshall Islands based on U.S. laws, and the courts of the Marshall Islands may impose civil liability, including monetary damages, against us, or our affiliates for a cause of action arising under Marshall Islands laws, it may impracticable for you to do so given the geographic location of the Marshall Islands. For more information regarding the relevant laws of the Marshall Islands, please read “Enforceability of Civil Liabilities.”
     Anti-takeover provisions in our amended and restated articles of incorporation and by-laws, as well as the terms and conditions of a Voting Agreement, could make it difficult for shareholders to replace or remove our current board of directors or could have the effect of discouraging, delaying or preventing a merger or acquisition, which could adversely affect the market price of our common shares.

     Several provisions of our amended and restated articles of incorporation and by-laws, as well as the terms and conditions of the Voting Agreement could make it difficult for shareholders to change the composition of our board of directors in any one year, preventing them from changing the composition of our management. In addition, the same provisions may discourage, delay or prevent a merger or acquisition that shareholders may consider favorable.
     These provisions include those that:
•	authorize our board of directors to issue “blank check” preferred stock without shareholder approval;

•	provide for a classified board of directors with staggered, three-year terms;

•	require a super-majority vote in order to amend the provisions regarding our classified board of directors with staggered, three-year terms;

•	permit the removal of any director from office at any time, with or without cause, at the request of the shareholder group entitled to designate such director;

•	allow vacancies on the board of directors to be filled by the shareholder group entitled to name the director whose resignation or removal led to the occurrence of the vacancy;

•	require that our board of directors fill any vacancies on the shipping committee with the nominees selected by the party that nominated the person whose resignation or removal has caused such vacancies; and

•	prevent our board of directors from dissolving the shipping committee or altering the duties or composition of the shipping committee without an affirmative vote of not less than 80% of the board of directors.
     These anti-takeover provisions could substantially impede the ability of shareholders to benefit from a change in control and, as a result, may adversely affect the market price of our common stock and your ability to realize any potential change of control premium.
Our shipping committee is controlled by appointees nominated by affiliates of members of the Restis’ family, which could create conflicts of interest detrimental to us.
     Our board of directors has created a shipping committee, which has been delegated exclusive authority to consider and vote upon all matters involving shipping and vessel finance, subject to certain limitations. Affiliates of members of the Restis family have the right to appoint two of the three members of the shipping committee and as a result such affiliates will effectively control all decisions with respect to our shipping operations that do not involve a transaction with a Restis affiliate. Messrs. Dale Ploughman, Kostas Koutsoubelis and Elias Culucundis currently serve on our shipping committee. Each of Messrs. Ploughman and Koutsoubelis also will continue to serve as officers and/or directors of other entities affiliated with members of the Restis family that operate in the dry bulk sector of the shipping industry. The dual responsibilities of members of the shipping committee in exercising their fiduciary duties to us and other entities in the shipping industry could create conflicts of interest. Although Messrs. Ploughman and Koutsoubelis intend to maintain as confidential all information they learn from one company and not disclose it to the other entities for whom they serve; in certain instances this could be impossible given their respective roles with various companies. There can be no assurance that Messrs. Ploughman and Koutsoubelis would resolve any conflicts of interest in a manner beneficial to us.

We may be classified as a passive foreign investment company, or PFIC, which could result in adverse U.S. federal income tax consequences to U.S. holders of our common stock or warrants.
     We generally will be treated as a PFIC for any taxable year in which either (1) at least 75% of our gross income (looking through certain corporate subsidiaries) is passive income or (2) at least 50% of the average value of our assets (looking through certain corporate subsidiaries) produce, or are held for the production of, passive income. Passive income generally includes dividends, interest, rents, royalties, and gains from the disposition of passive assets. If we were a PFIC for any taxable year during which a U.S. Holder (as such term is defined in the section entitled “Taxation — U.S. Federal Income Taxation — General”) held our common stock or warrants, the U.S. Holder may be subject to increased U.S. federal income tax liability and may be subject to additional reporting requirements. Based on the current and expected composition of our and our subsidiaries’ assets and income, it is not anticipated that we will be treated as a PFIC. Our actual PFIC status for any taxable year, however, will not be determinable until after the end of such taxable year. Accordingly there can be no assurances regarding our status as a PFIC for the current taxable year or any future taxable year. See the discussion in the section entitled “Taxation — U.S. Federal Income Taxation — U.S. Holders — Passive Foreign Investment Company Rules.” We urge U.S. Holders to consult with their own tax advisors regarding the possible application of the PFIC rules.
We, or any of our vessel-owning subsidiaries, may become subject to U.S. federal income taxation on our U.S. source shipping income.
     Each of the vessels acquired is operated under a time charter or voyage charter that allows the charterer to determine the vessel’s ports of call. If a vessel operates to or from the United States, a portion of the charter income from the vessel attributable to such trips may constitute “United States source gross transportation income.” We cannot predict whether we or any of our vessel-owning subsidiaries will earn any such income. United States source gross transportation income generally is subject to U.S. federal income tax at a 4% rate, unless exempt under Section 883 of the Internal Revenue Code of 1986, as amended, or the Code. Section 883 of the Code generally provides an exemption from U.S. federal income tax in respect of gross income earned by certain foreign corporations from the international operation of ships, but only if a number of requirements are met (including requirements concerning the ownership of the foreign corporation). Because of the factual nature of determining whether this tax exemption applies, it is unclear at this time whether the exemption will be available to us or any of our vessel-owning subsidiaries for any United States source gross transportation income that we or our subsidiaries might earn. In addition, the US legislature is considering bills that may have an affect on the tax imposed on us. You should consult with your own tax advisors as to the risk that we or our vessel-owning subsidiaries may be subject to U.S. federal income tax.
We, as a non-U.S. company, have elected to comply with the less stringent reporting requirements of the Exchange Act, as a foreign private issuer.
     We are a Marshall Islands company, and our corporate affairs are governed by our amended and restated articles of incorporation, the BCA and the common law of the Republic of the Marshall Islands. We provide reports under the Exchange Act as a non-U.S. company with foreign private issuer status. Some of the differences between the reporting obligations of a foreign private issuer and those of a U.S. domestic company are as follows: Foreign private issuers are not required to file their annual report on Form 20-F until six months after the end of each fiscal year while U.S. domestic issuers that are accelerated filers are required to file their annual report of Form 10-K within 75 days after the end of each fiscal year. However, in August 2008, the Securities and Exchange Commission (“SEC”), adopted changes in the content and timing of disclosure requirements for foreign private issuers, including requiring foreign private issuers to file their annual report on Form 20-F no later than four months after the end of each fiscal year, after a three-year transition period. Additionally, other new disclosure requirements that will be added to Form 20-F include disclosure of disagreements with or changes in certifying accountants, fees, payments and other charges related to American Depository Receipts, and significant differences in corporate governance practices as compared to United States issuers. In addition, foreign private issuers are not required to file regular quarterly reports on Form 10-Q that contain unaudited financial and other specified information.
     However, if a foreign private issuer makes interim reports available to shareholders, the foreign private issuer will be required to submit copies of such reports to the SEC on a Form 6-K. Foreign private issuers are also not required to file current reports on Form 8-K upon the occurrence of specified significant events. However, foreign private issuers are required to file reports on Form 6-K disclosing whatever information the foreign private issuer has made or is required to make public pursuant to its home country’s laws or distributes to its shareholders and that is material to the issuer and its subsidiaries. Foreign private issuers are also exempt from the requirements under the U.S. proxy rules prescribing the content of proxy statements and annual reports to shareholders. Although the Nasdaq Stock Market does require that a listed company prepare and deliver to shareholders annual reports and proxy statements in connection with all meeting of shareholders, these documents will not be required to comply with the detailed content requirements of the SEC’s proxy regulations. Officers, directors and 10% or more shareholders of foreign private issuers are exempt from requirements to file Forms 3, 4 and 5 to report their beneficial ownership of the issuer’s common stock under Section 16(a) of the Exchange Act and are also exempt from the related short-swing profit recapture rules under Section 16(b) of the Exchange Act. Foreign private issuers are also not required to comply with the provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information.
     In addition, as a foreign private issuer, we are exempt from, and you may not be provided with the benefits of, some of the Nasdaq Stock Market corporate governance requirements, including that:
•	a majority of our board of directors must be independent directors;

•	the compensation of our chief executive officer must be determined or recommended by a majority of the independent directors or a compensation committee comprised solely of independent directors;

•	our director nominees must be selected or recommended by a majority of the independent directors or a nomination committee comprised solely of independent directors; and

•	certain issuances of 20% or more of our common stock would be subject to shareholder approval.
     As a result, our independent directors may not have as much influence over our corporate policy as they would if we were not a foreign private issuer.
     As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as shareholders of a U.S. company.
The Republic of Marshall Islands has no bankruptcy act.
     The Republic of Marshall Islands has no bankruptcy, insolvency or any similar act that governs the liquidation or rehabilitation of an insolvent debtor, and thus the Marshall Islands may not have a sound legal framework and corresponding caliber of professional legal infrastructure to adequately address or recognize the rights and needs of domestic or foreign creditors and investors. It does have a little-used device pursuant to which, at the request of a judgment creditor, a court can appoint a receiver to either run or wind up the affairs of a corporation. A court can also appoint a trustee if a corporation files for dissolution to wind up the affairs. Finally, it would be possible for a Marshall Islands court to apply the law of any jurisdiction with laws similar to those of the Marshall Islands, such as those of the United States. There can be no assurance, however, that a Marshall Islands court would apply the insolvency laws, including, without limitation, the priority schemes, of the United States or of any other foreign country, in the event of the Company’s insolvency, and thus it is difficult to predict the outcome of any such proceedings. Additionally, to the extent the Company has creditors or assets in countries other than the Marshall Islands, there can be no assurance that a foreign court would recognize and extend comity to the Marshall Islands insolvency proceedings.

Investors should not rely on an investment in us if they require dividend income. It is not certain that we will pay a dividend and the only return on an investment in us may come from appreciation of our common stock, if any.
     Although we had initially expressed an intent to pay dividends, we have temporarily suspended the payment of all dividends based on restrictions placed on us by our senior lender and our board’s determination that such suspension would be in the best interest of our shareholders. We believe that this suspension will enhance our future flexibility by permitting cash flow that would have been devoted to dividends to be used for opportunities that may arise in the current marketplace, such as funding our operations, acquiring vessels or servicing debt.
     In addition, the declaration and payment of dividends will be subject at all times to the discretion of our board of directors. The timing and amount of dividends will be in the discretion of our board of directors and be dependent on our earnings, financial condition, cash requirements and availability, fleet renewal and expansion, restrictions in our loan agreements, the provisions of Marshall Islands law affecting the payment of dividends and other factors. Marshall Islands law generally prohibits the payment of dividends other than from surplus or while a company is insolvent or would be rendered insolvent upon the payment of such dividends, or if there is no surplus, dividends may be declared or paid out of net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year.
We are a holding company and will depend on the ability of our subsidiaries to distribute funds to us in order to satisfy financial obligations or to make dividend payments.
     We are a holding company and our subsidiaries, all of which are, or upon their formation will be, wholly owned by us either directly or indirectly, conduct all of our operations and own all of our operating assets. We have no significant assets other than the equity interests in our wholly owned subsidiaries. As a result, our ability to make dividend payments depends on our subsidiaries and their ability to distribute funds to us. If we are unable to obtain funds from our subsidiaries, our board of directors may exercise its discretion not to pay dividends.
You may experience dilution as a result of the exercise of our Warrants, conversion of the Note and issuance of our common stock upon meeting certain EBITDA thresholds.
     We have 38,984,667 warrants to purchase shares of our common stock issued and outstanding at an exercise price of $6.50 per share. In addition, we have assumed Seanergy Maritime’s obligation to issue 1,000,000 shares of common stock and warrants to purchase 1,000,000 shares of our common stock under the unit purchase option it granted the underwriter in its initial public offering at an exercise price of $12.50 per unit. We also have outstanding the Note that is convertible into 2,260,000 shares of our common stock and are required to issue up to 4,308,075 shares of our common stock contingent upon meeting certain EBITDA thresholds. As a result, you may experience dilution if our outstanding warrants, the underwriter’s unit purchase option or the warrants underlying the underwriter’s unit purchase option are exercised, the Note is converted or the EBITDA threshold is met.
The Restis affiliate shareholders hold approximately 71.93% of our outstanding common stock and the founding shareholders of Seanergy Maritime hold approximately 14.72% of our outstanding common stock. If we achieve certain earnings targets and the Restis affiliate shareholders convert the Note into shares of our common stock, the Restis affiliate shareholders may receive an additional 6,568,075 of our outstanding common stock within two years after the closing of the vessel acquisition. This may limit your ability to influence our actions.
     As of March 30, 2009, the total beneficial ownership of the Restis family, including shares actually owned, shares issuable upon exercise of warrants exercisable within 60 days and shares governed by the Voting Agreement, in Seanergy was 84.12%. Between the period commencing on May 20, 2008 when the Restis affiliate shareholders became shareholders of Seanergy Maritime and the date of this prospectus, the Restis affiliate shareholders beneficial ownership interest has increased as a result of the following: (i) the determination to purchase shares of Seanergy Maritime’s common stock because a substantial number of shareholders were likely to vote against the approval of the proposed vessel acquisition in which the Restis affiliate shareholders had an interest, which resulted in the purchase of 8,929,781 shares of our common stock; (ii) the decrease in the number of shares outstanding for Seanergy resulting from shareholders electing to have their shares redeemed upon the consummation of the vessel acquisition; (iii) the increase of 8,008,334 shares deemed beneficially owned resulting from the warrants becoming exercisable upon the consummation of the vessel acquisition; and (iv) the determination to purchase shares for investment purposes, which resulted in the purchase of 4,454,134 shares of our common stock.
     The Restis affiliate shareholders own approximately 71.93% of our outstanding common stock (including 70,000 shares of common stock owned by Argonaut SPC, a fund whose investment manager is an affiliate of members of the Restis family), or approximately 39.49% of our outstanding capital stock on a fully diluted basis, assuming exercise of all outstanding Warrants. Assuming issuance of the earn-out shares and conversion of the Note, the Restis affiliate shareholders will own approximately 78.28% of our outstanding common stock, or approximately 45.17% of our outstanding common stock on a fully diluted basis, assuming exercise of all outstanding Warrants. The founding shareholders of Seanergy Maritime own approximately 14.72% of our outstanding common stock, or 17.83% of our outstanding capital stock on a fully diluted basis. In addition, we have entered into the Voting Agreement with the Restis affiliate shareholders and the founding shareholders of Seanergy Maritime whereby the Restis affiliate shareholders and founding shareholders will jointly nominate our board of directors. Collectively, the parties to the Voting Agreement own 86.65% of our outstanding common stock, or approximately 57.32% on a fully diluted basis. Our major shareholders have the power to exert considerable influence over our actions and matters which require shareholder approval, which limits your ability to influence our actions.
The market price of our common stock may in the future be subject to significant fluctuations.
     The market price of our common stock may in the future be subject to significant fluctuations as a result of many factors, some of which are beyond our control. Among the factors that could in the future affect our stock price are:
•	Quarterly variations in our results of operations;

•	changes in sales or earnings estimates or publication of research reports by analysts;

•	speculation in the press or investment community about our business or the shipping industry generally;

•	changes in market valuations of similar companies and stock market price and volume fluctuations generally;

•	strategic actions by us or our competitors such as acquisitions or restructurings;

•	regulatory developments;

•	additions or departures of key personnel;

•	general market conditions; and

•	domestic and international economic, market and currency factors unrelated to our performance.
     In addition, in recent months, the stock market has experienced significant price and volume fluctuations. This volatility has had a significant impact on the market price of securities issued by many companies, including companies in the dry bulk shipping industry. The changes frequently appear to occur without regard to the operating performance of the affected companies. Hence, the price of our common stock could fluctuate based upon factors that have little or nothing to do with us, and these fluctuations could materially reduce our share price.

Because we expect to generate all of our revenues in U.S. dollars but incur a portion of our expenses in other currencies, exchange rate fluctuations could have an adverse impact on our results of operations.
     We expect to generate substantially all of our revenues in U.S. dollars but certain of our expenses will be incurred in currencies other than the U.S. dollar. This difference could lead to fluctuations in net income due to changes in the value of the U.S. dollar relative to these other currencies, in particular the Euro. Expenses incurred in foreign currencies against which the U.S. dollar falls in value could increase, decreasing our net income and cash flow from operations. For example, during 2007, the value of the U.S. dollar declined by approximately 10.51% as compared to the Euro and increased approximately 4.26% during 2008.
Industry Risk Factors Relating to Seanergy
The dry bulk shipping industry is cyclical and volatile, and this may lead to reductions and volatility of charter rates, vessel values and results of operations.
     The degree of charter hire rate volatility among different types of dry bulk carriers has varied widely. If we enter into a charter when charter hire rates are low, our revenues and earnings will be adversely affected. In addition, a decline in charter hire rates likely will cause the value of the vessels that we own, to decline and we may not be able to successfully charter our vessels in the future at rates sufficient to allow us to operate our business profitably or meet our obligations. The factors affecting the supply and demand for dry bulk carriers are outside of our control and are unpredictable. The nature, timing, direction and degree of changes in dry bulk shipping market conditions are also unpredictable.
     Factors that influence demand for seaborne transportation of cargo include:
•	demand for and production of dry bulk products;

•	the distance cargo is to be moved by sea;

•	global and regional economic and political conditions;

•	environmental and other regulatory developments; and

•	changes in seaborne and other transportation patterns, including changes in the distances over which cargo is transported due to geographic changes in where commodities are produced and cargoes are used.
     The factors that influence the supply of vessel capacity include:
•	the number of new vessel deliveries;

•	the scrapping rate of older vessels;

•	vessel casualties;

•	price of steel;

•	number of vessels that are out of service;

•	changes in environmental and other regulations that may limit the useful life of vessels; and

•	port or canal congestion.
     We anticipate that the future demand for our vessels will be dependent upon continued economic growth in the world’s economies, including China and India, seasonal and regional changes in demand, changes in the capacity of the world’s dry bulk carrier fleet and the sources and supply of cargo to be transported by sea. If the global vessel capacity increases in the dry bulk shipping market, but the demand for vessel capacity in this market does not increase or increases at a slower rate, the charter rates could materially decline. Adverse economic, political, social or other developments could have a material adverse effect on our business, financial condition, results of operations and ability to pay dividends.
Future growth in dry bulk shipping will depend on a return to economic growth in the world economy that exceeds growth in vessel capacity. A decline in charter rates would adversely affect our revenue stream and could have an adverse effect on our financial condition and results of operations.
     Charter rates for the dry bulk carriers have been at extremely low rates recently mainly due to the current global financial crisis which is also affecting this industry. We anticipate that future demand for our vessels, and in turn future charter rates, will be dependent upon a return to economic growth in the world’s economy, particularly in China and India, as well as seasonal and regional changes in demand and changes in the capacity of the world’s fleet. The world’s dry bulk carrier fleet is expected to increase in 2009 as a result of scheduled deliveries of newly constructed vessels but will be leveled off by higher forecasts for scrapping of existing vessels as compared to 2008. A return to economic growth in the world economy that exceeds growth in vessel capacity will be necessary to sustain current charter rates. There can be no assurance that economic growth will not continue to decline or that vessel scrapping will occur at an even lower rate than forecasted.
     Despite Seanergy’s current strong charter revenue as a result of current charter agreements being secured for 11-13 months which are currently at above market value, there is a risk that due to the current volatility in the dry bulk sector, which is primarily caused by among other things, a decrease in letters of credit being provided, significant drop in demand for goods being shipped, reduction in volumes of goods and cancellation of orders, there is a possibility that charterers could seek to renegotiate the time charter rates either currently or at the time the charters expire in September 2009. A decline in charter rates would adversely affect our revenue stream and could have a material adverse effect on our business, financial condition and results of operations.
Significant volatility in the world economy could have a material adverse effect on our business, financial position and results of operations.
     Our vessels are engaged in global seaborne transportation of commodities, involving the loading or discharging of raw materials and semi-finished goods around the world. As a result, significant volatility in the world economy and negative changes in global economic conditions, may have an adverse effect on our business, financial position and results of operations, as well as future prospects. In particular, in recent years China has been one of the fastest growing economies in terms of gross domestic product. Given the current global conditions, the Chinese economy has experienced slowdown and stagnation and there is no assurance that continuous growth will be sustained or that the Chinese economy will not experience further contraction or stagnation in the future. Moreover, any further slowdown in the U.S. economy, the European Union or certain other Asian countries may continue to adversely affect world economic growth. Negative world economic conditions may result in global production cuts, changes in the supply and demand for the seaborne transportation of dry bulk goods, downward adjusted pricings for goods and freights and cancellation of transactions/orders placed. As a result, our future revenues and net income, may be materially reduced, and our future prospects may be materially affected, by a continuous global economic downturn.
An oversupply of dry bulk carrier capacity may lead to reductions in charter rates and our profitability.
     The market supply of dry bulk carriers, primarily Capesize and Panamax vessels, has been increasing, and the number of such dry bulk carriers on order is near historic highs. Newly constructed vessels were delivered and are expected to continue in significant numbers starting at the beginning of 2006 through 2009. As of December 2008, newly constructed vessels orders had been placed for an aggregate of more than 72% of the current global dry bulk fleet, with deliveries expected during the next 36 months. An oversupply of dry bulk carrier capacity may result in a reduction of our charter rates. If such a reduction occurs, when our vessels’ current charters expire or terminate, we may only be able to re-charter our vessels at reduced or unprofitable rates or we may not be able to charter these vessels at all. In turn, this may result in the need to take impairment charges on one or more of our vessels.

Changes in the economic and political environment in China and policies adopted by the government to regulate its economy may have a material adverse effect on our business, financial condition and results of operations.
     The Chinese economy differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development, or OECD, in such respects as structure, government involvement, level of development, growth rate, capital reinvestment, allocation of resources, rate of inflation and balance of payments position. Prior to 1978, the Chinese economy was a planned economy. Since 1978, increasing emphasis has been placed on the utilization of market forces in the development of the Chinese economy. There is an increasing level of freedom and autonomy in areas such as allocation of resources, production, pricing and management and a gradual shift in emphasis to a “market economy” and enterprise reform. Although limited price reforms were undertaken, with the result that prices for certain commodities are principally determined by market forces, many of the reforms are experimental and may be subject to change or abolition. We cannot assure you that the Chinese government will continue to pursue a policy of economic reform. The level of imports to and exports from China could be adversely affected by changes to these economic reforms, as well as by changes in political, economic and social conditions or other relevant policies of the Chinese government, such as changes in laws, regulations or export and import restrictions, all of which could, adversely affect our business, financial condition and operating results.
An economic slowdown in the Asia Pacific region could have a material adverse effect on our business, financial position and results of operations.
     A significant number of the port calls made by our vessels may involve the loading or discharging of raw materials and semi-finished products in ports in the Asia Pacific region. As a result, a negative change in economic conditions in any Asia Pacific country, but particularly in China or India, may have an adverse effect on our future business, financial position and results of operations, as well as our future prospects. In recent years, China has been one of the world’s fastest growing economies in terms of gross domestic product. We cannot assure you that such growth will be sustained or that the Chinese economy will not experience contraction in the future. In particular, in recent months, the demand for dry bulk goods from emerging markets, such as China and India, has significantly declined as growth projections for these nations’ economies have been adjusted downwards. Moreover, any slowdown in the economies of the United States, the European Union or certain Asian countries may adversely effect economic growth in China and elsewhere. Our business, financial position and results of operations, as well as our future prospects, will likely be materially and adversely affected by an economic downturn in any of these countries.
We may become dependent on spot charters in the volatile shipping markets which may have an adverse impact on stable cash flows and revenues.
     We may employ one or more of our vessels on spot charters, including when time charters on vessels expire. The spot charter market is highly competitive and rates within this market are subject to volatile fluctuations, while longer-term period time charters provide income at predetermined rates over more extended periods of time. If we decide to spot charter our vessels, there can be no assurance that we will be successful in keeping all our vessels fully employed in these short-term markets or that future spot rates will be sufficient to enable our vessels to be operated profitably. A significant decrease in charter rates could affect the value of our fleet and could adversely affect our profitability and cash flows with the result that our ability to pay debt service to our lenders and dividends to our shareholders could be impaired.
Our operations are subject to seasonal fluctuations, which could affect our operating results and the amount of available cash with which we can pay dividends.
     We operate our vessels in markets that have historically exhibited seasonal variations in demand and, as a result, in charter hire rates. This seasonality may result in volatility in our operating results, which could affect the amount of dividends that we pay to our shareholders from period to period. The dry bulk carrier market is typically stronger in the fall and winter months in anticipation of increased consumption of coal and other raw materials in the northern hemisphere during the winter months. In addition, unpredictable weather patterns in these months tend to disrupt vessel scheduling and supplies of certain commodities. As a result, revenues of dry bulk carrier operators in general have historically been weaker during the fiscal quarters ended June 30 and September 30, and, conversely, been stronger in fiscal quarters ended December 31 and March 31. This seasonality may materially affect our operating results and cash available for dividends.
We are subject to regulation and liability under environmental laws that could require significant expenditures and affect our cash flows and net income.
     Our business and the operation of our vessels are materially affected by government regulation in the form of international conventions, national, state and local laws and regulations in force in the jurisdictions in which our vessels operate, as well as in the country or countries of their registration. Because such conventions, laws, and regulations are often revised, we cannot predict the ultimate cost of complying with such conventions, laws and regulations or the impact thereof on the resale prices or useful lives of our vessels. Additional conventions, laws and regulations may be adopted which could limit our ability to do business or increase the cost of our doing business and which may materially and adversely affect our operations. We are required by various governmental and quasi-governmental agencies to obtain certain permits, licenses and certificates with respect to our operations.
     The operation of our vessels is affected by the requirements set forth in the United Nations’ International Maritime Organization’s International Management Code for the Safe Operation of Ships and Pollution Prevention, or ISM Code. The ISM Code requires vessel owners, vessel managers and bareboat charterers to develop and maintain an extensive “Safety Management System” that includes the adoption of a safety and environmental protection policy setting forth instructions and procedures for safe operation and describing procedures for dealing with emergencies. The failure of a vessel owner or bareboat charterer to comply with the ISM Code may subject it to increased liability, may invalidate existing insurance or decrease available insurance coverage for the affected vessels and may result in a denial of access to, or detention in, certain ports. Each of our vessels is ISM code-certified but we cannot assure that such certificate will be maintained indefinitely.
     We maintain, for each of our vessels, pollution liability coverage insurance in the amount of $1 billion per incident. If the damages from a catastrophic incident exceeded our insurance coverage, it could have a material adverse effect on our financial condition and results of operations.
The operation of dry bulk carriers has particular operational risks which could affect our earnings and cash flow.
     The operation of certain vessel types, such as dry bulk carriers, has certain particular risks. With a dry bulk carrier, the cargo itself and its interaction with the vessel can be an operational risk. By their nature, dry bulk cargoes are often heavy, dense, easily shifted, and react badly to water exposure. In addition, dry bulk carriers are often subjected to battering treatment during unloading operations with grabs, jackhammers (to pry encrusted cargoes out of the hold) and small bulldozers. This treatment may cause damage to the vessel. Vessels damaged due to treatment during unloading procedures may be more susceptible to breach while at sea. Hull breaches in dry bulk carriers may lead to the flooding of the vessels’ holds. If a dry bulk carrier suffers flooding in its forward holds, the bulk cargo may become so dense and waterlogged that its pressure may buckle the vessel’s bulkheads leading to the loss of a vessel. If we are unable to adequately maintain our vessels, we may be unable to prevent these events. Any of these circumstances or events could result in loss of life, vessel and/or cargo and negatively impact our business, financial condition, results of operations and ability to pay dividends. In addition, the loss of any of our vessels could harm our reputation as a safe and reliable vessel owner and operator.
If any of our vessels fails to maintain its class certification and/or fails any annual survey, intermediate survey, dry docking or special survey, it could have a material adverse impact on our financial condition and results of operations.
     The hull and machinery of every commercial vessel must be classed by a classification society authorized by its country of registry. The classification society certifies that a vessel is safe and seaworthy in accordance with the applicable rules and regulations of the country of registry of the vessel and the International Convention for the

Safety of Life at Sea, or SOLAS. Our vessels are classed with one or more classification societies that are members of the International Association of Classification Societies.
     A vessel must undergo annual surveys, intermediate surveys, dry dockings and special surveys. In lieu of a special survey, a vessel’s machinery may be on a continuous survey cycle, under which the machinery would be surveyed periodically over a five-year period. Our vessels are on special survey cycles for hull inspection and continuous survey cycles for machinery inspection. Every vessel is also required to be dry docked every two to three years for inspection of the underwater parts of such vessels.
     Currently, the African Zebra entered its scheduled dry dock on February 24, 2009, which is expected to be completed by mid-April 2009, and the Hamburg Max is scheduled to be dry docked in April 2009. The costs of such dry dockings are expected to aggregate between $2.1 million and $2.7 million.
     If any vessel does not maintain its class and/or fails any annual survey, intermediate survey, dry docking or special survey, the vessel will be unable to carry cargo between ports and will be unemployable and uninsurable. Any such inability to carry cargo or be employed, or any such violation of covenants, could have a material adverse impact on our financial condition and results of operations.
Because our seafaring employees are covered by industry-wide collective bargaining agreements, failure of industry groups to renew those agreements may disrupt our operations and adversely affect our earnings.
     Our vessel-owning subsidiaries employ a large number of seafarers. All of the seafarers employed on the vessels in our fleet are covered by industry-wide collective bargaining agreements that set basic standards. We cannot assure you that these agreements will prevent labor interruptions. Any labor interruptions could disrupt our operations and harm our financial performance.
Maritime claimants could arrest our vessels, which could interrupt its cash flow.
     Crew members, suppliers of goods and services to a vessel, shippers of cargo and other parties may be entitled to a maritime lien against that vessel for unsatisfied debts, claims or damages. In many jurisdictions, a maritime lien holder may enforce its lien by arresting a vessel through foreclosure proceedings. The arresting or attachment of one or more of our vessels could interrupt our cash flow and require us to pay large sums of funds to have the arrest lifted which would have a material adverse effect on our financial condition and results of operations.
     In addition, in some jurisdictions, such as South Africa, under the “sister ship” theory of liability, a claimant may arrest both the vessel which is subject to the claimant’s maritime lien and any “associated” vessel, which is any vessel owned or controlled by the same owner. Claimants could try to assert “sister ship” liability against one of our vessels for claims relating to another of our vessels.
Governments could requisition our vessels during a period of war or emergency, resulting in loss of earnings.
     A government could requisition for title or seize our vessels. Requisition for title occurs when a government takes control of a vessel and becomes the owner. Also, a government could requisition our vessels for hire. Requisition for hire occurs when a government takes control of a vessel and effectively becomes the charterer at dictated charter rates. Generally, requisitions occur during a period of war or emergency. Government requisition of one or more of our vessels could have a material adverse effect on our financial condition and results of operations.
Because we operate our vessels worldwide, terrorism and other events outside our control may negatively affect our operations and financial condition.
     Because we operate our vessels worldwide, terrorist attacks such as the attacks on the United States on September 11, 2001, the bombings in Spain on March 11, 2004 and in London on July 7, 2005, and the continuing response of the United States to these attacks, as well as the threat of future terrorist attacks, continue to cause uncertainty in the world financial markets and may affect our business, results of operations and financial condition. The continuing conflict in Iraq may lead to additional acts of terrorism and armed conflict around the world, which may contribute to further economic instability in the global financial markets. These uncertainties could also have a material adverse effect on our ability to obtain additional financing on terms acceptable to us or at all. In the past, political conflicts have also resulted in attacks on vessels, mining of waterways and other efforts to disrupt international shipping, particularly in the Arabian Gulf region. Acts of terrorism and piracy have also affected vessels trading in regions such as the South China Sea and off the coast of Somalia. Any of these occurrences could have a material adverse impact on our operating results, revenues and costs.
     Terrorist attacks and armed conflicts may also negatively affect our operations and financial condition and directly impact our vessels or our customers. Future terrorist attacks could result in increased volatility of the financial markets in the United States and globally and could result in an economic recession in the United States or the world. Any of these occurrences could have a material adverse impact on our financial condition.
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
     This prospectus contains certain forward-looking statements. Our forward-looking statements include, but are not limited to, statements regarding our or our management’s expectations, hopes, beliefs, intentions or strategies regarding the future and other statements other than statements of historical fact. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predicts,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus may include, for example, statements about our:
•	our future operating or financial results;

•	our financial condition and liquidity, including our ability to obtain additional financing in the future to fund capital expenditures, acquisitions and other general corporate activities;

•	our ability to pay dividends in the future;

•	dry bulk shipping industry trends, including charter rates and factors affecting vessel supply and demand;

•	future, pending or recent acquisitions, business strategy, areas of possible expansion, and expected capital spending or operating expenses;

•	the useful lives and value of our vessels;

•	availability of crew, number of off-hire days, dry-docking requirements and insurance costs;

•	global and regional economic and political conditions;

•	our ability to leverage to Safbulk’s and EST’s relationships and reputation in the dry bulk shipping industry;

•	changes in seaborne and other transportation patterns;

•	changes in governmental rules and regulations or actions taken by regulatory authorities;

•	potential liability from future litigation and incidents involving our vessels;

•	acts of terrorism and other hostilities; and

•	other factors discussed in the section titled “Risk Factors.”
     The forward-looking statements contained in this prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws and/or if and when management knows or has a reasonable basis on which to conclude that previously disclosed projections are no longer reasonably attainable.
USE OF PROCEEDS
     We will not receive any proceeds from the sale of our common stock or warrants by the selling security holders.
     We will receive the proceeds from the exercise of the Public Warrants and may receive proceeds from the exercise of the Private Warrants to the extent that the Private Warrants are exercised for cash. The Private Warrants, however, may be exercised on a cashless basis. If all of the Warrants were exercised for cash in full, the proceeds would be approximately $253,400,350. We expect to use the proceeds, if any, for working capital. We can make no assurances that any of the Warrants will be exercised, or if exercised, that the Private Warrants will be exercised for cash, the quantity which will be exercised or in the period in which they will be exercised.

CAPITALIZATION
     The following table sets forth the capitalization of Seanergy Maritime as of December 31, 2008.
     There are no significant adjustments to the capitalization of Seanergy Maritime since December 31, 2008, other than the scheduled repayment of $7.5 million on our term facility on March 26, 2009. You should read this capitalization table together with the section entitled, “Management’s Discussion and Analysis of Financial Condition and Results of Operations for Seanergy Maritime and Seanergy” and the financial statements of Seanergy and related notes appearing elsewhere in this prospectus. Following the dissolution and liquidation on January 27, 2009, our capitalization is identical to Seanergy Maritime’s capitalization.
     We have not provided an “as adjusted” column to this table because there are no changes to this table that are likely to occur in the next year as a result of this offering. For instance, because the Warrants, underwriters’s purchase option and the Note are “out-of-the-money,” they are not likely to be exercised or converted, as the case may be, in the next year.

As of December 31, 2008
Actual (1)(2)
(In thousands)
Debt:
Convertible promissory note payable to Restis family	$29,043
Long-term revolving credit financing (secured)	$54,845
Long-term term facility financing (secured), including current portion of $27,750 actual	$157,500

Total debt	$241,388

Shareholders’ equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized, none issued	—
Common stock, $0.0001 par value, authorized — 89,000,000 shares; issued and outstanding — 22,361,227 shares actual	2
Additional paid-in capital	166,361
Accumulated deficit	(34,798)

Total shareholders’ equity	$131,565

Total capitalization	$372,953

(1)	The Company has not included the proceeds to be received from (i) the exercise of 22,968,000 Public Warrants at $6.50 per warrant; (ii) the exercise of 16,016,667 Private Warrants at $6.50 per warrant; (iii) the exercise of the underwriter’s purchase option at $12.50 per purchase option; and (iv) the conversion of the Note into 2,260,000 shares of our common stock at a conversion price of $12.50 per share as it has determined it is unlikely such Warrants and underwriter’s purchase option will be exercised or that such Note will be converted given the closing price of the Company’s common stock at $4.00 per share on March 30, 2009 and the exercise price of the Warrants at $6.50 per share and the conversion price of the Note at $12.50 per share.

(2)	The Company has not included the effect of the issuance of 4,308,075 of common stock if certain EBITDA thresholds for the period between October 1, 2008 and September 30, 2009 are met.

OUR BUSINESS
     We were formed under the laws of the Republic of the Marshall Islands on January 4, 2008, as a wholly owned subsidiary of Seanergy Maritime. Seanergy Maritime was formed on August 15, 2006, under the laws of the Republic of the Marshall Islands and has its principal offices located in Athens, Greece. Since the consummation of the business acquisition, we have provided global transportation solutions in the dry bulk shipping sector through our vessel-owning subsidiaries for a broad range of dry bulk cargoes, including coal, iron ore, and grains, or major bulks, as well as bauxite, phosphate, fertilizers and steel products, or minor bulks.
Vessel Acquisition
     We are a holding company that owns our vessels through separate wholly owned subsidiaries. On August 26, 2008, shareholders of Seanergy Maritime approved a proposal to acquire a business comprising of six dry bulk carriers from six entity sellers that are controlled by members of the Restis family, including two newly built vessels. This acquisition was made pursuant to the Master Agreement and the several MOAs in which we agreed to purchase these vessels for an aggregate purchase price of (i) $367,030,750 in cash to the sellers, (ii) $28,250,000 (face value) in the form of the Note, which is convertible into 2,260,000 shares of our common stock, issued to the Restis affiliate shareholders as nominees for the sellers, and (iii) up to an aggregate of 4,308,075 shares of our common stock issued to the Restis affiliate shareholders as nominees for the sellers, subject to us meeting an EBITDA target of $72 million to be earned between October 1, 2008 and September 30, 2009. The Restis affiliate shareholders, United Capital Investment Corp., Atrion Shipholding S.A., Plaza Shipholding Corp., and Comet Shipholding Inc., and the sellers are owned and controlled by the following members of the Restis family: Victor Restis, Bella Restis, Katia Restis and Claudia Restis. The Restis affiliate shareholders are four personal investment companies. Each company is controlled by one of these four individuals. Each seller is a single purpose entity organized for the purpose of owning and operating one of the six dry bulk carriers sold pursuant to the terms of the Master Agreement and the individual related MOA. Following the sale of the vessels under the Master Agreement and related MOAs, the sellers have had no further operations. The Restis affiliate shareholders purchased shares of Seanergy Maritime’s common stock from two of Seanergy Maritime’s original founders, Messrs. Panagiotis and Simon Zafet, and serve as nominees of the sellers for purposes of receiving payments under the Note and the shares issuable upon meeting the EBITDA targets described above. The Restis affiliate shareholders do not have any direct participation in our operations as they are not officers, directors or employees of Seanergy. Pursuant to the terms of the Voting Agreement, the Restis affiliate shareholders have the right to nominate members to our Board of Directors and to appoint officers as described more fully below.
     The Master Agreement also provided that Seanergy Maritime and Seanergy cause their respective officers to resign as officers, other than Messrs. Ploughman and Koutsolioutsos, and the Restis affiliate shareholders have the right to appoint such other officers as they deem appropriate in their discretion. The Master Agreement also required that directors resign and be appointed so as to give effect to the Voting Agreement. Pursuant to the Master Agreement, Seanergy Maritime and Seanergy also established shipping committees of three directors and delegated to them the exclusive authority to consider and vote upon all matters involving shipping and vessel finance, subject to certain limitations. Messrs. Ploughman, Koutsoubelis and Culucundis were appointed to such committees. See “Seanergy’s Business — Shipping Committee.” In addition, in connection with the Master Agreement, Seanergy entered into the Management Agreement and the Brokerage Agreement, whereby Seanergy agreed to outsource the management and commercial brokerage of its fleet to affiliates of the Restis family.
     On August 28, 2008, we completed the acquisition, through our designated nominees, of three of the six dry bulk vessels, which included two 2008-built Supramax vessels and one Handysize vessel. On that date, we took delivery of the M/V Davakis G, the M/V Delos Ranger and the M/V African Oryx. On September 11, 2008, we took delivery, through our designated nominee, of the fourth vessel, the M/V Bremen Max, a 1993-built Panamax vessel. On September 25, 2008, Seanergy took delivery, through its designated nominees, of the final two vessels, the M/V Hamburg Max, a 1994-built Panamax vessel, and the M/V African Zebra, a 1985-built Handymax vessel. These purchase prices do not include any amounts that would result from the earn-out of the 4,308,075 shares of our common stock.

     The business combination was accounted for under the purchase method of accounting and accordingly the assets (vessels) acquired have been recorded at their fair values. No liabilities were assumed nor were other tangible assets acquired. The results of the vessel operations are included in our consolidated statement of operations from August 28, 2008.
     The aggregate acquisition cost, including direct acquisition costs, amounted to $404,876,000. The fair value of our tangible assets acquired as of August 28, 2008 amounted to $360,081,000. The premium (non tax deductible goodwill) over the fair value of our vessels acquired amounting to $44,795,000 arose resulting from the decline in the market value of the vessels between the date of entering into the agreements to purchase the business (May 20, 2008) and the actual business combination date (August 28, 2008). There were no other identifiable assets or liabilities.
     We performed our annual impairment testing of goodwill as at December 31, 2008. The current economic and market conditions, including the significant disruptions in the global credit markets, are having broad effects on participants in a wide variety of industries. Since September 2008, the charter rates in the dry bulk charter market have declined significantly, and dry bulk vessel values have also declined, both as a result of a slowdown in the availability of global credit and the significant deterioration in charter rates. As a result of the impairment test performed on goodwill, we recorded an impairment charge of $44,795,000.
Seanergy’s Fleet
     We own and operate, through our vessel-owning subsidiaries, six dry bulk carriers, including two newly built vessels, that transport a variety of dry bulk commodities. The following table provides summary information about our fleets.

Vessel(1)	Vessel-Owning Subsidiary(2)	Type	Dwt	Year Built	Term of Time Charter Party(3)	Daily Time Charter Hire Rates(4)(5)
African Oryx	Cynthera Navigation Ltd.	Handysize	24,110	1997	11-13 months	$30,000
African Zebra	Waldeck Maritime Co.	Handymax	38,623	1985	11-13 months	$36,000
Bremen Max	Martininque Int’l Corp.	Panamax	73,503	1993	11-13 months	$65,000
Hamburg Max	Harbour Business Int’l Corp.	Panamax	72,338	1994	11-13 months	$65,000
Davakis G.	Amazons Management Inc.	Supramax	54,051	2008	11-13 months	$60,000
Delos Ranger	Lagoon Shipholding Ltd.	Supramax	54,051	2008	11-13 months	$60,000

Total			316,676

(1)	Each vessel is registered in the Bahamas except the M/V Bremen Max and the M/V Hamburg Max, which are registered in the Isle of Man.

(2)	These are the vessel-owning subsidiaries that own and operate the vessels.

(3)	The charters expire in September 2009.

(4)	Daily time charter rates represent the hire rates that SAMC pays to charter the respective vessels from Seanergy’s vessel-owning subsidiaries.

(5)	All charter hire rates are inclusive of a commission of 1.25% payable to Safbulk, as commercial broker, and 2.5% address commission payable to SAMC, as charterer. Address commission is a commission payable by the ship owner to the charterer, expressed as a percentage of freight or hire. Address commission is a standard commission that most charterers invoke when they enter into a contract with a tonnage supplier. The commission is used by the charterer to defray some of his voyage management costs. In return, the charterers’ agents, which owners are obliged to use, invariably do not charge the owners for their services when handling the owners’ normal husbandry matters.

     The global dry bulk carrier fleet is divided into three categories based on a vessel’s carrying capacity. These categories are:
•	Panamax. Panamax vessels have a carrying capacity of between 60,000 and 100,000 dwt. These vessels are designed to meet the physical restrictions of the Panama Canal locks (hence their name “Panamax” — the largest vessels able to transit the Panama Canal, making them more versatile than larger vessels). These vessels carry coal, grains, and, to a lesser extent, minerals such as bauxite/alumina and phosphate rock. As the availability of capesize vessels has dwindled, panamaxes have also been used to haul iron ore cargoes.

•	Handymax/Supramax. Handymax vessels have a carrying capacity of between 30,000 and 60,000 dwt. These vessels operate on a large number of geographically dispersed global trade routes, carrying primarily grains and minor bulks. The standard vessels are usually built with 25-30 ton cargo gear, enabling them to discharge cargo where grabs are required (particularly industrial minerals), and to conduct cargo operations in countries and ports with limited infrastructure. This type of vessel offers good trading flexibility and can therefore be used in a wide variety of bulk and neobulk trades, such as steel products. Supramax are a sub-category of this category typically having a cargo carrying capacity of between 50,000 and 60,000 dwt.

•	Handysize. Handysize vessels have a carrying capacity of up to 30,000 dwt. These vessels are almost exclusively carrying minor bulk cargo. Increasingly, vessels of this type operate on regional trading routes, and may serve as trans-shipment feeders for larger vessels. Handysize vessels are well suited for small ports with length and draft restrictions. Their cargo gear enables them to service ports lacking the infrastructure for cargo loading and unloading.
     The supply of dry bulk carriers is dependent on the delivery of new vessels and the removal of vessels from the global fleet. The demand for dry bulk carrier capacity is determined by the underlying demand for commodities transported in dry bulk carriers which in turn is influenced by trends in the global economy.
Charter Party Agreements
     Pursuant to individual charter party agreements dated May 26, 2008 between SAMC and each of Seanergy’s vessel-owning subsidiaries, Cynthera Navigation Ltd. (vessel African Oryx), Waldeck Maritime Co. (vessel African Zebra), Martinique Intl. Corp. (vessel Bremen Max), Harbour Business Intl. Corp. (vessel Hamburg Max), Amazons Management Inc. (vessel Davakis G.) and Lagoon Shipholding Ltd. (vessel Delos Ranger), all of Seanergy’s vessels are chartered under daily fixed rates from the time of their delivery and for a period of 11-13 months time charter, at the charterer’s option. The daily gross charter rates paid by SAMC are $30,000, $36,000, $65,000, $65,000, $60,000 and $60,000, respectively. All charter rates are inclusive of a commission of 1.25% payable to Safbulk as commercial broker and 2.5% to SAMC as charterer. SAMC sub charters these vessels in the market and takes the risk that the rate it receives is better than the period rate it is paying Seanergy. SAMC, like other operators, manages its tonnage operations through a mix of time period charters (medium to long) and spot charters. It is Seanergy’s understanding that SAMC operates three of the vessels on period charters and three vessels in the spot market.
     A vessel trading in the spot market may be employed under a voyage charter or a time charter of short duration, generally less than three months. A time charter is a contract to charter a vessel for an agreed period of time at a set daily rate. A voyage charter is a contract to carry a specific cargo for a per ton carry amount. Under voyage charters, Seanergy would pay voyage expenses such as port, canal and fuel costs. Under time charters, the charterer would pay these voyage expenses. Under both types of charters, Seanergy would pay for vessel operating expenses, which include crew costs, provisions, deck and engine stores, lubricating oil, insurance, maintenance and repairs. Seanergy would also be responsible for each vessel’s intermediate dry docking and special survey costs. Alternatively, vessels can be chartered under “bareboat” contracts whereby the charterer is responsible for the vessel’s maintenance and operations, as well as all voyage expenses. Currently, we have employed our vessels for 11 to 13 month time charters, expiring on September 30, 2009.

     Vessels operating on time charter provide more predictable cash flows, but can yield lower profit margins, than vessels operating in the spot market during periods characterized by favorable market conditions. Vessels operating in the spot market generate revenues that are less predictable but may enable Seanergy to increase profit margins during periods of increasing dry bulk rates. However, Seanergy would then be exposed to the risk of declining dry bulk rates, which may be higher or lower than the rates at which Seanergy chartered its vessels. Seanergy constantly evaluates opportunities for time charters, but only expects to enter into additional time charters if it can obtain contract terms that satisfy its criteria.
     SAMC is an affiliate of the Restis family. It is involved in the chartering of a fleet of 15 vessels, including the Seanergy fleet.
Management of the Fleet
     We currently have only four executive officers, Mr. Dale Ploughman, our chief executive officer, Ms. Christina Anagnostara, our chief financial officer, Mr. Ioannis Tsigkounakis, our secretary, and Ms. Theodora Mitropetrou, our general counsel and a small support staff. We intend to employ such number of additional shore-based executives and employees as may be necessary to ensure the efficient performance of our activities.
     We outsource the commercial brokerage and management of our fleet to companies that are affiliated with members of the Restis family. The commercial brokerage of our fleet has been contracted out to Safbulk and the management of our fleet has been contracted out to EST. Both of these entities are controlled by members of the Restis family.
Brokerage Agreement
     Under the terms of the Brokerage Agreement entered into by Safbulk, as exclusive commercial broker, with Seanergy Management, Safbulk provides commercial brokerage services to our subsidiaries, which include, among other things, seeking and negotiating employment for the vessels owned by the vessel-owning subsidiaries in accordance with the instructions of Seanergy Management. Safbulk is entitled to receive a commission of 1.25% calculated on the collected gross hire/freight/demurrage payable when such amounts are collected. The Brokerage Agreement is for a term of two years, and is automatically renewable for consecutive periods of one year, unless either party is provided with three months’ written notice prior to the termination of such period.
Management Agreement
     Under the terms of the Management Agreement entered into by EST, as manager of all vessels owned by Seanergy’s subsidiaries, with Seanergy Management, EST performs certain duties that include general administrative and support services necessary for the operation and employment of all vessels owned by all subsidiaries of Seanergy, including, without limitation, crewing and other technical management, insurance, freight management, accounting related to vessels, provisions, bunkering, operation and, subject to Seanergy’s instructions, sale and purchase of vessels.
     Under the terms of the Management Agreement, EST was initially entitled to receive a daily fee of Euro 416.00 per vessel until December 31, 2008, which fee may thereafter be increased annually by an amount equal to the percentage change during the preceding period in the Harmonised Indices of Consumer Prices All Items for Greece published by Eurostat from time to time. Such fee is payable monthly in advance on the first business day of each following month. The fee has been increased to Euro 425.00 per vessel through December 31, 2009.
     EST is also an affiliate of members of the Restis family. EST has been in business for over 34 years and manages approximately 95 vessels (inclusive of new vessel build supervision), including the fleet of vessels of affiliates of members of the Restis family. As with Safbulk, we believe that EST has achieved a strong reputation in the international shipping industry for efficiency and reliability and has achieved economies of scale that should result in the cost effective operation of our vessels.

     The Management Agreement is for a term of two years, and is automatically renewable for consecutive periods of one year, unless either party is provided with three months’ written notice prior to the termination of such period.
     Safbulk, EST, SAMC, Waterfront, the sellers of the vessels that we acquired and the Restis affiliate shareholders are affiliates of members of the Restis family. The Restis family has been engaged in the international shipping industry for more than 40 years, including the ownership and operation of more than 60 vessels in various segments of the shipping industry, including cargo and chartering interests. The separate businesses controlled by members of the Restis family, when taken together, comprise one of the largest independent shipowning and management groups in the dry bulk sector of the shipping industry. We believe we benefit from their extensive industry experience and established relationships of the separate businesses controlled by members of the Restis family in respect of the management and chartering of the vessels in our initial fleet. We believe that Safbulk has achieved a strong reputation in the international shipping industry for efficiency and reliability that should create new employment opportunities for us with a variety of well known charterers.
Shipping Committee
     We have established a shipping committee. The purpose of the shipping committee is to consider and vote upon all matters involving shipping and vessel finance. The shipping industry often demands very prompt review and decision-making with respect to business opportunities. In recognition of this, and in order to best utilize the experience and skills that the Restis family board appointees bring to us, our board of directors has delegated all such matters to the shipping committee. Transactions that involve the issuance of our securities or transactions that involve a related party, however, will not be delegated to the shipping committee but instead will be considered by our entire board of directors. The shipping committee is comprised of three directors. In accordance with the Voting Agreement, the Master Agreement and the amended and restated by-laws of Seanergy, two of the directors are nominated by the Restis affiliate shareholders and one of the directors is nominated by the founding shareholders of Seanergy Maritime. The initial members of the shipping committee are Messrs. Dale Ploughman and Kostas Koutsoubelis, who are the Restis affiliate shareholders’ nominees, and Mr. Elias M. Culucundis, who is the founding shareholders’ nominee. The Voting Agreement further requires that the directors appoint the selected nominees and that the directors fill any vacancies on the shipping committee with the nominees selected by the party that nominated the person whose resignation or removal caused the vacancy.
Distinguishing Factors and Business Strategy
     The international dry bulk shipping industry is highly fragmented and is comprised of approximately 6,300 ocean-going vessels of tonnage size greater than 10,000 dwt which are owned by approximately 1,500 companies. Seanergy competes with other owners of dry bulk carriers, some of which may have a different mix of vessel sizes in their fleet. It has, however, identified the following factors that distinguish it in the dry bulk shipping industry.
•	Extensive Industry Visibility. Seanergy’s management and directors have extensive shipping and public company experience as well as relationships in the shipping industry and with charterers in the coal, steel and iron ore industries. Seanergy capitalizes on these relationships and contacts to gain market intelligence, source sale and purchase opportunities and identify chartering opportunities with leading charterers in these core commodities industries, many of whom consider the reputation of a vessel owner and operator when entering into time charters.

•	Established Customer Relationships. Seanergy believes that its directors and management team have established relationships with leading charterers and a number of chartering, sales and purchase brokerage houses around the world. Seanergy believes that its directors and management team have maintained relationships with, and have achieved acceptance by, major national and private industrial users, commodity producers and traders.

•	Experienced and Dedicated Management Team. Seanergy believes that the members of its management team have developed strong industry relationships with leading charterers, shipbuilders, insurance underwriters, protection and indemnity associations and financial institutions. Additionally, Seanergy’s management team comes equipped with extensive public company experience and with a successful track record of creating shareholder value. All of its officers dedicate the necessary amount of time and effort to fulfill their obligations to Seanergy and its shareholders.
•	Highly efficient operations. Seanergy believes that its directors’ and executive officers’ long experience in third-party technical management of dry bulk carriers enable Seanergy to maintain cost-efficient operations. Seanergy actively monitors and controls vessel operating expenses while maintaining the high quality of its fleet through regular inspections, comprehensive planned maintenance systems and preventive maintenance programs and by retaining and training qualified crew members.

•	Balanced Chartering Strategies. All of Seanergy’s vessels are under medium-term charters with terms of 11 to 13 months and provide for fixed semi-monthly payments in advance. Seanergy believes that these charters will provide it with high fleet utilization and stable revenues. Seanergy may in the future pursue other market opportunities for its vessels to capitalize on favorable market conditions, including entering into short-term time and voyage charters, pool arrangements or bareboat charters.

•	Focused Fleet Profile. Seanergy focuses on the medium size segments of the dry bulk sector such as Panamax, Handymax/Supramax and Handysize dry bulk carriers. However, it may consider dry bulk carriers of other sizes if the market conditions and other financial considerations make the acquisition of such vessel sizes attractive. Furthermore, Seanergy’s targeted fleet profile enables it to serve its customers in both major and minor bulk trades. Seanergy’s vessels are able to trade worldwide in a multitude of trade routes carrying a wide range of cargoes for a number of industries. Seanergy’s dry bulk carriers can carry coal and iron ore for energy and steel production as well as grain and steel products, fertilizers, minerals, forest products, ores, bauxite, alumina, cement and other cargoes. Seanergy’s fleet includes sister ships. Operating sister and similar ships provides Seanergy with operational and scheduling flexibility, efficiencies in employee training and lower inventory and maintenance expenses. Seanergy believes that operating sister ships allows it to maintain lower operating costs and streamline its operations.

•	High Quality Fleet. Seanergy believes that its ability to maintain and increase its customer base depends largely on the quality and performance of its fleet. Seanergy believes that owning a high quality fleet reduces operating costs, improves safety and provides it with a competitive advantage in obtaining employment for its vessels. Seanergy carries out regular inspections and maintenance of its fleet in order to maintain its high quality.

•	Fleet Growth Potential. Seanergy has the right of first refusal to acquire two additional vessels from affiliates of members of the Restis family on or prior to the second anniversary of the initial closing of the vessel acquisition. However, given the current situation of the dry bulk market it is unlikely that these vessels will be offered up for sale. Furthermore, Seanergy intends to acquire additional dry bulk carriers or enter into new vessel construction contracts through timely and selective acquisitions of vessels in a manner that it determines would be accretive to cash flow. Seanergy is currently in a period of consolidation as it transitions into an operating company, and it has not identified any expansion opportunities. Accordingly, the timing and terms of any such expansion are uncertain. Seanergy expects to fund acquisitions of additional vessels using amounts borrowed under its credit facility, future borrowings under other agreements as well as with proceeds from the exercise of the Warrants, if any, or through other sources of debt and equity. However, there can be no assurance that Seanergy will be successful in obtaining future funding or that any or all of the Warrants will be exercised.
The Dry Bulk Shipping Industry
     The supply of dry bulk carriers is dependent on the delivery of new vessels and the removal of vessels from the global fleet, either through scrapping or loss. The level of scrapping activity is generally a function of scrapping prices in relation to current and prospective charter market conditions, as well as operating, repair and survey costs.
     The demand for dry bulk carrier capacity is determined by the underlying demand for commodities transported in dry bulk carriers, which in turn is influenced by trends in the global economy. Demand for dry bulk carrier capacity is also affected by the operating efficiency of the global fleet, with port congestion, which has been a feature of the market since 2004, absorbing tonnage and therefore leading to a tighter balance between supply and demand. In evaluating demand factors for dry bulk carrier capacity, the Company believes that dry bulk carriers can be the most versatile element of the global shipping fleets in terms of employment alternatives.
Charter Hire Rates
     Charter hire rates fluctuate by varying degrees among dry bulk carrier size categories. The volume and pattern of trade in a small number of commodities (major bulks) affect demand for larger vessels. Therefore, charter rates and vessel values of larger vessels often show greater volatility. Conversely, trade in a greater number of commodities (minor bulks) drives demand for smaller dry bulk carriers. Accordingly, charter rates and vessel values for those vessels are subject to less volatility.
     Charter hire rates paid for dry bulk carriers are primarily a function of the underlying balance between vessel supply and demand, although at times other factors may play a role. Furthermore, the pattern seen in charter rates is broadly mirrored across the different charter types and the different dry bulk carrier categories. However, because demand for larger dry bulk vessels is affected by the volume and pattern of trade in a relatively small number of commodities, charter hire rates (and vessel values) of larger ships tend to be more volatile than those for smaller vessels.
     In the time charter market, rates vary depending on the length of the charter period and vessel specific factors such as age, speed and fuel consumption.
     In the voyage charter market, rates are influenced by cargo size, commodity, port dues and canal transit fees, as well as commencement and termination regions. In general, a larger cargo size is quoted at a lower rate per ton than a smaller cargo size. Routes with costly ports or canals generally command higher rates than routes with low port dues and no canals to transit. Voyages with a load port within a region that includes ports where vessels usually discharge cargo or a discharge port within a region with ports where vessels load cargo also are generally quoted at lower rates, because such voyages generally increase vessel utilization by reducing the unloaded portion (or ballast leg) that is included in the calculation of the return charter to a loading area.
     Within the dry bulk shipping industry, the charter hire rate references most likely to be monitored are the freight rate indices issued by the Baltic Exchange. These references are based on actual charter hire rates under charters entered into by market participants as well as daily assessments provided to the Baltic Exchange by a panel of major shipbrokers.
     Recent Significant Decline in Dry Bulk Charter Hire Rates
     The Baltic Dry Index, or BDI, a daily average of charter rates in 26 shipping routes measured on a time charter and voyage basis and covering Supramax, Panamax and Handymax dry bulk carriers, declined from a high of 11,793 in May 2008 to a low of 663 in December 2008, which represents a decline of 94%. The BDI fell over 70% during the month of October alone. The general decline in the dry bulk carrier charter market is due to various factors, including the lack of trade financing for purchases of commodities carried by sea, which has resulted in a significant decline in cargo shipments, and the excess supply of iron ore in China, which has resulted in falling iron ore prices and increased stockpiles in Chinese ports.
Vessel Prices
     Dry bulk vessel values have declined both as a result of a slowdown in the availability of global credit and the significant deterioration in charter rates. Charter rates and vessel values have been affected in part by the lack of availability of credit to finance both vessel purchases and purchases of commodities carried by sea, resulting in a decline in cargo shipments, and the excess supply of iron ore in China which resulted in falling iron ore prices and increased stockpiles in Chinese ports. Consistent with these trends, the market value of our dry bulk carriers has declined. There can be no assurance as to how long charter rates and vessel values will remain at their currently low levels or whether they will improve to any significant degree. Charter rates may remain at depressed levels for some time which will adversely affect our revenue and profitability.

Properties
     Seanergy leases its executive office space in Athens, Greece pursuant to the terms of a sublease agreement between Seanergy Management and Waterfront, a company which is beneficially owned by Victor Restis. The sublease fee is EURO 504,000 per annum, or EURO 42,000 per month. The initial term is from November 17, 2008 to November 16, 2011. Seanergy has the option to extend the term until February 2, 2014. The premises are approximately 1,000 square meters in a prime location in the Southern suburbs of Athens. The agreement includes furniture, parking space and building maintenance. Seanergy Management has been granted Ministerial Approval (issued in the Greek Government Gazette) for the establishment of an office in Greece under Greek Law 89/67 (as amended).
Competition
     Seanergy operates in markets that are highly competitive and based primarily on supply and demand. Seanergy competes for charters on the basis of price, vessel location, size, age and condition of the vessel, as well as on its reputation. Safbulk negotiates the terms of our charters (whether voyage charters, period time charters, bareboat charters or pools) based on market conditions. Seanergy competes primarily with other owners of dry bulk carriers in the Panamax, Handymax/Supramax and Handysize sectors. Ownership of dry bulk carriers is highly fragmented and is divided among state controlled and independent bulk carrier owners.
Environmental and Other Regulations
     Government regulation significantly affects the ownership and operation of Seanergy’s vessels. The vessels are subject to international conventions, national, state and local laws and regulations in force in the countries in which Seanergy’s vessels may operate or are registered.
     A variety of governmental and private entities subject Seanergy’s vessels to both scheduled and unscheduled inspections. These entities include the local port authorities (U.S. Coast Guard, harbor master or equivalent), classification societies, flag state administration (country of registry) and charterers. Certain of these entities require Seanergy to obtain permits, licenses and certificates for the operation of its vessels.
     Failure to maintain necessary permits or approvals could cause Seanergy to incur substantial costs or temporarily suspend operation of one or more of its vessels.
     Seanergy believes that the heightened level of environmental and quality concerns among insurance underwriters, regulators and charterers is leading to greater inspection and safety requirements on all vessels and may accelerate the scrapping of older vessels throughout the dry bulk shipping industry. Increasing environmental concerns have created a demand for vessels that conform to stricter environmental standards. Seanergy is required to maintain operating standards for all of its vessels that emphasize operational safety, quality maintenance, continuous training of its officers and crews and compliance with United States and international regulations. Seanergy believes that the operation of its vessels is in substantial compliance with applicable environmental laws and regulations applicable to Seanergy.
International Maritime Organization
     The IMO has negotiated international conventions that impose liability for oil pollution in international waters and in each signatory’s territorial waters. In September 1997, the IMO adopted Annex VI to the International Convention for the Prevention of Pollution from Ships to address air pollution from ships. Annex VI was ratified in May 2004, and became effective in May 2005. Annex VI set limits on sulfur oxide and nitrogen oxide emissions from ship exhausts and prohibits deliberate emissions of ozone depleting substances, such as chlorofluorocarbons. Annex VI also includes a global cap on the sulfur content of fuel oil and allows for special areas to be established with more stringent controls on sulfur emissions. Seanergy’s fleet has conformed to the Annex VI regulations. In February 2007, the United States proposed a series of amendments to Annex VI regarding particulate matter, NOx and SOx emission standards. The proposed emission program would reduce air pollution from ships by establishing a new tier of performance-based standards for diesel engines on all vessels and stringent emission requirements for ships that operate in coastal areas with air-quality problems. On June 28, 2007, the World Shipping Council announced its support for these amendments. If these amendments are formally adopted and implemented, Seanergy may incur costs to comply with the proposed standards. Additional or new conventions, laws and regulations may also be adopted that could adversely affect Seanergy’s ability to operate its vessels.
     The operation of Seanergy’s vessels is also affected by the requirements set forth in the ISM Code. The ISM Code requires shipowners and bareboat charterers to develop and maintain an extensive “Safety Management System” that includes the adoption of a safety and environmental protection policy setting forth instructions and procedures for safe operation and describing procedures for dealing with emergencies. The failure of a shipowner or management company to comply with the ISM Code may subject such party to increased liability, may decrease available insurance coverage for the affected vessels, and may result in a denial of access to, or detention in, certain ports. Each of Seanergy’s vessels is ISM Code-certified. However, there can be no assurance that such certification will be maintained indefinitely.
The United States Oil Pollution Act of 1990
     The United States Oil Pollution Act of 1990, or OPA, established an extensive regulatory and liability regime for the protection and cleanup of the environment from oil spills. OPA affects all owners and operators whose vessels trade in the United States, its territories and possessions or whose vessels operate in United States waters, which includes the United States’ territorial sea and its 200 nautical mile exclusive economic zone.
     Under OPA, vessel owners, operators, charterers and management companies are “responsible parties” and are jointly, severally and strictly liable (unless the spill results solely from the act or omission of a third party, an act of God or an act of war) for all containment and clean-up costs and other damages arising from discharges or threatened discharges of oil from their vessels, including bunkers (fuel).
     OPA previously limited the liability of responsible parties for dry bulk vessels to the greater of $600 per gross ton or $0.5 million (subject to possible adjustment for inflation). Amendments to OPA signed into law in July 2006 increased these limits on the liability of responsible parties for dry bulk vessels to the greater of $950 per gross ton or $0.8 million. These limits of liability do not apply if an incident was directly caused by violation of applicable United States federal safety, construction or operating regulations or by a responsible party’s gross negligence or willful misconduct, or if the responsible party fails or refuses to report the incident or to cooperate and assist in connection with oil removal activities.
     Seanergy maintains pollution liability coverage insurance for each of its vessels in the amount of $1 billion per incident. If the damages from a catastrophic pollution liability incident exceed its insurance coverage, it could have a material adverse effect on Seanergy’s financial condition and results of operations.
     OPA requires owners and operators of vessels to establish and maintain with the U.S. Coast Guard evidence of financial responsibility sufficient to meet their potential liabilities under the OPA. In December 1994, the Coast Guard implemented regulations requiring evidence of financial responsibility in the amount of $900 per gross ton, which includes the OPA limitation on liability of $600 per gross ton and the U.S. Comprehensive Environmental Response, Compensation, and Liability Act liability limit of $300 per gross ton. Under the regulations, vessel owners and operators may evidence their financial responsibility by showing proof of insurance, surety bond, self-insurance, or guaranty. The U.S. Coast Guard recently proposed amendments to its financial responsibility regulations that would increase the required amount of evidence of financial responsibility to reflect the higher limits on liability imposed by the 2006 amendments to OPA, as described above.
     OPA specifically permits individual states to impose their own liability regimes with regard to oil pollution incidents occurring within their boundaries, and some states have enacted legislation providing for unlimited liability for oil spills. In some cases, states that have enacted such legislation have not yet issued implementing regulations defining vessels owners’ responsibilities under these laws. Seanergy complies with all applicable state regulations in the ports where its vessels call.

The United States Clean Water Act
     The U.S. Clean Water Act, or CWA, prohibits the discharge of oil or hazardous substances in navigable waters and imposes strict liability in the form of penalties for any unauthorized discharges. The CWA also imposes substantial liability for the costs of removal, remediation and damages and complements the remedies available under the more recent OPA and CERCLA.
     Currently, under U.S. Environmental Protection Agency, or EPA, regulations that have been in place since 1978, vessels are exempt from the requirement to obtain CWA permits for the discharge in U.S. ports of ballast water and other substances incidental to their normal operation. However, on March 30, 2005, the United States District Court for the Northern District of California ruled in Northwest Environmental Advocate v. EPA, 2005 U.S. Dist. LEXIS 5373, that the EPA exceeded its authority in creating an exemption for ballast water. On September 18, 2006, the court issued an order invalidating the blanket exemption in the EPA’s regulations for all discharges incidental to the normal operation of a vessel as of September 30, 2008, and directing the EPA to develop a system for regulating all discharges from vessels by that date. Under the court’s ruling, owners and operators of vessels visiting U.S. ports would be required to comply with any CWA permitting program to be developed by the EPA or face penalties. Although the EPA has appealed this decision to the Ninth Circuit Court of Appeals, the outcome of this litigation cannot be predicted. If the District Court’s order is ultimately upheld, Seanergy will incur certain costs to obtain CWA permits for its vessels and meet any treatment requirements.
Other Environmental Initiatives
     The European Union is considering legislation that will affect the operation of vessels and the liability of owners for oil pollution. It is difficult to predict what legislation, if any, may be promulgated by the European Union or any other country or authority. In 2005, the European Union adopted a directive on ship-source pollution, imposing criminal sanctions for intentional, reckless or negligent pollution discharges by ships. The directive could result in criminal liability for pollution from vessels in waters of European countries that adopt implementing legislation. Criminal liability for pollution may result in substantial penalties or fines and increased civil liability claims.
     Although the United States is not a party thereto, many countries have ratified and currently follow the liability plan adopted by the IMO and set out in the International Convention on Civil Liability for Oil Pollution Damage of 1969, or the 1969 Convention. Under this convention, and depending on whether the country in which the damage results is a party to the 1992 Protocol to the International Convention on Civil Liability for Oil Pollution Damage, a vessel’s registered owner is strictly liable for pollution damage caused in the territorial waters of a contracting state by discharge of persistent oil, subject to certain complete defenses. The limits on liability outlined in the 1992 Protocol use the International Monetary Fund currency unit of Special Drawing Rights, or SDR. Under an amendment to the 1992 Protocol that became effective in November 2003, for vessels of 5,000 to 140,000 gross tons, liability is limited to approximately 4.51 million SDR plus 631 SDR for each additional gross ton over 5,000. For vessels of over 140,000 gross tons, liability is limited to 89.77 million SDR. The exchange rate between SDRs and U.S. dollars was 0.670276 SDR per U.S. dollar on January 30, 2009. Under the 1969 Convention, the right to limit liability is forfeited where the spill is caused by the owner’s actual fault; under the 1992 Protocol, a shipowner cannot limit liability where the spill is caused by the owner’s intentional or reckless conduct. Vessels trading in jurisdictions that are parties to these conventions must provide evidence of insurance covering the liability of the owner. In jurisdictions where the 1969 Convention has not been adopted, including the United States, various legislative schemes or common law govern, and liability is imposed either on the basis of fault or in a manner similar to that convention. Seanergy believes that its protection and indemnity insurance will cover the liability under the plan adopted by the IMO.
     The U.S. National Invasive Species Act, or NISA, was enacted in 1996 in response to growing reports of harmful organisms being released into U.S. ports through ballast water taken on by ships in foreign ports. The U.S. Coast Guard adopted regulations under NISA, which became effective in August 2004, that impose mandatory ballast water management practices for all vessels equipped with ballast water tanks entering U.S. waters. These requirements can be met by performing mid-ocean ballast exchange, which is the exchange of ballast water on the waters beyond the exclusive economic zone from an area more than 200 miles from any shore, by retaining ballast water on board the ship, or by using environmentally sound alternative ballast water management methods approved by the U.S. Coast Guard. (However, mid-ocean ballast exchange is mandatory for ships heading to the Great Lakes or Hudson Bay, or vessels engaged in the foreign export of Alaskan North Slope crude oil.) Mid-ocean ballast exchange is the primary method for compliance with the U.S. Coast Guard regulations, since holding ballast water can prevent ships from performing cargo operations upon arrival in the United States, and alternative methods are still under development. Vessels that are unable to conduct mid-ocean ballast exchange due to voyage or safety concerns may discharge minimum amounts of ballast water (in areas other than the Great Lakes and the Hudson River), provided that they comply with recordkeeping requirements and document the reasons they could not follow the required ballast water management requirements. The U.S. Coast Guard is developing a proposal to establish ballast water discharge standards, which could set maximum acceptable discharge limits for various invasive species, and/or lead to requirements for active treatment of ballast water. A number of bills relating to regulation of ballast water management have been recently introduced in the U.S. Congress, but it is difficult to predict which, if any, will be enacted into law.
     The IMO adopted an International Convention for the Control and Management of Ships’ Ballast Water and Sediments, or the BWM Convention, in February 2004. The BWM Convention’s implementing regulations call for a phased introduction of mandatory ballast water exchange requirements (beginning in 2009), to be replaced in time with mandatory concentration limits. The BWM Convention will not be in force until 12 months after it has been adopted by 30 countries, the combined merchant fleets of which represent not less than 35% of the gross tonnage of the world’s merchant shipping. As of December 31, 2008, the BWM Convention had been adopted by 30 states, representing 35% of world tonnage.
Vessel Security Regulations
     Since the terrorist attacks of September 11, 2001, there have been a variety of initiatives by United States authorities intended to enhance vessel security. On November 25, 2002, the Maritime Transportation Security Act of 2002, or MTSA, came into effect. To implement certain portions of the MTSA, in July 2003, the U.S. Coast Guard issued regulations requiring the implementation of certain security requirements aboard vessels operating in waters subject to the jurisdiction of the United States. Similarly, in December 2002, amendments to the SOLAS, created a new chapter of the convention dealing specifically with maritime security. The new chapter went into effect in July 2004, and imposes various detailed security obligations on vessels and port authorities, most of which are contained in the newly created International Ship and Port Facility Security Code, or ISPS Code. Among the various requirements are:
•	on-board installation of automatic information systems to enhance vessel-to-vessel and vessel-to-shore communications;

•	on-board installation of ship security alert systems;

•	the development of vessel security plans; and

•	compliance with flag state security certification requirements.
     The U.S. Coast Guard regulations, intended to align with international maritime security standards, exempt non-U.S. vessels from MTSA vessel security measures provided such vessels have on board, by July 1, 2004, a valid International Ship Security Certificate that attests to the vessel’s compliance with SOLAS security requirements and the ISPS Code. Seanergy’s vessels are in compliance with the various security measures addressed by the MTSA, SOLAS and the ISPS Code. Seanergy does not believe these additional requirements will have a material financial impact on its operations.
Inspection by Classification Societies
     The hull and machinery of every commercial vessel must be classed by a classification society authorized by its country of registry. The classification society certifies that a vessel is safe and seaworthy in accordance with the applicable rules and regulations of the country of registry of the vessel and the SOLAS. Seanergy’s vessels are classed with a classification society that is a member of the International Association of Classification Societies.
     A vessel must undergo annual surveys, intermediate surveys, dry dockings and special surveys. In lieu of a special survey, a vessel’s machinery may be on a continuous survey cycle, under which the machinery would be surveyed periodically over a five-year period. Seanergy’s vessels are on special survey cycles for hull inspection and continuous survey cycles for machinery inspection. Every vessel is also required to be dry docked every two to three years for inspection of the underwater parts of such vessel. The following table sets forth information regarding the next scheduled dry dock for the existing vessels in the fleet and the estimated cost for each next scheduled dry dock.

Vessel	Next Schedule Dry dock	Estimated Cost
African Oryx	October 2010	$500,000
African Zebra*	February 2011	$900,000
Bremen Max	June 2011	$800,000
Hamburg Max	April 2009	$1,100,000 - $1,200,000
Davakis G.	May 2011	$450,000
Delos Ranger	August 2011	$450,000

*	On February 24, 2009, the African Zebra commenced its scheduled dry-docking which is estimated to be completed by mid-April 2009 at an estimated cost of between $1,000,000 and $1,500,000.
     If any vessel does not maintain its class and/or fails any annual survey, intermediate survey, dry docking or special survey, the vessel will be unable to carry cargo between ports and will be unemployable and uninsurable. Any such inability to carry cargo or be employed, or any such violation of covenants, could have a material adverse impact on Seanergy’s financial condition and results of operations.
     At an owner’s application, the surveys required for class renewal may be split according to an agreed schedule to extend over the entire period of class. This process is referred to as continuous class renewal.
     All areas subject to survey as defined by the classification society are required to be surveyed at least once per class period, unless shorter intervals between surveys are prescribed elsewhere. The period between two subsequent surveys of each area must not exceed five years.
     Most insurance underwriters make it a condition for insurance coverage and lending that a vessel be certified as “in class” by a classification society which is a member of the International Association of Classification Societies. Seanergy’s vessels are certified as being “in class” by classification societies that are members of the International Association of Classification Societies.
Risk of Loss and Liability Insurance
General
     The operation of any cargo vessel includes risks such as mechanical failure, physical damage, collision, property loss, cargo loss or damage and business interruption due to political circumstances in foreign countries, hostilities and labor strikes. In addition, there is always an inherent possibility of marine disaster, including oil spills and other environmental mishaps, and the liabilities arising from owning and operating vessels in international trade. OPA, which imposes virtually unlimited liability upon owners, operators and demise charterers of any vessel trading in the United States exclusive economic zone for certain oil pollution accidents in the United States, has made liability insurance more expensive for ship owners and operators trading in the United States market. While Seanergy believes that its insurance coverage is adequate, not all risks can be insured, and there can be no guarantee that any specific claim will be paid, or that it will always be able to obtain adequate insurance coverage at reasonable rates.

Hull and Machinery Insurance
     Seanergy maintains marine hull and machinery and war risk insurance, which includes the risk of actual or constructive total loss, for all of its vessels. The vessels are covered up to at least fair market value, with deductibles in amounts of approximately $120,000 to $140,000.
     Seanergy arranges increased value insurance for its vessels. With the increased value insurance, in case of total loss of the vessel, Seanergy will be able to recover the sum insured under the increased value policy in addition to the sum insured under the hull and machinery policy. Increased value insurance also covers excess liabilities which are not recoverable in full by the hull and machinery policies by reason of under insurance. Seanergy maintains delay cover insurance for certain of its vessels. Delay cover insurance covers business interruptions that result in the loss of use of a vessel.
Protection and Indemnity Insurance
     Protection and indemnity insurance is provided by mutual protection and indemnity associations, or P&I Associations, which cover Seanergy’s third-party liabilities in connection with its shipping activities. This includes third-party liability and other related expenses of injury or death of crew, passengers and other third parties, loss or damage to cargo, claims arising from collisions with other vessels, damage to other third-party property, pollution arising from oil or other substances, and salvage, towing and other related costs, including wreck removal. Protection and indemnity insurance is a form of mutual indemnity insurance, extended by protection and indemnity mutual associations.
     Seanergy’s protection and indemnity insurance coverage for pollution is $1.0 billion per vessel per incident. The 13 P&I Associations that comprise the International Group insure approximately 90% of the world’s commercial tonnage and have entered into a pooling agreement to reinsure each association’s liabilities. Each of Seanergy’s vessels entered with P&I Associations of the International Group. Under the International Group reinsurance program, each P&I club in the International Group is responsible for the first $7.0 million of every claim. In every claim the amount in excess of $7.0 million and up to $50.0 million is shared by the clubs under a pooling agreement. In every claim the amount in excess of $50.0 million is reinsured by the International Group under the general excess of loss reinsurance contract. This policy currently provides an additional $3.0 billion of coverage. Claims which exceed this amount are pooled by way of “overspill” calls. As a member of a P&I Association, which is a member of the International Group, Seanergy is subject to calls payable to the associations based on its claim records as well as the claim records of all other members of the individual associations, and members of the pool of P&I Associations comprising the International Group. The P&I Associations’ policy year commences on February 20th. Calls are levied by means of estimated total costs, or ETC, and the amount of the final installment of the ETC varies according to the actual total premium ultimately required by the club for a particular policy year. Members have a liability to pay supplementary calls which might be levied by the board of directors of the club if the ETC is insufficient to cover amounts paid out by the club.
Legal Proceedings
     Seanergy is not currently a party to any material lawsuit that, if adversely determined, would have a material adverse effect on its financial position, results of operations or liquidity.
Exchange Controls
     Under Marshall Islands law, there are currently no restrictions on the export or import of capital, including foreign exchange controls or restrictions that affect the remittance of dividends, interest or other payments to non-resident holders of Seanergy’s shares.

SELECTED FINANCIAL DATA FOR SEANERGY MARITIME AND SEANERGY
     The following selected historical statement of operations and balance sheet data were derived from the audited financial statements and accompanying notes for the years ended December 31, 2008 and 2007 and for the period from August 15, 2006 (Inception) to December 31, 2006, included elsewhere in this prospectus. The information is only a summary and should be read in conjunction with the financial statements and related notes included elsewhere in this prospectus and the sections entitled, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations for Seanergy Maritime and Seanergy.” The historical data included below and elsewhere in this prospectus is not necessarily indicative of our future performance.
     Since our vessel operations began upon the consummation of our business combination we cannot provide a meaningful comparison of our results of operations of the year ended December 31, 2008 to December 31, 2007. During the period from our inception to the date of our business combination, we were a development stage enterprise.
     All amounts in the tables below are in thousands of U.S. dollars, except for share data, fleet data and average daily results.

			From Inception
			(August 15, 2006) to
	Years Ended December 31,		December 31,
	2008	2007	2006
Statement of Operations Data:
Vessel revenue — related party, net	$34,453	$—	$—
Direct voyage expenses	$(151)	$—	$—
Vessel operating expenses	$(3,180)	$—	$—
Voyage expenses — related party	$(440)	$—	$—
Management fees — related party	$(388)	$—	$—
General and administration expenses	$(1,840)	$(445)	$(5)
General and administration expenses — related party	$(430)	$—	$—
Depreciation	(9,929)	—	$—
Goodwill impairment loss	$(44,795)	$—	$—
Vessels’ impairment loss	$(4,530)	$—	$—
Interest income — money market funds	$3,361	$1,948	$1
Interest and finance costs	$(4,077)	$(58)	$—
Foreign currency exchange (losses), net	$(39)	$—	$—

Net (loss)/income	$(31,985)	$1,445	$(4)

	December 31,
	2008	2007	2006

Balance Sheet Data:
Total current assets	$29,814	$235,213	$376

Vessels, net	$345,622	$—	$—

Total assets	$378,202	$235,213	$632

Total current liabilities, including current portion of long- term debt	$32,999	$5,995	$611

Long-term debt, net of current portion	$213,638	$—	$—

Total shareholders’ equity	$131,565	$148,369	$20

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS FOR SEANERGY MARITIME AND SEANERGY
     You should read the following discussion and analysis of our consolidated financial condition and results of operations together with our consolidated financial statements and notes thereto that appear elsewhere in this prospectus. Seanergy’s consolidated financial statements have been prepared in conformity with US GAAP. This discussion and analysis contains forward-looking statements that involve risks, uncertainties, and assumptions. Actual results may differ materially from those anticipated in these forward-looking statements.
     The historical consolidated financial results of Seanergy described below are presented in United States dollars.
Overview
     We are an international provider of dry bulk marine transportation services that was incorporated in the Marshall Islands on January 4, 2008. We were initially formed as a wholly owned subsidiary of Seanergy Maritime Corp., or Seanergy Maritime, which was incorporated in the Marshall Islands on August 15, 2006, as a blank check company created to acquire, through a merger, capital stock exchange, asset acquisition or other similar business combination, one or more businesses in the maritime shipping industry or related industries. Seanergy Maritime began operations on August 28, 2008 after the closing of our business combination.
     The business combination was accounted for under the purchase method of accounting and accordingly the assets (vessels) acquired have been recorded at their fair values. No liabilities were assumed nor were other tangible assets acquired. The results of the vessel operations are included in our consolidated statement of operations from August 28, 2008.
     The aggregate acquisition cost, including direct acquisition costs, amounted to $404,876,000. The fair value of our tangible assets acquired as of August 28, 2008 amounted to $360,081,000. The premium (non tax deductible goodwill) over the fair value of our vessels acquired amounting to $44,795,000 arose resulting from the decline in the market value of the vessels between the date of entering into the agreements to purchase the business (May 20, 2008) and the actual business combination date (August 28, 2008). There were no other identifiable assets or liabilities.
     We performed our annual impairment testing of goodwill as at December 31, 2008. The current economic and market conditions, including the significant disruptions in the global credit markets, are having broad effects on participants in a wide variety of industries. Since September 2008, the charter rates in the dry bulk charter market have declined significantly, and dry bulk vessel values have also declined. A charge of $44,795,000 was recognized in 2008, as a result of the impairment tests performed on goodwill at December 31, 2008.
     On January 27, 2009, our parent company was liquidated and dissolved and we became its successor.
     Since our vessel operations began upon the consummation of our business combination we cannot provide a meaningful comparison of our results of operations for the year ended December 31, 2008 to December 31, 2007. During the period from our inception to the date of our business combination we were a development stage enterprise.
     As of December 31, 2008, we operated a total fleet of six vessels, consisting of two Panamax vessels, one Handymax vessel, one Handysize vessel and two Supramax vessels. Of these six vessels, three were delivered on August 28, 2008 and the remaining three in September 2008. As of December 31, 2008, our operating fleet had a combined carrying capacity of 316,676 dwt and an average age of approximately 11 years.
     We generate revenues by charging customers for the transportation of dry bulk cargo using our vessels. All our vessels are currently employed under time charters for a period of 11-13 months (ending in September 2009) with SAMC, a company affiliated with members of the Restis family. A time charter is a contract for the use of a vessel for a specific period of time during which the charterer pays substantially all of the voyage expenses, including port and canal charges and the cost of bunkers, but the vessel owner pays the vessel operating expenses.
     The current economic and market conditions, including the significant disruptions in the global credit markets, are having broad effects on participants in a wide variety of industries. Since September 2008, the charter rates in the dry bulk charter market have declined significantly, and dry bulk vessel values have also declined, both as a result of a slowdown in the availability of global credit and the significant deterioration in charter rates; conditions that we also consider as indicators of a potential impairment of our vessels and therefore impairment testing was performed resulting in an impairment loss of $4,530,000 for the period ended December 31, 2008.
     We cannot predict whether our charterer will, upon the expiration of its charters, re-charter our vessels on favorable terms or at all. This decision is likely to depend upon prevailing charter rates in the months prior to charter expiration. If our charterer decides not to re-charter our vessels, we may not be able to re-charter them on similar terms. In the future, we may employ vessels in the spot market, which is subject to greater rate fluctuation than the time charter market.
     If we receive lower charter rates under replacement charters or are unable to re-charter all of our vessels, our net revenue will decrease.
     In the period ended December 31, 2008, our fleet had a utilization of 98.9%. We calculate fleet utilization by dividing the number of our operating days during a period by the number of our available days during the period. The shipping industry uses fleet utilization to measure a company’s efficiency in finding suitable employment for its vessels and minimizing the amount of days that its vessels are off-hire for reasons other than scheduled repairs or repairs under guarantee, vessel upgrades, special surveys or vessel positioning.
     EST is responsible for all commercial and technical management functions of our vessels. EST is affiliated with members of the Restis family.
Recent Developments
     On January 27, 2009, Seanergy Maritime was liquidated and we distributed to each holder of common stock of Seanergy Maritime one share of our common stock for each share of Seanergy Maritime common stock owned by the holder and all outstanding warrants of Seanergy Maritime concurrently become our obligation. Our authorized capital amounts to 100,000,000 shares of common stock with a par value of $0.0001.
     Despite the recent economic crisis, Seanergy is currently able to meet its working capital needs and debt obligations. Seanergy has a short-term contractually secured cash flow and is currently well positioned to endure the current down turn in charter rates. The current plunge in charter rates may not affect Seanergy’s revenue as it has the charters locked in for an 11-13 month period (expiring in September 2009) and, therefore, absent a default by its charterer, Seanergy has secured approximately $110 million of revenues, net of commissions payable to Safbulk and SAMC (as mentioned above), for the period from August 28, 2008 to September 30, 2009. Therefore, Seanergy has covered 100% of its projected fleet revenue for the period up to September 2009. When the current charter terms end, Seanergy could renew the charters with SAMC at the prevailing market rates at that time. Although Seanergy has not currently done so, it intends to charter its vessels to a broader charter base for the 2009 — 2010 period. However, if the current market conditions persist after the third quarter of 2009, Seanergy will have to make use of its cash flows not committed to the repayment of the term loan and revolving facility mentioned above to meet its financial obligations and put its expansion plans on hold, unless new capital is raised from the capital markets, in the form of rights offerings or private placements and the warrants are exercised in which case it will use capital generated from the capital markets and the warrants for expansion purposes. We make no assurances that funds will be raised through capital markets or that the warrants will be exercised, or if exercised, the quantity which will be exercised or the period in which they will be exercised. Exercise of the warrants is not likely considering current market prices. Furthermore, Seanergy’s revolving credit facility is tied to the market value of the vessels and not to the prevailing (spot) market rates. For example, our existing term and revolving credit facilities require that the aggregate market value of the vessels and the value of any additional security must be at least 135% of the aggregate of the outstanding debt financing and any amount available for drawing under the revolving facility less the aggregate amount of all deposits maintained. If the percentage is below 135% then a prepayment of the loans may be required or additional security may be requested. A waiver from Marfin has been received with respect to this covenant, so long as the vessels continue to be under charter, and dividends and repayments of shareholders loans are not made without the prior written consent of Marfin.
     On February 24, 2009, the African Zebra commenced its scheduled dry docking which is estimated to be completed by mid -April 2009 at an estimated cost of $1.0 million to $1.5 million.
Recent Accounting Pronouncements
     In December 2007, the Financial Accounting Standards Board (“FASB”) issued FASB Statement No. 141(R), Business Combinations, and FASB Statement No. 160, Non-controlling Interests in Consolidated Financial Statements — an amendment to ARB No. 51. FASB Statements No. 141(R) and No. 160 require most identifiable assets, liabilities, non-controlling interests, and goodwill acquired in a business combination to be recorded at “full fair value” and require non-controlling interests (previously referred to as minority interests) to be reported as a component of equity, which changes the accounting for transactions with non-controlling interest holders. Both Statements are effective for periods beginning on or after December 15, 2008, and earlier adoption is prohibited. FASB Statement No. 141(R) will be applied to business combinations occurring after the effective date. FASB Statement No. 160 will be applied prospectively to all non-controlling interests, including any that arose before the effective date. All of the Company’s subsidiaries are wholly owned, so the adoption of Statement 160 is not expected to impact its financial position and results of operations. Seanergy does not have a business combination that was consummated on or after December 15, 2008.
     In March 2008, the FASB issued FASB Statement No. 161, “Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133”. FASB Statement No. 161 amends and expands the disclosure requirements of FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities”. The objective of FASB Statement No. 161 is to provide users of financial statements with an enhanced understanding of how and why an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for under FASB Statement No. 133 and its related interpretations, and how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. FASB Statement No. 161 requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of and gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative agreements. FASB Statement No. 161 applies to all derivative financial instruments, including bifurcated derivative instruments (and non derivative instruments that are designed and qualify as hedging instruments pursuant to paragraphs 37 and 42 of FASB Statement No. 133) and related hedged items accounted for under FASB Statement No. 133 and its related interpretations. FASB Statement No. 161 also amends certain provisions of FASB Statement No. 131. FASB Statement No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. FASB Statement No. 161 encourages, but does not require, comparative disclosures for earlier periods at initial adoption. The Company does not currently anticipate that the adoption of FASB Statement No. 161 will have any impact on its financial statement presentation or disclosures.
     In June 2008, the FASB ratified Emerging Issues Task Force (“EITF”) 07-5, “Determining Whether an Instrument (or Embedded Feature) is Indexed to an Entity’s Own Stock” (“EITF 07-5”). EITF 07-5 addresses the determination of whether a financial instrument (or an embedded feature) is indexed to an entity’s own stock. EITF 07-5 is effective for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Seanergy has determined that its financial instruments and warrants are indexed to its own stock and equity classified and therefore the adoption of this standard will not have a material effect on its consolidated financial statement presentation or disclosure.
     FSP APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)”. FSP APB 14-1 requires issuers of convertible debt that may be settled wholly or partly in cash upon conversion to account for the debt and equity components separately. The FSP is effective for financial statements issued for fiscal years beginning after December 15, 2008 and interim periods within those years and must be applied retrospectively to all periods presented. Early adoption is prohibited. Seanergy has determined that the application of FSP APB 14-1 will not have a significant effect on its financial statements.

     On January 1, 2008, the Company adopted the provisions of FASB Statement No. 157, Fair Value Measurements, for fair value measurements of financial assets and financial liabilities and for fair value measurements of nonfinancial items that are recognized or disclosed at fair value in the financial statements on a recurring basis. FASB Statement No. 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. FASB Statement No. 157 also establishes a framework for measuring fair value and expands disclosures about fair value measurements (Note 24). FASB Staff Position FAS 157-2, “Effective Date of FASB Statement No. 157,” delays the effective date of FASB Statement No. 157 until fiscal years beginning after November 15, 2008 for all nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis. In accordance with FSP FAS 157-2, the Company has not applied the provisions of FASB Statement No. 157 to such assets and liabilities. The Company is in the process of evaluating the impact, if any, of applying these provisions on its financial position and results of operations.
Critical Accounting Policies and Estimates
     Critical accounting policies are those that reflect significant judgments or uncertainties and potentially result in materially different results under different assumptions and conditions. We have described below what we believe are our most critical accounting policies, because they generally involve a comparatively higher degree of judgment in their application.
Business combination — allocation of the purchase price in a business combination
     On August 28, 2008, we completed our business combination. The acquisition was accounted for under the purchase method of accounting and accordingly, the assets acquired have been recorded at their fair values. No liabilities were assumed or other tangible assets acquired. The results of operations are included in the consolidated statement of operations from August 28, 2008. The consideration paid for the business combination has been recorded at fair value at the date of acquisition and forms part of the cost of the acquisition. Total consideration for the business combination was $404,876,000, including direct transaction costs of $8,802,000, and excluding the contingent earn-out component.
     The allocation of the purchase price to the assets acquired on the date of the business combination is a critical area due to the subjectivity involved in identifying and allocating the purchase price to tangible and intangible assets acquired. As at the date of the business combination, the fair value of the vessels was determined to be $360,081,000. No additional identifiable intangibles were identified and the difference of $44,795,000 was assigned to goodwill. Areas of subjectivity included the determination of the fair market value allocated to tangible assets and whether there were any values associated with intangible assets such as customer relationships, right of first refusal agreements and charter agreements.
Impairment of long-lived assets
     We apply FASB Statement No. 144 “Accounting for the Impairment or Disposal of Long-lived Assets,” which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. Vessels are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. An impairment loss is recognized when the carrying amount of the long-lived asset is not recoverable and exceeds its fair value. The carrying amount of the long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. Any impairment loss is measured as the amount by which the carrying amount of the long-lived asset exceeds its fair value and is recorded as a reduction in the carrying value of the related asset and a charge to operating results. Once an impairment results in a reduction in the carrying value, the carrying value of such an asset cannot thereafter be increased. Fair value is determined based on current market values received from independent appraisers, when available, or from other acceptable valuation techniques such as discounted cash flows models. We recorded an impairment loss of $4,530,000 in 2008. It is considered at least reasonably possible that continued declines in volumes, charter rates and availability of letters of credit for customers resulting from global economic conditions could significantly impact our future impairment estimates.

Goodwill Impairment
     We follow FASB Statement No. 142 “Goodwill and Other Intangible Assets”. Goodwill represents the excess of the aggregate purchase price over the fair value of the net identifiable assets acquired in business combinations accounted for under the purchase method. Goodwill is reviewed for impairment at least annually on December 31 in accordance with the provisions of FASB Statement No. 142. The goodwill impairment test is a two-step process. Under the first step, the fair value of the reporting unit is compared to the carrying value of the reporting unit (including goodwill). If the fair value of the reporting unit is less than the carrying value of the reporting unit, goodwill impairment may exist, and the second step of the test is performed. Under the second step, the implied fair value of the goodwill is compared to the carrying value of the goodwill and an impairment loss is recognized to the extent that the carrying value of goodwill exceeds the implied fair value of goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation in accordance with FASB Statement No. 141 “Business Combinations”. The residual fair value after this allocation is the implied fair value of the reporting unit goodwill. Fair value of the reporting unit is determined using a discounted cash flow analysis. If the fair value of the reporting unit exceeds it carrying value, step two does not have to be performed. We recorded a goodwill impairment loss of $44,795,000 in 2008. It is considered at least reasonably possible in the near term that any amounts recorded upon achievement of the earn-out in 2009 may be impaired based upon current market conditions.
Vessel depreciation
     Depreciation is computed using the straight-line method over the estimated useful lives of the vessels, after considering the estimated salvage value. Each vessel’s salvage value is equal to the product of its lightweight tonnage and estimated scrap rate. Management estimates the useful lives of our vessels to be 25 years from the date of initial delivery from the shipyard. Secondhand vessels are depreciated from the date of their acquisition through their remaining estimated useful lives. However, when regulations place limitations over the ability of a vessel to trade on a worldwide basis, its useful life is adjusted to end at the date such regulations become effective. The estimated salvage value at December 31, 2008 was $270 per light weight ton.
     The above four policies are considered to be critical accounting policies because assessments need to be made due to the shipping industry being highly cyclical experiencing volatility in profitability, and changes in vessel value and fluctuations in charter rates resulting from changes in the supply and demand for shipping capacity. At present, the dry bulk market is affected by the current international financial crisis which has slowed down world trade and caused drops in charter rates. The lack of financing, global steel production cuts and outstanding agreements between iron ore producers and Chinese industrial customers have temporarily brought the market to a stagnation. In addition, there are significant assumptions used in applying these policies such as possible future new charters, future charter rates, future on-hire days, future market values and the time value of money. Consequently, actual results could differ from these estimates and assumptions used and the Company may need to review such estimates and assumptions in future periods as underlying conditions, prices and other mentioned variables change. Our results of operations and financial position in future periods could be significantly affected upon revision of these estimates and assumptions or upon occurrence of events. Due to the different scenarios under which such changes could occur, it is not practical to quantify the range and possible effects of such future changes in our financial statements.
Dry docking costs
     There are two methods that are used by the shipping industry to account for dry dockings; first, the deferral method, whereby specific costs associated with a dry docking are capitalized when incurred and amortized on a straight-line basis over the period to the next scheduled dry dock; and second, the direct expensing method, whereby dry docking costs are expensed in the period incurred. We use the deferral method of accounting for dry dock expenses. Under the deferral method, dry dock expenses are capitalized and amortized on a straight-line basis until the date that the vessel is expected to undergo its next dry dock. We believe the deferral method better matches costs with revenue. We use judgment when estimating the period between dry docks performed, which can result in adjustments to the estimated amortization of dry dock expense, the duration of which depends on the age of the vessel and the nature of dry docking repairs the vessel will undergo. We expect that our vessels will be required to be dry docked approximately every 2.5 years in accordance with class requirements for major repairs and maintenance. Costs capitalized as part of the dry docking include actual costs incurred at the dry dock yard and parts and supplies used in undertaking the work necessary to meet class requirements.
Variable Interest Entities
     We evaluate our relationships with other entities to identify whether they are variable interest entities and to assess whether we are the primary beneficiary of such entities. If the determination is made that the Company is the primary beneficiary, then that entity is included in our consolidated financial statements. At present, the Company does not hold a majority voting interest in any other entity other than its fully owned subsidiaries and this not expected to change in the future.
Important Measures for Analyzing Results of Operations Following the Vessel Acquisition
     We believe that the important non-GAAP measures and definitions for analyzing our results of operations consist of the following:
•	Ownership days. Ownership days are the total number of calendar days in a period during which the Company owned each vessel in their fleet. Ownership days are an indicator of the size of the fleet over a period and affect both the amount of revenues and the amount of expenses recorded during that period.

•	Available days. Available days are the number of ownership days less the aggregate number of days that the Company’ vessels are off-hire due to major repairs, dry dockings or special or intermediate surveys. The shipping industry uses available days to measure the number of ownership days in a period during which vessels are actually capable of generating revenues.

•	Operating days. Operating days are the number of available days in a period less the aggregate number of days that vessels are off-hire due to any reason, including unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.

•	Fleet utilization. Fleet utilization is determined by dividing the number of operating days during a period by the number of available days during that period. The shipping industry uses fleet utilization to measure a company’s efficiency in finding suitable employment for its vessels and minimizing the amount of days that its vessels are off-hire for any reason excluding scheduled repairs, vessel upgrades, dry dockings or special or intermediate surveys.

•	Off-hire. The period a vessel is unable to perform the services for which it is required under a charter. Off-hire periods typically include days spent undergoing unscheduled repairs and unscheduled dry docking.

•	Time charter. A time charter is a contract for the use of a vessel for a specific period of time during which the charterer pays substantially all of the voyage expenses, including port costs, canal charges and fuel expenses. The vessel owner pays the vessel operating expenses, which include crew wages, insurance, technical maintenance costs, spares, stores and supplies and commissions on gross voyage revenues. Time charter rates are usually fixed during the term of the charter. Prevailing time charter rates do fluctuate on a seasonal and year-to-year basis and may be substantially higher or lower from a prior time charter agreement when the subject vessel is seeking to renew the time charter agreement with the existing charterer or enter into a new time charter agreement with another charterer. Fluctuations in time charter rates are influenced by changes in spot charter rates.

•	TCE. Time charter equivalent or TCE rates are defined as our time charter revenues less voyage expenses during a period divided by the number of our available days during the period, which is consistent with industry standards. Voyage expenses include port charges, bunker (fuel oil and diesel oil) expenses, canal charges and commissions.

Revenues
     The Company’ revenues were driven primarily by the number of vessels it operated, the number of operating days during which its vessels generated revenues, and the amount of daily charter hire that its vessels earned under charters. These, in turn, were affected by a number of factors, including the following:
•	The nature and duration of the Company’ charters;

•	The amount of time that the Company’ spent repositioning its vessels;

•	The amount of time that the Company’ vessels spent in dry dock undergoing repairs;

•	Maintenance and upgrade work;

•	The age, condition and specifications of the Company’ vessels;

•	The levels of supply and demand in the dry bulk carrier transportation market; and

•	Other factors affecting charter rates for dry bulk carriers under voyage charters.
     A voyage charter is generally a contract to carry a specific cargo from a load port to a discharge port for an agreed-upon total amount. Under voyage charters, voyage expenses such as port, canal and fuel costs are paid by the vessel owner. A time charter trip and a period time charter or period charter are generally contracts to charter a vessel for a fixed period of time at a set daily rate. Under time charters, the charterer pays voyage expenses. Under both types of charters, the vessel owners pay for vessel operating expenses, which include crew costs, provisions, deck and engine stores, lubricating oil, insurance, maintenance and repairs. The vessel owners are also responsible for each vessel’s dry docking and intermediate and special survey costs.
     Vessels operating on period time charters provide more predictable cash flows, but can yield lower profit margins than vessels operating in the spot charter market for single trips during periods characterized by favorable market conditions.
     Vessels operating in the spot charter market generate revenues that are less predictable, but can yield increased profit margins during periods of improvements in dry bulk rates. Spot charters also expose vessel owners to the risk of declining dry bulk rates and rising fuel costs. The Company’ vessels were chartered on period time charters during the year ended December 31, 2008.
     A standard maritime industry performance measure is the “time charter equivalent” or “TCE.” TCE rates are defined as our time charter revenues less voyage expenses during a period divided by the number of our available days during the period, which is consistent with industry standards. Voyage expenses include port charges, bunker (fuel oil and diesel oil) expenses, canal charges and commissions. The Company’ average TCE rate for 2008 was $49,362.
Vessel Operating Expenses
     Vessel operating expenses include crew wages and related costs, the cost of insurance, expenses relating to repairs and maintenance, the costs of spares and consumable stores, tonnage taxes and other miscellaneous expenses. Vessel operating expenses generally represent costs of a fixed nature. Some of these expenses are required, such as insurance costs and the cost of spares.
Depreciation
     Depreciation is computed using the straight-line method over the estimated useful lives of the vessels, after considering the estimated salvage value. Each vessel’s salvage value is equal to the product of its lightweight tonnage and estimated scrap rate. Management estimates the useful lives of our vessels to be 25 years from the date of initial delivery from the shipyard. Secondhand vessels are depreciated from the date of their acquisition through their remaining estimated useful lives. However, when regulations place limitations over the ability of a vessel to trade on a worldwide basis, its useful life is adjusted to end at the date such regulations become effective. The estimated salvage value at December 31, 2008 was $270 per light weight ton.
Seasonality
     Coal, iron ore and grains, which are the major bulks of the dry bulk shipping industry, are somewhat seasonal in nature. The energy markets primarily affect the demand for coal, with increases during hot summer periods when air conditioning and refrigeration require more electricity and towards the end of the calendar year in anticipation of the forthcoming winter period. The demand for iron ore tends to decline in the summer months because many of the major steel users, such as automobile makers, reduce their level of production significantly during the summer holidays. Grains are completely seasonal as they are driven by the harvest within a climate zone. Because three of the five largest grain producers (the United States of America, Canada and the European Union) are located in the northern hemisphere and the other two (Argentina and Australia) are located in the southern hemisphere, harvests occur throughout the year and grains require dry bulk shipping accordingly.
Principal Factors Affecting Our Business Following the Vessel Acquisition
     The principal factors that affected the Company’ financial position, results of operations and cash flows included the following:
•	Number of vessels owned and operated;

•	Charter market rates and periods of charter hire;

•	Vessel operating expenses and direct voyage costs, which were incurred in both U.S. Dollars and other currencies, primarily Euros;

•	Depreciation expenses, which were a function of the cost, any significant post-acquisition improvements, estimated useful lives and estimated residual scrap values of Company’ vessels;

•	Financing costs related to indebtedness associated with the vessels; and

•	Fluctuations in foreign exchange rates.
Performance Indicators
     The figures shown below are non-GAAP statistical ratios used by management to measure performance of the Company’s vessels and are not included in financial statements prepared under US GAAP.

Year Ended
December 31, 2008
Fleet Data:
Average number of vessels(1)	5.5
Ownership days(2)	686
Available days(3)	686
Operating Days (4)	678
Fleet utilization(5)	98.9%

Average Daily Results:
Average TCE rate(6)	$49,362
Vessel operating expenses(7)	$4,636
Management fees(8)	$566

Year Ended
December 31, 2008
Total vessel operating expenses(9)	$5,202

(1)	Average number of vessels is the number of vessels that constituted the Company’ fleet for the relevant period (from August 28, 2008 up to December 31, 2008), as measured by the sum of the number of days each vessel was a part of the Company’s’ fleet during the relevant period divided by the number of available days in the relevant period.

(2)	Ownership days are the total number of days in a period during which the vessels in a fleet have been owned. Ownership days are an indicator of the size of the Company’s fleet over a period and affect both the amount of revenues and the amount of expenses that the Company recorded during a period.

(3)	Available days are the number of ownership days less the aggregate number of days that vessels are off-hire due to major repairs, dry dockings or special or intermediate surveys. The shipping industry uses available days to measure the number of ownership days in a period during which vessels should be capable of generating revenues.

(4)	Operating days are the number of available days in a period less the aggregate number of days that vessels are off-hire due to any reason, including unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.

(5)	Fleet utilization is determined by dividing the number of operating days during a period by the number of available days during that period. The shipping industry uses fleet utilization to measure a company’s efficiency in finding suitable employment for its vessels and minimizing the amount of days that its vessels are off-hire for any reason excluding scheduled repairs, vessel upgrades, dry dockings or special or intermediate surveys.

(6)	Time charter equivalent or TCE rates are defined as our time charter revenues less voyage expenses during a period divided by the number of our available days during the period, which is consistent with industry standards. Voyage expenses include port charges, bunker (fuel oil and diesel oil) expenses, canal charges and commissions.
(In thousands of US Dollar, except per diem amounts)

Year Ended
December 31, 2008
Net revenues from vessels	$34,453
Voyage expenses	(151)
Voyage expenses — related party	(440)

Net operating revenues	$33,862

Available days	686

Time charter equivalent rate	$49,362

(7)	Average daily vessel operating expenses, which includes crew costs, provisions, deck and engine stores, lubricating oil, insurance, maintenance and repairs, is calculated by dividing vessel operating expenses by ownership days for the relevant time periods:
(In thousands of US Dollars, except per diem amounts)

Year Ended
December 31, 2008
Operating expenses	$3,180
Ownership days	686
Daily vessel operating expenses	$4,636

(8)	Daily management fees are calculated by dividing total management fees by ownership days for the relevant time period.

(9)	Total vessel operating expenses, or TVOE is a measurement of total expenses associated with operating the vessels. TVOE is the sum of vessel operating expenses and management fees. Daily TVOE is calculated by dividing TVOE by fleet ownership days for the relevant time period.
Results of Operations
     Year ended December 31, 2008 (“fiscal 2008”) as compared to year ended December 31, 2007 (“fiscal 2007”)
     Vessel Revenue — Related Party, Net — Net revenues for the year ended December 31, 2008 were $34,453,000 after address commissions of 2.5%, or $880,000, as compared to $0 in fiscal 2007. The increase in vessel revenue is a result of the closing of the business combination and the commencement of our operations on August 28, 2008. Our gross revenues were $35,333,000. Our vessels Davakis G., Delos Ranger and African Oryx commenced operations on August 28, 2008 for a daily charter fee of $60,000, $60,000 and $30,000, respectively. Our vessel, Bremen Max, commenced operations on September 11, 2008 for a daily charter fee of $65,000 and our vessels, Hamburg Max and African Zebra, commenced operations on September 25, 2008 for a daily charter fee of $65,000 and $36,000, respectively. Net revenues earned for the period from August 28, 2008 to December 31, 2008 for each of our vessels after address commissions amounted to $7,147,000 for the Davakis G.; $7,162,000 for the Delos Ranger; $3,661,000 for the African Oryx; $7,068,000 for the Bremen Max; $5,978,000 for the Hamburg Max; and $3,437,000 for the African Zebra. The vessels were employed under time charters with SAMC, an affiliate, with initial terms of 11-13 months, expiring in September 2009.
     Direct Voyage Expenses — Direct voyage expenses, which include bunkers and port expenses, amounted to $151,000 for the year ended December 31, 2008 as compared to $0 for the comparable period in 2007. Direct voyage expenses consisted of port and bunker expenses of $44,000 and $107,000, respectively that are unique to a particular charter. The increase in direct voyage expenses is a result of the closing of the business combination and the commencement of our operations in August 2008.
     Vessel Operating Expenses — For the year ended December 31, 2008, our vessel operating expenses were $3,180,000, or an average of $4,636 per ship per day, as compared to $0 in fiscal 2007. Vessel operating expenses included crew wages and related costs, the cost of insurance, expenses relating to repairs and maintenance, chemicals and lubricants, consumable stores, tonnage taxes and other miscellaneous expenses. We operated an average of 5.5 vessels from the date of consummation of the business combination on August 28, 2008 through December 31, 2008. Vessel operating expenses increased as a result of the closing of the business combination and the commencement of our operations in August 2008.
     Voyage Expenses — Related Party — Represent commissions charged in relation to the brokerage agreement we have with Safbulk, an affiliate, for the provision of chartering services up to May 20, 2010. The chartering commissions represent a commission of 1.25% payable to Safbulk on the collected vessel revenue. For the year ended December 31, 2008, commissions charged amounted to $440,000 as compared to $0 in fiscal 2007, for the same reasons described above.
     Management Fees — Related Party — For the year ended December 31, 2008, management fees charged by a related party amounted to $388,000 as compared to $0 in fiscal 2007. The increase was due to the same reasons described above. Management fees primarily relate to the management agreement we have with EST, an affiliate, for the provision of technical management services. The fixed daily fee per vessel in operation is Euro 416.00 per vessel until December 31, 2008. Thereafter the fixed daily fee was re-adjusted to be Euro 425.00 per vessel.
     General and Administration Expenses — For the year ended December 31, 2008, we incurred $1,840,000 of general and administration expenses, compared to $445,000 for the year ended December 31, 2007, an increase of approximately 313%. Our general and administration expenses primarily include auditing and accounting costs of $695,000, legal fees of $432,000 and other professional fees of $371,000. Our general and administration expenses for 2008 were comparatively higher than those in the prior year due to the fact that we commenced our vessel operations after the business combination was consummated on August 28, 2008.
     General and Administration Expenses — Related Party — For the year ended December 31, 2008, we incurred $430,000 of related party general and administration expenses, compared to $0 for the year ended December 31, 2007. Our related party general and administration expenses are primarily comprised of salaries of $139,000 for our executive officers, $155,000 of remuneration to our board of directors, office rental fees of $88,000 and consulting fees of $27,000. In addition, a service agreement was signed with EST for consultancy services with respect to financing and dealing with relations with third parties and for assistance with the preparation of periodic reports to the shareholders for a fixed monthly fee of $5,000 through March 2, 2009 and amounted to $21,000. The increase in such fees is due to the reasons described above.
     Depreciation — We depreciate our vessels based on a straight line basis over the expected useful life of each vessel, which is 25 years from the date of their initial delivery from the shipyard. Depreciation is based on the cost of the vessel less its estimated residual value, which is estimated at $270 per lightweight ton. Secondhand vessels are depreciated from the date of their acquisition through their remaining estimated useful life. However, when regulations place limitations over the ability of a vessel to trade on a worldwide basis, its useful life is adjusted to end at the date such regulations become effective. For the year ended December 31, 2008, we recorded $9,929,000 of vessel depreciation charges as compared to $0 in fiscal 2007. These charges relate to our vessels of which three vessels were placed into operations on August 28, 2008 and the remaining three in September 2008.
     Goodwill Impairment Loss — We performed our annual impairment testing of goodwill as at December 31, 2008. The current economic and market conditions, including the significant disruptions in the global credit markets, are having broad effects on participants in a wide variety of industries. Since September 2008, the charter rates in the dry bulk charter market have declined significantly, and dry bulk vessel values have also declined. The fair value for goodwill impairment testing was estimated using the expected present value of future cash flows, using judgments and assumptions that management believes were appropriate in the circumstances. The future cash flows from operations were determined by considering the charter revenues from existing time charters for the fixed fleet days and an estimated daily time charter equivalent for the unfixed days (based on a combination of Seanergy’s remaining charter agreement rates, 2-year forward freight agreements and the most recent 10-year average historical 1 year time charter rates available for each type of vessel) assuming an average annual inflation rate of 2%. The weighted average cost of capital (WACC) used was 8%. As a result, we recorded an impairment charge related to goodwill of $44,795,000 in 2008. There was no such charge in 2007 as no assets or business had been acquired in 2007.
     Vessels’ Impairment Loss — We evaluate the carrying amounts of vessels and related dry dock and special survey costs and periods over which long-lived assets are depreciated to determine if events have occurred which would require modification to their carrying values or useful lives. In evaluating useful lives and carrying values of long-lived assets, we review certain indicators of potential impairment, such as undiscounted projected operating cash flows, vessel sales and purchases, business plans and overall market conditions. The current economic and market conditions, including the significant disruptions in the global credit markets, are having broad effects on participants in a wide variety of industries. Since September 2008, the charter rates in the dry bulk charter market have declined significantly, and dry bulk vessel values have also declined. We determine undiscounted projected net operating cash flows for each vessel and compare it to the vessel’s carrying value. The projected net operating cash flows are determined by considering the charter revenues from existing time charters for the fixed fleet days and an estimated daily time charter equivalent for the unfixed days (based on a combination of our remaining charter agreement rates, two-year forward freight agreements and the most recent 10-year average historical 1 year time charter rates available for each type of vessel) over the remaining economic life of each vessel, net of brokerage and address commissions, expected outflows for scheduled vessels’ maintenance, and vessel operating expenses assuming an average annual inflation rate of 2%. Fleet utilization is assumed at 98.6% in our exercise, taking into account each vessel’s off hire days based on other companies operating in the dry bulk industry and our historical performance.
     A discount factor of 4.5% per annum, representing a hypothetical finance lease charge, was applied to the undiscounted projected net operating cash flows directly associated with and expected to arise as a direct result of the use and eventual disposition of the vessel, but only in the case where they were lower than the carrying value of vessels. This resulted in an impairment loss of $4,530,000 for fiscal 2008. There was no such charge in 2007 as no assets or business had been acquired in 2007.
     Interest and Finance Costs — The significant increase in interest and finance costs of $4,077,000 in 2008 as compared to $58,000 in 2007 is primarily attributable to our revolving credit and term facilities, which we obtained in order to fund our business combination and vessel purchase and for working capital purposes. More specifically, interest expense related to the revolving credit facility amounted to $799,000 and interest on our term facility amounted to $2,768,000 for the year ended December 31, 2008. In 2008, our interest expense primarily related to four months of operations since we drew down our credit facilities on August 28, 2008, and obtained our term loans in August and September 2008, respectively. Fees incurred for obtaining new loans, including related legal and other professional fees, are deferred and amortized using the effective interest method over the life of the related debt.
     Interest Income — Money Market Funds — For the year ended December 31, 2008, we earned interest on our money market funds of $3,361,000 as compared to $1,948,000 for the year ended December 31, 2007. The increase in interest income of 72.5% is because we obtained our trust funds from our initial public offering on September 28, 2007 and therefore interest was earned for approximately three months in 2007 as compared to approximately eight months in 2008.
     Net (Loss)/Income — We incurred a net loss of $31,985, 000 in 2008 as compared to a profit of $1,445,000 in 2007. The increase in our loss is a result of our vessel operations commencing on August 28, 2008, income of $18,095,000 set off by goodwill and vessel impairment charges of $44,795,000 and $4,530,000, respectively, and set off by increased interest and finance costs, which resulted in $755,000 net finance expense in 2008 as compared to $1,890,000 net finance income in 2007.
Year Ended December 31, 2007 and the period from August 15, 2006 (Inception) to December 31, 2006
     For the year ended December 31, 2007, we had a net income of $1,445,000. The net income consisted of $1,948,000 of interest income offset by operating expenses of $445,000 and interest expenses of $58,000 ($45,000 related to the underwriter and $13,000 related to shareholders). Operating expenses of $445,000 consisted of consulting and professional fees of $357,000, rent and office services expense of $22,000, insurance expense of $25,000, investor relations expense of $33,000, and other operating costs of $8,000.
     For the period from August 15, 2006 (Inception) to December 31, 2006, we had a net loss of $4,372,000. The net loss consisted of $1,028,000 of interest income offset by interest expense of $824,000, accounting fees of $1,000,000, organization expenses of $3,450,000 and other operating expenses of $126,000.
Liquidity and Capital Resources
     Our principal source of funds is equity provided by our shareholders, operating cash flows, and our revolving credit and term facilities. Our principal use of funds has primarily been capital expenditures to establish our fleet of six vessels, close our business combination, maintain the quality of our dry bulk carriers, comply with international shipping standards and environmental laws and regulations, fund capital working requirements, and make principal repayments on our outstanding loan facilities.
     We believe that our current cash balance and our operating cash flow will be sufficient to meet our current liquidity needs, although the dry bulk charter market has sharply declined since September 2008 and our results of operations may be adversely affected if market conditions do no improve. We expect to rely upon operating cash flow to meet our liquidity requirements going forward.
     Despite the recent economic crisis, Seanergy is currently able to meet its working capital needs and debt obligations. Seanergy has a short-term contractually secured cash flow and is currently well positioned to endure the current down turn in charter rates. The current plunge in charter rates may not affect Seanergy’s revenue as it has the charters locked in for an 11-13 month period (expiring in September 2009) and, therefore, absent a default by its charterer, Seanergy has secured approximately $110 million of revenues, net of commissions payable to Safbulk and SAMC (as mentioned above), for the period from August 28, 2008 to September 30, 2009. Therefore, Seanergy has

covered 100% of its projected fleet revenue for the period up to September 2009. When the current charter terms end, Seanergy could renew the charters with SAMC at the prevailing market rates at that time. Although Seanergy has not currently done so, it intends to charter its vessels to a broader charter base for the 2009 — 2010 period. However, if the current market conditions persist after the third quarter of 2009, Seanergy will have to make use of its cash flows not committed to the repayment of the term loan and revolving facility mentioned above to meet its financial obligations and put its expansion plans on hold, unless new capital is raised from the capital markets, in the form of rights offerings or private placements and the warrants are exercised in which case it will use capital generated from the capital markets and the warrants for expansion purposes. We make no assurances that funds will be raised through capital markets or that the warrants will be exercised, or if exercised, the quantity which will be exercised or the period in which they will be exercised. Exercise of the warrants is not likely considering current market prices. Furthermore, Seanergy’s revolving credit facility is tied to the market value of the vessels and not to the prevailing (spot) market rates. For example, our existing term and revolving credit facilities require that the aggregate market value of the vessels and the value of any additional security must be at least 135% of the aggregate of the outstanding debt financing and any amount available for drawing under the revolving facility less the aggregate amount of all deposits maintained. If the percentage is below 135% then a prepayment of the loans may be required or additional security may be requested. A waiver from Marfin has been received with respect to this covenant, so long as the vessels continue to be under charter, and dividends and repayments of shareholders loans are not made without the prior written consent of Marfin.
     We acquired our dry bulk carriers using a combination of funds received from equity investors and financed with our revolving and term credit facilities.
     At the present time we have no plans to immediately expand our fleet, however, we do intend to continue to expand our fleet in the future. Growth will depend on locating and acquiring suitable vessels, identifying and consummating acquisitions or joint ventures, identifying reputable shipyards with available capacity and contracting with them for the construction of new vessels; enhancing our customer base; obtaining required financing (debt or equity or a combination of both); and obtaining favorable terms in all cases.
     In February 2009, our vessel African Zebra entered its scheduled dry docking. Our estimated expenses for this dry docking amount between $1 million and $1.5 million. In April 2009, our vessel Hamburg Max is scheduled for dry docking with estimated costs of $1.1 million to $1.2 million. One vessel is scheduled for dry docking in 2010 and three vessels in 2011. In addition, our vessel African Zebra will be subject to dry docking again in 2011. The dry docking costs related to 2010 and 2011 are estimated to be $0.5 million and $2.6 million, respectively.
     Our short-term liquidity requirements relate to servicing our debt (including principal payments on our term loan), payment of operating costs, dry docking costs of two vessels, funding working capital requirements and maintaining cash reserves against fluctuations in operating cash flows. Sources of short-term liquidity are primarily our revenues earned from our charters.
     Our medium and long term liquidity requirements include repayment of long-term debt balances, debt interest payments, dry docking costs and possibly the repayment of the convertible promissory note due to shareholders in 2010. As of December 31, 2008, we had outstanding borrowings of $212,345,000. We have drawn down $54,845,000 of our revolving credit facility. Commencing one year from signing the loan agreement, the revolving facility shall be reduced to the applicable limit available on such reduction date. The first annual reduction will reduce the available credit amount by $18,000,000 (i.e. to $72,000,000) in August 2009, followed by five consecutive annual reductions of $12,000,000 and any outstanding balance to be fully repaid together with the balloon payment of the term loan. In 2009, we have principal repayments on our term facility amounting to $27,750,000.
     As of December 31, 2008, we had available cash reserves of $27,543,000, which is shown as cash and cash equivalent. These amounts are not restricted.

     Our revolving credit facility and term facility are from Marfin (see “—Credit Facilities” below), and in addition, we have a Note due to shareholders amounting to $28,250,000 (face value). Maturities in 2010 of our term facility and the Note amount to $18,950,000 and $28,250,000 (face value), respectively.
     Between January 1, 2008 and July 2008, we paid dividends amounting to $4,254,000 to our public shareholders. We currently have suspended the payment of dividends pursuant to the waiver received from Marfin (see “Credit Facilities” below) and dividends will not be declared without the prior written consent of Marfin.
     Our Private Warrants may be exercised by the holders on a cashless basis. Each warrant entitles the holder to purchase one share of common stock and expires on September 28, 2011. More specifically, we have 38,984,667 warrants to purchase shares of our common stock issued and outstanding at an exercise price of $6.50 per share, of which 16,016,667 are exercisable on a cashless basis. In addition, we have assumed Seanergy Maritime’s obligation to issue 1,000,000 shares of common stock and warrants to purchase 1,000,000 shares of our common stock under the unit purchase option it granted the underwriter in its initial public offering at an exercise price of $12.50 per unit. The exercise of the Warrants is not likely taking into consideration current market prices.
     Cash Flows
     Operating activities: Net cash from operating activities totaled $25,700,000 for the year ended December 31, 2008, as compared to $1,585,000 for the year ended December 31, 2007. This increase primarily reflected our revenue from time charters, which commenced on August 28, 2008 for three vessels and in September 2008 for the remaining three vessels, and the related vessel operating expenses. Net cash from operating activities totaled $1,585,000 for the year ended December 31, 2007, as compared to an outflow of $20,000 for the period from August 15, 2006 (inception) to December 31, 2006.
     Investing activities: Net cash used in investing activities totaled $142,919,000 for the year ended December 31, 2008, as compared to $232,923,000 used in investing activities for the year ended December 31, 2007. This decrease is primarily a result of the use of $375,883,000 in connection with the consummation of our business combination, which was offset by using the funds held in trust of $232,923,000. Net cash provided by investing activities for the year ended December 31, 2007 totaled $232,923,000 as compared to $0 for the period from August 15, 2006 (inception) to December 31, 2006. The increase in the use of funds is due to the monies received in our IPO being placed in trust to be used for the purpose of a business combination.
     Financing activities: Net cash provided by financing activities totaled $142,551,000 for the year ended December 31, 2008, as compared to $233,193,000 for the year ended December 31, 2007. In 2008, cash was provided from the proceeds of our revolving credit and term facilities in the amount of $219,845,000 and from warrant exercises in the amount of $858,000, which was offset by the payment of $63,705,000 relating to the redemption of common shares in connection with the closing of our business combination, principal loan repayments of $7,500,000, debt issuance costs of $2,693,000 and dividends paid of $4,254,000. In 2007, the net cash provided was as a result of our private and public offering of common stock totaling $233,619,000, net of the offering costs. For the period from August 15, 2006 (inception) to December 31, 2006, the net cash from financing activities amounted to $376,000.
Credit Facilities
Revolving Credit Facility
     As of December 31, 2008, we had utilized $54,845,000 of the amount available under our revolving credit facility, which is equal to the lesser of $90,000,000 and an amount in dollars which when aggregated with the amounts already drawn down under the term facility does not exceed 70% of the aggregate market values of the vessels and other securities held in favor of the lender for the business combination and working capital purposes. As of December 31, 2008, we had available $35,155,000 under the revolving credit facility.
     The revolving credit facility bears interest at LIBOR plus 2.25% per annum. A commitment fee of 0.25% per annum is calculated on the daily aggregate un-drawn balance and un-cancelled amount of the revolving credit facility, payable quarterly in arrears from the date of the signing of the loan agreements.

     Commencing one year from signing the loan agreement, the revolving facility shall be reduced to the applicable limit available on such reduction date. The first annual reduction will reduce the available credit amount by $18,000,000 (i.e. to $72,000,000) in August 2009, followed by five consecutive annual reductions of $12,000,000 and any outstanding balance must be fully repaid together with the balloon payment of the term loan.
Term Facility
     The vessel acquisition was financed with an amortizing term loan from Marfin equal to $165,000,000, representing 42% of the vessels’ aggregate acquisition costs, excluding any amounts associated with the earn-out provision. In December 2008, we repaid $7,500,000 of the term facility.
     The loan is repayable commencing three months from the last drawdown, or March 31, 2009, whichever is earlier, through twenty-eight consecutive quarterly principal installments, of which the first four principal installments will be equal to $7,500,000 each, the next four principal installments will be equal to $5,250,000 each and the final twenty principal installments will be equal to $3,200,000 each, with a balloon payment equal to $50,000,000 due concurrently with the twenty-eighth principal installment.
     The loan bears interest at an annual rate of three-month-LIBOR plus 1.5%, if the Company’s ratio of total assets to total liabilities is greater than 165%, which increases to 1.75% if the ratio is equal or less than 165%.
     The term facility is secured by the following: a first priority mortgage on the vessels, on a joint and several basis; a first priority general assignment of any and all earnings, insurances and requisition compensation of the vessels and the respective notices and acknowledgements thereof; a first priority specific assignment of the benefit of all charters exceeding 12 calendar months duration and all demise charters in respect of the vessels and the respective notices and acknowledgements thereof to be effected in case of default or potential event of default to the absolute discretion of Marfin; assignments, pledges and charges over the earnings accounts held in the name of each borrower with the security trustee; undertakings by the technical and commercial managers of the vessels; negative pledge of the non-voters shares acquired by Seanergy; subordination agreement between Martin and the holder Of the Note. All of the aforementioned security will be on a full cross collateral basis.
     The term facility includes covenants, among others, that require the borrowers and the corporate guarantor, to maintain vessel insurance for an aggregate amount greater than the vessels’ aggregate market value or an amount equal to 130% of the aggregate of (a) the outstanding amount under both the revolving credit and term facilities and (b) the amount available for drawing under the revolving facility. The vessels’ insurance is to include as a minimum cover hull and machinery, war risk and protection and indemnity insurance, $1,000,000,000 for oil pollution and for excess oil spillage and pollution liability insurance. In addition mortgagees’ interest insurance on the vessels and the insured value must be at least 110% of the aggregate of the revolving credit and term facility.
     In addition, if a vessel is sold or becomes a total loss or the mortgage on the vessel is discharged on its disposal, we are required to repay such part of the facilities as is equal to the higher of the amount related to such vessel or the amount necessary to maintain the security clause margin.
     Other covenants include the following:
•	not to borrow any money or permit such borrowings to continue other than by way of subordinated shareholders’ loans or enter into any agreement for deferred terms, other than in any customary supplier’s credit terms or any equipment lease or contract hire agreement other than in ordinary course of business;

•	no loans, advances or investments in, any person, firm, corporation or joint venture or to any officer director, shareholder or customer;

•	not to assume, guarantee or otherwise undertake the liability of any person, firm, or company;

•	not to authorize any capital commitments;

•	not to declare or pay dividends in any amount greater than 60% of the net cash flow of Seanergy, on a consolidated basis as determined by the lender on the basis of the most recent annual audited financial statements provided, or repay any shareholder’s loans or make any distributions in excess of the above amount without the lenders’ prior written consent (see below for terms of waiver obtained on December 31, 2008);

•	not to change our Chief Executive Officer and/or Chairman without the prior written consent of the lender;

•	not to assign, transfer, sell or otherwise dispose of vessels or any of the property, assets or rights without the prior written consent of the lender;

•	to ensure that the members of the Restis and Koutsolioutsos families (or companies affiliated with them) own at all times an aggregate of at least 10% of our issued share capital;

•	no change of control without the written consent of the lender;

•	not to engage in any business other than the operation of the vessels without the prior written consent of the lender;

•	not to violate the security margin clause, which provides that: the aggregate market values of the vessels and the value of any additional security shall not be less than (or at least) 135% of the aggregate of the outstanding amounts under the revolving credit and term facilities and any amount available for drawing under the revolving facility, less the aggregate amount of all deposits maintained. A waiver dated December 31, 2008 has been received for the period that the vessels continue to be under their current charter agreements. The waiver also stipulates that dividends will not be declared and/or any shareholders’ loans repaid without the prior written consent of Marfin.
     Financial covenants include the following:
•	ratio of financial indebtedness to earnings, before interest, taxes, depreciation and amortization (EBITDA) shall be less than 6.5:1 (financial indebtedness or net debt are defined is the sum of all outstanding debt facilities minus cash and cash equivalents). The covenant is to be tested quarterly on an LTM basis (the “last twelve months”). The calculation of the covenant is not applicable for the quarter ended December 31, 2008.

•	the ratio of LTM (“last twelve months”) EBITDA to net interest expense shall not be less than 2:1. The covenant is to be tested quarterly on a LTM basis. The calculation of the covenant is not applicable for the quarter ended December 31, 2008.

•	the ratio of total liabilities to total assets shall not exceed 0.70:1;

•	unrestricted cash deposits, other than in favor of the lender shall not be less than 2.5% of the financial indebtedness; and

•	average quarterly unrestricted cash deposits, other than in favor of the lender, shall not be less than 5% of the financial indebtedness.
     The last three financial covenants listed above are to be tested on a quarterly basis, commencing on December 31, 2008 (where applicable). We were in compliance with our loan covenants as of December 31, 2008.
Promissory Note
     As of December 31, 2008, we have a convertible unsecured promissory note issued to certain Restis affiliate shareholders amounting in aggregate to $28,250,000 (face value). The Note bears interest at a rate of 2.9%

per annum and matures in May 2010. The Note may be converted into common stock at the option of the holders at a conversion price of $12.50 per share. Such conversion is considered unlikely given the current market conditions.
Debt Repayment and Terms
Capital Requirements
     Our capital expenditures have thus far related solely to the purchase of our six vessels included in our business combination. We funded the business combination through the net proceeds we had in the funds held in trust, our revolving credit and term facilities and the Note.
     In addition, the following table summarizes our next anticipated dry docks:

Vessel	Next Schedule Dry dock	Estimated Cost
African Oryx	October 2010	$500,000
African Zebra*	February 2011	$900,000
Bremen Max	June 2011	$800,000
Hamburg Max	April 2009	$1,100,000 – $1,200,000
Davakis G.	May 2011	$450,000
Delos Ranger	August 2011	$450,000

*	On February 24, 2009, the African Zebra commenced its scheduled dry-docking which is estimated to be completed by mid-April 2009. Estimated cost of between $1,000,000 and $1,500,000
     The annual principal payments required to be made after December 31, 2008 (based on the amount drawn down as of December 31, 2008 and assuming the Note is not converted into common stock), are as follows:
(Dollars in thousands)

			Convertible
			promissory
		Reducing revolving	note due to
	Term Facility	credit facility	shareholders	Total
2009	$27,750	$—	$—	$27,750
2010	18,950	—	28,250	47,200
2011	12,800	6,845	—	19,645
2012	12,800	12,000	—	24,800
2013	12,800	12,000	—	24,800
Thereafter	72,400	24,000	—	96,400

	$157,500	$54,845	$28,250	$240,595

Quantitative and Qualitative Disclosures of Market Risk
Interest rate risk
     We are subject to interest-rate risk relating to the floating-rate interest on our revolving credit facility and term facility with Marfin. These facilities bear interest at LIBOR plus a spread. The term facility’s spread also fluctuates if the ratio of total assets to total liabilities is greater than 165%. In such case, the spread increases from 1.5% to 1.75%. At December 31, 2008, the weighted average interest rate was 5.2%. A 1% increase in LIBOR would have resulted in an increase in interest expense for the year ended December 31, 2008 of approximately $691,000.
Currency and Exchange Rates
     We generate all of our revenue in U.S. Dollars. The majority of our operating expenses are in U.S. Dollars except primarily for our management fees and our executive office rental expenses which are denominated in Euros.

This difference could lead to fluctuations in net income due to changes in the value of the U.S. Dollar relative to the EURO, but we do not expect such fluctuations to be material.
     As of December 31, 2008, we had no open foreign currency exchange contracts.
Inflation
     We do not consider inflation to be a significant risk to direct expenses in the current and foreseeable future.
Off-balance Sheet Arrangements
     As of December 31, 2008, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K.
Contractual Obligations and Commercial Commitments
     The following tables summarize the Company’ contractual obligations as of December 31, 2008 (dollars in thousands).

						2014 and
	2009	2010	2011	2012	2013	thereafter	Total
Revolving credit facility (1)	$—	$—	$6,845	$12,000	$12,000	$24,000	$54,845
Interest on revolving credit facility (2)	2,331	2,331	2,185	1,785	1,275	1,147	11,054
Property leases (3)	655	655	655	573	—	—	2,538
Term facility	27,750	18,950	12,800	12,800	12,800	72,400	157,500
Convertible promissory note due to shareholders (face value)	—	28,250	—	—	—	—	28,250
Interest on term facility (4)	5,484	4,570	3,975	3,495	3,015	4,121	24,660
Management fees (5)	1,211	1,235	1,259	1,283	1,309	—	6,297

(1)	Commencing one year from signing the loan agreement, the revolving facility shall be reduced to the applicable limit available on such reduction date. The first annual reduction will reduce the available credit amount by $18,000,000 i.e. to ($72,000,000) in August 2009, followed by five consecutive annual reductions of $12,000,000 and any outstanding balance to be fully repaid together with the balloon payment of the term loan. The annual principal payments on the revolving credit facility are based on the amount drawn down as of December 31, 2008.

(2)	The revolving credit facility bears interest at LIBOR plus 2.25%. In addition, an availability fee of 0.25% is computed on the un-drawn un-cancelled amount. Interest has been computed by using a LIBOR rate of 2% for all years presented.

(3)	The property lease reflects our lease agreement with Waterfront for the lease of our executive offices. The initial lease term is for a period of three years with an option to extend for one more year. The lease payments are EURO 42,000 per month. The monthly payment due under property lease in dollars has been computed by using a rate of EURO/$1.30.

(4)	The term facility bears interest at a three-month LIBOR plus 1.5%, if our ratio of total assets to total liabilities is greater than 165%, which is increased to 1.75% if the ratio is equal or less that 165%. Interest has been computed by using a LIBOR rate of 2% for all years presented and a rate of 1.75% assuming that the ratio of total assets to total liabilities is less than 165%.

(5)	Management fees for 2009 are Euro 425 per vessel per day, which thereafter are adjusted on an annual basis as defined per the agreement. Management fees in dollars have been computed by using a rate of EURO/$1.30, an assumption of 2% increase annually and 365 days per year.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS FOR THE VESSELS PREVIOUSLY OWNED BY SELLERS
     The following management’s discussion and analysis should be read in conjunction with the combined annual and condensed combined interim financial statements and accompanying notes prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IASB”), included elsewhere in this prospectus, of Goldie Navigation Ltd., Pavey Services Ltd., Shoreline Universal Ltd., Valdis Marine Corp., Kalistos Marine S.A. and Kalithea Marine S.A. (together, the “Group”). This discussion relates to the operations and financial condition of the dry bulk vessels acquired from the Restis family (sellers) and not of Seanergy. Although as of August 28, 2008, we had purchased the six vessels that are included in the sellers’ financial statements, we did not purchase the other assets of the sellers or assume any of their liabilities. In addition, although we charter these vessels and earn revenue from charter hire, as the sellers did, we have chartered the vessels to different charterers on different terms than the sellers. The expense structure of the sellers is also different from ours, as the sellers, which are part of a larger group of companies controlled by members of the Restis family, do not employ any executive officers. Certain vessel-related fees, such as management fees, will also vary from the amount that was previously paid by the sellers. As a result, the sellers’ financial statements and this discussion of them may not be indicative of what our historical results of operations would have been for the comparable periods had we operated these vessels at that time nor the results if the sellers had operated these vessels on a stand-alone basis. In addition, the sellers’ results of operations and financial condition may not be indicative of what our results of operations and financial condition might be in the future.
     This discussion contains forward-looking statements that reflect our current views with respect to future events and financial performance. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, such as those set forth in the section entitled “Risk Factors” and elsewhere in this prospectus.
General
     The sellers are six ship-owning companies that collectively owned and operated four vessels in the dry bulk shipping market. In addition, two newly built vessels were delivered to the sellers in May 2008 and August 2008, both of which had no operating history. These vessels represented a portion of the vessels owned and/or operated by companies associated with members of the Restis family. As of August 28, 2008, the sellers had sold these vessels, including the two newly built vessels, to us pursuant to the Master Agreement and the MOAs during August 2008 and September 2008. The combined financial statements of the Group for 2005, 2006 and 2007 include the assets, liabilities and results of operations for four of the vessels from the dates they were placed in service by the sellers in 2005. The condensed combined interim financial statements for the six months ended June 30, 2008 include the results from operations of these four vessels for the entire period and one vessel delivered and placed in service in May 2008. The final vessel was delivered in August 2008 and had no operations through August 28, 2008.
     The operations of the sellers’ vessels were managed by EST, which is an affiliate of members of the Restis family. Following the vessel acquisition, EST continued to manage the vessels pursuant to the Management Agreement. EST provided the sellers with a wide range of shipping services. These services included, at a daily fee per vessel (payable monthly), the required technical management, such as managing day-to-day vessel operations including supervising the crewing, supplying, maintaining and dry docking of the vessels. Safbulk, which is also an affiliate of the sellers, provided commercial brokerage services to the sellers and earned fees in connection with the charter of the vessels. Safbulk continues to provide these services for us pursuant to the Brokerage Agreement.

     The following table details the vessels owned by the sellers that were sold to us:

				Date of Delivery to
Vessel Name	Dwt	Vessel Type	Built	Seanergy

African Oryx	24,110	Handysize	1997	August 28, 2008
African Zebra	38,632	Handymax	1985	September 25, 2008
Bremen Max	73,503	Panamax	1993	September 11, 2008
Hamburg Max	72,338	Panamax	1994	September 25, 2008
Davakis G.	54,051	Supramax	2008	August 28, 2008
Delos Ranger	54,051	Supramax	2008	August 28, 2008
Important Measures for Analyzing the Sellers’ Results of Operations
     The sellers believe that the important non-GAAP/non-IFRS measures and definitions for analyzing their results of operations consist of the following:
•	Ownership days. Ownership days are the total number of calendar days in a period during which the sellers owned each vessel in their fleet. Ownership days are an indicator of the size of the fleet over a period and affect both the amount of revenues and the amount of expenses recorded during that period.

•	Available days. Available days are the number of ownership days less the aggregate number of days that the sellers’ vessels are off-hire due to major repairs, dry dockings or special or intermediate surveys. The shipping industry uses available days to measure the number of ownership days in a period during which vessels are actually capable of generating revenues.

•	Operating days. Operating days are the number of available days in a period less the aggregate number of days that vessels are off-hire due to any reason, including unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.

•	Fleet utilization. Fleet utilization is determined by dividing the number of operating days during a period by the number of ownership days during that period. The shipping industry uses fleet utilization to measure a company’s efficiency in finding suitable employment for its vessels and minimizing the amount of days that its vessels are off-hire for any reason including scheduled repairs, vessel upgrades, dry dockings or special or intermediate surveys.

•	Off-hire. The period a vessel is unable to perform the services for which it is required under a charter. Off-hire periods typically include days spent undergoing repairs and dry docking, whether or not scheduled.

•	Time charter. A time charter is a contract for the use of a vessel for a specific period of time during which the charterer pays substantially all of the voyage expenses, including port costs, canal charges and fuel expenses. The vessel owner pays the vessel operating expenses, which include crew wages, insurance, technical maintenance costs, spares, stores and supplies and commissions on gross voyage revenues. Time charter rates are usually fixed during the term of the charter. Prevailing time charter rates do fluctuate on a seasonal and year-to-year basis and may be substantially higher or lower from a prior time charter agreement when the subject vessel is seeking to renew the time charter agreement with the existing charterer or enter into a new time charter agreement with another charterer. Fluctuations in time charter rates are influenced by changes in spot charter rates.

•	Voyage charter. A voyage charter is an agreement to charter the vessel for an agreed per-ton amount of freight from specified loading port(s) to specified discharge port(s). In contrast to a time charter, the vessel owner is required to pay substantially all of the voyage expenses, including port costs, canal charges and fuel expenses, in addition to the vessel operating expenses.

•	TCE. Time charter equivalent, or TCE, is a measure of the average daily revenue performance of a vessel on a per voyage basis. The sellers’ method of calculating TCE is consistent with industry standards and is determined by dividing operating revenues (net of voyage expenses) by operating days for the relevant time period. Voyage expenses primarily consist of port, canal and fuel costs that are unique to a particular voyage, which would otherwise be paid by the charterer under a time charter contract. TCE is a standard shipping industry performance measure used primarily to compare period-to-period changes in a shipping company’s performance despite changes in the mix of charter types (i.e., spot charters, time charters and bareboat charters) under which the vessels may be employed between the periods.
Revenues
     The sellers’ revenues were driven primarily by the number of vessels they operated, the number of operating days during which their vessels generated revenues, and the amount of daily charter hire that their vessels earned under charters. These, in turn, were affected by a number of factors, including the following:
•	The nature and duration of the sellers’ charters;

•	The amount of time that the sellers’ spent repositioning their vessels;

•	The amount of time that the sellers’ vessels spent in dry dock undergoing repairs;

•	Maintenance and upgrade work;

•	The age, condition and specifications of the sellers’ vessels;

•	The levels of supply and demand in the dry bulk carrier transportation market; and

•	Other factors affecting charter rates for dry bulk carriers under voyage charters.
     A voyage charter is generally a contract to carry a specific cargo from a load port to a discharge port for an agreed-upon total amount. Under voyage charters, voyage expenses such as port, canal and fuel costs are paid by the vessel owner. A time charter trip and a period time charter or period charter are generally contracts to charter a vessel for a fixed period of time at a set daily rate. Under time charters, the charterer pays voyage expenses. Under both types of charters, the vessel owners pay for vessel operating expenses, which include crew costs, provisions, deck and engine stores, lubricating oil, insurance, maintenance and repairs. The vessel owners are also responsible for each vessel’s dry docking and intermediate and special survey costs.
     Vessels operating on period time charters provide more predictable cash flows, but can yield lower profit margins than vessels operating in the spot charter market for single trips during periods characterized by favorable market conditions.
     Vessels operating in the spot charter market generate revenues that are less predictable, but can yield increased profit margins during periods of improvements in dry bulk rates. Spot charters also expose vessel owners to the risk of declining dry bulk rates and rising fuel costs. The sellers’ vessels were chartered on period time charters during the six months ended June 30, 2008, fiscal 2007, fiscal 2006 and fiscal 2005.

     A standard maritime industry performance measure is the “time charter equivalent” or “TCE.” TCE revenues are voyage revenues minus voyage expenses divided by the number of operating days during the relevant time period. Voyage expenses primarily consist of port, canal and fuel costs that are unique to a particular voyage and that would otherwise be paid by a charterer under a time charter. Some companies in our industry believe that the daily TCE neutralizes the variability created by unique costs associated with particular voyages or the employment of dry bulk carriers on time charter or on the spot market and presents a more accurate representation of the revenues generated by dry bulk carriers. The sellers’ average TCE rates for 2007, 2006 and 2005 were $25,256, $18,868 and $23,170, respectively, and $35,812 and $24,706 for the six months ended June 30, 2008 and 2007, respectively.
Vessel Operating Expenses
     Vessel operating expenses include crew wages and related costs, the cost of insurance, expenses relating to repairs and maintenance, the costs of spares and consumable stores, tonnage taxes and other miscellaneous expenses. Vessel operating expenses generally represent costs of a fixed nature. Some of these expenses are required, such as insurance costs and the cost of spares.
Depreciation
     During the years ended December 31, 2007, 2006 and 2005 and the six months ended June 30, 2008, the sellers’ depreciated their vessels on a straight-line basis over their then remaining useful lives after considering the residual value. The residual value for 2008 was increased to $500 from $175 in 2007 per light weight tonnage reflecting an increase in steel scrap prices. The estimated useful lives as of June 30, 2008 were between 3 and 16 years, based on an industry-wide accepted estimated useful life of 25 years from the original build dates of the vessels, for financial statement purposes. The sellers’ capitalized the total costs associated with a dry docking and amortized these costs on a straight-line basis over the period before the next dry docking became due, which was generally 2.5 years.
Seasonality
     Coal, iron ore and grains, which are the major bulks of the dry bulk shipping industry, are somewhat seasonal in nature. The energy markets primarily affect the demand for coal, with increases during hot summer periods when air conditioning and refrigeration require more electricity and towards the end of the calendar year in anticipation of the forthcoming winter period. The demand for iron ore tends to decline in the summer months because many of the major steel users, such as automobile makers, reduce their level of production significantly during the summer holidays. Grains are completely seasonal as they are driven by the harvest within a climate zone. Because three of the five largest grain producers (the United States of America, Canada and the European Union) are located in the northern hemisphere and the other two (Argentina and Australia) are located in the southern hemisphere, harvests occur throughout the year and grains require dry bulk shipping accordingly.
Principal Factors Affecting the Sellers’ Business
     The principal factors that affected the sellers’ financial position, results of operations and cash flows included the following:
•	Number of vessels owned and operated;

•	Charter market rates and periods of charter hire;

•	Vessel operating expenses and voyage costs, which were incurred in both U.S. Dollars and other currencies, primarily Euros;

•	Cost of dry docking and special surveys;

•	Depreciation expenses, which were a function of the cost, any significant post-acquisition improvements, estimated useful lives and estimated residual scrap values of sellers’ vessels;

•	Financing costs related to indebtedness associated with the vessels; and

•	Fluctuations in foreign exchange rates.
Performance Indicators
The sellers believe that the unaudited information provided below is important for measuring trends in the results of operations. The figures shown below are statistical ratios/non-GAAP/non-IFRS financial measures and definitions used by management to measure performance of the vessels. They are not included in financial statements prepared under IFRS.

			Twelve Months Ended
	Six Months Ended June 30,		December 31,
	2007	2008	2007	2006	2005

Fleet Data:
Average number of vessels(1)	4.21	3.83	3.85	3.81	3.21
Ownership days(2)	769	724	1,460	1,460	1,250
Available days(3) (equals operating days for the periods listed(4))	767	693	1,411	1,393	1,166
Fleet utilization(5)	99.7%	95.7%	96.6%	95.4%	93.3%
Average Daily Results:
Average TCE rate(6)	$35,812	$24,706	$25,256	$18,868	$23,170
Vessel operating expenses(7)	$5,168	$3,887	$4,130	$3,849	$4,049
Management fees(8)	$535	$535	$535	$515	$515
Total vessel operating expenses(9)	$5,703	$4,422	$4,665	$4,364	$4,564

(1)	Average number of vessels is the number of vessels the sellers owned for the relevant period, as measured by the sum of the number of days each vessel was owned during the period divided by the number of available days in the period.

(2)	Ownership days are the total number of days in a period during which the sellers owned each vessel. Ownership days are an indicator of the size of the sellers’ fleet over a period and affect both the amount of revenues and the amount of expenses that sellers recorded during a period.

(3)	Available days are the number of ownership days less the aggregate number of days that the sellers’ vessels were off-hire due to major repairs, dry dockings or special or intermediate surveys. The shipping industry uses available days to measure the number of ownership days in a period during which vessels should be capable of generating revenues.

(4)	Operating days are the number of available days in a period less the aggregate number of days that the sellers’ vessels were off-hire due to any reason, including unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.

(5)	Fleet utilization is determined by dividing the number of operating days during a period by the number of ownership days during that period. The shipping industry uses fleet utilization to measure a company’s efficiency in finding suitable employment for its vessels and minimizing the amount of days that its vessels are off-hire for any reason including scheduled repairs, vessel upgrades, dry dockings or special or intermediate surveys.

(6)	Time charter equivalent, is a measure of the average daily revenue performance of a vessel on a per voyage basis. The sellers’ method of calculating TCE was consistent with industry standards and was determined by dividing operating revenues (net of voyage expenses and commissions) by operating days for the relevant time period. Voyage expenses primarily consist of port, canal and fuel costs that are unique to a particular voyage, which would otherwise be paid by the charterer under a time charter contract. TCE is a standard shipping industry performance measure used primarily to compare period-to-period changes in a shipping company’s performance despite changes in the mix of charter types (i.e., spot charters, time charters and bareboat charters) under which the vessels may be employed between the periods:

The following table is unaudited and includes information that is extracted directly from the combined financial statements, as well as other information used by the sellers for monitoring performance.

	Six Months Ended		Twelve Months Ended
	June 30,		December 31,
	2008	2007	2007	2006	2005
	(Dollars in thousands except per diem amounts)

Operating revenues	$28,227	$17,181	$35,717	$26,347	$27,156
Voyage expenses	$(759)	$(60)	$(82)	$(64)	$(139)
Net operating revenues	$27,468	$17,121	$35,635	$26,283	$27,017
Operating days	767	693	1,411	1,393	1,166
Average TCE daily rate	$35,812	$24,706	$25,256	$18,868	$23,170
(7)	Average daily vessel operating expenses, which includes crew costs, provisions, deck and engine stores, lubricating oil, insurance, maintenance and repairs, is calculated by dividing vessel operating expenses by ownership days for the relevant time periods:

	Six Months Ended		Twelve Months Ended
	June 30,		December 31,
	2008	2007	2007	2006	2005
	(Dollars in thousands except per diem amounts)

Crew costs and other operating expenses	$3,974	$2,814	$6,031	$5,619	$5,061
Ownership days	769	724	1,460	1,460	1,250
Daily vessel operating expense	$5,168	$3,887	$4,130	$3,849	$4,049

(8)	Daily management fees are calculated by dividing total management fees expensed on vessels owned by ownership days for the relevant time period.

(9)	Total vessel operating expenses, is a measurement of total expenses associated with operating sellers’ vessels. TVOE is the sum of daily vessel operating expense and daily management fees. Daily TVOE is calculated by dividing TVOE by fleet ownership days for the relevant time period.
Critical Accounting Policies
     The discussion and analysis of the sellers’ financial condition and results of operations is based upon their combined financial statements, which have been prepared in accordance with International Financial Reporting Standards as issued by the IASB, or IFRS. The preparation of those financial statements requires the sellers to make estimates and judgments that affect the reported amount of assets and liabilities, revenues and expenses and related disclosure of contingent assets and liabilities at the date of their financial statements. Actual results may differ from these estimates under different assumptions or conditions.
     Critical accounting policies are those that reflect significant judgments or uncertainties, and potentially result in materially different results under different assumptions and conditions. The sellers have described below what they believe are the estimates and assumptions that have the most significant effect on the amounts recognized in their combined financial statements. These estimates and assumptions relate to useful lives of their vessels, valuation and impairment losses on vessels, and dry docking costs because the sellers believe that the shipping industry is highly cyclical, experiencing volatility in profitability, vessel values and charter rates resulting from changes in the supply of and demand for shipping capacity. In addition, the dry bulk market is affected by the current international financial crisis which has slowed down world trade and caused drops in charter rates. The lack of financing, global steel production cuts and outstanding agreements between iron ore producers and Chinese industrial customers have temporarily brought the market to a stagnation.
     Useful Lives of Vessels. The sellers evaluated the periods over which their vessels were depreciated to determine if events or changes in circumstances had occurred that would require modification to their useful lives. In evaluating useful lives of vessels, the sellers review certain indicators of potential impairment, such as the age of the vessels. The sellers depreciated each of their vessels on a straight-line basis over its estimated useful life, which during the six months ended June 30, 2008 was estimated to be between 3 and 16 years. Newly constructed vessels were depreciated using an estimated useful life of 25 years from the date of their initial delivery from the shipyard. Depreciation was based on cost less the estimated residual scrap value. Furthermore, the sellers estimated the residual values of their vessels to be $500.00 per lightweight ton as of June 30, 2008 as compared to $175.00 as of December 31, 2007, due to substantial increases in the price of steel. An increase in the useful life of a vessel or in the residual value would have the effect of decreasing the annual depreciation charge and extending it into later periods. A decrease in the useful life of the vessel or in the residual value would have the effect of increasing the annual depreciation charge. However, when regulations place limitations on the ability of a vessel to trade on a worldwide basis, the vessel’s useful life was adjusted to end at the date such regulations become effective.
     Valuation of Vessels and Impairment. The sellers originally valued their vessels at cost less accumulated depreciation and accumulated impairment losses. Vessels were subsequently measured at fair value on an annual basis. Increases in an individual vessel’s carrying amount as a result of the revaluation was recorded in recognized income and expense and accumulated in equity under the caption revaluation surplus. The increase is recorded in the combined statements of income to the extent that it reversed a revaluation decrease of the related asset. Decreases in an individual vessel’s carrying amount is recorded in the combined statements of income as a separate line item. However, the decrease were recorded in recognized income and expense to the extent of any credit balance existing in the revaluation surplus in respect of the related asset. The decrease recorded in recognized income and expense reduced the amount accumulated in equity under the revaluation surplus. The fair value of a vessel was determined through market value appraisal, on the basis of a sale for prompt, charter-free delivery, for cash, on normal commercial terms, between willing sellers and willing buyers of a vessel with similar characteristics.
     The sellers consider this to be a critical accounting policy because assessments need to be made due to the shipping industry being highly cyclical, experiencing volatility in profitability, vessel values and fluctuation in charter rates resulting from changes in the supply of and demand for shipping capacity. In the current time the dry bulk market is affected by the current international financial crisis which has slowed down world trade and caused drops in charter rates. The lack of financing, global steel production cuts and outstanding agreements between iron ore producers and Chinese industrial customers have temporarily brought the market to a stagnation.
     To determine whether there is an indication of impairment, we compare the recoverable amount of the vessel, which is the greater of the fair value less costs to sell or value in use. Fair value represents the market price of a vessel in an active market, and value in use is based on estimations on future cash flows resulting from the use of each vessel less operating expenses and its eventual disposal. The assumptions to be used to determine the greater of the fair value or value in use requires a considerable degree of estimation on the part of our management team. Actual results could differ from those estimates, which could have a material effect on the recoverability of the vessels.
     The most significant assumptions used are: the determination of the possible future new charters, future charter rates, on-hire days which are estimated at levels that are consistent with the on-hire statistics, future market values, time value of money. Estimates are based on market studies and appraisals made by leading independent shipping analysts and brokers, and assessment by management on the basis of market information, shipping newsletters, chartering and sale of comparable vessels reported in the press and historical charter rates for similar vessels.
     An impairment loss will be recognized if the carrying value of the vessel exceeds its estimated recoverable amount.

     Dry docking Costs. From time to time the sellers’ vessels were required to be dry docked for inspection and re-licensing at which time major repairs and maintenance that could not be performed while the vessels were in operation were generally performed (generally every 2.5 years). At the date of acquisition of a second hand vessel, management estimated the component of the cost that corresponded to the economic benefit to be derived from capitalized dry docking cost, until the first scheduled dry docking of the vessel under the ownership of the sellers, and this component was depreciated on a straight-line basis over the remaining period to the estimated dry docking date.
Results of Operations
Six months ended June 30, 2008 as compared to six months ended June 30, 2007
     Revenues — Operating revenues for the six months ended June 30, 2008 were $28,227,000, an increase of $11,046,000, or 64.29%, over the comparable period in 2007. Revenues increased primarily as a result of improved time charter rates and a higher number of operating days. Revenue from Swiss Marine Services S.A., an affiliate of the sellers, amounted to $0 in the six months ended June 30, 2008 and $3,430,000 for the comparable period in 2007. Related party revenue decreased as a result of third party charterers completely replacing related party charterers.
     Direct Voyage Expenses — Direct voyage expenses, which include classification fees and surveys, fuel expenses, port expenses, tugs, commissions and fees, and insurance and other voyage expenses, totaled $759,000 for the six months ended June 30,2008, as compared to $60,000 for the comparable period in 2007, which represents an increase of 1,165%. This increase of $699,000 in direct voyage expenses primarily reflects increased bunkers expenses due to the inclusion of Davakis G. (delivered on May 20, 2008) fuel.
     Crew Costs — Crew costs for the six months ended June 30, 2008 were $2,143,000, an increase of $800,000, or 59.6%, compared to the comparable period in 2007. This increase is primarily due to (a) salary increases which became effective as of January 1, 2008, (b) the addition of crew cost for the Davakis G, which was delivered on May 20, 2008, and (c) increased bonuses to the crews of certain vessels.
     Management Fees — Related Party — Management fees — related party represent a fixed fee per day for each vessel in operation paid to EST for technical management services. The fee per day amounted to $535 for the six months ended June 30, 2008 and $535 for the six months ended June 30, 2007. Total management fees — related party for the six months ended June 30, 2008 totaled $411,000, as compared to $387,000 for the six months ended June 30, 2007. This increase of 6.2% was due to the increase in operating days in 2008 resulting from the delivery of the Davakis G on May 20, 2008.
     Other Operating Expenses — Other operating expenses were $1,831,000 for the six months ended June 30, 2008, an increase of $360,000, or 24.5%, over $1,471,000 for the comparable period in 2007. Other operating expenses include the costs of chemicals and lubricants, repairs and maintenance, insurance and administration expenses for the vessels. These expenses increased during the six months ended June 30, 2008, primarily due to increases in prices for these items and the addition of the Davakis G on May 20, 2008.
     Depreciation — For the six months ended June 30, 2008, depreciation expense totaled $16,314,000, as compared to $6,260,000 for the comparable period in 2007, which represented an increase of $10,054,000, or 106.61%. This increase resulted from the higher carrying amount of the vessels because the vessels were revalued to a higher fair value at the end of fiscal 2007 and due to additional depreciation from the Davakis G delivered on May 20, 2008, partially reduced by lower depreciation charges of $1,053,000 in 2008 due to the increase in the estimated residual value of the vessels used in calculating depreciation from $175 to $500 per light-weight tonnage due to the increase in steel prices compared to 2007.
     Results From Operating Activities — For the six months ended June 30, 2008, operating income was $6,769,000, which represents a decrease of $891,000, or 11.6%, compared to operating income of $7,660,000 for the comparable period in 2007. The primary reason for the decline in operating income was the increase in depreciation and amortization cost in the six months ended June 30, 2008 by $10,054,000, which amount was partially offset by the improvement in revenue by $11,046,000.
     Net Finance Costs — Net finance cost for the six months ended June 30, 2008 was $978,000, which represents a decrease of $481,000, or 32.9%, compared to $1,459,000 for the comparable period in 2007. The net decrease in finance costs resulted primarily from the timing of repayments of the sellers’ loan outstanding during the six months ended June 30, 2007, as compared to June 30, 2008.
     Net Profit — The net profit for the six months ended June 30, 2008 was $5,791,000, as compared to $6,201,000 for the comparable period in 2007. This decrease of $410,000, or 11.6%, is primarily due the increase in depreciation and amortization cost in the six months ended June 30, 2008 by $10,054,000, which amount was partially offset by the improvement in revenue for the six months ended June 30, 2008 by $11,046,000.
Year ended December 31, 2007 (“fiscal 2007”) as compared to year ended December 31, 2006 (“fiscal 2006”)
     Revenues — Operating revenues for fiscal 2007 were $35,717,000, an increase of $9,370,000, or 35.6%, over fiscal 2006. Revenues increased primarily as a result of improved time charter rates and a higher number of operating days. Revenue from Swiss Marine Services S.A., an affiliate of the sellers, amounted to $3,420,000 in fiscal 2007 and $10,740,000 in fiscal 2006, a decrease of 68.2%. Related party revenue decreased as a result of third party charterers replacing related party charterers.
     Direct Voyage Expenses — Direct voyage expenses, which include classification fees and surveys, fuel expenses, port expenses, tugs, commissions and fees, and insurance and other voyage expenses, totaled $82,000 for fiscal 2007, as compared to $64,000 for fiscal 2006, which represents an increase of 28%. This increase of $18,000 in direct voyage expenses primarily reflects additional fuel consumed in positioning the M/V Hamburg Max for dry docking. No vessels were in dry dock during fiscal 2006.
     Crew Costs — Crew costs for fiscal 2007 were $2,803,000, an increase of $26,000, of 0.9%, compared to fiscal 2006. This increase is primarily due to an increase in basic wages and crew signing-on expenses (including fees charged by the flag state for endorsement of seafarer certificates).
     Management Fees — Related Party — Management fees — related party represent a fixed fee per day for each vessel in operation paid to EST for technical management services. The fee per day amounted to $535 in 2007 and $515 in 2006. Total Management fees — related party for fiscal 2007 totaled $782,000, as compared to $752,000 for fiscal 2006. This increase of 4% was mutually agreed for 2007 between the sellers and EST to offset increases in the overhead of EST.
     Other Operating Expenses — Other operating expenses were $3,228,000 for fiscal 2007, an increase of $386,000, or 13.58%, over $2,842,000 for fiscal 2006. Other operating expenses include the costs of chemicals and lubricants, repairs and maintenance, insurance and administration expenses for the vessels. These expenses increased in fiscal 2007 primarily due to increases in prices for these items (in particular an approximately 33% increase in the costs of lubricants) and repairs and maintenance to the M/V Hamburg Max.
     Depreciation — For fiscal 2007, depreciation expense totaled $12,625,000, as compared to $6,567,000 for fiscal 2006, which represented an increase of $6,058,000, or 92.24%. This increase resulted from the higher carrying amount of the vessels because the vessels were revalued to a higher fair value at the end of fiscal 2006.
     Impairment Reversal (Loss) — At year end the sellers adjust their vessels to fair value. During fiscal 2006, the sellers reversed an impairment loss associated with the value of each of the vessels amounting in total to $19,311,000. No such reversals were made by the sellers during fiscal 2007. The primary reason for the reversal of the impairment loss in fiscal 2006 was the increase in the fair value of the vessels in the year ended December 31, 2006. At December 31, 2006, due to changing market conditions, the fair value of the vessels exceeded the carrying value by $44,430,000, and accordingly, an amount of $19,311,000 was recorded as an impairment reversal. The remaining surplus of $25,119,000 was recorded as recognized income and expense under the caption revaluation reserve in the combined statement of changes in equity. At December 31, 2007, due to prevailing positive market conditions, the fair value of the individual vessels exceeded the carrying amount again and a revaluation surplus of $129,265,000 arose and is recorded as recognized income and expense under the caption revaluation reserve in the combined statement of changes in equity.
     Results From Operating Activities — For fiscal 2007, results from operating activities were $16,197,000, which represents a decrease of $16,459,000, or 50.4%, compared to operating income of $32,656,000 for fiscal 2006. The primary reasons for the decline in the results from operating activities were the reversal of the impairment loss in fiscal 2006, which increased operating income by $19,311,000, and the increase in depreciation and amortization cost in fiscal 2007 by $6,058,000, which amounts were partially offset by the improvement in revenue during fiscal 2007 by $9,370,000.
     Net Finance Costs — Net finance cost for fiscal 2007 was $2,837,000, which represents a decrease of $342,000, or 10.7%, compared to $3,179,000 fiscal 2006. The net decrease in finance costs resulted primarily from the reduction in the principal amount of sellers’ loan outstanding during fiscal 2007.
     Net Profit — The net profit for fiscal 2007 was $13,360,000, as compared to $29,477,000 for fiscal 2006. This decrease of $16,117,000, or 54.67%, is primarily due to the reversal of the impairment loss in fiscal 2006 in the amount of $19,311,000 together with the increase in depreciation in fiscal 2007 by $6,058,000, which was partially offset by the increase in revenue during fiscal 2007 by $9,370,000.
Year Ended December 31, 2006 (“fiscal 2006”) as compared to year ended December 31, 2005 (“fiscal 2005”)
     Revenues — Operating revenues for fiscal 2006 were $26,347,000, a decrease of $809,000, or 2.97%, over fiscal 2005. Revenues decreased primarily as a result of decreased charter rates and TCE, which decrease was partially offset by the increased number of operating days in fiscal 2006. The sellers acquired four vessels in fiscal 2005, and thus the vessels were not operated by the sellers for the full fiscal year. Revenue from Swiss Marine Services S.A., an affiliate of the sellers, amounted to $10,740,000 in fiscal 2006 and $10,140,000 in fiscal 2005, which represents an increase of 5.9%. Related party revenue increased as a result of increased operating days under the related party charters in fiscal 2006.
     Direct Voyage Expenses — Direct voyage expenses totaled $64,000 for fiscal 2006, as compared to $139,000 for fiscal 2005, which represents a decrease of 53.95%. This decrease of $75,000 is due to the favorable (compared to market) fixed values at which the sellers repurchased fuel remaining on board the vessels at the time of their redeliveries to the sellers from time charterers.
     Crew Costs — Crew costs for fiscal 2006 were $2,777,000, an increase of $801,000, of 40.53%, compared to fiscal 2005. This increase is primarily due to the increase in the number of ownership days from 1,250 in 2005 to 1,460 in 2006 and thus the number of days the sellers paid crew wages.
     Management Fees — Related Party — Management fees — related party represent a fixed fee per day for each vessel in operation paid to EST for technical management services. The fee per day amounted to $515 in 2006 and 2005. Total Management fees — related party for fiscal 2006 were $752,000, as compared to $644,000 for fiscal 2005. This increase of 16.77% resulted primarily from the increase in the number of ownership days from 1,250 in 2005 to 1,460 in 2006.
     Other Operating Expenses — Other operating expenses were $2,842,000 for fiscal 2006, a decrease of $243,000, or 7.87%, over $3,085,000 for fiscal 2005. Other operating expenses decreased in fiscal 2006 primarily due to a charge of $716,000 in fiscal 2005 representing reimbursements to time charterers.
     Depreciation — For fiscal 2006, depreciation expense totaled $6,567,000, as compared to $6,970,000 for fiscal 2005, which represented a decrease of $403,000, or 5.78%. This decrease resulted from the lower carrying amount of the vessels during 2006 because the fair value of the vessels had declined, and thus they were impaired as of December 31, 2005.

     Impairment Reversal (Loss) — At December 31, 2006 due to changing market conditions, the fair value of vessels exceeded the carrying value by $44,430,000, and accordingly, an amount of $19,311,000 was recorded as an impairment reversal. The impairment loss of $19,311,000 was originally recorded as of December 31, 2005. The primary reason for the recording of the impairment loss was a decrease in the fair value of vessels in the dry bulk market generally, which caused a decrease in the fair value of sellers’ vessels. The sellers determined that the impairment loss should be reversed in fiscal 2006 when the market for dry bulk vessels rebounded. The remaining surplus of $25,119,000 is recorded as recognized income and expense under the caption “revaluation reserve” in the combined statement of changes in equity.
     Results From Operating Activities — For fiscal 2006, results from operating activities were $32,656,000, which represents an increase of $37,625,000, compared to an operating loss of $4,969,000 for fiscal 2005. The primary reasons for the improvement in the results from operating activities in fiscal 2006 were the reversal of the impairment loss originally recorded in fiscal 2005, which increased operating income by $19,311,000 in fiscal 2006 as well as decreasing operating income by this same amount during fiscal 2005, and the absence of any other impairment losses during fiscal 2006.
     Net Finance Cost — Net finance cost for fiscal 2006 was $3,179,000, which represents an increase of $811,000, or 34.2%, compared to $2,368,000 in fiscal 2005. The increase was primarily due to an increase in the LIBOR rate associated with the sellers’ long-term debt during fiscal 2006 and the higher principal balance of sellers’ long-term debt during all of fiscal 2006, which reflects the greater number of ownership days in fiscal 2006 compared to fiscal 2005.
     Net Profit (Loss) — The net profit for fiscal 2006 was $29,477,000, as compared to a net loss of $7,337,000 for fiscal 2005. This improvement of $36,814,000, is primarily due to the reversal of the impairment loss in fiscal 2006, which loss was originally recorded in fiscal 2005, which reversal improved net income by $19,311,000, and the absence of any other impairment losses during fiscal 2006.
Liquidity and Capital Resources
     The sellers’ principal sources of funds have been equity provided by their shareholders, operating cash flows and long-term borrowings. Their principal uses of funds have been capital expenditures to acquire and maintain their fleet, payments of dividends, working capital requirements and principal repayments on outstanding loan facilities. On May 20, 2008 and August 22, 2008, Hull KA 215 (Davakis G.) and Hull KA 216 (Delos Ranger), respectively were delivered to the sellers. Sellers do not anticipate any other capital expenditures in the foreseeable future due to the sale of these vessels to Seanergy on August 28, 2008.
     Because the sellers are part of a larger group of companies in the shipping business associated with members of the Restis family, the sellers (other than the owners of the two newly built vessels) obtained, together with other affiliated companies as co-borrowers, a syndicated loan in the amount of $500,000,000 on December 24, 2004. The loan is allocated to each of the sellers (other than the owners of the two newly built vessels), among other affiliates of Lincoln Finance Corp., an affiliate of the sellers, based upon the acquisition cost of each vessel at the date of acquisition. The syndicated loan is payable in variable principal installments plus interest at variable rates (LIBOR plus a spread of 0.875%) with an original balloon installment due in March 2015 of $45,500,000 (which as of June 30, 2008 was $23,702,000). This debt was secured by a mortgage on each of the vessels, assignments of earnings, insurance and requisition compensation of the mortgaged vessel and is guaranteed by Lincoln Finance Corp. and Nouvelle Enterprises S.A., which is the sole shareholder of Lincoln. The sellers that own the second hand vessels used the syndicated loan to finance some or all of the acquisition costs of their respective vessels. As of June 30, 2008, December 31, 2007 and 2006, the long-term debt of the sellers represented the allocated amount of the remaining balance of the syndicated loan after taking into account vessel sales. The long-term debt applicable to the sellers as of June 30, 2008, December 31, 2007 and 2006 was $60,884,000, $48,330,000 and $49,774,000, respectively. We have not assumed any portion of this loan, and the sellers delivered the four vessels to us free and clear of all liens and encumbrances.

     On December 24, 2004, certain of the sellers entered into memoranda of agreement with third parties pursuant to which they agreed to purchase the African Oryx f/k/a the M.V. Gangga Nagara, the African Zebra f/k/a the M.V. Handy Tiger, the Bremen Max f/k/a the M.V. Bunga Saga Satu and the Hamburg Max f/k/a the Bunga Saga Empat for a purchase price of $20.5 million, $14.0 million, $29.0 million and $32.0 million, respectively. The African Oryx, the African Zebra, the Bremen Max and the Hamburg Max were delivered to the respective sellers on April 4, 2005, January 3, 2005, January 26, 2005 and April 1, 2005, respectively.
     On June 23, 2006, the sellers that own the two newly built vessels and a third vessel-owning company that is not one of the sellers, entered into a loan facility of up to $20,160,000 and a guarantee of up to $28,800,000 each to be used to partly finance and guarantee payment to the shipyard for the newly constructed vessels. The loan bears interest at variable rates (LIBOR plus a spread of 0.65%) and was repayable in full at the earlier of May 18, 2009 or the date the newly constructed vessels are delivered by the shipyard. This loan has been paid in full. We have not assumed any portion of this loan and the sellers delivered the two newly constructed vessels to us free and clear of all liens and encumbrances.
     The sellers financed the purchase price of the vessels as follows:

Vessel	Financed(1)	Cash(2)

Africa Oryx	$13,851,850	$6,648,150
Africa Zebra	$9,459,800	$4,540,200
Bremen Max	$19,595,300	$9,404,700
Hamburg Max	$21,622,400	$10,377,600
Davakis G (ex. Hull No. KA 215)	$16,674,000	$7,146,000
Delos Ranger (ex. Hull No. KA 216)	$16,674,000	$7,146,000

(1)	Financed with the credit facilities described above.

(2)	Cash provided to the sellers by their shareholders.
     The dry bulk carriers the sellers owned had an average age of 10.5 years as of June 30, 2008. For financial statement purposes, the sellers used an estimated remaining useful life as June 30, 2008 of between 3 and 16 years for its vessels other than the newly constructed vessels, which vessels life it estimated as 25 years. However, economics, rather than a set number of years, determines the actual useful life of a vessel. As a vessel ages, the maintenance costs rise particularly with respect to the cost of surveys. So long as the revenue generated by the vessel sufficiently exceeds its maintenance costs, the vessel will remain in use, which time period could well exceed the useful life estimate described above. If the revenue generated or expected future revenue does not sufficiently exceed the maintenance costs, or if the maintenance costs exceed the revenue generated or expected future revenue, then the vessel owner usually sells the vessel for scrap.
Cash Flows
     Operating Activities — Net cash from operating activities totaled $17,993,000 during the six months ended June 30, 2008, as compared to $4,094,000 during the comparable period in 2007. This increase reflected is primarily due to increased revenue as a result of improved time charter rates and higher operating days. Net cash from operating activities totaled $25,577,000 during fiscal 2007, as compared to $19,161,000 during fiscal 2006. This increase reflected primarily the increase in vessel revenues received in 2007. The decrease in net cash from operating activities from fiscal 2006 as compared to fiscal 2005, during which net cash from operating activities totaled $26,169,000, resulted primarily from a slight decrease in charter revenue during 2006 and the repayment of amounts due to related parties in 2006.
     Investing Activities — The sellers used $21,499,000 of cash in investing activities during the six month period ended June 30, 2008 as compared to $5,534,000 used in investing activities during the comparable period in 2007. The increase was primarily a result of amounts paid under the vessel construction contracts for the two newly constructed vessels during the first six months of 2008, one of which was delivered and put into operation in May 2008. The sellers used $13,531,000 of cash in investing activities during fiscal 2007 as compared to $6,474,000 used in investing activities during fiscal 2006. The increase was primarily a result of amounts paid under the vessel construction contracts for the newly constructed vessels in fiscal 2007. The sellers used $86,711,000 of cash in investing activities during fiscal 2005, which related primarily to the purchase of four vessels.
     Financing Activities — Net cash provided by financing activities during the six months ended June 30, 2008 was $7,646,000, which includes $12,812,000 of dividend payments to the shareholders of sellers and $9,081,000 of repayments of long term debt, offset by $7,904,000 of capital contributions and $21,635,000 of proceeds from long term debt used to finance vessel acquisitions. Net cash used in financing activities during fiscal 2007 was $13,471,000, which includes $15,932,000 of dividend payments to the shareholders of the sellers and $9,844,000 of repayments of long term debt, partially offset by capital contributions from the sellers’ shareholders of $3,905,000 and proceeds from long-term debt of $8,400,000. Net cash used in financing activities in fiscal 2006 was $11,248,000, which primarily reflects $11,838,000 of dividend payments to the shareholders of the sellers and $7,573,000 of repayments of long term debt, partially offset by capital contributions from the sellers’ shareholders of $8,163,000. Net cash provided by financing activities in fiscal 2005 was $60,549,000, which primarily reflects proceeds of borrowings of $55,070,000 used by the sellers to acquire four vessels and capital contributions from the sellers’ shareholders of $15,980,000, which was partially offset by $3,319,000 of dividend payments to the shareholders of the sellers and repayment of long-term debt of $7,182,000.
Quantitative and Qualitative Disclosures of Market Risk
Interest rate risk
     The sellers’ long-term debt in relation to the four vessels and the new buildings bears an interest rate of LIBOR plus a spread of 0.875% and 0.65%, respectively. A 100 basis-point increase in LIBOR would result in an increase to the finance cost of $568,000 in the next year. The sellers have no further obligation, with respect to their long-term debt, in relation to the six vessels it sold to Seanergy in August and September 2008.
Foreign exchange risk
     The sellers generated revenue in U.S. dollars and incurred minimal expenditures relating to consumables in foreign currencies. The foreign currency risk was minimal.
Inflation
     The sellers did not consider inflation to be a significant risk to direct expenses in the current and foreseeable future.
Capital Requirements
     On May 20, 2008 and August 22, 2008, the Davakis G (Hull No. KA 215) and the Delos Ranger (ex. Hull No. KA 216), respectively, were delivered to the sellers. As of June 30, 2008, the capital commitment was approximately $11.8 million. The sellers do not anticipate any other capital expenditures during the year ending December 31, 2008 as these vessels have been sold to Seanergy on August 28, 2008.
Off-Balance Sheet Arrangements
     As of December 31, 2007 and June 30, 2008, the sellers did not have off-balance sheet arrangements.
Contractual Obligations and Commercial Commitments
     The following tables summarize the sellers’ contractual obligations as of December 31, 2007 and June 30, 2008. The sellers neither have capital leases nor operating leases.

		Payments Due by Period
		Less Than			More Than
December 31, 2007	Total	1 Year	1-2 Years	2-5 Years	5 Years
	(Dollars in thousands)
Long-term debt (1)	$48,330	$9,750	$4,724	$14,171	$19,685
Management fees (2)	$3,317	$973	$1,172	$1,172	—
Capital commitments for vessel construction	$30,840	$30,840	—	—	—

Total obligations	$82,487	$41,563	$5,896	$15,343	$19,685

		Payments Due by Period
		Less Than			More Than
June 30, 2008	Total	1 Year	1-2 Years	2-5 Years	5 Years
	(Dollars in thousands)
Long-term debt (1)	$60,884	$12,364	$5,643	$16,931	$25,946
Management fees (2)	$2,901	$1,143	$1,172	$586	—
Capital commitment for vessel construction	$11,820	$11,820	—	—	—

Total obligations	$75,605	$25,327	$6,815	$17,517	$25,946

(1)	The long-term debt has been repaid or reallocated as of the dates the vessels were delivered to Seanergy in August and September 2008.

(2)	EST provides management services in exchange for a fixed fee per day for each vessel in operation. These agreements are entered into with an initial three-year term until terminated by the other party. The amounts indicated above are based on a management fee of $535 dollars per day per vessel. This management fee agreement has been terminated as of the dates the vessels were delivered to Seanergy in August and September 2008.
Recent Accounting Pronouncements
     A number of new standards, amendments to standards and interpretations were not yet effective for the year ended December 31, 2007 or the six months ended June 30, 2008, and have not been applied in preparing the sellers’ combined financial statements:
     (i) IFRS 8 Operating Segments introduces the “management approach” to segment reporting. IFRS 8, which becomes mandatory for the financial statements of 2009, will require the disclosure of segment information based on the internal reports regularly reviewed by the sellers’ Chief Operating Decision Maker in order to assess each segment’s performance and to allocate resources to them. The sellers are evaluating the impact of this standard on the combined financial statements.
     (ii) Revised IAS 23 Borrowing Costs removes the option to expense borrowing costs and requires that an entity capitalize borrowing costs directly attributable to the acquisition, construction or production of a qualifying asset as part of the cost of that asset. Currently, the sellers capitalize borrowing costs directly attributable to the construction of the vessels and therefore the revised IAS 23 which will become mandatory for the sellers’ 2009 financial statements is not expected to have a significant effect.
     (iii) IFRIC 11 IFRS 2 Group and Treasury Share Transactions requires a share-based payment arrangement in which an entity receives goods or services as consideration for its own equity instruments to be accounted for as an equity-settled share-based payment transaction, regardless of how the equity instruments are obtained. IFRIC 11 will become mandatory for the sellers’ 2008 financial statements, with retrospective application required. This standard does not have an effect on the combined financial statements as it is not relevant to the sellers’ operations.

     (iv) IFRIC 12 Service Concession Arrangements provides guidance on certain recognition and measurement issues that arise in accounting for public-to-private service concession arrangements. IFRIC 12, which becomes mandatory for the sellers’ 2008 financial statements. IFRIC 12 does not have an effect on the combined financial statements as it is not relevant to the sellers’ operations.
     (v) IFRIC 13 Customer Loyalty Programs addresses the accounting by entities that operate, or otherwise participate in, customer loyalty programs for their customers. It relates to customer loyalty programs under which the customer can redeem credits for awards such as free or discounted goods or services. IFRIC 13, which becomes mandatory for the sellers’ 2009 financial statements, is not expected to have any impact on the combined financial statements.
     (vi) IFRIC 14 IAS 19 The Limit on a Defined Benefit Asset, Minimum Funding Requirements and their Interaction clarifies when refunds or reductions in future contributions in relation to defined benefit assets should be regarded as available and provides guidance on the impact of minimum funding requirements (MFR) on such assets. It also addresses when a MFR might give rise to a liability. IFRIC 14 will become mandatory for the sellers’ 2008 financial statements, with retrospective application required. IFRIC 14 does not have an effect on the combined financial statements as it is not relevant to the sellers’ operations.
     (vii) Revision to IAS 1, Presentation of Financial Statements: The revised standard is effective for annual periods beginning on or after January 1, 2009. The revision to IAS 1 is aimed at improving users’ ability to analyze and compare the information given in financial statements. The changes made are to require information in financial statements to be aggregated on the basis of shared characteristics and to introduce a statement of comprehensive income. This will enable readers to analyze changes in equity resulting from transactions with owners in their capacity as owners (such as dividends and share repurchases) separately from ‘non-owner’ changes (such as transactions with third parties). In response to comments received through the consultation process, the revised standard gives preparers of financial statements the option of presenting items of income and expense and components of other comprehensive income either in a single statement of comprehensive income with sub-totals, or in two separate statements (a separate income statement followed by a statement of comprehensive income). Management is currently assessing the impact of this revision on the sellers’ financial statements.
     (viii) Revision to IFRS 3 Business Combinations and an amended version of IAS 27 Consolidated and Separate Financial Statements: These versions were issued by IASB on January 10, 2008, which take effect on July 1, 2009. The main changes to the existing standards include: (i) minority interests (now called non-controlling interests) are measured either as their proportionate interest in the net identifiable assets (the existing IFRS 3 requirement) or at fair value; (ii) for step acquisitions, goodwill is measured as the difference at acquisition date between the fair value of any investment in the business held before the acquisition, the consideration transferred and the net assets acquired (therefore there is no longer the requirement to measure assets and liabilities at fair value at each step to calculate a portion of goodwill); (iii) acquisition-related costs are generally recognized as expenses (rather than included in goodwill); (iv) contingent consideration must be recognized and measured at fair value at acquisition date with any subsequent changes in fair value recognized usually in the profit or loss (rather than by adjusting goodwill) and (v) transactions with non-controlling interests which do not result in loss of control are accounted for as equity transactions. Management is currently assessing the impact that these revisions will have on the sellers.
     (ix) Revision to IFRS 2 Share-based Payment: The revision is effective for annual periods on or after January 1, 2009 and provides clarification for the definition of vesting conditions and the accounting treatment of cancellations. It clarifies that vesting conditions are service conditions and performance conditions only. Other features of a share-based payment are not vesting conditions. It also specifies that all cancellations, whether by the entity or other parties, should receive the same accounting treatment. The sellers do not expect this standard to affect its combined financial statements as currently there are no share-based payment plans.

SEANERGY MARITIME HOLDINGS CORP. AND SUBSIDIARIES AND
RESTIS FAMILY AFFILIATED
VESSELS ACQUIRED
UNAUDITED PRO FORMA SUMMARY FINANCIAL DATA
     Anticipated Accounting Treatment
     Vessel Acquisition and Other Intangible Assets — On August 28, 2008, Seanergy Maritime completed its business combination. The acquisition was accounted for under the purchase method of accounting and accordingly, the assets acquired have been recorded at their fair values. No liabilities were assumed or other tangible assets acquired. The consideration paid for the business combination has been recorded at fair value at the date of acquisition and forms part of the cost of the acquisition.
     Dissolution and Liquidation — Upon the dissolution and liquidation of Seanergy Maritime on January 27, 2009, Seanergy Maritime distributed to each holder of shares of common stock of Seanergy Maritime one share of Seanergy common stock for each share of common stock of Seanergy Maritime.
     Basis of Accounting — The consolidated financial statements have been prepared in accordance with US GAAP and include the results of operations of Seanergy for the full year and its wholly acquired subsidiaries and results of operations and cash flows from August 28, 2008 (the date of the completion of the business combination) to December 31, 2008.
     The following unaudited pro forma statement of operations for the year ended December 31, 2008 has been prepared assuming that the business combination had occurred on January 1, 2008.
     The unaudited pro forma statement of operations for the year ended December 31, 2008 is for illustrative purposes only. You should not rely on the unaudited pro forma statement of operations for the year ended December 31, 2008 as being indicative of the historical financial position and results of operations that would have been achieved had the business combination been consummated as of January 1, 2008. See “Risk Factors,” “Consolidated Financial Statements” at December 31, 2008 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations for Seanergy Maritime and Seanergy” at December 31, 2008.
     The pro-forma adjustments primarily relate to revenue and operating expenses, vessel depreciation, interest income and interest expense, as if the business combination had been consummated as of January 1, 2008, assuming that the used vessels were fully operating under effective contracts as from acquisition date and effective historical revenues under Restis’ family management and assuming that each new building started operations as from the delivery date in 2008. Impairment of goodwill was assumed to be the same as recorded in the consolidated financial statements.
     The unaudited pro forma statement of operations for the year ended December 31, 2008 has been derived from the unaudited combined statement of operations of the Restis family affiliated vessels acquired for the period January 1, 2008 to August 27, 2008 and from the consolidated (historical) statement of operations of Seanergy and its wholly acquired subsidiaries for the entire year ended December 31, 2008.

Seanergy Maritime Holdings Corp. and Subsidiaries and Restis Family Affiliated Vessels Acquired
Unaudited Pro Forma Condensed Consolidated Statement of Operations
Year Ended December 31, 2008

	Seanergy Maritime	Restis Family	Proforma Adjustments and
	Holdings Corp. and	affiliated Vessels	Eliminations
	subsidiaries (A)	Acquired (Note B)	Debit		Credit		Proforma
Revenues:
Vessel revenue — related party	35,333	28,227			14,014	(1)	77,574
Commissions — related party	(880)	—					(880)

Vessel revenue — related party, net	34,453	28,227					76.694

Expenses:
Direct voyage expenses	(151)	(759)	(44	)(1)			(954)
Vessel operating expenses	(3,180)	(3,974)	(2,006	)(1)			(9,160)
Voyage expenses — related party	(440)	—					(440)
Management fees — related party	(388)	(411)	(159	)(1)			(973)
			(15	)(10)

General and administration expenses	(1,840)	—					(1,840)
General and administration expenses — related party	(430)	—	(582	)(11)			(1,012)
Depreciation	(9,929)	(4,779)	(14,719	)(9)			(29,427)
Amortization of dry docking	—	(605)					(605)
Goodwill impairment loss	(44,795)	—					(44,795)
Vessels’ impairment loss	(4,530)	—			4,530	(12)	—

Operating income (loss)	(31,230)	17,699					(12,512)

Other expenses, net:
Interest and finance costs	(3,895)	(1,014)	(243	)(2)	1,014	(7)	(7,121)
			(1,814	)(3)
			(1,110	)(4)
			(59	)(8)

Interest and finance costs — shareholders	(182)	—	(656	)(5)			(838)
Interest income — money market funds	3,361	36	(3,361	)(6)			36
Foreign currency exchange gains (losses), net	(39)	—					(39)

	(755)	(978)					(7,962)

Net (loss) income	(31,985)	16,721					(20,474)

Net (loss) income per common share

Basic							(0.92)

Diluted							(0.92)

Weighted average common shares outstanding

Basic							22,361,227

Diluted							22,361,227

Pro Forma Adjustments (in thousands of U.S. Dollars, except for share and per share data, unless otherwise noted):

(1)	Represents the additional revenue and direct vessel operating expenses for the vessels operating from July 1, 2008 to August 28, 2008.

(2)	To record amortization of deferred loan facility arrangement and underwriting fees based on provisions of the facility agreements ($2,550 / 84 mo X 8 mo).

(3)	To record interest expense on the 7 year Marfin term loan facility as if it had been in place from the beginning of the period presented. Pursuant to the term loan facility, interest is calculated based upon the 3 month LIBOR rate, plus an applicable margin, as defined in the agreement. For calculation purposes, the

LIBOR rate at March 27, 2009 of 1.23% per annum, plus a margin of 1.75% was utilized. For each 1/8 percentage point change in the annual interest rate charged, the resulting interest expense would change by $256 during the twelve month period.

(4)	To record interest expense on the 7 year Marfin revolving facility as if it had been in place from the beginning of the period presented. Pursuant to the revolving facility, interest is calculated based upon the 3 month LIBOR rate, plus an applicable margin of 2.25%, as defined in the agreement. For calculation purposes, the LIBOR rate at March 27, 2009 of 1.23% per annum was utilized. For each 1/8 percentage point change in the annual interest rate charged, the resulting interest expense would change by $192 during the twelve month period.

(5)	To record interest expense on the unsecured convertible note payable to Restis family as if it had been in place from the beginning of the period presented. Interest at 2.9% per annum is due at maturity, in two years. Additionally, an arrangement fee of $288 is due at maturity and note prepayment is not permitted. ($28,250 X 2.9% / 12 mo X 8 mo + $288 / 21 mo X 8 mo = $656)

(6)	To eliminate interest income earned on funds held in trust.

(7)	To eliminate, effective January 1, 2008, interest expense on indebtedness of the Restis family affiliates to be acquired that was repaid pursuant to the agreements.

(8)	To record commitment fee on 7 year revolving facility at 0.25% per annum, payable quarterly in arrears, on the un-drawn revolving facility amount. These pro formas are based upon the assumption that operations are sufficient to fund working capital and dividend payment needs and any drawdown on the revolving facility will be for the purpose of funding the redemption of common stock. [($90,000 — $54,845) X 0.25% / 12 mo X 8 mo = $59]

(9)	To record additional depreciation expense with respect to the four vessels in operation from January 1, 2008, as a result of the step-up in basis related to the purchase of the vessels. One newly built vessel was put into operation on May 20, 2008 and one newly built vessel put into operation on August 28, 2008 and therefore depreciation has been recorded from the delivery date until August 28, 2008.

(10)	To record increment in management fees per the management agreement dated May 20, 2008 of Euro 416 (US$549 at March 27, 2009) per day for the first year of the agreement. (New daily fee of $549 less former daily fee of $535, times 241 days, times 4 vessels, plus new daily fee of $549 less former daily fee of $535, times 100 days for a vessel put into operation on May 20, 2008). The sixth vessel was placed into operation on August 28, 2008.

(11)	Rental expense for the period January 1, 2008 to November 16, 2008.

(12)	Vessel impairment would not arise after giving effect to Note (9) above, as the fair market value of the impaired vessel would be greater than its carrying value.
Pro Forma Notes (in thousands of U.S. Dollars, except for share and per share data, unless otherwise noted):

(A)	Derived from the consolidated statement of operations of Seanergy Maritime Holdings Corp. and subsidiaries for the year ended December 31, 2008.

(B)	Six vessels owned by the following Restis Family Affiliates were acquired by Seanergy: Goldie Navigation Ltd., Pavey Services Ltd., Shoreline Universal Ltd., Valdis Marine Corp., Kalistos Maritime S.A. and Kalithea Maritime S.A. Two of the six vessels are newly-built, delivered and put into service in May and August 2008, respectively.

(C)	No consideration has been given to up to 4,308,075 shares of Seanergy common stock potentially issuable to the Restis family as additional investment shares based upon attaining certain earnings thresholds. Management currently believes the earnings based thresholds can be achieved with the charters executed on the acquisition date, subject to achieving expected utilization and budgeted operating expense levels. Any shares issued upon attainment of these earnings thresholds will be treated as additional purchase consideration. It is reasonably possible in the near future that any amounts recorded upon achievement of the earn-out in 2009 may be impaired based on current market conditions. See also Note D below.

(D)	The actual number of shares redeemed have been utilized for both basic and dilutive shares outstanding, and the calculation is retroactively adjusted to eliminate such shares for the entire period (see Note E):

Number of
Shares

Actual number of common shares outstanding — basic	22,361,227
Effect of dilutive warrants	—

Pro forma weighted average number of common shares outstanding — diluted	22,361,227

As of December 31, 2008 all outstanding warrants and options to acquire 39,984,667 shares of common stock were anti-dilutive as the Company reported a net loss. The convertible note to acquire 2,260,000 shares of common stock and the underwriters’ purchase options (common shares of 1,000,000 and warrants of 1,000,000 included in the total warrants mentioned above) were also anti-dilutive. Furthermore, 4,308,075 of shares of common stock whose issuance is contingent upon satisfaction of certain conditions were anti-dilutive and the contingency has not yet been satisfied.

(E)	On August, 26, 2008, shareholders of Seanergy Maritime approved the business combination with holders of 6,514,175 shares voting against the vessel acquisition. Of the shareholders voting against the vessel acquisition, holders of 6,370,773 shares properly demanded redemption of their shares and were paid $63,707,730, or $10.00 per share, which included a forfeited portion of the deferred underwriter’s contingent fee.

(F)	The margin on the Marfin term facility is 1.5% per annum, if the Total Assets to Total Liabilities ratio is greater than 165% and 1.75% if the ratio is less than 165%, to be tested quarterly. Based upon the December 31, 2008 balance sheet, the ratio of Total Assets to Total Liabilities is 153%; accordingly, a margin of 1.75% has been utilized in these pro formas.

Restis Family Affiliated Vessels Acquired
Unaudited Condensed Combined Statement of Operations
Conversion From IFRS to U.S. GAAP
Six Months Ended June 30, 2008

	As	Adjustments to Convert				As Presented
	Reported	IFRS to U.S. GAAP				under U.S.
	under IFRS	Debit		Credit		GAAP
	(In thousands of U.S. dollars)

Revenue from vessels	$28,227					$28,227
Direct voyage expenses	759					759

	27,468					27,468

Operating expenses
Crew costs	2,143					2,143
Management fees — related party	411					411
Other operating expenses	1,831					1,831
Depreciation expense	16,314			605	(1)	4,779
				10,930	(2)
Amortization of dry docking	—	605	(1)			605

Total operating expenses	20,699					9,769

Operating income	6,769					17,699

Other income (expense)
Interest income	36					36
Interest expense	(1,014)					(1,014)

Total other income (expense)	(978)					(978)

Net income	$5,791					$16,721

Adjustments to Convert From IFRS to U.S. GAAP (in thousands of U.S. Dollars, unless otherwise noted):

(1)	To reclassify the amortization of dry docking expenses that are considered a component of depreciation under IFRS.

(2)	To eliminate depreciation expense relating to the revaluation of the vessels to their fair value under IFRS.
Note:
These adjustments represent only certain significant adjustments from IFRS to U.S. GAAP and may not capture full conversion to U.S. GAAP.

MANAGEMENT
     Directors and Executive Officers
     Set forth below are the names, ages and positions of Seanergy’s current directors and executive officers:

Name	Age	Position	Class
Georgios Koutsolioutsos	39	Chairman of the Board of Directors	C
Dale Ploughman	62	Chief Executive Officer and Director	B
Christina Anagnostara	38	Chief Financial Officer and Director	B
Ioannis Tsigkounakis	42	Secretary and Director	B
Alexios Komninos	42	Director	B
Kostas Koutsoubelis	53	Director	C
Elias M. Culucundis	65	Director	A
George Taniskidis	47	Director	A
Kyriakos Dermatis	61	Director	C
Alexander Papageorgiou	35	Director	C
Dimitrios N. Panagiotopoulos	47	Director	A
George Tsimpis	62	Director	B
     The business address of each of our directors and executive officers listed below is 1-3 Patriarchou Grigoriou; 166 74 Glyfada; Athens, Greece. Our board of directors is divided into three classes, Class A, Class B and Class C, with only one class of directors being elected in each year, beginning at the third annual meeting. The term of office of the Class A directors, consisting of Messrs. Elias M. Culucundis, George Taniskidis and Dimitrios N. Panagiotopoulos will expire at our third annual meeting of shareholders. The term of office of the Class B directors, consisting of Messrs. Alexios Komninos, Ioannis Tsigkounakis, Dale Ploughman, George Tsimpis and Ms. Christina Anagnostara will expire at the fourth annual meeting. The term of office of the Class C directors, consisting of Messrs. George Koutsolioutsos, Kostas Koutsoubelis, Kyriakos Dermatis and Alexander Papageorgiou will expire at the fifth annual meeting.
     Georgios Koutsolioutsos has served as sole Chairman of our board of directors since May 20, 2008. From our inception to May 19, 2008, Mr. Koutsolioutsos served as our president and co-chairman of the board of directors. Mr. Koutsolioutsos has significant experience in the management and operations of public companies. He began his career at Folli Follie S.A. (ATSE: FOLLI) in 1992. Folli Follie is an international company with a multinational luxury goods brand and over three hundred points of sale (POS). Mr. Koutsolioutsos, who is currently the vice-president and an executive member of the board of directors, has assisted with the growth of Folli Follie to a market capitalization of over $1.1 billion with revenues of over $500 million in 2006. Additionally, in 1997, Folli Follie was listed on the Athens Stock Exchange following an initial public offering conducted under his management. Mr. Koutsolioutsos also has extensive knowledge of business operations in the Asian markets where, for more than a decade, Folli Follie has had a presence. Furthermore, since 2002, Folli Follie was among the first companies in mainland China to obtain a full retail license. In 1999, Mr. Koutsolioutsos became a member of the board of directors of Hellenic Duty Free Shops S.A. (“HDFS” (ATSE: HDF)) and subsequently, as of May 2006, became the chairman of the board of directors. HDFS is the exclusive duty-free operator in Greece, one of the top fifteen duty-free operators worldwide and has a market capitalization of approximately $1 billion. In 2003, Mr. Koutsolioutsos was awarded Manager of the Year in Greece. Mr. Georgios Koutsolioutsos received his B.Sc. in business and marketing from the University of Hartford, Connecticut. He is fluent in five languages.
     Dale Ploughman has served as a member of our board of directors and our chief executive officer since May 20, 2008. He has over 43 years of shipping industry experience. Since 1999, Mr. Ploughman has been the chairman of South African Marine Corporation (Pty) Ltd., a dry bulk shipping company based in South Africa and affiliate to members of the Restis family, and the chairman of the Bahamas Ship Owners Association. In addition, Mr. Ploughman has served as president, chief executive officer and a director of Golden Energy Marine Corp. since February 2005. Mr. Ploughman also serves as president and chief executive officer of numerous private shipping companies controlled by members of the Restis family. From 1989 to 1999, Mr. Ploughman was the president of Great White Fleet, a fleet owned by Chiquita Brands International Inc., which was one of the largest shipping carriers to and from Central America. Mr. Ploughman has previously worked as president and chief executive officer of Lauritzen Reefers A.S., a shipping company based in Denmark, the managing director of Dammers and Vander Hiede Shipping and Trading Inc., a shipping company based in the Netherlands and as the chairman of Mackay Shipping, a shipping company based in New Zealand. He holds degrees in Business Administration and Personnel Management and Master’s level Sea Certificates and was educated at the Thames Nautical Training College, HMS Worcester.
     Christina Anagnostara has served as our chief financial officer since November 17, 2008. Prior to joining us, she served as chief financial officer and a board member for Global Oceanic Carriers Ltd, a dry bulk shipping company listed on AIM of the London Stock Exchange, since February 2007. Between 1999 and 2006, she was a senior manager at EFG Audit & Consulting Services, the auditors of the Geneva-based EFG Group, an international banking group specializing in global private banking and asset management. Prior to EFG Group, she worked from 1998 to 1999 in the internal audit group of Eurobank EFG, a bank with a leading position in Greece; and between 1995 and 1998 as a senior auditor at Ernst & Young Hellas, SA, Greece, the international auditing firm. Ms. Anagnostara studied Economics in Athens and has been a Certified Chartered Accountant since 2002.
     Ioannis Tsigkounakis has been our secretary and a member of our board of directors since our inception. Since 1992, he has been a practicing lawyer specializing in Shipping and Capital Markets law. In that capacity he has gained significant experience with respect to the negotiation of acquisitions and in all aspects of legal due diligence. In 1994, he joined the law firm of Vgenopoulos and Partners, one of the largest international practice firms in Greece. Mr. Tsigkounakis advises Greek issuers, brokers, investment firms and banking institutions on capital markets and investment banking matters. He has been involved in capital finance transactions, mergers and acquisitions, take-overs and buy-outs, both in Greece and abroad, including: (i) the acquisition through the Athens Exchange of a controlling interest in Proton Bank of Greece by IRF European Finance Investments Ltd., in May 2006, a company listed on the Alternative Investment Market of the London Stock Exchange (AIM), (ii) the public tender offer made by Laiki Bank Public Co. Ltd. of Cyprus to Egnatia Bank and Marfin Holdings of Greece, in September 2006, (iii) the acquisition of Links of London Ltd., in July 2006, and (iv) the issuance of a bond loan by HSBC, Alfa Bank, Piraeus Bank, BNP Paribas and National Bank of Greece, of $280 million for Folli Follie S.A., in June 2006. Since 2002, he has been a member of the board of directors of Aspropirgos Maritime Ltd., a company that owns a crude oil tanker owning and is a subsidiary of Paradise Tankers Corp., a large tanker carrier group with 2006 revenues of approximately $48 million. Between 2003 and 2004, he was also a non-executive member of the board of directors of Marfin Bank Private Fund, a fund with $225 million under management. He is currently an executive member of the board of directors of Hellenic Duty Free Shops, a company listed on the Athens Exchange (ATSE: HDF). Mr. Tsigkounakis received his law degree from the National University of Athens and a master’s degree (DEA) in International and Banking Law from the University of Pantheon, Sorbonne I, France. Since 2005, he has been a member of the Greek Legal Society of Banking and Capital Markets Law.
     Alexios Komninos has been a member of our board of directors since our inception and was our chief financial officer from our inception through November 16, 2008. Since 1991, he has been a major shareholder and chief operating officer of N. Komninos Securities SA, one of the oldest members of the Athens Stock Exchange and member of the Athens Derivatives Exchange, with total revenues of approximately $40 million in 2006. Mr. Komninos has extensive experience with respect to the review and assessment of companies’ financial positions as well as experience with respect to analysis of potential acquisitions. He has been involved in more than twenty successful initial public offerings and secondary offerings of companies listed on the Athens Stock Exchange, including Rokkas Energy S.A. (ATSE: ROKKA), a windmill parks company, Folli Follie S.A. (ATSE: FOLLI), a luxury goods company, Flexopack S.A. (ATSE: FLEXO), a packaging company, Eurobrokers S.A. (ATSE: EUBRK), an insurance broking company, and Edrasi S.A. (ATSE: EDRA), a specialized construction company. Mr. Komninos is primarily engaged in the business of securities portfolio management and currently manages a portfolio exceeding $450 million. Throughout 2004 and 2005, he was a financial adviser to Capital Maritime & Trading Corp., a holding company with revenues of approximately $188 million in 2004. Mr. Komninos also advises numerous other public companies in Greece on capital restructuring, mergers and acquisitions and buy-out projects. Mr. Komninos received his B.Sc. in economics from the University of Sussex in the United Kingdom and his M.Sc. in Shipping Trade and Finance from the City University Business School in London.
     Kostas Koutsoubelis has been a member of our board of directors since May 20, 2008. Mr. Kostas Koutsoubelis is the group financial director of the Restis group of companies and also the chairman of Golden

Energy Marine Corp. Furthermore, he is a member of the board of the directors of the following public listed companies: FreeSeas Inc., Hellenic Seaways S.A., FG Europe, Imperio Argo Group A.M.E., First Business Bank, South African Marine Corp. and Swissmarine Corporation Ltd. Mr. Koutsoubelis is also the vice president and treasurer of FreeSeas. Before joining the Restis group he served as head of shipping of Credit Lyonnais, Greece. After graduating from St. Louis University, St. Louis, Missouri, he held various positions in Mobil Oil Hellas S.A. and after his departure he joined International Reefer Services, S.A., a major shipping company, as financial director. In the past he has also served as director in Egnatia Securities S.A., a stock exchange company, and Egnatia Mutual Fund S.A. He is a governor in the Propeller Club — Port of Piraeus and member of the Board of the Association of Banking and Financial Executives of Hellenic Shipping.
     Elias M. Culucundis has been a member of our board of directors since our inception. Mr. Culucundis has experience in the negotiation of acquisitions, as well as the oversight of due diligence. Since 2002, Mr. Culucundis has been a member of the board of directors of Folli Follie S.A. and since 2006 an executive member of the board of directors of Hellenic Duty Free Shops S.A. Since 1999, Mr. Culucundis has been president, chief executive officer and director of Equity Shipping Company Ltd., a company specializing in starting, managing and operating commercial and technical shipping projects the value of which exceeded $100 million as of the end of 2006. Additionally, from 1996 to 2000, he was a director of Kassian Maritime Shipping Agency Ltd., a vessel management company operating a fleet of ten bulk carriers with revenues of approximately $180 million in 2006. During this time, Mr. Culucundis was also a director of Point Clear Navigation Agency Ltd, a marine project company instrumental in opening the Chinese shipbuilding market to Greek shipping. Point Clear Navigation Agency Ltd. aided in technically and commercially structuring the first panamax bulk carrier and the first panamax tanker to be built in Shanghai, China that subsequently became the prototype for over 50 subsequent orders for Greek shipping. From 1981 to 1995, Mr. Culucundis was a director of Kassos Maritime Enterprises Ltd., a company engaged in vessel management. While at Kassos, he was initially a technical director and eventually ascended to the position of chief executive officer, overseeing a large fleet of panamax, aframax and VLCC tankers, as well as overseeing new vessel building contracts, specifications and the construction of new vessels. From 1971 to 1980, Mr. Culucundis was a director and the chief executive officer of Off Shore Consultants Inc. and Naval Engineering Dynamics Ltd. Off Shore Consultants Inc. was a pioneer in FPSO (Floating Production, Storage and Offloading vessel, “FPSO”) design and construction and responsible for the technical and commercial supervision of a pentagon-type drilling rig utilized by Royal Dutch Shell plc. Seven FPSO’s were designed and constructed that were subsequently utilized by Pertamina, ARCO, Total and Elf-Aquitaine. Naval Engineering Dynamics Ltd. was responsible for purchasing, re-building and operating vessels that had suffered major damage. From 1966 to 1971, Mr. Culucundis was employed as a Naval Architect for A.G. Pappadakis Co. Ltd., London, responsible for tanker and bulk carrier new buildings and supervising the technical operation of our fleet. He is a graduate of Kings College, Durham University, Great Britain, with a degree in Naval Architecture and Shipbuilding. He is a member of several industry organizations, including the Council of the Union of Greek Shipowners and American Bureau of Shipping. Mr. Culucundis is a fellow of the Royal Institute of Naval Architects and a Chartered Engineer.
     George Taniskidis is the chairman and managing director of Millennium Bank, a position he had held since 2002. Mr. Taniskidis is a member of the board of directors of Euroseas Limited, where he has service since 2005. He is also a member of the board of directors of Millennium Bank, Turkey and a member of the executive committee of the Hellenic Banks Association. From 2003 until 2005, he was a member of the board of directors of Visa International Europe, elected by the Visa issuing banks of Cyprus, Malta, Portugal, Israel and Greece. From 1990 to 1998, Mr. Taniskidis worked at XIOSBANK (until its acquisition by Piraeus Bank in 1998) in various positions, with responsibility for the bank’s credit strategy and network. Mr. Taniskidis studied law at the National University of Athens and at the University of Pennsylvania Law School, where he received an LL.M. After law school, he joined the law firm of Rogers & Wells in New York, where he worked from 1986 until 1989 and was also a member of the New York State Bar Association. He is a member of the Young Presidents Organization.
     Kyriakos G. Dermatis has extensive experience in brokering and negotiating the sale and acquisition of commercial vessels, chartering, ship management and operations. He is the founder and President of Intermodal Shipbrokers Co., a ship brokering company involved in ship sale and purchase, new building contracting and special project activities. Mr. Dermatis began his career in October 1965 as a deck apprentice on seagoing tankers vessels. He quickly climbed up the Chief mate with various shipping companies and ships until 1975 when he moved on shore and continued his career as shipbroker with Thenamaris SA in July 1976. Later he joined “Balkanfracht Hamburg” as a shipbroker for approximately a year. He returned to Greece in October 1978 and joined

“Balkanfracht Piraeus” as Senior Dry Cargo Broker. In 1976, he moved to “A. Bacolitsas S.A.” — a shipowning company, operating a fleet of 18 ships of several types and sizes, as chartering manager and was soon promoted to General Manager of the subject company where he stayed until April 1983. From April 1983 until September 1983, he was chartering Director in Greece for European Navigation Fleet. In January 1985, he established “Intermodal Shipmanagement Inc.,” a company specialized in sale and purchase of ships, tanker chartering, management of small tankers and other more specialized projects. In 1992 the company was renamed “Intermodal Shipbrokers Co.” In 2003, Mr. Dermatis moved the company’s headquarters in North Athens and in 2005 he established a branch office in Shanghai, China in order to support the constantly rising new building activity. Since 2004, Intermodal has negotiated contracts for more than 120 ships in China and 6 Prototype RoRo-tankers in Romania for major Greek, as well as UAE, Argentinean, Malaysian and Italian, shipowners. Kyriakos Dermatis remains an active board member of The Hellenic Shipbrokers Association, a member of the Mediterranean committee of China Classification Society, a member of Shell Marine panel as an external professional advisor to Shell for the past 20 years, and a member of marine Club. Mr. Dyriakos Dermatis graduated from the University of Piraeus in March, 1973 by obtaining a BSC in Economics and he attended the London School of Foreign Trade based in London from 1974-1975 where he obtained a diploma in Shipping Business. Then he completed the Post Graduate Diploma in Port & Shipping Administration in 1976 from the University of Wales with recommendation. In 1984, he received an MSC in maritime studies from Cardiff University.
     Alexander Papageorgiou has been the chief executive officer of Assos Capital Limited since the establishment of the company in May 2006. Between March 2005 and May 2006, he was the chief financial officer of Golden Energy Marine Corp., an international shipping company transporting a variety of crude oil and petroleum products based in Athens, Greece. From March 2004 to March 2005, Mr. Papageorgiou served as a director in the equities group in the London office of Citigroup Global Markets Inc. where he was responsible for the management and development of Citigroup’s Portfolio Products business in the Nordic region. From March 2001 to March 2004, Mr. Papageorgiou served as a vice president in the equities group in the London office of Morgan Stanley & Co., where hew was responsible for Portfolio Product sales and sales-trading coverage for the Nordic region and the Dutch institutional client base. From April 1997 to March 2001, he was an associate at J.P. Morgan Securities Ltd. in the Fixed Income and Investment Banking divisions. Mr. Papageorgiou holds an MSC in Shipping, Trade and Finance from City University Business School in London, Great Britain and a BA (Hons) in Business Economics from Vrije Universiteit in Brussels, Belgium.
     Dimitrios Panagiotopoulos is the head of shipping and corporate banking of Proton Bank, a Greek private bank, where he has served since April 2004. From January 1997 to March 2004, he served as deputy head of the Greek shipping desk of BNP Paribas and before that for four years as senior officer of the shipping department of Credit Lyonnais Greece. From 1990 to 1993, he worked as chief accountant in Ionia Management, a Greek shipping company. He also served his obligatory military duty as an officer of the Greek Special Forces and today is a captain of the reserves of the Hellenic Army.
     George Tsimpis served as shipping advisor at BNP Paribas, Greece from 2006 through 2007, upon retiring as Head of the Greek Shipping Desk from BNP Paribas in 2006, a position he had held since 1992. From 1986 to 1992, Mr. Tsimpis served as chief financial officer of Pirelli Tyres. From 1978 to 1986, Mr. Tsimpis was Delegate Manager and Treasurer at Bank of America, Greece. Mr. Tsimpis joined Citibank, Greece in 1971, where he served as chief trader from 1974 to 1978. Mr. Tsimpis holds a Bachelor of Arts Degree in Economics from the University of Piraeus.
Voting Agreement
     Pursuant to the Voting Agreement, upon the execution of the Master Agreement, our board of directors was required to consist of seven persons and following Seanergy Maritime’s 2008 annual meeting of shareholders on December 18, 2008, our board of directors was required to consist of 13 persons. Initially, the Restis affiliate shareholders and the Seanergy Maritime’s founding shareholders had agreed to vote or cause to be voted certain shares they own or control in Seanergy so as to cause (i) three people named by the Restis affiliate shareholders to be elected to our board of directors, (ii) three people named by the founding shareholders to be elected to our board of directors, and (iii) one person jointly selected by the Restis affiliate shareholders and the founding shareholders to be elected to our board of directors. Upon the occurrence of the Seanergy Maritime 2008 annual meeting of shareholders and continuing until May 20, 2010, the Restis affiliate shareholders, on the one hand, and the founding shareholders on the other have agreed to vote or cause to be voted certain shares they own or control in Seanergy so as to cause (i) six people named by the Restis affiliate shareholders to be elected to our board of directors, (ii) six people named by the founding shareholders to be elected to our board of directors, and (iii) one person jointly selected by the Restis affiliate shareholders and the founding shareholders to be elected to our board of directors. The new directors were elected pursuant to the written consent of our sole shareholder on December 18, 2008.
     The six members of our board of directors designated by each of the Restis affiliate shareholders and the founding shareholders have been divided as equally as possible among Class A, Class B and Class C directors. The six members of our board of directors designated by each of the Restis affiliate shareholders, on the one hand, and the founding shareholders, on the other hand, will include at least three “independent” directors, as defined in the rules of the SEC and the rules of any applicable stock exchange.
     Both Messrs. Ploughman and Koutsoubelis were selected as directors by the Restis affiliate shareholders pursuant to the Voting Agreement. Because each of Messrs. Ploughman and Koutsoubelis was appointed by the Restis affiliate shareholders and employed by affiliates of the Restis affiliate shareholders in other vessel-owning ventures, the Restis affiliate shareholders are in a position to exert influence over such individuals in their capacities as directors of Seanergy. Accordingly, these board members may encounter conflicts of interest in considering future acquisitions of vessels on behalf of Seanergy.
     Any director may be removed from office at any time, with or without cause, at the request of the shareholder group entitled to designate such director, and a director so removed shall be replaced by a nominee selected by the shareholder group entitled to designate such director. Vacancies on the board of directors will also be filled by the shareholder group entitled to name the director whose resignation or removal led to the occurrence of the vacancy.
     In addition, pursuant to the Voting Agreement, our board of directors established a shipping committee consisting of three directors to consider and vote upon all matters involving shipping and vessel finance. The Voting Agreement requires that our board of directors appoint selected nominees as described below and that the board of directors fill any vacancies on the shipping committee with the nominees selected by the party that nominated the person whose resignation or removal has caused the vacancy. See “Management — Board Committees — Shipping Committee.”
     With respect to our officers, the parties agreed that Messrs. Dale Ploughman and Georgios Koutsolioutsos would serve as chief executive officer and chairman of the board of directors, respectively. If Mr. Ploughman is unable or unwilling to serve in such position, the Restis affiliate shareholders shall have the right to appoint his replacement.
Board Committees
     Our board of directors has an audit committee, a compensation committee, a nominating committee and a shipping committee. Our board of directors has adopted a charter for each of these committees.
     Audit Committee
     Our audit committee consists of Messrs. Dimitrios N. Panagiotopoulos and George Tsimpis, each of whom is an independent director. The audit committee currently has a vacancy due to Mr. Papakonstantinou’s resignation from our board effective March 12, 2009. Our board intends to fill such vacancy as soon as it identifies a suitable candidate. Mr. Dimitrios N. Panagiotopoulos has been designated the “Audit Committee Financial Expert” under the SEC rules and the current listing standards of the Nasdaq Marketplace Rules.
     The audit committee has powers and performs the functions customarily performed by such a committee (including those required of such a committee under the Nasdaq Marketplace Rules and the SEC). The audit committee is responsible for selecting and meeting with our independent registered public accounting firm regarding, among other matters, audits and the adequacy of our accounting and control systems.

     Compensation Committee
     Our compensation committee consists of Messrs. Kyriakos Dermatis, George Taniskidis and George Tsimpis, each of whom is an independent director. Following the vacancy created due to Mr. Papakonstantinou’s resignation from our board effective March 12, 2009, our board has appointed Mr. George Tsimpis to fill the vacancy. The compensation committee reviews and approves the compensation of our executive officers.
     Nominating Committee
     Our nominating committee consists of Messrs. Elias M. Culucundis, Dimitrios N. Panagiotopoulos and George Tsimpis, each of whom is an independent director. The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on our board of directors, subject to the terms of the Voting Agreement.
     Shipping Committee
     We have established a shipping committee. The purpose of the shipping committee is to consider and vote upon all matters involving shipping and vessel finance. The shipping industry often demands very prompt review and decision-making with respect to business opportunities. In recognition of this, and in order to best utilize the experience and skills that the Restis family board appointees bring to us, our board of directors has delegated all such matters to the shipping committee. Transactions that involve the issuance of our securities or transactions that involve a related party, however, shall not be delegated to the shipping committee but instead shall be considered by the entire board of directors. The shipping committee is comprised of three directors. In accordance with the Voting Agreement, the Master Agreement and our by-laws, two of the directors are nominated by the Restis affiliate shareholders and one of the directors is nominated by Seanergy Maritime’s founding shareholders. The initial members of the shipping committee are Messrs. Dale Ploughman and Kostas Koutsoubelis, who are the Restis affiliate shareholders’ nominees, and Mr. Elias M. Culucundis, who is the founding shareholders’ nominee. The Voting Agreement further requires that the directors appoint the selected nominees and that the directors fill any vacancies on the shipping committee with the nominees selected by the party that nominated the person whose resignation or removal caused the vacancy.
     In order to assure the continued existence of the shipping committee, our board of directors has agreed that the shipping committee may not be dissolved and that the duties or composition of the shipping committee may not be altered without the affirmative vote of not less that 80% of our board of directors. In addition, the duties and powers of Seanergy’s chief executive officer, which is currently Mr. Ploughman, may not be altered without a similar vote. These duties and powers include voting the shares of stock that Seanergy owns in its subsidiaries. The purpose of this provision is to ensure that Seanergy will cause each of its shipping-related subsidiaries to have a board of directors with members that are identical to the shipping committee. In addition to these agreements, Seanergy has amended certain provisions in its articles of incorporation and by-laws to incorporate these requirements. As a result of these various provisions, in general, all shipping-related decisions will be made by the Restis family appointees to our board of directors unless 80% of the board members vote to change the duties or composition of the shipping committee.
Director Independence
     Our securities are listed on the Nasdaq Stock Market and we are exempt from certain Nasdaq listing requirements including the requirement that our board be composed of a majority of independent directors. Following Mr. Papakonstantinou’s resignation on March 12, 2009, our board is composed of an equal number of non-independent and independent directors. Pursuant to the terms of the Voting Agreement, the vacancy created by Mr. Papakonstantinou’s resignation will be filled by an independent director appointed by the Restis affiliate shareholders. The board of directors has evaluated whether each of Messrs. Elias M. Culucundis, Kyriakos Dermatis, Dimitrios N. Panagiotopoulos, Alexander Papageorgiou, George Taniskidis, and George Tsimpis is an “independent director” within the meaning of the listing requirements of Nasdaq. The Nasdaq independence definition includes a series of objective tests, such as that the director is not an employee of the Company and has not engaged in various types of business dealings with the Company. In addition, as further required by the Nasdaq requirements, the board of directors made a subjective determination as to each of Messrs. Elias M. Culucundis, Kyriakos Dermatis, Dimitrios N. Panagiotopoulos, Alexander Papageorgiou, George Taniskidis, and George Tsimpis that no relationships exist which, in the opinion of the board of directors, would interfere with the exercise of his independent judgment in carrying out the responsibilities of a director. In making this determination, the board of directors reviewed and discussed information provided by each of Messrs. Elias M. Culucundis, Kyriakos Dermatis, Dimitrios N. Panagiotopoulos, Alexander Papageorgiou, George Taniskidis, and George Tsimpis with regard to his business and personal activities as they may relate to us and our management. After reviewing the information presented to it, our board of directors has determined that each of Messrs. Elias M. Culucundis, Kyriakos Dermatis, Dimitrios N. Panagiotopoulos, Alexander Papageorgiou, George Taniskidis, and George Tsimpis is “independent” within the meaning of such rules. Our independent directors will meet in executive session as often as necessary to fulfill their duties, but no less frequently than annually.
     Our by-laws provide that transactions must be approved by a majority of our independent and disinterested directors (i.e., those directors that are not expected to derive any personal financial benefit from the transaction).
Code of Conduct and Ethics
     We have adopted a code of conduct and ethics applicable to our directors, officers and employees in accordance with applicable federal securities laws and the Nasdaq Marketplace Rules.
Compensation of Directors and Executive Officers
     For the period ended December 31, 2008, our executive officers and directors received compensation of $321,000 from Seanergy. No service contract exists between any director and the Company or any of its subsidiaries providing for benefits upon termination of employment.

PRINCIPAL SHAREHOLDERS
     The following table sets forth information regarding the beneficial ownership of our common stock as of January 31, 2009, based upon filings publicly available as at March 20, 2009, by:
•	Each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

•	Each of our officers and directors; and

•	Our officers and directors as a group.
     Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

			Percentage of			Percentage of
			Outstanding			Outstanding
Name and Address of Beneficial			Common			Common
Owner(1)	Voting Power		Stock	Investment Power		Stock

Georgios Koutsolioutsos(2)	21,638,161	(3)(4)(8)	74.39%	9,568,380	(6)	32.89%
Alexios Komninos(2)	15,753,378	(3)(8)	67.78%	1,183,417	(6)	5.09%
Ioannis Tsigkounakis(2)	15,272,877	(3)(8)	67.10%	557,916	(6)	2.45%
Dale Ploughman	0		*	0		*
Kostas Koutsoubelis	0		*	0		*
Elias M. Culucundis	0		*	0		*
Christina Anagnostara	0		*	0		*
George Taniskidis	0		*	0		*
Kyriakos Dermatis	0		*	0		*
Alexander Papageorgiou	0		*	0		*
Dimtrios N. Panagiotopoulos	0		*	0		*
George Tsimpis	0		*	0		*
United Capital Investments Corp.(7)(8)	19,159,295	(3)(5)(8)	76.07%	7,649,030	(6)	30.37%
Atrion Shipholding S.A.(7)(8)	17,874,544	(3)(8)	73.37%	5,751,278	(6)	23.61%
Plaza Shipholding Corp.(7)(8)	18,008,138	(3)(5)(8)	73.91%	5,884,872	(6)	24.15%
Comet Shipholding Inc.(7)(8)	17,953,885	(3)	73.45%	5,251,278	(6)	23.85%
Benbay Limited	7,649,030	(6)	30.37%	7,149,030	(6)	28.38%
United Capital Trust, Inc.	7,649,030	(6)	30.37%	7,149,030	(6)	28.38%
HBK Investments LP(9)	2,314,587		10.35%	2,314,587		10.35%
Aldebaran Investments LLC(10)	3,085,257		9.74%	3,085,257		9.74%
Nisswa Acquisition Master Fund Ltd.(11)	3,300,874		14.76%	3,300,874		14.76%
Integrated Core Strategies (US) LLC(12)	1,647,408		6.9%	1,647,408		6.9%
All directors and executive officers as a group (12 individuals)	22,919,494	(3)(4)	75.47%	11,309,713		37.24%

*	Less than one (1%) percent.

(1)	Unless otherwise indicated, the business address of each of the shareholders is 1-3 Patriarchou Grigoriou, 166 74 Glyfada, Athens, Greece.

(2)	Includes 6,727,000, 880,927, and 400,416 shares of our common stock for Mr. Koutsolioutsos, Mr. Komninos and Mr. Tsigkounakis, respectively, issuable upon exercise of warrants, which became exercisable on September 24, 2008.

(3)	Includes an aggregate of 14,872,461 shares of our common stock owned by the Restis affiliated shareholders, United Capital Investments, Atrion, Plaza and Comet, and Seanergy Maritime’s founding shareholders, which are subject to the Voting Agreement, as amended, described above.

(4)	Includes 38,700 shares of our common stock purchased on August 29, 2008, as to which Mr. Koutsolioutsos has sole voting power.

(5)	Includes 70,000 shares of common stock owned by Argonaut SPC, a fund managed by Oxygen Capital AEPEY an entity affiliated with Victor Restis and Katia Restis.

(6)	None of the Restis affiliate shareholders, or other shareholders who are affiliates of the Restis family, or Seanergy Maritime’s founding shareholders has shared voting power and investment power with respect to any of the shares beneficially owned, except for (i) 19,159,295 and 7,649,030 shares included for United Capital Investments Corp. as to which it has shared voting power and investment power, respectively, (ii) 14,872,461 shares and 70,000 shares included for Plaza Shipholding Corp. as to which each of United and Plaza have shared voting power and investment power, respectively, and (iii) 14,872,461 shares included for Atrion Shipholding Corp., Comet Shipholding Inc., George Koutsolioutsos, Alex Komninos and Ioannis Tsigkounakis as to which each such person or entity has shared voting power; and (iv) 7,649,030 shares included for United Capital Investments Corp., United Capital Trust, Inc. and Benbay Limited as to which each of United Capital Investments, United Capital Trust and Benbay have shared voting and investment power.

(7)	On May 20, 2008, each of United Capital Investments, Atrion, Plaza and Comet, each of which is controlled by Victor Restis, Bella Restis, Katia Restis and Claudia Restis, respectively, purchased a beneficial interest in 687,500 shares of Seanergy common stock (for an aggregate of 2,750,000 shares) from Messrs. Panagiotis and Simon Zafet, each of whom was a former officer and director of Seanergy. These shares are subject to the same restrictions as the founding shares issued to Seanergy Maritime’s founding shareholders. Does not include up to an aggregate of 2,260,000 shares of Seanergy common stock issuable to these entities if they convert the Note and up to an aggregate of 4,308,075 shares of Seanergy common stock issuable to these entities if Seanergy achieves certain definitive predetermined criteria described in this prospectus, for a total of up to an aggregate of 6,568,075, which shares are exchangeable for Seanergy Maritime common stock on a one-for-one basis. Each of United Capital Investments Corp., Atrion Shipholding S.A., Plaza Shipholding Corp. and Comet Shipholding Inc. is an affiliate of members of the Restis family. The address of each of United Capital Investments Corp., Atrion Shipholding S.A., Plaza Shipholding Corp., and Comet Shipholding Inc., is c/o 11 Poseidonos Avenue, 16777 Elliniko, Athens, Greece, Attn: Evan Breibart.

(8)	Includes 2,826,584, 2,002,038, 2,002,084, and 2,081,133 shares of our common stock for United Capital Investments, Atrion, Plaza and Comet, respectively, in connection with the exercise of the Warrants, which became exercisable on September 24, 2008.

(9)	Represents the aggregate holdings of HBK Investments LP, HBK Services LLC, HBK Partners II LP, HBK Management LLC, and HBK Master Fund LP. Based on an amended Schedule 13G filed on February 8, 2008, each of HBK Investments LP, HBK Services LLC, HBK Partners II LP, HBK Management LLC, and HBK Master Fund LP is the beneficial owner of 2,314,587 shares (or 8.09% of our outstanding common stock). The address of each of HBK Investments L.P., HBK Services LLC, HBK Partners II L.P., HBK Management LLC, and HBK Master Fund L.P. is 300 Crescent Court, Suite 700, Dallas, Texas 75201.

(10)	Based on Schedule 13G filed on February 17, 2009. Includes shares issuable upon exercise of Warrants which became exercisable on September 24, 2008. The address is 500 Park Avenue, 5th Floor, New York, NY 10022.

(11)	Based on Schedule 13G filed on September 5, 2008. Mr. Brian Taylor, who is the sole member of Pine River Capital Management L.P. and director of Nisswa Acquisition Master Fund Ltd., and Pine River Capital Management L.P., Nisswa Acquisition Master Fund’s investment manager, initially had shared voting power and shared investment power for 5,073,467 shares. Nisswa Acquisition Master Fund Ltd. initially had shared voting power and shared investment power for 4,856,253 shares. The address of each of Mr. Taylor, Pine River Capital Management L.P. and Nisswa Acquisition Master Fund Ltd. is c/o Pine River Capital Management L.P., 601 Carlson Parkway, Suite 330, Minnetonka, MN 55305.

(12)	Based on Schedule 13G filed on February 5, 2008. Includes shares issuable upon exercise of Warrants which became exercisable on September 24, 2008. Integrated Core Strategies (US) LLC, Millennium Management LLC and Israel A. Englander have shared voting power and shared investment power for these 1,647,408 shares. The address is c/o Millennium Management LLC, 666 Fifth Avenue, New York, NY 10103.
     Escrow of Shares Held by Seanergy Maritime’s Founding Shareholders
     The 5,500,000 shares initially owned by Seanergy Maritime’s founding shareholders, including those that were transferred by Seanergy Maritime’s former chief executive officer and former chief operating officer to the Restis affiliate shareholders, have been placed in an escrow account maintained by Continental Stock Transfer & Trust Company, as escrow agent. These shares were exchanged for shares of our common stock. In connection with the dissolution and liquidation of Seanergy Maritime, we executed a joinder to the stock escrow agreement and as a result the shares of our common stock owned by such shareholders will remain in escrow until 12 months after the vessel acquisition.
     During the period these shares are held in escrow, they may not be transferred other than (i) by gift to a member of the shareholder’s immediate family or to a trust or other entity, the beneficiary of which is such shareholder or a member of such shareholder’s immediate family, (ii) by virtue of the laws of descent and distribution upon death of such shareholder, or (iii) pursuant to a qualified domestic relations order; provided, however, that any transferee of the shares agrees to be bound by the terms of the escrow agreement. The escrow agreement provides that the shareholder will retain all other rights as our shareholders, including, without limitation, the right to vote their shares of common stock and the right to receive cash dividends, if declared. If dividends are declared and payable in shares of common stock, such dividends will also be placed in escrow. In addition, in connection with the vessel acquisition, each of the Restis affiliate shareholders and Seanergy Maritime’s founding shareholders has agreed to subordinate its rights to receive dividends to the extent we do not have sufficient funds to pay dividends to the public shareholders.
     Pursuant to the terms of the escrow agreement, Seanergy Maritime, Maxim and Continental Stock Transfer & Trust Company were required to, and did, consent to the transfer of beneficial ownership of 2,750,000 shares of Seanergy Maritime’s common stock by its former chief executive officer and its former chief operating officer to the Restis affiliate shareholders.
     If we consummate a liquidation, merger, stock exchange or other similar transaction which results in all of our shareholders having the right to exchange their shares of common stock for cash, securities or other property, then Continental Stock Transfer & Trust Company will, upon consummation of such transaction, release the escrow shares to our founding shareholders so that they can similarly participate. Continental Stock Transfer & Trust Company will then have no further duties under the terms of the escrow agreement.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Master Agreement
     On August 26, 2008, shareholders of Seanergy Maritime approved a proposal to acquire six dry bulk carriers from six individual sellers that are controlled by members of the Restis family, including two newly built vessels. This acquisition was made pursuant to the Master Agreement and the several MOAs in which Seanergy agreed to purchase these vessels for an aggregate purchase price of (i) $367,030,750 in cash to the sellers, (ii) $28,250,000 in the form of the Note, which are convertible into 2,260,000 shares of Seanergy’s common stock, issued to the Restis affiliate shareholders as nominees for the sellers, and (iii) up to an aggregate of 4,308,075 shares of common stock of Seanergy issued to the Restis affiliate shareholders as nominees for the sellers, subject to Seanergy meeting an EBITDA target of $72 million to be earned between October 1, 2008 and September 30, 2009. The Restis affiliate shareholders, United Capital Investment Corp., Atrion Shipholding S.A., Plaza Shipholding Corp., and Comet Shipholding Inc., and the sellers are owned and controlled by the following members of the Restis family: Victor Restis, Bella Restis, Katia Restis and Claudia Restis. The Restis affiliate shareholders are four personal investment companies. Each company is controlled by one of these four individuals. Each seller is a single purpose entity organized for the purpose of owning and operating one of the six dry bulk carriers sold pursuant to the terms of the Master Agreement and the individual related MOA. Following the sale of the vessels under the Master Agreement and related MOAs, the sellers have had no further operations. The Restis affiliate shareholders purchased shares of Seanergy’s common stock from two of our original founds, Messrs. Panagiotis and Simon Zafet, and serve as nominees of the sellers for purposes of receiving payments under the Note and the shares issuable upon meeting the EBITDA targets described above. The Restis affiliate shareholders do not have any direct participation in our operations as they are not officers, directors or employees of Seanergy Maritime or Seanergy. Pursuant to the terms of the Voting Agreement, the Restis affiliate shareholders have the right to nominate members to the Board of Directors and to appoint officers as described more fully below.
     The Master Agreement also provided that Seanergy Maritime and Seanergy cause their respective officers to resign as officers, other than Messrs. Ploughman and Koutsolioutsos, and the Restis affiliate shareholders have the right to appoint such other officers as they deem appropriate in their discretion. The Master Agreement also required that directors resign and be appointed so as to give effect to the Voting Agreement. Pursuant to the Master Agreement, Seanergy Maritime and Seanergy also established shipping committees of three directors and delegated to them the exclusive authority to consider and vote upon all matters involving shipping and vessel finance, subject to certain limitations. Messrs. Ploughman, Koutsoubelis and Culucundis were appointed to such committees. See “Seanergy’s Business — Shipping Committee.” In addition, in connection with the Master Agreement, Seanergy entered into the Management Agreement and the Brokerage Agreement, whereby Seanergy agreed to outsource the management and commercial brokerage of its fleet to affiliates of the Restis family.
Registration Rights
     Pursuant to a Registration Rights Agreement, no later than thirty days from the effective date of the dissolution and liquidation, we were obligated to file a registration statement with the Securities and Exchange Commission registering the resale of the 5,500,000 shares in the aggregate owned by Seanergy Maritime’s founding shareholders and the Restis affiliate shareholders and the 16,016,667 shares of common stock underlying their private placement warrants. However, the 5,500,000 shares will not be released from escrow before the first year anniversary of the consummation of the vessel acquisition. In addition, we agreed to register for resale in such registration statement an aggregate of 6,568,075 shares of common stock, consisting of 4,308,075 shares of common stock issuable to the Restis affiliate shareholders if we achieve certain earnings targets and 2,260,000 shares of common stock issuable upon conversion of the Note. We have filed such registration statement with the SEC and it was declared effective on February 19, 2009. This prospectus included as part of a post-effective amendment no. 1 to the registration statement updates and supersedes the registration statement declared effective on February 19, 2009.
     The holders of such securities are also entitled to certain “piggy-back” registration rights on registration statements filed subsequent to such date. We will bear the expenses incurred in connection with any such registration statements, other than underwriting discounts and/or commissions.
Management of the Fleet
     Seanergy outsources the commercial brokerage and management of its fleet to affiliates of members of the Restis family. The commercial brokerage of its fleet has been contracted out to Safbulk and the management of its fleet has been contracted out to EST.

     Brokerage Agreement
     Under the terms of the Brokerage Agreement entered into by Safbulk, as exclusive commercial broker, with Seanergy Management, Safbulk provides commercial brokerage services to Seanergy’s subsidiaries, which include, among other things, seeking and negotiating employment for the vessels owned by the vessel-owning subsidiaries in accordance with the instructions of Seanergy Management. Safbulk is entitled to receive a commission of 1.25% calculated on the collected gross hire/freight/demurrage payable when such amounts are collected. The Brokerage Agreement is for a term of two years, and is automatically renewable for consecutive periods of one year, unless either party is provided with three months’ written notice prior to the termination of such period.
     Management Agreement
     Under the terms of the Management Agreement entered into by EST, as manager of all vessels owned by Seanergy’s subsidiaries, with Seanergy Management, EST performs certain duties that include general administrative and support services necessary for the operation and employment of all vessels owned by all our subsidiaries, including, without limitation, crewing and other technical management, insurance, freight management, accounting related to vessels, provisions, bunkering, operation and, subject to our instructions, sale and purchase of vessels.
     Under the terms of the Management Agreement, EST was initially entitled to receive a daily fee of Euro 416.00 per vessel until December 31, 2008, which fee may thereafter be increased annually by an amount equal to the percentage change during the preceding period in the Harmonised Indices of Consumer Prices All Items for Greece published by Eurostat from time to time. Such fee is payable monthly in advance on the first business day of each following month. The fee has been increased to Euro 425.00 per vessel per day through December 31, 2009.
     The Management Agreement is for a term of two years, and is automatically renewable for consecutive periods of one year, unless either party is provided with three months’ written notice prior to the termination of such period.
     Shipping Committee
     We have established a shipping committee. The purpose of the shipping committee is to consider and vote upon all matters involving shipping and vessel finance. The shipping industry often demands very prompt review and decision-making with respect to business opportunities. In recognition of this, and in order to best utilize the experience and skills that the Restis family board appointees bring to us, our board of directors has delegated all such matters to the shipping committee. Transactions that involve the issuance of our securities or transactions that involve a related party, however, shall not be delegated to the shipping committee but instead shall be considered by the entire board of directors. The shipping committee is comprised of three directors. In accordance with the Voting Agreement, the Master Agreement and our by-laws, two of the directors are nominated by the Restis affiliate shareholders and one of the directors is nominated by Seanergy Maritime’s founding shareholders. The initial members of the shipping committee are Messrs. Dale Ploughman and Kostas Koutsoubelis, who are the Restis affiliate shareholders’ nominees, and Mr. Elias M. Culucundis, who is the founding shareholders’ nominee. The Voting Agreement further requires that the directors appoint the selected nominees and that the directors fill any vacancies on the shipping committee with nominees selected by the party that nominated the person whose resignation or removal caused the vacancy.
     In order to assure the continued existence of the shipping committee, our board of directors has agreed that the shipping committee may not be dissolved and that the duties or composition of the shipping committee may not be altered without the affirmative vote of not less that 80% of our board of directors. In addition, the duties of Seanergy’s chief executive officer, which is currently Mr. Ploughman, may not be altered without a similar vote. These duties include voting the shares of stock that Seanergy owns in its subsidiaries. The purpose of this provision is to ensure that Seanergy will cause each of its shipping-related subsidiaries to have a board of directors with members that are identical to the shipping committee. In addition to these agreements, Seanergy has amended certain provisions in its articles of incorporation and by-laws to incorporate these requirements. As a result of these various provisions, in general, all shipping-related decisions will be made by the Restis family appointees to our board of directors unless 80% of the board members vote to change the duties or composition of the shipping committee.
The Charters
     Our relevant vessel-owning subsidiaries have entered into time charter parties for all six vessels with SAMC, a company associated with members of the Restis family. Each charter party reflects rates for a period of 11 to 13 months as follows (inclusive of a total of 2.5% address and charter commission in favor of parties nominated by the sellers): (i) $30,000 per day for the African Oryx; (ii) $36,000 per day for the African Zebra; (iii) $60,000 per day for the Davakis G. (ex. Hull No. KA215); (iv) $60,000 per day for the Delos Ranger (ex. Hull No. KA216); (v) $65,000 per day for the Bremen Max; and (vi) $65,000 per day for the Hamburg Max, with some flexibility permitted with regard to the per vessel type charters secured by the sellers so long as the operating day and duration weighted average revenues are consistent with the foregoing.
     EST, Safbulk and SAMC are each an affiliate of members of the Restis family.

Vgenopoulos and Partners
     Mr. Ioannis Tsigkounakis, a member of our board of directors, is a partner of Vgenopoulos and Partners, which Seanergy Maritime has retained in connection with certain matters relating to the vessel acquisition and the drafting of the definitive agreement. Seanergy Maritime has paid Mr. Tsigkounakis’ law firm no remuneration for the fiscal year ended December 31, 2007. During the fiscal year ended December 31, 2008, Seanergy Maritime had paid Mr. Tsigkounakis’ law firm $340,000. Seanergy anticipates continued retention of Mr. Tsigkounakis’ law firm for the near future.
Sublease Agreement
     Seanergy leases its executive office space in Athens, Greece pursuant to the terms of a sublease agreement between Seanergy Management and Waterfront, a company which is beneficially owned by Victor Restis. The sublease fee is approximately EURO 504,000 per annum. The initial term is from November 17, 2008 to November 16, 2011. Seanergy has the option to extend the term until February 2, 2014. The premises are approximately 1,000 square meters in a prime location in the Southern suburbs of Athens. The agreement includes furniture, parking space and building maintenance.
Employment Agreements
     We entered into an employment agreement with our Chief Executive Officer, Mr. Dale Ploughman. Under the agreement, Mr. Ploughman’s annual base salary is $400,000 which is subject to increases as may be approved by our Board of Directors.
     Seanergy Management has entered into an employment agreement with our Chief Financial Officer, Ms. Christina Anagnostara. The total net annual remuneration amounts to EUR 23,800 subject to any increases made from time to time by Seanergy Management or by an appropriate committee.
     All the members of the Board of Directors receive fees of $40,000 per year. In addition, the three members of the Shipping Committee receive additional fees of $60,000 per year.

Consultancy Agreement
     On December 15, 2008, Seanergy Management entered into an agreement with CKA Company S.A., a related party entity incorporated in the Marshall Islands. CKA Company S.A. is beneficially owned by the Company’s Chief Financial Officer. Under the agreement, CKA Company S.A. provides the services of the individual who serves in the position of Seanergy’s Chief Financial Officer. The agreement is for $220,000 per annum, payable monthly on the last working day of every month in twelve installments. The related expense for 2008 amounted to $27,000 and is included in General and Administration expenses — related party in the accompanying 2008 consolidated statements of operations.
SELLING SECURITY HOLDERS
     The following table shows certain information as of the date of this prospectus regarding the number of shares of our common stock owned by the selling security holders and that are included for sale in this prospectus. The table assumes that all shares of our common stock offered for sale in the prospectus are sold.

					Common Stock
	Common Stock Beneficially			Number of Shares	Beneficially Owned
	Owned Before the Offering			Offered by Selling	After the Offering
Selling security holder(1)	Number		Percent(2)	Shareholders(3)	Number(4)	Percent(2)

Georgios Koutsolioutsos(5)	21,638,161	(6)(7)(9)	74.39%	9,037,000	13,828,161	61.8%
Alexios Komninos(5)	15,753,378	(6)(9)	67.78%	1,183,417	9,372,461	41.9%
Ioannis Tsigkounakis(5)	15,272,877	(6)(9)	67.10%	537,916	9,372,461	41.9%
United Capital Investments Corp.(9)(10)	19,159,295	(6)(8)(9)	76.07%	4,331,603	11,657,211	50.3%
Atrion Shipholding S.A.(9)(10)	17,874,544	(6)(9)	73.37%	4,331,602	10,372,461	46.4%
Plaza Shipholding Corp.(9)(10)	18,008,138	(6)(8)(9)	73.91%	4,331,602	10,506,054	47.0%
Comet Shipholding Inc.(9)(10)	17,953,885	(6)	73.45%	4,331,602	10,451,802	46.7%

*	Less than 1%.

(1)	Unless otherwise indicated, the business address of each of the shareholders is 1-3 Patriarchou Grigoriou, 166 74 Glyfada, Athens, Greece.

(2)	Based on 22,361,227 shares of our common stock issued and outstanding as of the date of this prospectus. For purposes of calculating the percentage ownership, any shares that each selling security holder has the right to acquire within 60 days under warrants or options have been included in the total number of shares outstanding for that person, in accordance with Rule 13d-3 under the Exchange Act.

(3)	Includes shares held in escrow for a period of 12 months following the vessel acquisition. Does not include shares beneficially owned by other selling security holders listed herein, which shares are being offered for sale by such selling security holder.

(4)	Assumes that the selling security holders sell all of their shares of common stock beneficially owned by each selling security holder, as well as each other selling security holder that is a party to the voting agreement and that is listed as a selling security holder and offered hereby.

(5)	Includes 6,727,000, 880,927, and 400,416 shares of our common stock for Mr. Koutsolioutsos, Mr. Komninos and Mr. Tsigkounakis, respectively, issuable upon exercise of warrants, which became exercisable on September 24, 2008.

(6)	Includes an aggregate of 14,872,461 shares of our common stock owned by the Restis affiliated shareholders, United Capital Investments, Atrion, Plaza and Comet, and Seanergy Maritime’s founding shareholders, which are subject to the Voting Agreement, as amended, described above.

(7)	Includes 38,700 shares of cur common stock purchased on August 29, 2008, as to which Mr. Koutsolioutsos has sole voting power.

(8)	Includes 70,000 shares of common stock owned by Argonaut SPC, a fund managed by Oxygen Capital AEPEY an entity affiliated with Victor Restis and Katia Restis.

(9)	On May 20, 2008, each of United Capital Investments, Atrion, Plaza and Comet, each of which is controlled by Victor Restis, Bella Restis, Katia Restis and Claudia Restis, respectively, purchased a beneficial interest in 687,500 shares of Seanergy common stock (for an aggregate of 2,750,000) from Messrs. Panagiotis and Simon Zafet, each of whom was a former officer and director of Seanergy. These shares are subject to the same restrictions as the founding shares issued to Seanergy Maritime’s founding shareholders. Does not include up to an aggregate of 2,260,000 shares of Seanergy common stock issuable to these entities if they convert the Note and up to an aggregate of 4,308,075 shares of Seanergy common stock issuable to these entities if they convert the Note and up to an aggregate of 4,308,075 shares of Seanergy common stock issuable to these entities if Seanergy achieves certain definitive predetermined criteria described in this prospectus, for a total of up to an aggregate of 6,568,075, which shares are exchangeable for Seanergy Maritime common stock on a one-for-one basis. Each of United Capital Investments Corp., Atrion Shipholding S.A., Plaza Shipholding Corp. and Comet Shipholding Inc. is an affiliate of members of the Restis family. The address of each of United Capital Investments Corp., Atrion Shipholding S.A., Plaza Shipholding Corp. and Comet Shipholding Inc., is c/o 11 Poseidonos Avenue, 16777 Elliniko, Athens, Greece, Attn: Evan Breibart.

(10)	Includes 2,826,584, 2,002,038, 2,002,084, and 2,081,133 shares of our common stock for United Capital Investments, Atrion, Plaza and Comet, respectively, in connection with the exercise of the Warrants, which became exercisable on September 24, 2008.
     The selling security holders listed above have provided us with additional information regarding the individuals or entities that exercise control over the selling security holder. The proceeds of any sale of shares pursuant to this prospectus will be for the benefit of the individuals that control the selling entity. The following is a list of the selling security holders and the entities that may exercise the right to vote or dispose of the shares owned by each selling security holder:
•	United Capital Investments Corp. is controlled by Victor Restis.

•	Atrion Shipholdings S.A. is controlled by Bella Restis.

•	Plaza Shipholding Corp. is controlled by Katia Restis.

•	Comet Shipholding Inc. is controlled by Claudia Restis.
HOW THE SHARES MAY BE DISTRIBUTED
     The selling security holders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling security holders may use any one or more of the following methods when selling shares:
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that this registration statement is declared effective by SEC;

•	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.
     The selling security holders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.
     In connection with sales of the common stock or otherwise, the selling security holders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common stock in the course of hedging in positions they assume. The selling security holders may also sell their shares of our common stock short and deliver the shares of common stock covered by a prospectus filed as part of a registration statement to close out short positions and to return borrowed shares in connection with such short sales. The selling security holders may also loan or pledge their shares of our common stock to broker-dealers that in turn may sell such shares.
     Broker-dealers engaged by the selling security holders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling security holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.
     The selling security holders may from time to time pledge or grant a security interest in some or all of the common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus.
     Upon us being notified in writing by a selling security holder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling security holder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of common stock were sold, (iv)the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon us being notified in writing by a selling security holder that a donee or pledgee intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

     The selling security holders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
     The selling security holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of securities will be paid by the selling security holder and/or the purchasers. Each selling security holder has represented and warranted to us that it acquired the securities subject to this registration statement in the ordinary course of such selling security holder’s business and, at the time of its purchase of such securities such selling security holder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities. We have advised each selling security holder that it may not use shares registered on this registration statement to cover short sales of common stock made prior to the date on which this registration statement shall have been declared effective by the SEC. If a selling security holder uses this prospectus for any sale of the common stock, it will be subject to the prospectus delivery requirements of the Securities Act. The selling security holders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such selling security holders in connection with resales of their respective shares under the registration statement of which this prospectus is a part.
     We will pay all fees and expenses incident to the registration of the shares, but we will not receive any proceeds from the sale of the common stock.
DESCRIPTION OF SECURITIES
     Seanergy is a corporation organized under the laws of the Republic of the Marshall Islands and is subject to the provisions of Marshall Islands law.
     Below is a summary of the material features of Seanergy’s securities. This summary is not a complete discussion of the amended and restated articles of incorporation and amended and restated by-laws of Seanergy that create the rights of its shareholders. You are urged to read carefully the amended and restated articles of incorporation and amended and restated by-laws of Seanergy.
General
     We are authorized to issue 100,000,000 shares of common stock, par value $0.0001, of which 22,361,227 shares of common stock are outstanding as of the date of this prospectus and 1,000,000 shares of preferred stock, par value $0.0001, of which none are outstanding as of the date of this prospectus.
Common Stock
     We have outstanding 22,361,227 shares of common stock. In addition, we have 40,984,667 shares of common stock reserved for issuance upon the exercise of the underwriter’s unit purchase option described below and warrants and 6,568,075 shares reserved for issuance to the Restis affiliate shareholders upon meeting an EBITDA target of $72 million to be earned between October 1, 2008 and September 30, 2009 and conversion of the Note.
     Each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of shares of common stock are entitled to receive ratably all dividends, if any, declared by our board of directors out of funds legally available for dividends. Certain of our shareholders have agreed with us to subordinate their right to receive dividends with respect to 5,500,000 shares of our common stock owned by them for a period of one year commencing on the second full quarter following the initial closing of the vessel acquisition to the extent that we have insufficient funds to make such dividend payments. Holders of common stock do not have conversion, redemption or preemptive rights to subscribe to any of our securities. All outstanding shares of common stock are fully paid and non-assessable. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of any shares of preferred stock which we may issue in the future.
     There are no limitations on the right of non-residents of the Republic of the Marshall Islands to hold or vote shares of our common stock.
Preferred Stock
     Our amended and restated articles of incorporation authorizes the issuance of 1,000,000 shares of blank check preferred stock with such designation, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered, without shareholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of our common stock. The preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of us. Although there is no current intent to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.
Warrants
     We have outstanding an aggregate of 38,984,667 warrants, which are exercisable at a price of $6.50 per share, subject to adjustment as discussed below. Our warrants will expire on September 24, 2011 at 5:00 p.m., New York City time.
     We may call the Warrants for redemption:
•	in whole and not in part;

•	at a price of $0.01 per Warrant at any time;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•	if, and only if, the reported last sale price of the Common Shares equals or exceeds $14.25 per share, for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders; provided that a current registration statement under the Securities Act relating to the Warrant Shares is then effective.
     This criterion was established to provide warrant holders with a (i) adequate notice of exercise only after the then prevailing Common Share price is substantially above the Warrant exercise price and (ii) a sufficient differential between the then prevailing Common Share price and the Warrant exercise price so there is a reasonable cushion against a negative market reaction, if any, to our redemption call. A total of 16,066,667 warrants issued by Seanergy Maritime in the pre-offering private placement and which we assumed following the dissolution and liquidation of Seanergy Maritime, which we will refer to as the private placement warrants, may not be redeemed if held by the initial holders or their permitted assigns.
     The exercise price and number of Warrant Shares may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the Warrants will not be adjusted for issuances of common stock at a price below their exercise price.
     The Warrants may be exercised upon surrender of the Warrant certificate on or prior to the expiration date at the offices of the Warrant agent, with the exercise form on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to us, for the number of Warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their Warrants and receive Common Shares. After the issuance of Warrant Shares, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.
     No Warrants will be exercisable unless at the time of exercise a prospectus relating to Warrants Shares is current and the Warrant Shares have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the Warrants. Under the terms of the Warrant agreement, we will agree to meet these conditions and use our best efforts to maintain a current prospectus relating to Warrant Shares until the expiration of the Warrants. If we are unable to maintain the effectiveness of such registration statement until the expiration of the Warrants, and therefore are unable to deliver registered shares, the Warrants may become worthless and we will not be required to net-cash settle the Warrants. In such a case, the purchasers of units will have paid the full purchase price of the units solely for the Common Shares underlying such units. Additionally, the market for the Warrants may be limited if the prospectus relating to the Warrant Shares is not current or if the Warrant Shares are not qualified or exempt from qualification in the jurisdictions in which the holders of the Warrants reside. In no event will the registered holders of a Warrant be entitled to receive a net-cash settlement, stock, or other consideration in lieu of physical settlement in Common Shares.
     The private placement warrants are identical to our warrants, except that (i) the private placement warrants are not subject to redemption if held by the initial holders or their permitted assigns and (ii) the warrants may be exercised on a cashless basis. Because the private placement warrants were originally issued pursuant to an exemption from the registration requirements under the federal securities laws, the holders of such warrants will be able to exercise their warrants even if, at the time of exercise, a prospectus relating to the common stock issuable upon exercise of such warrants is not current. As described above, the holders of the warrants purchased in the initial public offering will not be able to exercise them unless we have a current registration statement covering the shares issuable upon their exercise.
     No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number the Warrant Shares to be issued to the warrant holder.
Purchase Option
     Upon the dissolution and liquidation of Seanergy Maritime, we assumed Seanergy Maritime’s obligation under the underwriter’s unit purchase option it granted to Maxim Group LLC for the purchase up to a total of 1,000,000 units at a per unit price of $12.50. The units issuable upon exercise of the option will consist of one share of our common stock and one warrant. The warrant will be identical to the warrants described above.
Dividends
     We had initially expressed an intent to pay dividends in the aggregate amount of $1.20 per share on a quarterly basis during the one-year period commencing with the second full quarter following the initial closing of the vessel acquisition, which is the quarter ending March 31, 2009. We have, however, determined to temporarily suspend the payment of any dividends based on restrictions imposed on us by our senior lender. We have not yet determined when any dividend payments will be resumed. In the event we determine to resume any dividend payments, under the terms of the waiver obtained with respect to our loan facilities’ security margin clause, the written approval of Marfin will be required before the payment of any dividends. Certain of our shareholders have agreed with us for such one-year period to subordinate their rights to receive dividends with respect to the 5,500,000 owned by them, but only to the extent that we have insufficient funds to make such dividend payments. The declaration and payment of any dividend is subject to the discretion of our board of directors. The timing and amount of dividend payments will be in the discretion of our board of directors and be dependent upon our earnings, financial condition, cash requirements and availability, fleet renewal and expansion, restrictions in our loan agreements, the provisions of Marshall Islands law affecting the payment of dividends to shareholders and other factors. Our board of directors may review and amend our dividend policy from time to time in light of our plans for future growth and other factors.

Our Transfer Agent and Warrant Agent
     The transfer agent for our common stock and warrant agent for our warrants is Continental Stock Transfer & Trust Company.
TAXATION
U.S. Federal Income Taxation
General
     The following is a summary of the material U.S. federal income tax consequences of the ownership and disposition of our common stock and warrants. The discussion below of the U.S. federal income tax consequences to “U.S. Holders” will apply to a beneficial owner of our common stock and warrants that is treated for U.S. federal income tax purposes as:
•	an individual citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.
     If you are not described as a U.S. Holder and are not an entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes, you will be considered a “Non-U.S. Holder.” The U.S. federal income tax consequences applicable to Non-U.S. Holders is described below under the heading “Non-U.S. Holders.”
     This summary is based on the Code, its legislative history, Treasury regulations promulgated thereunder, published rulings and court decisions, all as currently in effect. These authorities are subject to change, possibly on a retroactive basis.
     This summary does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder based on such holder’s individual circumstances. In particular, this discussion considers only holders that will own and hold our common stock and warrants as capital assets within the meaning of Section 1221 of the Code and does not address the potential application of the alternative minimum tax or the U.S. federal income tax consequences to holders that are subject to special rules, including:
•	financial institutions or “financial services entities”;

•	broker-dealers;

•	taxpayers who have elected mark-to-market accounting;

•	tax-exempt entities;

•	governments or agencies or instrumentalities thereof;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	certain expatriates or former long-term residents of the United States;

•	persons that actually or constructively own 10% or more of our voting shares;

•	persons that hold our common stock and warrants as part of a straddle, constructive sale, hedging, conversion or other integrated transaction; or

•	persons whose functional currency is not the U.S. dollar.
     This summary does not address any aspect of U.S. federal non-income tax laws, such as gift or estate tax laws, or state, local or non-U.S. tax laws. Additionally, this discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our common stock or warrants through such entities. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our common stock or warrants, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership.
     We have not sought, nor will we seek, a ruling from the Internal Revenue Service, or the IRS, or an opinion of counsel as to any U.S. federal income tax consequence described herein. The IRS may disagree with the description herein, and its determination may be upheld by a court.
     BECAUSE OF THE COMPLEXITY OF THE TAX LAWS AND BECAUSE THE TAX CONSEQUENCES TO ANY PARTICULAR HOLDER OF OUR COMMON STOCK AND WARRANTS MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN, EACH SUCH HOLDER IS URGED TO CONSULT WITH ITS TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK AND WARRANTS, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL TAX LAWS.
U.S. Holders
Taxation of Distributions Paid on Common Stock
     Subject to the passive foreign investment company, or PFIC, rules discussed below, a U.S. Holder generally will be required to include in gross income the amount of any distribution paid on our common stock. A distribution on such common stock should be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Such dividend should not be eligible for the dividends-received deduction generally allowed to U.S. corporations in respect of dividends received from other U.S. corporations. Distributions in excess of such earnings and profits should be applied against and reduce the U.S. Holder’s tax basis in our common stock (but not below zero) and, to the extent in excess of such basis, should be treated as gain from the sale or exchange of such common stock.
     With respect to non-corporate U.S. Holders of our common stock, for taxable years beginning before January 1, 2011, dividends may be taxed at the lower rate applicable to long-term capital gains (see the section entitled “— Taxation on the Disposition of Common Stock and Warrants,” below) provided that (1) our common stock is readily tradable on an established securities market in the United States, (2) we are not a PFIC, as discussed below, for either the taxable year in which the dividend was paid or the preceding taxable year, and (3) certain holding period requirements are met. Under published IRS guidance, for purposes of clause (1) above, common stock is considered to be readily tradable on an established securities market in the United States only if it is listed on certain exchanges, which include the Nasdaq Stock Market. We expect that our stock will be listed on the Nasdaq

Stock Market. Nevertheless, you should consult with your own tax advisors regarding the availability of the lower capital gains tax rate for any dividends paid with respect to our common stock.
Taxation on the Disposition of Common Stock and Warrants
     Upon a sale or other taxable disposition of our common stock or warrants (which, in general, would include a redemption of our common stock or warrants), and subject to the PFIC rules discussed below, a U.S. Holder generally should recognize capital gain or loss in an amount equal to the difference between the amount realized on such disposition and the U.S. Holder’s tax basis in the common stock or warrants. See the section entitled “— Exercise or Lapse of a Warrant” below for a discussion regarding a U.S. Holder’s tax basis in the common stock acquired pursuant to the exercise of a warrant.
     Capital gains recognized by a U.S. Holder generally are subject to U.S. federal income tax at the same rate as ordinary income, except that long-term capital gains recognized by a non-corporate U.S. Holder are generally subject to U.S. federal income tax at a maximum rate of 15% for taxable years beginning before January 1, 2011, and 20% thereafter. Capital gain or loss will constitute long-term capital gain or loss if the U.S. Holder’s holding period under the Code for the common stock or warrants exceeds one year. The deductibility of capital losses is subject to various limitations.
Exercise or Lapse of a Warrant
     Subject to the PFIC rules discussed below, a U.S. Holder generally should not recognize gain or loss upon the exercise of a warrant to acquire our common stock. Common stock acquired pursuant to the exercise of a warrant for cash generally should have a tax basis equal to the U.S. Holder’s tax basis in the warrant, increased by the amount paid to exercise the warrant. The holding period of such common stock generally should begin on the day after the date of exercise of the warrant. If the terms of a warrant provide for any adjustment to the number of shares of common stock for which the warrant may be exercised or to the exercise price of the warrants, such adjustment may, under certain circumstances, result in a constructive distribution that could be taxable as a dividend to the U.S. Holder of the warrant. Conversely, the absence of an appropriate adjustment similarly may result in a constructive distribution that could be taxable as a dividend to the U.S. Holders of our common stock. See the section entitled “— Taxation of Distributions Paid on Common Stock” above. If a warrant is allowed to lapse unexercised, a U.S. Holder generally should recognize a capital loss equal to such holder’s tax basis in the warrant. U.S. Holders should consult with their own tax advisors concerning the effect of any adjustment provisions contained in our warrants.
Passive Foreign Investment Company Rules
     A foreign corporation will be a PFIC if at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any company in which it is considered to own at least 25% of the shares by value, is passive income. Alternatively, a foreign corporation will be a PFIC if at least 50% of its assets in a taxable year, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any company in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents, royalties, and gains from the disposition of passive assets.
     Based on the current and expected composition of the assets and income of us and our subsidiaries, it is not anticipated that we will be treated as a PFIC. Although there is no legal authority directly on point, such position is based principally on the view that, for purposes of determining whether we are a PFIC, the gross income we derive (or are deemed to derive) from the time chartering and voyage chartering activities of our wholly owned subsidiaries should constitute service income, rather than rental income. We intend to take the position that such income does not constitute passive income and that the assets owned and operated by us or our subsidiaries in connection with the production of such income (in particular, the vessels) do not constitute passive assets under the PFIC rules. While there is analogous legal authority supporting this position, consisting of case law and IRS pronouncements concerning the characterization of income derived from time charters and voyage charters as services income for other tax purposes, in the absence of any direct legal authority specifically relating to the statutory provisions governing PFICs, the IRS or a court could disagree with such position. Our actual PFIC status for any taxable year will not be determinable until after the end of the taxable year, and, accordingly, there can be no assurance that we will not be considered a PFIC for the current taxable year or any future taxable year.
     If we were a PFIC for any taxable year during which a U.S. Holder held our common stock or warrants, and such U.S. Holder did not make a timely qualified electing fund, or QEF, election for the first taxable year of its holding period for the common stock or mark-to-market election, as described below, such holder should be subject to special rules with respect to:
•	any gain recognized (or deemed recognized) by the U.S. Holder on the sale or other taxable disposition of our common stock or warrants; and

•	any “excess distribution” made to the U.S. Holder (generally, any distributions to such holder during a taxable year that are greater than 125% of the average annual distributions received by such holder in respect of our common stock during the three preceding taxable years or, if shorter, such holder’s holding period for the common stock).
     Under these rules,
•	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the common stock or warrants;

•	the amount allocated to the taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to any taxable year prior to the first taxable year in which we are a PFIC, will be taxed as ordinary income;

•	the amount allocated to other taxable years will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•	the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such other taxable year.
     In addition, if we were a PFIC, a distribution to a U.S. Holder that is characterized as a dividend and is not an excess distribution generally should not be eligible for the reduced rate of tax applicable to certain dividends paid before 2011 to non-corporate U.S. Holders, as discussed above. Furthermore, if we were a PFIC, a U.S. Holder that acquires our common stock or warrants from a deceased U.S. Holder who dies before January 1, 2010, generally should be denied the step-up of U.S. federal income tax basis in such stock or warrants to their fair market value at the date of the deceased holder’s death. Instead, such U.S. Holder would have a tax basis in such stock or warrants equal to the deceased holder’s tax basis, if lower.
     In general, a U.S. Holder may avoid the PFIC tax consequences described above in respect of our common stock by making a timely QEF election to include in income such holder’s pro rata share of our net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed. A U.S. Holder may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge.
     A U.S. Holder may not make a QEF election or, as described below, a mark-to-market election with respect to our warrants. As a result, if a U.S. Holder sells or otherwise disposes of a warrant to purchase our common stock (other than upon exercise of a warrant), any gain recognized on such disposition generally should be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above, if we were a PFIC at any time during the period the U.S. Holder held the warrants.
     If a U.S. Holder that exercises such warrants properly makes a QEF election with respect to the newly acquired common stock (or has previously made a QEF election with respect to our common stock), the QEF election should apply to the newly acquired common stock, but the adverse tax consequences relating to PFIC shares, adjusted to take into account the current inclusions from the QEF election, generally should continue to apply with respect to such newly acquired common stock (which generally will be deemed to have a holding period for the purposes of the PFIC rules that includes the period that the U.S. Holder held the warrants), unless the holder makes a purging election. The purging election creates a deemed sale of such stock at its fair market value. The gain recognized by the holder by reason of the purging election should be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, a U.S. Holder should have a new basis and holding period in the common stock acquired upon the exercise of the warrants for purposes of the PFIC rules.
     The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC annual information statement, to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF elections may only be made by filing a protective statement with such return or with the consent of the IRS.
     In order to comply with the requirements of a QEF election, a U.S. Holder must receive certain information from us. There is no assurance, however, that we will have timely knowledge of our status as a PFIC in the future or that we will be willing or able to provide a U.S. Holder with the information needed to support a QEF election.
     If a U.S. Holder makes a QEF election with respect to our common stock, and the special tax and interest charge rules do not apply to such stock (because of a timely QEF election for the first tax year of the U.S. Holder’s holding period for such stock or a purge of the PFIC taint pursuant to a purging election), any gain recognized on the appreciation of such stock generally should be taxable as capital gain and no interest charge should be imposed. As discussed above, if a U.S. Holder has made a QEF election, such holder should be currently taxed on its pro rata share of the our earnings and profits, whether or not distributed. In such case, a subsequent distribution of such earnings and profits that were previously included in income should not be taxable as a dividend. The U.S. Holder’s tax basis in shares will be increased by amounts that are included in income pursuant to the QEF election and decreased by amounts distributed but not taxed as dividends under the above rules. Similar basis adjustments apply to property if by reason of holding such property the U.S. Holder is treated under the applicable attribution rules as owning shares in a PFIC with respect to which a QEF election was made.
     Although a determination as to our PFIC status will be made annually, an initial determination that we are a PFIC generally should apply for subsequent years if the U.S. Holder held our common stock or warrants while we were a PFIC, whether or not we met the test for PFIC status in those subsequent years. However, if a U.S. Holder makes the QEF election discussed above for the first tax year in which the such holder holds (or is deemed to hold) our common stock and for which we are determined to be a PFIC, such holder should not be subject to the PFIC tax and interest charge rules (or the denial of basis step-up at death) discussed above with respect to such stock. In addition, such U.S. Holder should not be subject to the QEF inclusion regime with respect to such stock for the tax years in which we are not a PFIC. On the other hand, if the QEF election is not effective for each of the tax years in which we are a PFIC and the U.S. Holder holds (or is deemed to hold) our common stock, the PFIC rules discussed above will continue to apply to such stock unless the holder makes a purging election and pays the tax and interest charge with respect to the gain inherent in such stock attributable to the pre-QEF election period.
     Alternatively, if a U.S. Holder owns common stock in a PFIC that is treated as marketable stock, the U.S. Holder may make a mark-to-market election. If the U.S. Holder makes a valid mark-to-market election for the first tax year in which the U.S. Holder holds (or is deemed to hold) our common stock and for which we are determined to be a PFIC, such holder generally should not be subject to the PFIC rules described above in respect of such common stock. Instead, the U.S. Holder generally should include as ordinary income each year the excess, if any, of the fair market value of our common stock at the end of such holder’s taxable year over its tax basis in our common stock. The U.S. Holder also should be allowed to take an ordinary loss in respect of the excess, if any, of its tax basis in our common stock over the fair market value of such stock at the end of such holder’s taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s tax basis in our common stock will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of the common stock should be treated as ordinary income.
     Currently, a mark-to-market election may not be made with respect to warrants. As a result, if a U.S. Holder exercises a warrant and properly makes a mark-to-market election with respect to the newly acquired common stock (or has previously made a mark-to-market election in respect of our common stock), the PFIC tax and interest charge rules generally should apply to any gain deemed recognized by such holder under the mark-to-market rules for the first tax year for which such election applies in respect of such newly acquired stock (which generally should be deemed to have a holding period for purposes of the PFIC rules that includes the period such holder held the warrants).
     The mark-to-market election generally is available only for stock that is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission (e.g., the Nasdaq Stock Market) or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. While we expect that our common stock will be regularly traded on the Nasdaq Stock Market, there can be no assurance of that. U.S. Holders should consult with their own tax advisors regarding the availability and tax consequences of a mark-to-market election in respect of our common stock under their particular circumstances.
     If we are a PFIC and, at any time, have a non-U.S. subsidiary that is classified as a PFIC, a U.S. Holder generally should be deemed to own a portion of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if we receive a distribution from, or dispose of all or part of our interest in, the lower-tier PFIC. There is no assurance, however, that we will have timely knowledge of the status of any such subsidiary as a PFIC in the future or that we will be willing or able to provide a U.S. Holder with the information needed to support a QEF election with respect to a lower-tier PFIC. U.S. Holders are urged to consult their own tax advisors regarding the tax issues raised by lower-tier PFICs.
     If a U.S. Holder owns (or is deemed to own) stock in a PFIC during any year, such holder may have to file an IRS Form 8621 (whether or not a QEF or mark-to-market election is made).
     The rules dealing with PFICs and with the QEF and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders should consult their own tax advisors concerning the application of the PFIC rules to our common stock and warrants under their particular circumstances.
Non-U.S. Holders
     Dividends paid to a Non-U.S. Holder with respect to our common stock generally should not be subject to U.S. federal income tax, unless the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains in the United States).
     In addition, a Non-U.S. Holder generally should not be subject to U.S. federal income tax on any gain attributable to a sale or other disposition of our common stock or warrants unless such gain is effectively connected with its conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such holder maintains in the United States) or the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of sale or other disposition and certain other conditions are met (in which case such gain from United States sources may be subject to tax at a 30% rate or a lower applicable tax treaty rate).
     Dividends and gains that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally should be subject to tax in the same manner as for a U.S. Holder and, if the Non-U.S. Holder is a corporation for U.S. federal income tax purposes, it also may be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

Backup Withholding and Information Reporting
     In general, information reporting for U.S. federal income tax purposes should apply to distributions made on our common stock within the United States to a non-corporate U.S. Holder and to the proceeds from sales and other dispositions of our common stock or warrants to or through a U.S. office of a broker by a non-corporate U.S. Holder. Payments made (and sales and other dispositions effected at an office) outside the United States will be subject to information reporting in limited circumstances.
     In addition, backup withholding of U.S. federal income tax, currently at a rate of 28%, generally should apply to distributions paid on our common stock to a non-corporate U.S. Holder and the proceeds from sales and other dispositions of our common stock or warrants by a non-corporate U.S. Holder, who:
•	fails to provide an accurate taxpayer identification number;

•	is notified by the IRS that backup withholding is required; or

•	in certain circumstances, fails to comply with applicable certification requirements.
     A Non-U.S. Holder generally may eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.
     Backup withholding is not an additional tax. Rather, the amount of any backup withholding generally should be allowed as a credit against a U.S. Holder’s or a Non-U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS.
Marshall Islands Taxation
     Seanergy is incorporated in the Marshall Islands. Under current Marshall Islands law, Seanergy is not subject to tax on income or capital gains, no Marshall Islands withholding tax will be imposed upon payment of dividends by Seanergy to its shareholders, and holders of common stock or warrants of Seanergy that are not residents of or domiciled or carrying on any commercial activity in the Marshall Islands will not be subject to Marshall Islands tax on the sale or other disposition of such common stock or warrants.

EXPENSES RELATING TO THIS OFFERING
     Set forth below is an itemization of the total expenses that we expect to incur in connection with this distribution. With the exception of the SEC registration fee, all amounts are estimates.

SEC registration fee(1)	$—
Printing expenses	$115,000
Legal fees and expenses	$50,000
Accounting fees and expenses	$85,000
Miscellaneous	$1,500

Total	$251,500

(1)	Previously paid in connection with the filing of the original registration statements on Form F-1.
     The above expenses will be paid by us.
LEGAL MATTERS
     The validity of the securities offered in this prospectus are being passed upon for us by Reeder & Simpson, P.C., Piraeus, Greece.
EXPERTS
     The financial statements of Seanergy Maritime Corp. as of and for the year ended December 31, 2007 and the period from August 15, 2006 (Inception) to December 31, 2006 included in this prospectus and in the registration statement have been audited by Weinberg & Company, P.A., independent registered public accounting firm, to the extent and for the period set forth in their report appearing elsewhere in this prospectus and in the registration statement. The financial statements and the report of Weinberg & Company, P.A. are included in reliance upon their report given upon the authority of Weinberg & Company, P.A. as experts in auditing and accounting.
     The consolidated financial statements of Seanergy Maritime Holdings Corp. (successor to Seanergy Maritime Corp.) as of and for the year ended December 31, 2008, have been included herein and in this registration statement in reliance upon the report of KPMG Certified Auditors A.E., independent registered public accounting firm, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing.
     The combined financial statements of Goldie Navigation Ltd., Pavey Services Ltd., Shoreline Universal Ltd., Valdis Marine Corp., Kalistos Maritime S.A. and Kalithea Maritime S.A. (together, the “Group”) as of December 31, 2007 and 2006 and for each of the years in the three-year period ended December 31, 2007, prepared in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board, have been included herein and in this registration statement in reliance upon the report of KPMG Certified Auditors A.E., independent registered public accounting firm, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing. Such report contains an explanatory paragraph stating that the combined financial statements referred to above present the aggregated financial information of the six vessel-owning companies and an allocation of long-term debt and that the combined financial statements may not necessarily be indicative of the Group’s financial position, results of operations, or cash flows had the Group operated as a separate entity during the period presented or for future periods.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
     Effective December 18, 2008, the audit committee of Seanergy Maritime dismissed Seanergy Maritime’s principal accountant, Weinberg & Company, P.A. (“Weinberg”).
     The termination of Weinberg is not a result of any disagreements with Weinberg on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. Weinberg’s report on Seanergy Maritime’s financial statements for the year ended December 31, 2007, period from August 15, 2006 (Inception) to December 31, 2006, and August 15, 2006 (Inception) to December 31, 2007, did not contain an adverse opinion or a disclaimer of opinion nor was such report qualified or modified as to uncertainty, audit scope or accounting principles.
     Further to Seanergy Maritime’s transfer of its accounting functions to Greece, it retained KPMG Certified Auditors A.E. in Athens, Greece as its new independent registered public accounting firm for the fiscal year ending December 31, 2008.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
     We have filed with the SEC post effective amendment no. 1 to a registration statement on Form F-1, which includes exhibits, schedules and amendments, under the Securities Act, with respect to this offering of our securities. Although this prospectus, which forms a part of the registration statement, contains all material information included in the registration statement, parts of the registration statement have been omitted as permitted by rules and regulations of the SEC. We refer you to the registration statement and its exhibits for further information about us, our securities and this offering. The registration statement and its exhibits, as well as our other reports filed with the SEC, can be inspected and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549-1004. The public may obtain information about the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site at http://www.sec.gov which contains the Form F-1 and other reports, proxy and information statements and information regarding issuers that file electronically with the SEC.

INDEX TO FINANCIAL STATEMENTS

Page
Consolidated Financial Statements of Seanergy Maritime Holdings Corp. (successor to Seanergy Maritime Corp.) and subsidiaries

Report of KPMG Certified Auditors A.E., Independent Registered Public Accounting Firm	F-2

Report of Weinberg & Company, PA, Independent Registered Public Accounting Firm	F-3

Consolidated Balance Sheets as of December 31, 2008 and 2007	F-4

Consolidated Statements of Operations for the years ended December 31, 2008 and 2007 and for the period August 15, 2006 (inception) to December 31, 2006	F-5

Consolidated Statements of Shareholders’ Equity for the years ended December 31, 2008 and 2007 and for the period August 15, 2006 (inception) to December 31, 2006	F-6

Consolidated Statements of Cash Flows for the years ended December 31, 2008 and 2007 and for the period August 15, 2006 (inception) to December 31, 2006	F-7

Notes to Consolidated Financial Statements	F-8

Combined Financial Statements of Goldie Navigation Ltd., Pavey Services Ltd., Shoreline Universal Ltd., Valdis Marine Corp., Kalistos Maritime S.A., and Kalithea Maritime S.A.

Report of KPMG Certified Auditors A.E., Independent Registered Public Accounting Firm	F-36

Combined Balance Sheets as of December 31, 2007 and 2006	F-37

Combined Statements of Income for the three years ended December 31, 2007	F-38

Combined Statements of Changes in Equity for the three years ended December 31, 2007	F-39

Combined Statements of Cash Flows for the three years ended December 31, 2007	F-40

Notes to the Combined Financial Statements	F-41

Unaudited Combined Interim Financial Statements:

Combined Balance Sheets as of June 30, 2008 and December 31, 2007	F-60

Combined Statements of Income for the six months ended June 30, 2008 and 2007	F-61

Combined Statements of Changes in Equity for the six months ended June 30, 2008 and 2007	F-62

Combined Statements of Cash Flows for the six months ended June 30, 2008 and 2007	F-63

Notes to the Combined Financial Statements	F-64

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and the Shareholders
of Seanergy Maritime Holdings Corp. (successor to Seanergy Maritime Corp.)
We have audited the accompanying consolidated balance sheet of Seanergy Maritime Holdings Corp. (successor to Seanergy Maritime Corp.) and its subsidiaries (the “Company”) as of December 31, 2008, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Seanergy Maritime Holdings Corp. (successor to Seanergy Maritime Corp.) and its subsidiaries as of December 31, 2008 and the results of their operations and their cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.
/s/ KPMG Certified Auditors A.E.
Athens, Greece
March 27, 2009

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders
Seanergy Maritime Corp.
We have audited the accompanying balance sheet of Seanergy Maritime Corp. (the “Company”) as of December 31, 2007, and the related statements of operations, shareholders’ equity and cash flows for the year ended December 31, 2007 and the period from August 15, 2006 (Inception) to December 31, 2006. These (Inception) financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Seanergy Maritime Corp. as of December 31, 2007, and the results of its operations and its cash flows for the year ended December 31, 2007 and the period from August 15, 2006 (Inception) to December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.
/s/ Weinberg & Company, P.A.
Weinberg & Company, P.A.
Boca Raton, Florida
March 12, 2008

Seanergy Maritime Holdings Corp. (successor to Seanergy Maritime Corp.) and subsidiaries
Consolidated Balance Sheets
December 31, 2008 and 2007
(In thousands of US Dollars, except for share and per share data, unless otherwise stated)

	Notes	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	6	27,543	2,211
Money market funds — held in trust	6	—	232,923
Advances (trade) to related party	7	577	—
Inventories		872	—
Prepaid insurance expenses		574	79
Prepaid expenses and other current assets — related parties	4	248	—

Total current assets		29,814	235,213

Fixed assets:
Vessels, net	8	345,622	—
Office equipment, net	8	9	—

Total fixed assets		345,631	—

Other assets
Deferred finance charges	9	2,757	—

TOTAL ASSETS		378,202	235,213

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	12	27,750	—
Trade accounts and other payables		674	588
Due to underwriters	13	419	5,407
Accrued expenses		541	—
Accrued interest		166	—
Accrued charges on convertible promissory note due to shareholders	11	420	—
Deferred revenue — related party	10	3,029	—

Total current liabilities		32,999	5,995

Long-term debt, net of current portion	12	184,595	—
Convertible promissory note due to shareholders	11	29,043	—

Total liabilities		246,637	5,995

Common stock subject to possible redemption — 8,084,999 shares at $10.00 per share	13	—	80,849

Consolidated shareholders’ equity:
Preferred stock, $0.0001 par value; authorized — 1,000,000 shares; issued — none	13	—	—
Common stock, $0.0001 par value; authorized shares -89,000,000; issued and outstanding (2008: 22,361,227 shares; 2007: 28,600,000 shares, inclusive of 8,084,999 shares subject to possible redemption)	13	2	3
Additional paid-in capital	13	166,361	146,925
Retained earnings (accumulated deficit)		(34,798)	1,441

Total consolidated shareholders’ equity		131,565	148,369

Commitments and contingencies	16	—	—

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY		378,202	235,213

See accompanying notes to consolidated financial statements.

Seanergy Maritime Holdings Corp. (successor to Seanergy Maritime Corp.) and subsidiaries
Consolidated Statements of Operations
For the years ended December 31, 2008 and 2007 and for the period from August 15,
2006 (Inception) to December 31, 2006
(In thousands of US Dollars, except for share and per share data, unless otherwise stated)

		Year ended	Year ended	August 15, 2006 to
	Notes	December 31, 2008	December 31, 2007	December 31, 2006
Revenues:
Vessel revenue — related party		35,333	—	—
Commissions — related party	3	(880)	—	—

Vessel revenue — related party, net	17	34,453	—	—

Expenses:
Direct voyage expenses	18	(151)	—	—
Vessel operating expenses	19	(3,180)	—	—
Voyage expenses — related party	3	(440)	—	—
Management fees — related party	3	(388)	—	—
General and administration expenses	20	(1,840)	(445)	(5)
General and administration expenses — related party	21	(430)	—	—
Depreciation	8	(9,929)	—	—
Goodwill impairment loss	5	(44,795)	—	—
Vessels’ impairment loss	8	(4,530)	—	—

Operating (loss)		(31,230)	(445)	(5)

Other expenses:
Interest and finance costs	22	(3,895)	(45)	—
Interest and finance costs — shareholders	9,11	(182)	(13)	—
Interest income — money market funds		3,361	1,948	1
Foreign currency exchange gains (losses), net
		(39)	—	—

		(755)	1,890	1

Net (loss) income		(31,985)	1,445	(4)

Net (loss) income per common share

Basic	15	(1.21)	0.12	(0.00)

Diluted	15	(1.21)	0.10	(0.00)

Weighted average common shares outstanding

Basic	15	26,452,291	11,754,095	7,264,893

Diluted	15	26,452,291	15,036,283	7,264,893

     See accompanying notes to consolidated financial statements.

Seanergy Maritime Holdings Corp. (successor to Seanergy Maritime Corp.) and subsidiaries
Consolidated Statements of Shareholders’ Equity
For the years ended December 31, 2008 and 2007 and for the period from August 15,
2006 (Inception) to December 31, 2006
(In thousands of US Dollars, except for share and per share data, unless otherwise stated)

	Common		Additional	Retained earnings	Total
	Stock # of	Par	paid-in	(Accumulated	shareholders’
	Shares	value	capital	deficit)	equity
Balance, August 15, 2006 (Inception)	—	—	—	—	—
Sale of shares to founding shareholders at $0.0034 per share	7,264,893	1	24	—	25
Net loss for the period from August 15, 2006 (Inception) to December 31, 2006	—	—	—	(4)	(4)

Balance December 31, 2006	7,264,893	1	24	(4)	21
Shares surrendered and cancelled	(1,764,893)	—	—	—	—
Sales of shares and warrants in private placement and public offering, net of offering costs of $18,063	23,100,000	2	227,350	—	227,352
Capital contributed by founding shareholders	—	—	400	—	400
Shares reclassified to “Common stock subject to mandatory redemption”	—	—	(80,849)	—	(80,849)
Net income for the year ended December 31, 2007	—	—	—	1,445	1,445

Balance, December 31, 2007	28,600,000	3	146,925	1,441	148,369
Net (loss) for the year ended December 31, 2008	—	—	—	(31,985)	(31,985)
Dividends paid (Note 14)	—	—	—	(4,254)	(4,254)
Reclassification of common stock no longer subject to redemption (Note 13)	(6,370,773)	—	17,144	—	17,144
Reversal of underwriter fees forfeited to redeeming shareholders (Note 13)	—	—	1,433	—	1,433
Liquidation and dissolution common stock exchange (Note 25)	—	(1)	1	—	—
Warrants exercised (Note 13)	132,000	—	858	—	858

Balance December 31, 2008	22,361,227	2	166,361	(34,798)	131,565

See accompanying notes to consolidated financial statements.

Seanergy Maritime Holdings Corp. (successor to Seanergy Maritime Corp.) and subsidiaries
Consolidated Statements of Cash Flows
For the years ended December 31, 2008 and 2007 and for the period from August 15, 2006 (Inception) to December 31,
2006
(In thousands of US Dollars, except for share and per share data, unless otherwise stated)

			Period from August
			15, 2006 (inception)
	Year ended	Year ended	to December 31,
	December 31, 2008	December 31, 2007	2006
Cash flows from operating activities:
Net (loss) income	(31,985)	1,445	(4)
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Impairment of goodwill	44,795	—	—
Impairment of vessels	4,530	—	—
Depreciation	9,929	—	—
Amortization of deferred finance charges	224	—	—
Changes in operating assets and liabilities:
(Increase) decrease in — Advances (trade) to related party	(577)	—	—
Inventories	(872)	—	—
Prepaid insurance expenses	(495)	(60)	(20)
Prepaid expenses and other current assets — related parties	(248)	—	—
Trade accounts and other payables	86	155	3
Due to underwriters	(3,555)	46	—
Accrued expenses	541	—	—
Accrued interest on convertible note due to shareholders	132	(1)	1
Accrued interest	166	—	—
Deferred revenue — related party	3,029	—	—

Net cash (used in) provided by operating activities	25,700	1,585	(20)

Cash flows from investing activities:
Acquisition of business, net of cash acquired of $NIL	(375,833)	—	—
Increase in trust account from interest earned on funds held in trust	—	(1,923)	—
Funds placed in (used from) trust account from offerings	232,923	(231,000)	—
Additions to office furniture and equipment	(9)	—	—

Net cash used in investing activities	(142,919)	(232,923)	—

Cash flows from financing activities:
Proceeds from initial sale of common stock	—	—	25
Gross proceeds from private placement	—	14,415	—
Gross proceeds from public offering	—	231,000	—
Payment of offering costs	—	(11,796)	(75)
Redemption of common shares	(63,705)	—	—
Proceeds from warrants exercised	858
Proceeds from long term debt and revolving facility	219,845	—	—
Repayment of long term debt	(7,500)	—	—
Dividends paid	(4,254)	—	—
Proceeds from shareholders’ loans	—	—	350
Repayment of shareholders loans	—	(451)	—
Advances from shareholders, net	—	25	76
Deferred finance charges	(2,693)	—	—

Net cash provided by financing activities	142,551	233,193	376

Net increase in cash	25,332	1,855	356
Cash at beginning of period	2,211	356	—

Cash at end of period	27,543	2,211	356

Cash paid for:
Interest	3,402	14	—

Income taxes (U.S. source income taxes)	—	—	—

Supplemental disclosure of non-cash financing activities:
Capital contributed by founding shareholders in the form of legal fees paid	—	400	—

Increase in accrued offering costs and placement fees	—	5,610	181

Amount of forfeited underwriters’ fee	1,433	—	—

Shareholder advances converted to notes payable	—	101	—

Common stock subject to possible redemption	—	80,849	—

Par value of common stock surrendered and cancelled	—	176	—

Issuance of $28,250 convertible promissory note due to shareholders (fair value at issue)	29,043	—	—

Arrangement fee on convertible promissory note due to shareholders	288	—	—

Common stock no longer subject to redemption	17,144	—	—

See accompanying notes to consolidated financial statements.

Seanergy Maritime Holdings Corp. (successor to Seanergy Maritime Corp.) and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2008 and 2007
(In thousands of US Dollars, except for share and per share data, unless otherwise stated)
1. Basis of Presentation and General Information:
Seanergy Maritime Corp. was incorporated in the Marshall Islands on August 15, 2006, originally under the name Seanergy Maritime Acquisition Corp., as a blank check company formed to acquire, through a merger, capital stock exchange, asset acquisition or other similar business combination, one or more businesses in the maritime shipping industry or related industries. Seanergy Maritime Acquisition Corp. changed its name to Seanergy Maritime Corp. on February 20, 2007. Seanergy Maritime Corp. formed a wholly-owned subsidiary, Seanergy Merger Corp., under the laws of the Marshall Islands on January 4, 2008. Seanergy Merger Corp. changed its name to Seanergy Maritime Holdings Corp. (“Seanergy” or the “Company”) on July 11, 2008. Seanergy is engaged in the transportation of dry-bulk cargo through the ownership and operation of dry-bulk carriers.
Seanergy Maritime Corp. as of December 31, 2007 and 2006 and until the date of the business combination had not yet commenced any business operations and was therefore considered a “corporation in the development stage”. All activity through to the date of the business combination, August 28, 2008, related to Seanergy Maritime Corp.’s formation and capital raising efforts, as described below. Seanergy Maritime Corp. was subject to the risks associated with development stage companies.
On January 27, 2009, Seanergy Maritime Corp. was liquidated and in connection with its liquidation and dissolution, it distributed to each of its holders of its common stock, one share of common stock of Seanergy for each share of Seanergy Maritime Corp. common stock owned by the holder, which resulted in a decrease in common stock and was given retrospective effect. All outstanding warrants and the underwriters’ unit purchase option of Seanergy Maritime Corp. concurrently became obligations of Seanergy (see Note 25).
The accompanying consolidated financial statements as of and for the year ended December 31, 2008 include the accounts of Seanergy Maritime Holdings Corp. (successor to Seanergy Maritime Corp.) and its acquired wholly owned subsidiaries and the results of operations and cash flows from the period August 28, 2008 (the date of the completion of the business combination) to December 31, 2008 (see also Note 5). The accompanying consolidated financial statements as of December 31, 2007 and for the period from August 15, 2006 (date of inception) through December 31, 2006 include the accounts of Seanergy Maritime Corp.
On September 28, 2007, Seanergy Maritime Corp., pursuant to its public offering, sold 23,100,000 units, which included 1,100,000 units issued upon the partial exercise of the underwriters’ over-allotment option, at a price of $10.00 per unit (see also Note 13(a)).
On September 28, 2007, and prior to the consummation of the public offering described above, Seanergy Maritime Corp.’s executive officers purchased from Seanergy Maritime Corp. an aggregate of 16,016,667 warrants at $0.90 per warrant in a Private Placement (see also Note 13(d)).
On May 20, 2008 companies affiliated with certain members of the Restis family (the “Restis affiliated shareholders”) collectively acquired a 9.62% interest in Seanergy Maritime Corp. for $25,000 in cash from its existing shareholders and officers (the “Founders”) via the acquisition of 2,750,000 shares of the common stock of Seanergy Maritime Corp. and 8,008,334 warrants to purchase shares of Seanergy Maritime Corp.’s common stock. The common stock is subject to an Escrow Agreement dated September 24, 2007 entered into by the Founders pursuant to which the shares remain in escrow with an escrow agent until the date that is 12 months after the consummation of a business combination (the “Business Combination”). The warrants were subject to a lock-up agreement dated September 24, 2007 also entered into by the Founders pursuant to which the warrants would not be transferred until the consummation of the Business Combination.
On May 20, 2008 Seanergy Maritime Corp. and Seanergy entered into a Master Agreement (the “Master Agreement”), to purchase an aggregate of six dry bulk vessels from companies affiliated with certain members of the Restis family, for an aggregate purchase price of (i) $367,031 in cash, (ii) $28,250 in the form of a convertible promissory note due in May 2010, and (iii) up to 4,308,075 shares of Seanergy common stock subject to Seanergy meeting certain Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA), target of $72,000 to be earned between October 1, 2008 and September 30, 2009. Information on the six dry bulk vessels acquired follows:

Seanergy Maritime Holdings Corp. (successor to Seanergy Maritime Corp.) and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2008 and 2007
(In thousands of US Dollars, except for share and per share data, unless otherwise stated)
1. Basis of Presentation and General Information (continued):

				Remaining
				estimated useful		Dead weight
Seller	Jurisdiction	Vessel	Built	life	Flag	ton (dwt)

Valdis Marine Corp.	Marshall Islands	African Oryx	1997	14 years	Bahamas	24,110
Goldie Navigation Ltd.	Marshall Islands	African Zebra	1985	2 years	Bahamas	38,623
Kalistos Maritime S.A.	Marshall Islands	Davakis G	2008	24 years	Bahamas	54,051
Kalithea Maritime S.A.	Marshall Islands	Delos Ranger	2008	25 years	Bahamas	54,051
Pavey Services Ltd.	British Virgin Islands	Bremen Max	1993	9 years	Isle of Man	73,503
Shoreline Universal Ltd.	British Virgin Islands	Hamburg Max	1994	10 years	Isle of Man	72,338
Upon the execution of the Master Agreement, Seanergy’s board of directors consisted of seven persons and was increased to thirteen persons on December 18, 2008. Through May 20, 2010, the Restis affiliated shareholders, on the one hand, and the Founders, on the other hand, have agreed to vote or cause to be voted, certain shares they own or control in Seanergy so as to cause (i) six people named by the Restis affiliated shareholders to be elected to the board of directors (ii) six people named by the Founders to be elected to the board of directors, and (iii) one person jointly selected by the Restis affiliated shareholders and the Founders, to be elected to the board of directors.
On August 26, 2008 Seanergy obtained shareholder approval for the business combination including the purchase of the six vessels which became effective on August 28, 2008. Shareholders of 6,514,175 common stock voted against the vessel acquisition. Of the shareholders voting against the vessel acquisition, the shareholders of 6,370,773 common stock demanded redemption of their shares and were paid $63,707, or $10.00 per share, which included a forfeited portion of the deferred underwriter’s contingent fee amounting to $1,433.
On August 28, 2008 the shareholders of Seanergy Maritime Corp. also approved a proposal for the dissolution and liquidation of Seanergy Maritime Corp. which became effective on January 27, 2009. In connection with the liquidation and dissolution, Seanergy Maritime Corp. distributed to each of its holders of its common stock, one share of common stock of Seanergy for each share of Seanergy Maritime Corp. common stock owned by the holder, resulting in a decrease in common stock of six hundred and thirty seven dollars, which was given retrospective effect in 2008. In addition, all outstanding warrants of Seanergy Maritime Corp. concurrently became obligations of Seanergy. As a result, the authorized capital of the Company becomes that of Seanergy Maritime Holdings Corp. and amounts to 100,000,000 shares of common stock with a par value of $0.0001 per share (see Note 25).
Seanergy Maritime Holdings Corp. began operations on August 28, 2008 with the delivery of its first three vessels; Davakis G., Delos Ranger and African Oryx. On September 11, 2008, Seanergy took delivery of its vessel Bremen Max and on September 25, 2008, Seanergy took delivery of its vessels Hamburg Max and African Zebra.

Seanergy Maritime Holdings Corp. (successor to Seanergy Maritime Corp.) and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2008 and 2007
(In thousands of US Dollars, except for share and per share data, unless otherwise stated)
1. Basis of Presentation and General Information (continued):
The wholly-owned subsidiaries of Seanergy Maritime Holdings Corp. (successor to Seanergy Maritime Corp.) (the Group) included in these consolidated financial statements are as follows:

	Country of	Date of
Company	Incorporation	Incorporation	Vessel name	Date of Delivery
Seanergy Management Corp.	Marshall Islands	May 9 , 2008	N/A	N/A
Amazons Management Inc.	Marshall Islands	April 21 , 2008	Davakis G.	August 28, 2008
Lagoon Shipholding Ltd.	Marshall Islands	April 21, 2008	Delos Ranger	August 28, 2008
Cynthera Navigation Ltd.	Marshall Islands	March 18, 2008	African Oryx	August 28, 2008
Martinique International Corp.	British Virgin Islands	May 14, 2008	Bremen Max.	September 11, 2008
Harbour Business International Corp.	British Virgin Islands	April 1, 2008	Hamburg Max.	September 25, 2008
Waldeck Maritime Co.	Marshall Islands	April 21, 2008	African Zebra	September 25, 2008
On various dates from June 5, 2008 to December 3, 2008 companies affiliated with members of the Restis family purchased 13,383,915 shares of common stock from shareholders of Seanergy Maritime Corp. or from the open market for an aggregate purchase price of $112,436.
Following the shareholder’s approval on August 26, 2008, the non-voting shareholders redeemed 6,370,773 shares of common stock.
The total interest of the Restis family as of December 31, 2008 amounted to approximately 72% (see Note 3).
Seanergy Maritime Corp. common stock and warrants started trading on NASDAQ Market on October 15, 2008 under the symbols “SHIP” and “SHIP.W,” respectively. Previously, the common stock and warrants were listed on the American Stock Exchange up to October 14, 2008.
2. Significant Accounting Policies:
(a) Principles of Consolidation
The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (US GAAP) and include the accounts and operating results of Seanergy and its wholly-owned subsidiaries where Seanergy has control. Control is presumed to exist when Seanergy through direct or indirect ownership retains the majority of voting interest.
In addition Seanergy evaluates its relationships with other entities to identify whether they are variable interest entities as defined by Financial Accounting Standards Board (FASB) Interpretation No. 46 (R) Consolidation of Variable Interest Entities (“FIN 46R”) and to assess whether it is the primary beneficiary of such entities. If the determination is made that the Company is the primary beneficiary, then that entity is included in the consolidated financial statements in accordance with FIN 46R. When the Company does not have a controlling interest in an entity, but exerts a significant influence over the entity, the Company applies the equity method of accounting.
All significant intercompany balances and transactions and any intercompany profit or loss on assets remaining with the Group have been eliminated in the accompanying consolidated financial statements.

Seanergy Maritime Holdings Corp. (successor to Seanergy Maritime Corp.) and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2008 and 2007
(In thousands of US Dollars, except for share and per share data, unless otherwise stated)
2. Significant Accounting Policies (continued):
(b) Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles in the United States (US GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant items subject to such estimates include evaluation of relationships with other entities to identify whether they are variable interest entities, determination of vessel useful lives, allocation of purchase price in a business combination, determination of vessels impairment and determination of goodwill impairment. The current economic environment has increased the level of uncertainty inherent in those estimates and assumptions.
(c) Foreign Currency Translation
Seanergy’s functional currency is the United States dollar since the Company’s vessels operate in international shipping markets and therefore primarily transact business in US Dollars. The Company’s books of accounts are maintained in US Dollars. Transactions involving other currencies are translated into the United States dollar using exchange rates, which are in effect at the time of the transaction. At the balance sheet dates, monetary assets and liabilities, which are denominated in other currencies, are translated to United States dollars at the foreign exchange rate prevailing at year-end. Gains or losses resulting from foreign currency translation are reflected in the consolidated statements of operations.
(d) Cash and Cash Equivalents
Seanergy considers time deposits and all highly liquid investments with an original maturity of three months or less to be cash equivalents. Restricted cash is excluded from cash and cash equivalents.
(e) Inventories
Inventories consist of lubricants which are stated at the lower of cost or market value. Cost is determined by the first in, first out method.
(f) Vessels
Vessels are initially stated at cost, which consists of the contract price less discounts, plus any material expenses incurred upon acquisition (delivery expenses and other expenditures to prepare the vessel for her initial voyage) and borrowing costs incurred during the construction period. Subsequent expenditures for conversions and major improvements are also capitalized when they appreciably extend the life, increase the earning capacity or improve the efficiency or safety of the vessels.
(g) Vessel Depreciation
Depreciation is computed using the straight-line method over the estimated useful life of the vessels, after considering the estimated salvage value. Salvage value is estimated by the Company by taking the cost of steel times the weight of the ship noted in lightweight ton (LWT). Management estimates the useful life of the Company’s vessels to be 25 years from the date of initial delivery from the shipyard.

Seanergy Maritime Holdings Corp. (successor to Seanergy Maritime Corp.) and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2008 and 2007
(In thousands of US Dollars, except for share and per share data, unless otherwise stated)
2. Significant Accounting Policies (continued):
(h) Impairment of Long-Lived Assets (Vessels)
Seanergy applies FASB Statement No. 144 “Accounting for the Impairment or Disposal of Long-lived Assets,” which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. Long-lived vessels are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. An impairment loss is recognized when the carrying amount of the long-lived asset is not recoverable and exceeds its fair value. The carrying amount of the long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. Any impairment loss is measured as the amount by which the carrying amount of the long-lived asset exceeds its fair value and is recorded as a reduction in the carrying value of the related asset and a charge to operating results. Once an impairment results in a reduction in the carrying value, the carrying value of such an asset cannot thereafter be increased. Fair value is determined based on current market values received from independent appraisers, when available, or from other acceptable valuation techniques such as discounted cash flows models. The Company recorded an impairment loss of $4,530 in 2008 (see Note 8). It is considered at least reasonably possible that continued declines in volumes, charter rates and availability of letters of credit for customers resulting from current global economic conditions could significantly impact the Company’s future impairment estimates.
(i) Goodwill
Seanergy follows FASB Statement No. 142 “Goodwill and Other Intangible Assets”. Goodwill represents the excess of the aggregate purchase price over the fair value of the net identifiable assets acquired in business combinations accounted for under the purchase method. Goodwill is reviewed for impairment at least annually on December 31 in accordance with the provisions of FASB Statement No. 142. The goodwill impairment test is a two-step process. Under the first step, the fair value of the reporting unit is compared to the carrying value of the reporting unit (including goodwill). If the fair value of the reporting unit is less than the carrying value of the reporting unit, goodwill impairment may exist, and the second step of the test is performed. Under the second step, the implied fair value of the goodwill is compared to the carrying value of the goodwill and an impairment loss is recognized to the extent that the carrying value of goodwill exceeds the implied fair value of goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation in accordance with FASB Statement No. 141 “Business Combinations”. The residual fair value after this allocation is the implied fair value of the reporting unit goodwill. Fair value of the reporting unit is determined using a discounted cash flow analysis. If the fair value of the reporting unit exceeds it carrying value, step two does not have to be performed. The Company recorded an impairment loss of $44,795 in 2008 (see Note 5).
(j) Dry-Docking and Special Survey Costs
The Company follows the deferral method of accounting for dry-docking costs and special survey costs whereby actual costs incurred which extend the economic life of the vessels are deferred and are amortized on a straight-line basis over the period through the expected date of the next dry-docking which is scheduled to become due in 2 to 3 years. Dry-docking costs which are not fully amortized by the next dry-docking period are expensed.
(k) Pension and Retirement Benefit Obligations
The ship-owning companies included in the consolidation employ the crew on board the vessels under short-term contracts (usually up to nine months) and, accordingly, they are not liable for any pension or post-retirement benefits.
Administrative employees are covered by state-sponsored pension funds. Both employees and the Company are required to contribute a portion of the employees’ gross salary to the state-sponsored pension fund.
Upon retirement, the state-sponsored pension funds are responsible for paying the employees retirement benefits and accordingly Seanergy has no obligation. Employers’ contributions for the years ended December 31, 2008 and 2007 and for the period August 15, 2006 (inception) to December 31, 2006 amounted to $NIL, $NIL and $NIL, respectively.

Seanergy Maritime Holdings Corp. (successor to Seanergy Maritime Corp.) and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2008 and 2007
(In thousands of US Dollars, except for share and per share data, unless otherwise stated)
2. Significant Accounting Policies (continued):
(l) Commitments and Contingencies
Liabilities for loss contingencies, arising from claims, assessments, litigations, fines and penalties, environmental and remediation obligations and other sources are recorded when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated.
(m) Revenue Recognition
The Company follows Staff Accounting Bulletin (“SAB”) No. 104, Revenue Recognition, issued by the Securities and Exchange Commission (“SEC”) in December 2003. SAB 104 summarizes certain of the SEC’s staff views in applying U.S. generally accepted accounting principles to revenue recognition in financial statements. Revenue is recorded when a charter agreement exists and collection of the related revenue is reasonably assured. Revenue is recognized as it is earned, on a straight line basis over the duration of each time charter, as adjusted for the off hire days that the vessel spends undergoing repairs, maintenance and upgrade work. Deferred revenue represents cash received prior to the balance sheet date and it is related to revenue applicable to periods after such date. Address commission of 2.5% is deducted from vessel revenue.
(n) Commissions
Commissions are paid in the same period as related charter revenues are recognized. Commissions paid by Seanergy are included in Voyage expenses. Commissions of 1.25% are paid to Safbulk Pty Ltd (Safbulk), an affiliate, as commercial brokerage services and 2.5% address commission is withheld on the charter statement revenue with South African Marine Corporation S.A., (SAMC), an affiliate.
(o) Vessel voyage expenses
Vessel voyage expenses primarily consist of port, canal and bunker expenses that are unique to a particular charter and are paid for by the charterer under time charter agreements and other non-specified voyage expenses such as commissions that are paid by the Company.
(p) Repairs and Maintenance
All repair and maintenance expenses, including major overhauling and underwater inspection expenses are expensed in the year incurred. Such costs are included in Vessel operating expenses in the accompanying consolidated statements of operations.
(q) Research and Development and Advertising Costs
Research and development and advertising costs are expensed as incurred. There were no research and development and advertising costs during 2008, 2007 and 2006.
(r) Financing Costs and Capitalized Interest
Underwriting, legal and other direct costs incurred with the issuance of long-term debt or to refinancing existing ones are deferred and amortized to interest expense over the life of the related debt using the effective interest method. Unamortized fees relating to loans repaid or refinanced are expensed in the period the repayment or refinancing is made. Interest costs incurred on debt during the construction of vessels are capitalized. There were no interest costs capitalized as of December 31, 2008, 2007 and 2006.

Seanergy Maritime Holdings Corp. (successor to Seanergy Maritime Corp.) and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2008 and 2007
(In thousands of US Dollars, except for share and per share data, unless otherwise stated)
2. Significant Accounting Policies (continued):
(s) Income Taxes
Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized, when applicable, for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Beginning with the adoption of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes as of January 1, 2008, the Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. Prior to the adoption of FIN 48, the Company recognized the effect of income tax positions only if such positions were probable of being sustained.
The Company records interest related to unrecognized tax benefits in interest expense and penalties in general and administration expenses.
The Company is not currently subject to income taxes as Seanergy is incorporated in the Marshall Islands. Under current Marshall Islands law, Seanergy is not subject to tax on income or capital gains and no Marshall Islands withholding tax will be imposed upon payment of dividends by Seanergy to its shareholders.
(t) Earnings (Losses) per Share
Seanergy computes earning per share (EPS) in accordance with FASB Statement No. 128, Earnings per Share and SEC Staff Accounting Bulletin No. 98 (SAB 98). FASB Statement No. 128 requires companies with complex capital structures to present basic and diluted EPS. Basic earnings (losses) per common share are computed by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted earnings (losses) per share, reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted at the beginning of the periods presented, or issuance date, if later. Potential common shares that have an anti-dilutive effect (i.e. those that increase income per share or decrease loss per share) are excluded from the calculation of diluted earnings per share.
(u) Segment Reporting
Seanergy reports financial information and evaluates its operations by total charter revenues and not by the length of vessel employment, customer, or type of charter. As a result, management, including the chief operating decision maker, reviews operating results solely by revenue per day and operating results of the fleet and thus, Seanergy has determined that it operates under one reportable segment. Furthermore, when Seanergy charters a vessel to a charterer, the charterer is free to trade the vessel worldwide and, as a result, disclosure of geographic information is impracticable (see Note 3(b)).
(v) Derivatives
Seanergy follows FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, to account for derivatives and hedging activities, which requires that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value, with changes in the derivatives’ fair value recognized currently in earnings unless specific hedge accounting criteria are met. During 2008, 2007 and 2006 Seanergy did not engage in any transaction with derivative instruments or have any hedging activities.
(w) Share-Based Compensation
Seanergy accounts for share-based payments pursuant to Statement of FASB Statement No. 123R, Share-Based Payments. FASB Statement No. 123R requires all share-based payments, including grants of employee stock options to employees, to be recognized as an expense in the financial statements and that such cost be measured at the fair value of the award. As of December 31, 2008, 2007 and 2006 Seanergy did not have any share-based payments.

Seanergy Maritime Holdings Corp. (successor to Seanergy Maritime Corp.) and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2008 and 2007
(In thousands of US Dollars, except for share and per share data, unless otherwise stated)
2. Significant Accounting Policies (continued):
(x) Fair Value Measurements
On January 1, 2008, the Company adopted the provisions FASB Statement No. 157, Fair Value Measurements, for fair value measurements of financial assets and financial liabilities and for fair value measurements of nonfinancial items that are recognized or disclosed at fair value in the financial statements on a recurring basis. FASB Statement No. 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. FASB Statement No. 157 also establishes a framework for measuring fair value and expands disclosures about fair value measurements (Note 24) FASB Staff Position FAS 157-2, “Effective Date of FASB Statement No. 157,” delays the effective date of FASB Statement No. 157 until fiscal years beginning after November 15, 2008 for all nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis. In accordance with FSP FAS 157-2, the Company has not applied the provisions of FASB Statement No. 157 to such assets and liabilities. The Company is in the process of evaluating the impact, if any, of applying these provisions on its financial position and results of operations.
In October 2008, the FASB issued FASB Staff Position FAS 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset is Not Active, which was effective immediately. FSP FAS 157-3 clarifies the application of FASB Statement No. 157 in cases where the market for a financial instrument is not active and provides an example to illustrate key considerations in determining fair value in those circumstances. The Company has considered the guidance provided by FSP FAS 157-3 in its determination of estimated fair values during 2008.
(y) Fair Value Option
In February 2007, the FASB issued FASB Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” which provides companies with an option to report selected financial assets and liabilities at fair value. FASB Statement No. 159’s objective is to reduce both complexity in accounting for financial instruments and the volatility in earnings caused by measuring related assets and liabilities differently. Generally accepted accounting principles have required different measurement attributes for different assets and liabilities that can create artificial volatility in earnings. FASB Statement No. 159 helps to mitigate this type of accounting-induced volatility by enabling companies to report related assets and liabilities at fair value, which would likely reduce the need for companies to comply with detailed rules for hedge accounting. FASB Statement No. 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. FASB Statement No. 159 requires companies to provide additional information that will help investors and other users of financial statements to more easily understand the effect of the company’s choice to use fair value on its earnings.
FASB Statement No. 159 also requires companies to display the fair value of those assets and liabilities for which the company has chosen to use fair value on the face of the balance sheet. FASB Statement No. 159 does not eliminate disclosure requirements included in other accounting standards, including requirements for disclosures about fair value measurements included in FASB Statement No. 157 and FASB Statement No. 107. FASB Statement No. 159 is effective as of the beginning of a company’s first fiscal year beginning after November 15, 2007. Early adoption is permitted as of the beginning of the previous fiscal year provided the company makes that choice in the first 120 days of that fiscal year and also elects to apply the provisions of FASB Statement No. 157. The Company has not opted to fair value any of its financial assets and liabilities.
(z) Hierarchy of Generally Accepted Accounting principles
Seanergy follows FASB Statement No. 162 “The Hierarchy of Generally Accepted Accounting Principles” which provides a framework, or hierarchy, for selecting the principles to be used in preparing financial statements for non-governmental entities under US GAAP.

Seanergy Maritime Holdings Corp. (successor to Seanergy Maritime Corp.) and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2008 and 2007
(In thousands of US Dollars, except for share and per share data, unless otherwise stated)
2. Significant Accounting Policies (continued):
(aa) Recent accounting pronouncements
In December 2007, the FASB issued FASB Statement No. 141(R), Business Combinations, and FASB Statement No. 160, Non-controlling Interests in Consolidated Financial Statements — an amendment to ARB No. 51. FASB Statements No. 141(R) and No. 160 require most identifiable assets, liabilities, non-controlling interests, and goodwill acquired in a business combination to be recorded at “full fair value” and require non-controlling interests (previously referred to as minority interests) to be reported as a component of equity, which changes the accounting for transactions with non-controlling interest holders. Both Statements are effective for periods beginning on or after December 15, 2008, and earlier adoption is prohibited. FASB Statement No. 141(R) will be applied to business combinations occurring after the effective date. FASB Statement No. 160 will be applied prospectively to all non-controlling interests, including any that arose before the effective date. All of the Company’s subsidiaries are wholly owned, so the adoption of Statement 160 is not expected to impact its financial position and results of operations. Seanergy does not have a business combination that was consummated on or after December 15, 2008.
In March 2008, the FASB issued FASB Statement No. 161, “Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133”. FASB Statement No. 161 amends and expands the disclosure requirements of FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities”. The objective of FASB Statement No. 161 is to provide users of financial statements with an enhanced understanding of how and why an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for under FASB Statement No. 133 and its related interpretations, and how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. FASB Statement No. 161 requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of and gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative agreements. FASB Statement No. 161 applies to all derivative financial instruments, including bifurcated derivative instruments (and non derivative instruments that are designed and qualify as hedging instruments pursuant to paragraphs 37 and 42 of FASB Statement No. 133) and related hedged items accounted for under FASB Statement No. 133 and its related interpretations. FASB Statement No. 161 also amends certain provisions of FASB Statement No. 131. FASB Statement No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. FASB Statement No. 161 encourages, but does not require, comparative disclosures for earlier periods at initial adoption. The Company does not currently anticipate that the adoption of FASB Statement No. 161 will have any impact on its financial statement presentation or disclosures.
In June 2008, the FASB ratified Emerging Issues Task Force (“EITF”) 07-5, “Determining Whether an Instrument (or Embedded Feature) is Indexed to an Entity’s Own Stock” (“EITF 07-5”). EITF 07-5 addresses the determination of whether a financial instrument (or an embedded feature) is indexed to an entity’s own stock. EITF 07-5 is effective for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Seanergy has determined that its financial instruments, warrants, are indexed to its own stock and equity classified and therefore the adoption of this standard will not have a material effect on the consolidated financial statement presentation or disclosure.
FSP APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)”. FSP APB 14-1 requires issuers of convertible debt that may be settled wholly or partly in cash upon conversion to account for the debt and equity components separately. The FSP is effective for financial statements issued for fiscal years beginning after December 15, 2008 and interim periods within those years and must be applied retrospectively to all periods presented. Early adoption is prohibited. Seanergy has determined that the application of FSP APB 14-1 will not have a significant effect on its financial statements.

Seanergy Maritime Holdings Corp. (successor to Seanergy Maritime Corp.) and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2008 and 2007
(In thousands of US Dollars, except for share and per share data, unless otherwise stated)
3. Transactions with Related Parties:
On May 20, 2008 companies affiliated with certain members of the Restis family collectively acquired a 9.62% interest in Seanergy Maritime Corp. On the same date, the Company also entered into the following agreements with companies wholly-owned by member(s) of the Restis family:
•	The Master Agreement to purchase an aggregate of six dry bulk vessels from companies affiliated with certain members of the Restis family, for an aggregate purchase price of $404,876 including direct transaction costs plus contingent consideration (see Note 5).

•	A management agreement concluded with EST for the provision of technical management services relating to vessels for an initial period of two years from the date of signing.

•	A brokerage agreement was concluded with Safbulk, for the provision of chartering services for an initial period of two years from the date of signing.
On May 26, 2008, time charter agreements for 11-13 month periods, were concluded for the vessels with SAMC, a company also owned by certain members of the Restis family.
On November 17, 2008, a lease agreement was entered into between Waterfront S.A, a company beneficially owned by a member of the Restis family, for the lease of the executive offices.
On various dates from June 5, 2008 to December 3, 2008 companies affiliated with members of the Restis family purchased 13,383,915 shares of common stock from shareholders of Seanergy Maritime Corp.
On August 26, 2008 Seanergy obtained shareholders’ approval for the business combination including the purchase of the six vessels from the Restis family which became effective on August 28, 2008. At this time the non-voting shareholders redeemed 6,370,773 shares of common stock thereby bring the total interest of the Restis family to approximately 72% as of December 31, 2008.
(a) Management Agreement:
On May 20, 2008, a management agreement was concluded between the wholly owned subsidiary of the Company, Seanergy Management Corp. (“Seanergy Management”), an affiliate, for the provision of technical management services relating to vessels for an initial period of two years from the date of signing. The agreement will be automatically extended for successive one year periods, unless three months written notice by either party is given prior to commencement of the next period. The fixed daily fee per vessel in operation was EUR 416 (four hundred and sixteen Euros) until December 31, 2008 thereafter adjusted on an annual basis as defined. The fixed daily fee for the year ended December 31, 2009 was agreed at EUR 425 (four hundred and twenty-five Euros) (see Note 25).
The related expense for 2008 amounted to $388 and it is included under Management fees — related party in the accompanying consolidated statements of operations.
On September 2, 2008, a service agreement was signed between the Company and EST, a company beneficially owned by the Restis family, for consultancy services with respect to financing, dealing and relations with third parties and assistance in the preparation of periodic reports to shareholders for a fixed monthly fee of $5. The agreement expired on December 2, 2008 and was extended for a period of 3 months ending March 2, 2009.
The related expense for 2008 amounted to $21 and is included under general and administrative expenses — related party (Note 21) in the accompanying consolidated statements of operations.

Seanergy Maritime Holdings Corp. (successor to Seanergy Maritime Corp.) and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2008 and 2007
(In thousands of US Dollars, except for share and per share data, unless otherwise stated)
3. Transactions with Related Parties (continued):
(b) Charter Agreements:
On May 26, 2008, time charter agreements for 11-13 month periods, expiring in September 2009, at a time charter daily rate of between $30 and $65, were concluded for the vessels with SAMC, a company beneficially owned by certain members of the Restis family. The charter agreements provide for an address commission of 2.5% in favour of SAMC. The address commission amounted to $880 and is recorded net of revenue as commissions — related party in the accompanying 2008 consolidated statements of operations.
(c) Brokerage Agreement:
On May 20, 2008, a brokerage agreement was concluded with Safbulk, a company beneficially owned by certain members of the Restis family, for the provision of chartering services for an initial period of two years from the date of signing. Safbulk will receive a chartering commission of 1.25% on the collected vessel revenue. The fees charged by Safbulk are separately reflected as voyage expenses — related party in the accompanying 2008 consolidated statements of operations.
(d) Rental Agreement:
On November 17, 2008, a lease agreement was entered into between Waterfront S.A, a company beneficially owned by a member of the Restis family, for the lease of the executive offices. The initial lease term is from November 17, 2008 to November 16, 2011. Seanergy has the option to extend the term until February 2, 2014. The monthly lease payment is EUR 42. The rent for 2008 of $88 charged by Waterfront S.A. is included in General and Administrative expenses - related party in the accompanying 2008 consolidated statements of operations (Note 21). The related rental guarantee of $180 is reflected in prepaid expenses and other current assets — related party in the accompanying 2008 consolidated balance sheet (see Note 4).
(e) Consultancy Agreement:
On December 15, 2008, Seanergy Management concluded an agreement with CKA Company S.A., a related party entity incorporated in the Marshall Islands. CKA Company S.A. is beneficially owned by the Company’s Chief Financial Officer. Under the agreement, CKA Company S.A. provides the services of the individual who serves in the position of Seanergy’s Chief Financial Officer. The agreement is for $220 per annum, payable monthly on the last working day of every month in twelve instalments. The related expense for 2008 amounted to $27 and is included in General and Administrative expenses - related party in the accompanying 2008 consolidated statements of operations.
(f) V&P Law Firm (Vgenopoulos Partners):
Mr. Ioannis Tsigkounakis, a member of our Board of Directors is a partner of V&P Law Firm, which Seanergy Maritime has retained in connection with certain matters relating to vessel acquisitions and the drafting of a definitive agreement. Seanergy has paid Mr. Tsigkounakis’ law firm $340 for the year ended December 31, 2008, which was recorded in goodwill — acquisition costs since it related to legal consultancy fees with respect to the business combination.
(g) Employment Agreements:
Seanergy entered into an employment agreement with its Chief Executive Officer. Under the agreement, the officer’s annual base salary is $400 which is subject to increases as may be approved by the Board of Directors.
The related expense for 2008 amounted to $139 and it is included under general and administrative expenses — related party in the accompanying consolidated statements of operations (Note 21).
Seanergy Management has entered into an employment agreement with its Chief Financial Officer. The total net annual remuneration amounts to EUR 23.8 subject to any increases made from time to time by Seanergy Management or by an appropriate committee.
All the members of the Board of Directors receive fees of $40 per year. In addition, the three members of the Shipping Committee receive additional fees of $60 per year. The amounts for the year ended December 31, 2008 of $155 are recorded in general and administrative expenses — related party in the accompanying consolidated statements of operations.

Seanergy Maritime Holdings Corp. (successor to Seanergy Maritime Corp.) and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2008 and 2007
(In thousands of US Dollars, except for share and per share data, unless otherwise stated)
4. Prepaid Expenses and Other Current Assets — Related Parties
The amounts in the accompanying consolidated balance sheets are analyzed as follows:

	2008	2007

Prepaid commission on hire (SAMC) — (see Note 3(b))	68	—
Office rental deposit (Waterfront SA — (see Note 3(d))	180	—

	248	—

5. Business Combination:
On August 28, 2008, Seanergy completed its business combination as discussed in Note 1. The acquisition was accounted for under the purchase method of accounting and accordingly, the assets acquired have been recorded at their fair values. No liabilities were assumed or other tangible assets acquired. The results of operations are included in the consolidated statement of operations from August 28, 2008. The consideration paid for the business combination has been recorded at fair value at the date of acquisition and forms part of the cost of the acquisition.
The aggregate acquisition cost and fair value of assets acquired were as follows:

Cash paid	$367,031
Convertible promissory note — related party (Note 11)	$29,043
Direct transaction costs	$8,802

Aggregate acquisition cost	$404,876
Less: Fair value of assets acquired — Vessels	$360,081

Goodwill on acquisition	$44,795

The convertible promissory note with a face value of $28,250 was recorded at fair market value using a trinomial Tree valuation model that considered both the debt and conversion features. The model used takes into account the interest rate curve of the currency of the convertible note, the credit spread of the company that issues the note, as well as the dividends paid by the company that underlie the note, resulting in an imputed interest rate of 1.38%.
Contingent consideration consists of the issuance of 4,308,075 shares of common stock subject to Seanergy meeting certain targeted EBITDA of $72,000 to be earned between October 1, 2008 and September 30, 2009. Contingent consideration will be recorded as additional purchase price once the contingency is settled. It is considered at least reasonably possible in the near term that any amounts recorded upon achievement of the earn-out in 2009 may be impaired based on current market conditions.
The premium (i.e. non tax deductible goodwill) over the fair value of the tangible assets acquired resulted from the decline in the market value of the dry-bulk vessels between the date of entering into the agreements to purchase the business (May 20, 2008) and the actual business acquisition date (August 28, 2008). If the business combination was to take place at the beginning of each of the years 2008 and 2007 instead of the effective dates, consolidated revenues (unaudited), net profit (loss) (unaudited) and earnings (loss) per share, basic (unaudited) would have been $76,694, $(20,474) and $(0.92) for 2008 and $35,635, $(47,864) and $(2.15) for 2007, respectively.
The pro-forma adjustments primarily relate to revenue and operating expenses, vessel depreciation, interest income and interest expense, as if the business combination had been consummated at the beginning of each 2008 and 2007 year, assuming that the used vessels were fully operating under effective contracts as from acquisition date and effective historical revenues under Restis’ family management and assuming that each new building started operations as from the delivery date in 2008. Impairment of goodwill was assumed to be the same in both 2008 and 2007.

Seanergy Maritime Holdings Corp. (successor to Seanergy Maritime Corp.) and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2008 and 2007
(In thousands of US Dollars, except for share and per share data, unless otherwise stated)
5. Business Combination (continued):
Management performed its annual impairment testing of goodwill as at December 31, 2008. The current economic and market conditions, including the significant disruptions in the global credit markets, are having broad effects on participants in a wide variety of industries. Since mid-August 2008, the charter rates in the dry bulk charter market have declined significantly, and dry bulk vessel values have also declined, both as a result of a slowdown in the availability of global credit and the significant deterioration in charter rates; conditions that the Company considers indicators of a potential impairment.
The fair value for goodwill impairment testing was estimated using the expected present value of future cash flows, using judgments and assumptions that management believes were appropriate in the circumstances. The future cash flows from operations were determined by considering the charter revenues from existing time charters for the fixed fleet days and an estimated daily time charter equivalent for the unfixed days (based on a combination of Seanergy’s remaining charter agreement rates, 2-year forward freight agreements and the most recent 10-year average historical 1 year time charter rates available for each type of vessel) assuming an average annual inflation rate of 2%. The weighted average cost of capital (WACC) used was 8%.
As a result, the Company recorded an impairment charge related to goodwill of $44,795 in 2008 which is recorded as a separate line item in the accompanying 2008 consolidated statement of operations.
The change in the carrying value for goodwill for the year ended December 31, 2008 is:

Balance beginning of year
Goodwill acquired on August 28, 2008	44,795
Impairment loss	(44,795)

Balance end of year	—

6. Cash and Cash Equivalents and Money Market Funds — Held in Trust:
Cash and cash equivalents in the accompanying balance sheets are analyzed as follows:

	2008	2007

Cash at bank	9,011	710
Term deposits	18,532	1,501

	27,543	2,211

Money Market funds — held in trust at December 31, 2007 consists primarily of an investment in the BlackRock MiniFund with the market value of $232,923 and an annualized tax-exempt yield of 3.16% at December 31, 2007. All proceeds in the trust account were released to Seanergy to complete the business combination as discussed in Note 1. As of December 31, 2008, no funds were held in trust accounts.
7. Advances (Trade) to Related Party:
Advances (trade) to related party represent advances given to EST for working capital purposes of the six vessels’ operating activities in accordance with terms of the management agreement dated May 20, 2008 (see Note 3(a)).
According to this agreement, EST obtains cash advances as a manager of vessels and performs certain duties that include technical management and support services necessary for the operation and employment of the vessels.

Seanergy Maritime Holdings Corp. (successor to Seanergy Maritime Corp.) and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2008 and 2007
(In thousands of US Dollars, except for share and per share data, unless otherwise stated)
8. Fixed Assets:
The amounts in the accompanying consolidated balance sheets are analyzed as follows:

		Office furniture
Cost:	Vessel Cost	and fittings	Total Value
Balance beginning of period	—	—	—
- Additions	—	—	—

Balance, December 31, 2007	—	—	—
- Additions (Note 5)	360,081	9	360,090
- Impairment charge	(4,530)	—	(4,530)

Balance December 31, 2008	355,551	9	355,560

Accumulated depreciation:
Balance beginning of period	—	—	—
- Depreciation charge for the year	—	—	—

Balance, December 31, 2007	—	—	—
- Depreciation charge for the year	(9,929)	—	(9,929)

Balance December 31, 2008	(9,929)	—	(9,929)

Net book value December 31, 2008	345,622	9	345,631

Net book value December 31, 2007	—	—	—

Net book value January 1, 2007	—	—	—

Following the business combination Seanergy took delivery of the six vessels indicated in Note 1.
The Company evaluates the carrying amounts of vessels and related dry-dock and special survey costs and periods over which long-lived assets are depreciated to determine if events have occurred which would require modification to their carrying values or useful lives. In evaluating useful lives and carrying values of long-lived assets, management reviews certain indicators of potential impairment, such as undiscounted projected operating cash flows, vessel sales and purchases, business plans and overall market conditions.
The current economic and market conditions, including the significant disruptions in the global credit markets, are having broad effects on participants in a wide variety of industries. Since mid-August 2008, the charter rates in the dry bulk charter market have declined significantly, and dry bulk vessel values have also declined, both as a result of a slowdown in the availability of global credit and the significant deterioration in charter rates; conditions that the Company considers indicators of a potential impairment.
The Company determines undiscounted projected net operating cash flows for each vessel and compares it to the vessel’s carrying value. The projected net operating cash flows are determined by considering the charter revenues from existing time charters for the fixed fleet days and an estimated daily time charter equivalent for the unfixed days (based on a combination of Seanergy’s remaining charter agreement rates, 2-year forward freight agreements and the most recent 10-year average historical 1 year time charter rates available for each type of vessel) over the remaining economic life of each vessel, net of brokerage and address commissions, expected outflows for scheduled vessels’ maintenance, and vessel operating expenses assuming an average annual inflation rate of 2%. Fleet utilization is assumed at 98.6% in the Company’s exercise, taking into account each vessel’s off hire days of other companies operating in the drybulk industry and historical performance.
A discount factor of 4.5% per annum, representing a hypothetical finance lease charge, was applied to the undiscounted projected net operating cash flows directly associated with and expected to arise as a direct result of the use and eventual disposition of the vessel, but only in the case where they were lower than the carrying value of vessels. This resulted in an impairment loss of $4,530 which was identified and charged in a separate line item in the accompanying 2008 statement of operations.
The vessels, having a total carrying value of $345,622 at December 31, 2008, have been provided as collateral to secure the loans of each respective vessel discussed under Note 12.

Seanergy Maritime Holdings Corp. (successor to Seanergy Maritime Corp.) and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2008 and 2007
(In thousands of US Dollars, except for share and per share data, unless otherwise stated)
9. Deferred Finance Charges:
Deferred finance charges are analyzed as follows:

	2008	2007

Arrangement fee convertible promissory note, net of amortization (Note 11)	238	—
Long term debt issuance costs, net of amortization (Note 12)	2,519	—

	2,757	—

The amortization of the promissory note arrangement fee and the debt issuance costs is included in interest and finance costs in the accompanying consolidated statements of operations and amounted to $224 ($50 and $174 for the promissory note arrangement fee and debt issuance costs, respectively), $NIL, and $NIL for the years ended December 31, 2008 and 2007, and for the period August 15, 2006 (inception) to December 31, 2006, respectively.
10. Deferred Revenue — Related Party:
Deferred revenue in the accompanying balance sheet as at December 31, 2008 and 2007 was $3,029 and $NIL, respectively. The amount represents cash received from SAMC prior to the balance sheet date and relates to revenue applicable to periods after such date.
11. Convertible Promissory Note Due to Shareholders:
On December 14, 2006, Seanergy Maritime Corp. issued a series of unsecured promissory notes totaling $350 to its Initial Shareholders. The notes bear interest at the rate of 4.0% per annum and were repaid on September 28, 2007. Interest expense for the year ended December 31, 2007 amounted to $11 and is included in interest and finance costs shareholders in the accompanying consolidated statements of operations.
Prior to December 31, 2006, three of Seanergy’s Initial Shareholders had advanced a total of $76 in cash and other expenditures to the Company on a non-interest bearing basis. On January 5, 2007, an additional $25 was similarly advanced. On January 12, 2007, these advances were converted into unsecured promissory notes bearing interest at the rate of 4.0% per annum and were repaid on September 28, 2007. Interest expense for the year ended December 31, 2007 amounted to $2 and is included in interest and finance costs shareholder.
In connection with the business combination, a convertible secured promissory note in the aggregate of $28,250 face value was issued to United Capital Investments Corp., Atrion Shipholding S.A., Plaza Shipholding Corp. and Comet Shipholding Inc., Restis affiliate shareholders. The note is convertible into 2,260,000 shares of common stock at a conversion price of $12.50 per share. The note bears interest at a rate of 2.9% per annum, payable upon the maturity date and matures in May 2010. The note was recorded at fair value on issuance at $29,043 (see Note 5). An arrangement fee of $288 is payable upon the note’s maturity date and is included in deferred charges with the offsetting credit to accrued charges on convertible promissory note due to shareholders (see Note 9). At the maturity date the holder has the option to convert the note into common stock at a conversion price of $12.50 per share. Interest expense for the year ended December 31, 2008 amounted to $132 and is included in interest and finance costs — shareholders in the accompanying consolidated statements of operations.

Seanergy Maritime Holdings Corp. (successor to Seanergy Maritime Corp.) and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2008 and 2007
(In thousands of US Dollars, except for share and per share data, unless otherwise stated)
12. Long-Term Debt:

		Borrower(s)	2008	2007
(a	)	Reducing revolving credit facility	54,845	—
(b	)	Term facility	157,500	—

		Total	212,345	—
		Less- current portion	(27,750)	—

		Long-term portion	184,595	—

The long term debt (Facility) of up to $255,000 has been provided by Marfin Egnatia Bank S.A. (Marfin or lender) being available in two Facilities as described below. The corporate guarantors of the Facility are Seanergy Maritime Corp. and Seanergy Maritime Holdings Corp. and the individual vessel owning companies. An arrangement fee of $2,550 was paid on the draw down date and is included net of amortization in Deferred finance charges in the accompanying consolidated balance sheet (see Note 9).
(a) Reducing Revolving Credit Facility
As of December 31, 2008 the Company had utilized $54,845 of the available reducing revolving credit facility which is equal to the lesser of $90,000 and an amount in dollars which when aggregated with the amounts already drawn down under the term facility does not exceed 70% of the aggregate market values of the vessels and other securities held in favour of the lender to be used for the business combination and working capital purposes.
The reducing revolving credit facility bears interest at LIBOR plus 2.25% per annum. A commitment fee of 0.25% per annum is calculated on the daily aggregate un-drawn balance and un-cancelled amount of the revolving credit facility, payable quarterly in arrears from the date of the signing of the loan agreements. The relevant commitment fee on the un-drawn balance of $39 is recorded in interest and finance costs in the accompanying consolidated statements of operations (see Note 21).
Commencing one year from signing the loan agreement, the revolving facility shall be reduced to the applicable limit available on such reduction date. The first annual reduction will reduce the available credit amount by $18,000 i.e. to $72,000 in August 2009, followed by five consecutive annual reductions of $12,000 and any outstanding balance to be fully repaid together with the balloon payment of the Term loan i.e. the available credit amount in August 2010 will be $60,000, in August 2011 it will be $48,000, and so on.
Interest expense for the period ended December 31, 2008 amounted to $799 and is recorded in interest and finance costs in the accompanying consolidated statement of operations (see Note 22).
The weighted average interest rate on the revolving credit facility, including the spread, for 2008 was approximately 5.053%.

Seanergy Maritime Holdings Corp. (successor to Seanergy Maritime Corp.) and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2008 and 2007
(In thousands of US Dollars, except for share and per share data, unless otherwise stated)
12. Long-Term Debt (continued):
(b) Term Facility
The amounts in the accompanying consolidated balance sheets are analyzed as follows:

		Borrower(s)	Vessel name	2008	2007

(a	)	Amazons Management Inc.	Davakis G.	35,175	—
(b	)	Lagoon Shipholding Ltd.	Delos Ranger	35,175	—
(c	)	Cynthera Navigation	African Oryx	17,659	—
(d	)	Martinique International Corp.	Bremen Max	27,491	—
(e	)	Harbour Business International Corp.	Hamburg Max	28,636	—
(f	)	Waldeck Maritime Co.	African Zebra	13,364	—

		Total		157,500	—
		Less- current portion		(27,750)	—

		Long-term portion		129,750	—

The vessel acquisition was financed by Marfin Egnatia Bank SA by an amortizing term facility equal to $165,000, representing 42% of the Vessels aggregate acquisition costs, excluding any amounts associated with the earn-out provision. In December 2008, the Company repaid $7,500 of the term facility.
The loan is repayable, commencing three months from the last drawdown or March 31, 2009, whichever is earlier, through twenty eight consecutive quarterly principal instalments out of which the first four principal instalments will be equal to $7,500 each, the next four principal instalments will be equal to $5,250 each and the final twenty principal instalments equal to $3,200 each, with a balloon payment equal to $50,000 due concurrently with the twenty eighth principal instalment.
The loan bears interest at an annual rate of 3 month-LIBOR plus 1.5%, if the Company’s ratio of total assets to total liabilities is greater than 165%, which is to be increased to 1.75% if the ratio is equal or less than 165%
The weighted average interest rate on the term facility, including the spread, for 2008 was approximately 5.214%. Long-term debt is denominated in U.S. Dollars. Long-term debt interest expense for 2008 amounted to $2,768, and is included in interest and finance costs in the accompanying consolidated statements of operations (see Note 22).
The annual principal payments on the term facility and the reducing revolving credit facility (based on the amount drawn down as of December 31, 2008) required to be made after December 31, 2008, are as follows:

		Reducing revolving
	Term Facility	credit facility	Total

2009	27,750	—	27,750
2010	18,950	—	18,950
2011	12,800	6,845	19,645
2012	12,800	12,000	24,800
2013	12,800	12,000	24,800
Thereafter	72,400	24,000	96,400

	157,500	54,845	212,345

Seanergy Maritime Holdings Corp. (successor to Seanergy Maritime Corp.) and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2008 and 2007
(In thousands of US Dollars, except for share and per share data, unless otherwise stated)
12. Long-Term Debt (continued):
The Facility is secured by a first priority mortgage on the vessels, on a joint and several basis; first priority general assignment of any and all earnings, insurances and requisition compensation of the vessels and the respective notices and acknowledgements thereof; first priority specific assignment of the benefit of all charterers exceeding 12 calendar months duration and all demise charters in respect of the vessels and the respective notices and acknowledgements thereof to be effected in case of default or potential event of default to the absolute discretion of Marfin Egnatia Bank S.A.; assignment, pledges and charges over the earnings accounts held in the name of each borrower with the security trustee; undertakings by the technical and commercial managers of the vessels; negative pledge of the non-voters shares to be acquired; subordination agreement between the Facility and the Seller’s Note. All of the aforementioned securities will be on a full cross collateral basis.
The Facility includes covenants, among others, that require the borrowers and the corporate guarantor to maintain vessel insurance for an aggregate amount greater than the vessels’ aggregate market value or an amount equal to 130% of the aggregate of (a) the outstanding amount under both the revolving credit and term facilities and (b) the amount available for drawing under the revolving facility. The vessels’ insurance is to include as a minimum cover hull and machinery, war risk and protection and indemnity insurance, $1,000,000 for oil pollution and for excess oil spillage and pollution liability insurance. In addition mortgagees’ interest insurance on the vessels and the insured value to be at least 110% of the aggregate of the revolving credit and term facility.
In addition if a vessel is sold or becomes a total loss or the mortgage of the vessel is discharged on the disposal, Seanergy shall repay such part of the facilities as equal to the higher of the relevant amount or the amount in Dollars to maintain the security clause margin.
Other covenants include the following:
•	not to borrow any money or permit such borrowings to continue other than by way of subordinated shareholders’ loan or enter into any agreement for deferred terms, other than in any customary supplier’s credit terms or any equipment lease or contract hire agreement other than in ordinary course of business;

•	no loans, advances or investments in, any person, firm, corporation or joint venture or to officer director, shareholder or customer or any such person;

•	not to assume, guarantee or otherwise undertake the liability of any person, firm, company;

•	not to authorize any capital commitments;

•	not to declare or pay dividends in any amount greater than 60% of the net cash flow of the Group as determined by the lender on the basis of the most recent annual audited financial statements provided, or repay any shareholder’s loans or make any distributions in excess of the above amount without the lenders prior written consent (see below for terms of waiver obtained on December 31, 2008);

•	not to change the Chief Executive Officer and/or Chairman of the corporate guarantor without the prior written consent of the lender;

•	not to assign, transfer, sell or otherwise or dispose vessels or any of the property, assets or rights without prior written consent of the lender (see also Note 14);

•	to ensure that the members of the Restis and Koutsolioutsos families (or companies affiliated with them) own at all times an aggregate of at least 10% of the issued share capital of the corporate guarantor;

•	no change of control in either the corporate guarantor without the written consent of the lender;

Seanergy Maritime Holdings Corp. (successor to Seanergy Maritime Corp.) and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2008 and 2007
(In thousands of US Dollars, except for share and per share data, unless otherwise stated)
12. Long-Term Debt (continued):
•	not to engage in any business other than the operation of the vessels without the prior written consent of the lender;

•	Security margin clause: the aggregate market values of the vessels and the value of any additional security shall not be less than (or at least) 135% of the aggregate of the outstanding revolving credit and term facilities and any amount available for drawing under the revolving facility, less the aggregate amount of all deposits maintained. A waiver dated December 31, 2008 has been received for the period that the vessels continue to be under their current charter agreements (see Note 3(b)). The waiver also stipulates that dividends will not be declared and/or any shareholders’ loans repaid without the prior written consent of Marfin Egnatia Bank S.A.
Financial covenants include the following:
•	ratio of financial indebtedness to earnings, before interest, taxes, depreciation and amortization (EBITDA) shall be less than 6.5:1 (financial indebtedness or Net Debt are defined as the sum of all outstanding debt facilities minus cash and cash equivalents). The covenant is to be tested quarterly on a LTM basis (the “last twelve months”). The calculation of the covenant is not applicable for the quarter ended December 31, 2008.

•	the ratio of LTM (“last twelve months”) EBITDA to Net Interest Expense shall not be less than 2:1. The covenant is to be tested quarterly on a LTM basis. The calculation of the covenant is not applicable for the quarter ended December 31, 2008.

•	the ratio of total liabilities to total assets shall not exceed 0.70:1;

•	unrestricted cash deposits, other than in the favour of the lender shall not be less than 2.5% of the financial indebtedness.

•	average quarterly unrestricted cash deposits, other than in the favour of the lender shall not be less than 5% of the financial indebtedness.
The last three financial covenants listed above are to be tested on a quarterly basis, commencing on December 31, 2008 (where applicable). Seanergy was in compliance with its loan covenants as of December 31, 2008.
13. Capital Structure:
(a) Common Stock
Seanergy Maritime Corp. was authorized to issue 89,000,000 shares of its common stock with a par value $0.0001 per share. On October 31, 2006, Seanergy Maritime Corp.’s Initial Shareholders subscribed to 7,264,893 shares of common stock and additional paid in capital for a total of $25. All subscriptions were paid in full in November 2006.
On February 20, 2007, an aggregate of 1,764,893 shares of common stock were surrendered to Seanergy for cancellation by the Initial Shareholders on a pro rata basis, thus reducing the common shares outstanding on such date to 5,500,000 shares.
On July 6, 2007, Seanergy Maritime Corp. approved a resolution to effect a one and one-half-for-one stock split in the form of a stock dividend, which resulted in the issuance of an additional 1,250,000 shares of Seanergy Maritime Corp.’s common stock to its shareholders; on August 6, 2007, Seanergy Maritime Corp. approved a resolution to effect a one and one-third-for-one stock split in the form of a stock dividend which resulted in the issuance of an additional 1,250,000 shares of the Seanergy Maritime Corp.’s common stock to its shareholders; and on September 24, 2007, Seanergy approved a resolution to effect a one and one-tenth-for-one stock split in the form of a stock dividend which resulted in the issuance of an additional 500,000 shares of the Maritime Corp.’s common stock to its shareholders. These financial statements give retrospective effect to all such stock splits for all periods presented.
On September 28, 2007, the Initial Shareholders contributed $400 to the capital of Seanergy Maritime Corp. in the form of legal fees paid on the Seanergy Maritime Corp.’s behalf.

Seanergy Maritime Holdings Corp. (successor to Seanergy Maritime Corp.) and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2008 and 2007
(In thousands of US Dollars, except for share and per share data, unless otherwise stated)
13. Capital Structure (continued):
On September 28, 2007 the Company pursuant to its public offering sold 23,100,000 units which included 1,100,000 units executed pursuant to the underwriters’ overallotment option at a price of $10.00 per unit. Each unit consisted of one share of the Company’s common stock of $0.0001 par value and one redeemable common stock purchase warrant (see Note 13(d)).
On August 26, 2008, shareholders of Seanergy Maritime Corp. approved the proposal for the business combination, and holders of fewer than 35% of Seanergy Maritime Corp.’s shares issued in its initial public offering voted against the proposal and properly exercised their redemption rights. As a result, on August 28, 2008, 6,370,773 shares of common stock were redeemed for $63,705.
There are 5,500,000 issued and outstanding common stock that are held in escrow and will not be released from escrow before the first year anniversary of the business combination.
(b) Common Stock Subject to Redemption
Holders of common stock of Seanergy Maritime Corp. had the right to redeem their shares for cash by voting against the vessel acquisition. Accordingly, at December 31, 2007, Seanergy Maritime Corp. had a liability of $80,849 due to the possible redemption of 8,084,999 shares of common stock. Upon completion of the vessel acquisition in August 2008, 6,370,773 shares of common stock were redeemed and the remaining liability of $17,144 was reclassified as additional paid-in-capital during the year ended December 31, 2008. Deferred underwriters fees, forfeited to redeeming shareholders of $0.225 per share amounting to $1,433 were reversed and were reclassified as additional paid-in capital.
(c) Preferred Stock
Seanergy Maritime Corp. is authorized to issue 1,000,000 shares of preferred stock with a par value $0.0001 per share, with such designations, voting and other rights and preferences, as may be determined from time to time by the Board of Directors.
(d) Warrants
On September 28, 2007, Seanergy Maritime Corp., pursuant to its public offering, sold 23,100,000 units, which included 1,100,000 units exercised pursuant to the underwriters’ over-allotment option, at a price of $10.00 per unit. Each unit consisted of one share of Seanergy Maritime Corp.’s common stock, $0.0001 par value, and one redeemable common stock purchase warrant. Each warrant entitles the holder to purchase from Seanergy Maritime Corp. one share of common stock at an exercise price of $6.50 per share commencing the later of the completion of a business combination with a target business or one year from the effective date of the public offering (September 30, 2008) and expires on September 28, 2011, four years from the date of the offering prospectus.
On September 28, 2007, and prior to the consummation of the public offering described above, all of Seanergy Maritime Corp.’s executive officers purchased from the company an aggregate of 16,016,667 warrants at $0.90 per warrant in a Private Placement. All warrants issued in the Private Placement are identical to the warrants in the units sold in the public offering, except that:
(i)	subject to certain limited exceptions, none of the warrants are transferable or saleable until after Seanergy Maritime Corp. completes a business combination;

(ii)	the warrants are not subject to redemption if held by the initial holders thereof; and

(iii)	the warrants may be exercised on a cashless basis if held by the initial holders thereof by surrendering these warrants for that number of shares of common stock equal to the quotient obtained by dividing the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the warrant price and fair value. The fair value is defined to mean the average reported last sales price of common stock for the 10 trading days ending on the third business day prior to the date on which notice of exercise is received. A portion of the proceeds from the sale of these insider warrants has been added to the proceeds from the public offering held in the Trust Account pending the completion of the Company’s initial business combination, with the balance held outside the Trust Account to be used for working capital purposes. No placement fees were payable on the warrants sold in

Seanergy Maritime Holdings Corp. (successor to Seanergy Maritime Corp.) and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2008 and 2007
(In thousands of US Dollars, except for share and per share data, unless otherwise stated)
13. Capital Structure (continued):
the Private Placement. The sale of the warrants to executive officers did not result in the recognition of any stock-based compensation expense because they were sold at approximate fair market value.
Seanergy Maritime Corp. may call the warrants for redemption:
•	in whole and not in part,

•	at a price of $0.10 per warrant at any time,

•	upon a minimum of 30 days’ prior written notice of redemption, and if, and only if, the last sale price of the common stock equals or exceeds $14.25 per share for any 20 trading days within a 30 trading day period ending three business days prior to the notice of redemption to the warrant holders.
There is no cash settlement for the warrants.
Subsequently, the underwriter notified Seanergy Maritime Corp. that it was not going to exercise any of the remaining units as part of its over-allotment option. The common stock and warrants included in the units began to trade separately on October 26, 2007. The fair market value of the warrants as of December 31, 2008 was $0.11 per warrant.
The total number of common stock purchase warrants amounted to 39,116,667 of which 132,000 warrants were exercised in 2008 at a price of $6.50 per share or $858. As of December 31, 2008, Seanergy Maritime Corp. has 38,984,667 of common stock purchase warrants issued and outstanding at an exercise price of $6.50 per share, which became Seanergy’s obligations upon completion of Seanergy Maritime Corp.’s dissolution and liquidation (see Note 25).
(e) Registration Rights:
The holders of the Company’s 5,500,000 issued and outstanding shares immediately prior to the completion of the public offering and the holders of the warrants to purchase 16,016,667 shares of common stock acquired in the private placement are entitled to registration rights covering the resale of their shares and the resale of their warrants and shares acquired upon exercise of the warrants. The holders of the majority of these shares are entitled to make up to two demands that the Company register their shares, warrants and shares that they are entitled to acquired upon the exercise of warrants. The holders of the majority of these shares can elect to exercise these registration rights at any time after the date on which these shares of common stock are released from escrow. In addition, these shareholders have certain “piggy-back registration” rights on registration statements filed subsequent to the date on which these shares of common stock are released from escrow. The Company will bear the expenses incurred in connection with the filing of any of the forgoing registration statements (see Note 25).
The unit purchase option and its underlying securities have been registered under the registration statement for the public offering; however, the option also grants holders demand and “piggy- back” registration rights for periods of five and seven years, respectively, from the date of the public offering. These rights apply to all of the securities directly and indirectly issuable upon exercise of the option. The Company will bear all fees and expenses attendant to registering the securities issuable on the exercise of the option, other than underwriting commissions incurred and payable by the holders (see Note 25).
14. Dividends:
Pursuant to the Seanergy’s second amended and restated articles of incorporation dividends are required to be made to its public shareholders on a quarterly basis, equivalent to the interest earned on the trust less any taxes payable and exclusive of (i) up to $420 of interest earned on the Maxim’s deferred underwriting compensation and (ii) up to $742 of interest income on the proceeds in the Trust account that Seanergy was permitted to draw down in the event the over-allotment option was exercised in full on a pro-rata basis to its public shareholders until the earlier of the consummation of a business combination or liquidation, of which the date of the business combination was August 28, 2008.

Seanergy Maritime Holdings Corp. (successor to Seanergy Maritime Corp.) and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2008 and 2007
(In thousands of US Dollars, except for share and per share data, unless otherwise stated)
14. Dividends (continued):
On January 2, 2008, April 1, 2008 and July 1, 2008 Seanergy paid dividends totaling $4,254, or $0.1842 per share, less permitted adjustments for interest earned on the deferred underwriting commission of $106 and $248 relating to the over-allotment option.
Seanergy Maritime Corp.’s founding shareholders and the Restis affiliate shareholders have agreed for such one-year period to subordinate their rights to receive dividends with respect to the 5,500,000 original shares owned by them to the rights of Seanergy Maritime Corp.’s public shareholders, but only to the extent that Seanergy has insufficient funds to make such dividend payments.
Subsequent to the business combination the declaration and payment of any dividend is subject to the discretion of Seanergy’s board of directors and be dependent upon its earnings, financial condition, cash requirements and availability, fleet renewal and expansion, restrictions in its loan agreements, the provisions of Marshall Islands law affecting the payment of dividends to shareholders and other factors. Seanergy’s board of directors may review and amend its dividend policy from time to time in light of its plans for future growth and other factors.
As a condition of the waiver from Marfin Egnatia Bank S.A. (see Note 12), dividends will not be declared without the prior written consent of Marfin Egnatia Bank S.A.
15. Earnings per Share:
The calculation of net income (loss) per common share is summarized below. The calculation of diluted weighted average common shares outstanding for the years ended December 31, 2008 and 2007 is based on the average closing price of common stock as quoted on the American Stock Exchange and after October 14, 2008 on NASDAQ.

	2008	2007	2006
Basic:
Net (loss) income	$(31,985)	$1,445	$(4)

Weighted average common shares outstanding	26,452,291	11,754,095	7,264,893

Net income (loss) per common share-basic	$(1.21)	$0.12	$(0.00)

Diluted:
Net (loss)income	$(31,985)	$1,445	$(4)

Weighted average common shares outstanding	26,452,291	11,754,095	7,264,893
Effect of dilutive warrants	—	3,282,188	—

Diluted weighted average common shares outstanding	26,452,291	15,036,283	7,264,893

Net income (loss) per common share-diluted	$(1.21)	$0.10	$(0.00)

As of December 31, 2008, all outstanding warrants and options to acquire 38,984,667 shares of common stock were anti-dilutive as the Company reported a net loss. The convertible note to acquire 2,260,000 shares of common stock and the underwriters’ purchase options (common shares of 1,000,000 and warrants of 1,000,000) were also anti-dilutive. Furthermore, 4,308,075 of shares of common stock whose issuance is contingent upon satisfaction of certain conditions were anti-dilutive and the contingency has not been satisfied.

Seanergy Maritime Holdings Corp. (successor to Seanergy Maritime Corp.) and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2008 and 2007
(In thousands of US Dollars, except for share and per share data, unless otherwise stated)
15. Earnings per Share (continued):
Thus, as of December 31, 2008, securities that could potentially dilute basic EPS in the future that were not included in the computation of diluted EPS as mentioned above are:

Private warrants	16,016,667
Public warrants	22,968,000
Underwriters purchase options — common shares	1,000,000
Underwriters purchase options — warrants	1,000,000
Convertible note — to related party	2,260,000
Contingently-issuable shares — earn-out (Note 5)	4,308,075

Total	47,552,742

16. Commitments and Contingencies:
Various claims, suits, and complaints, including those involving government regulations and product liability, arise in the ordinary course of the shipping business. In addition, losses may arise from disputes with charterers, agents, insurance and other claims with suppliers relating to the operations of the Company’s vessels. Currently, management is not aware of any such claims or contingent liabilities, which should be disclosed, or for which a provision should be established in the accompanying consolidated financial statements.
The Company accrues for the cost of environmental liabilities when management becomes aware that a liability is probable and is able to reasonably estimate the probable exposure. Currently, management is not aware of any such claims or contingent liabilities, which should be disclosed, or for which a provision should be established in the accompanying combined financial statements. A minimum of up to $1,000,000 of the liabilities associated with the individual vessels actions, mainly for sea pollution, are covered by the Protection and Indemnity (P&I) Club insurance.
Rental expense for the years ended December 31, 2008 and December 31, 2007 and for the period August 15, 2006 (inception) to December 31, 2006, was $88, $NIL and $NIL, respectively. Fixed future minimum rent commitments as of December 31, 2008, based on a Euro/U.S. dollar exchange rate of €1.00:$1.32 and without taking into account any annual inflation increase were as follows:

Rental commitments
2009	666
2010	682
2011	700

Total	2,048

Future minimum rental receipts, based on vessels committed to non-cancelable long-term time charter contracts, assuming 15 to 20 days off hire due to any scheduled dry-docking and a 98% utilization rate of the vessel during a year, for unscheduled off hire days, net of commissions as of December 31, 2008 will be:

Rental receipts
2009	78,490

17. Vessel Revenue — Related Party, net:
At December 31, 2008, the Company’s six vessels were employed under time charters with SAMC, with initial terms of 11-13 months, expiring in September 2009. Revenue on time charterer is shown net of the address commission of 2.5% amounting to $880 and net of off-hire expenses of $107.

Seanergy Maritime Holdings Corp. (successor to Seanergy Maritime Corp.) and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2008 and 2007
(In thousands of US Dollars, except for share and per share data, unless otherwise stated)
18. Direct Voyage Expenses:
The amounts in the accompanying consolidated statements of operations are analyzed as follows:

	2008	2007	2006

Bunkers	107	—	—
Port expenses	44	—	—

Total	151	—	—

19. Vessel Operating Expenses:
The amounts in the accompanying consolidated statements of operations are analyzed as follows:

	2008	2007	2006

Crew wages and related costs	1,734	—	—
Chemicals and lubricants	591	—	—
Repairs and maintenance	449	—	—
Insurance	300	—	—
Miscellaneous expenses	106	—	—

Total	3,180	—	—

20. General and Administration Expenses:
The amounts in the accompanying consolidated statements of operations are analyzed as follows:

	2008	2007	2006

Auditors’ and accountants’ fees	695	—	—
Legal expenses	432	—	—
D&O Insurance	96	25	—
Subscriptions	38	—	—
Transportation expenses	37	—	—
Professional fees	371	357	—
Other	171	63	5

Total	1,840	445	5

21. General and Administration Expenses — Related Party:
The amounts in the accompanying consolidated statements of operations are analyzed as follows:

	2008	2007	2006

Office rental (Note 3(d))	88	—	—
Consulting fees (Note 3(e))	27	—	—
Salaries (Note 3(g))	139	—	—
Administrative fee (Note 3(a))	21	—	—
BoD remuneration (Note 3(g))	155	—	—

Total	430	—	—

Seanergy Maritime Holdings Corp. (successor to Seanergy Maritime Corp.) and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2008 and 2007
(In thousands of US Dollars, except for share and per share data, unless otherwise stated)
22. Interest and Finance Costs:
The amounts in the accompanying consolidated statements of operations are analyzed as follows:

	2008	2007	2006

Interest on long-term debt	2,768	—	—
Interest on revolving credit facility	799
Amortization of debt issuance costs	174	—	—
Commitment fee on un-drawn revolving credit facility	39	—	—
Other	115	45	—

Total	3,895	45	—

23. Income Taxes:
Seanergy is incorporated in the Marshall Islands. Under current Marshall Islands law, Seanergy is not subject to tax on income or capital gains, no Marshall Islands withholding tax will be imposed upon payment of dividends by Seanergy to its shareholders, and holders of common stock or warrants of Seanergy that are not residents of or domiciled or carrying on any commercial activity in the Marshall Islands will not be subject to Marshall Islands tax on the sale or other disposition of such common stock or warrants.
Effective January 1, 2007, Seanergy Maritime Corp. was classified as a partnership up to January 27, 2009, the date of its dissolution and liquidation.
Pursuant to Section 883 of the Internal Revenue Code of the United States, as (the “Code”), U.S. source income from the international operations of ships is generally exempt from U.S. tax if the company operating the ships meets both of the following criteria: (a) the Company is organized in a foreign country that grants an equivalent exception to corporations organized in the United States and (b) either (i) more than 50% of the value of the Company’s stock is owned, directly or indirectly, by individuals who are “residents” of the Company’s country of organization or of another foreign country that grants an “equivalent exemption” to corporations organized in the United States (the “50% Ownership Test”) or (ii) the Company’s stock is “primarily and regularly traded on an established securities market” in its country of organization, in another country that grants an “equivalent exemption” to United States corporations, or in the United States (the “Publicly-Traded Test”).
For the year ended December 31, 2008, Seanergy determined that it does qualify for exemption under section 883 of the Code for taxable years beginning on or after the 3rd quarter of 2008. The United States source shipping income is subject to a 4% tax. For taxation purposes, United States source shipping income is defined as 50% of shipping income that is attributable to transportation that begins or ends, but does not both begin and end, in the United States. Shipping income from each voyage is equal to the product of (i) the number of days in each voyage and (ii) the daily charter rate paid to the Company by the Charterer. For calculating taxable shipping income, days spend loading and unloading cargo in the port were not included in the number of days in the voyage.
As a result, income taxes of approximately $NIL, $ NIL and $NIL were recognized in the accompanying 2008, 2007 and 2006 consolidated statements of operation.
The Company believes that its position of excluding days spent loading and unloading cargo in a United States port meets “the more likely that not” criterion (required by FIN 48) to be sustained upon a future tax examination; however, there can be no assurance that the Internal Revenue Service would agree with the Company’s position. Had the Company included the days spent loading and unloading cargo in the port, additional taxes of $74, $NIL and $NIL should have been recognized in the accompanying consolidated statements of operations for 2008, 2007 and 2006.

Seanergy Maritime Holdings Corp. (successor to Seanergy Maritime Corp.) and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2008 and 2007
(In thousands of US Dollars, except for share and per share data, unless otherwise stated)
24. Financial Instruments:
The principal financial assets of the Company consist of cash and cash equivalents, money market funds held in trust, and advances (trade) to related party. The principal financial liabilities of the Company consist of long-term bank debt, trade accounts payable, a convertible promissory note and deferred revenue — related party.
(a) Significant Risks and Uncertainties, including Business and Credit Concentration
As of December 31, 2008, the Company operates a total fleet of 6 vessels, consisting of 2 Panamax vessels, 2 Handysize vessels and 2 Supramax vessels. Of these 6 vessels, we acquired 3 on August 28, 2008 one on September 11, 2008 and the remaining two on September 25, 2008. As of December 31, 2008, our operating fleet had a combined carrying capacity of 317,743 dwt.
Vessel revenue is generated by charging customers for the transportation of dry bulk cargo. Vessel revenue is generated from time charters with SAMC, a company affiliated with members of the Restis family, which expire in September 2009. The Company’s vessel revenue in 2008 has been generated 100% from SAMC.
The Company can not predict whether SAMC will, upon the expiration of its charters, re-charter the vessels on favorable terms or at all. If SAMC decides not to re-charter the Company’s vessels, the Company may not be able to re-charter them on similar terms. In the future, the Company may employ vessels in the spot market, which is subject to greater rate fluctuation than the time charter market. If the Company receives lower charter rates under replacement charters or is unable to re-charter all of the vessels, net revenue, operating income and operating cash flows will decrease or become negative.
The Company generally does not have trade accounts receivable since the time charters are collected in advance. The vessels are chartered under time-charter agreements where, the charterer pays for the transportation service within one week of issue of the hire statement (invoice) which is issued approximately 15 days prior to the service, thereby supporting management of the trade accounts receivable.
Turbulence in the financial markets has led many lenders to reduce, and in some cases, cease to provide credit, including letters of credit, to borrowers. Purchasers of dry bulk cargo typically pay for cargo with letters of credit. The tightening of the credit markets has reduced the issuance of letters of credit and as a result decreased the amount of cargo being shipped as sellers determine not to sell cargo with out a letter of credit. Reductions in cargo result in less business for charterers and declines in the demand for vessels.
These factors, combined with the general slow-down in consumer spending caused by uncertainty about future market conditions, impact the shipping business. As such, it is reasonably possible that future charter rates may further deteriorate which would have a significant impact on the Company’s operations.
(b) Interest Rate Risk:
The Company’s interest rates and long-term loan repayment terms are described in Note 12.
Financial instruments, which potentially subject the Company to significant concentrations of credit risk, consist principally of cash and cash equivalents. The Company places its temporary cash and cash equivalents with Marfin Egnatia Bank S.A. Given their high credit ratings, management does not expect any counterparty to fail to meet its obligations.

Seanergy Maritime Holdings Corp. (successor to Seanergy Maritime Corp.) and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2008 and 2007
(In thousands of US Dollars, except for share and per share data, unless otherwise stated)
24. Financial Instruments (continued):
(c) Fair Value of Financial Instruments
The following table presents the carrying amounts and estimated fair values of the Company’s financial instruments at December 31, 2007 and 2008. The fair value of a financial instrument is the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

	2008		2007
	Carrying value	Fair value	Carrying value	Fair value
Financial assets

Cash and cash equivalents	27,543	27,543	2,211	2,211
Money market funds — held in trust	—	—	232,923	232,923
Advances (trade) to related party	577	577	—	—
Prepaid insurance expenses	574	574	79	79
Prepaid expenses and other current assets — related parties	248	248	—	—

Financial liabilities:

Long-term debt	212,345	212,345	—	—
Convertible promissory note due to shareholders	29,043	28,453	—	—
Trade accounts and other payables	674	674	588	588
Due to underwriters	419	419	5,407	5,047
Accrued expenses	541	541	—	—
Accrued interest	166	166	—	—
Deferred revenue — related party	3,029	3,029	—	—
The carrying amounts shown in the table are included in the consolidated balance sheets under the indicated captions.
The fair values of the financial instruments shown in the above table as of December 31, 2008 represent management’s best estimate of the amounts that would be received to sell those assets or that would be paid to transfer those liabilities in an orderly transaction between market participants at that date. Those fair value measurements maximize the use of observable inputs. However, in situations where there is little, if any, market activity for the asset or liability at the measurement date, the fair value measurement reflects the Company’s own judgments about the assumptions that market participants would use in pricing the asset or liability. Those judgments are developed by the Company based on the best information available in the circumstances.
The following methods and assumptions were used to estimate the fair value of each class of financial instruments:
•	Cash and cash equivalents, money market funds — held in trust, advances (trade) to related party, prepaid insurance expenses, prepaid expenses and other current assets — related parties, trade accounts and other payables, due to underwriters, accrued expenses, accrued interest and deferred revenue — related party: The carrying amounts approximate fair value because of the short maturity of these instruments.

•	Convertible promissory note: The fair value is determined by a trinomial Tree approach that takes a single volatility as an input and takes into account the interest rate curve of the currency of the convertible note, the credit spread of the Company, the stock volatility, as well as any dividends paid by the Company, resulting in an imputed interest rate of 1.38%

•	Long-term debt: The carrying value approximates the fair market value as the long-term debt bears interest at floating interest rates.

Seanergy Maritime Holdings Corp. (successor to Seanergy Maritime Corp.) and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2008 and 2007
(In thousands of US Dollars, except for share and per share data, unless otherwise stated)
24. Financial Instruments (continued):
(d) Fair Value Hierarchy
The Company adopted FASB Statement No. 157 on January 1, 2008, for fair value measurements of financial assets and financial liabilities and for fair value measurements of non-financial items that are recognized or disclosed at fair value in the financial statements on a recurring basis. This statement establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurement involving significant unobservable inputs (Level 3 measurement) The three levels of the fair value hierarchy are as follows:
Level 1: Quoted market prices in active markets for identical assets or liabilities;
Level 2: Observable market based inputs or unobservable inputs that are corroborated by market data;
Level 3: Unobservable inputs that are not corroborated by market data.
As of December 31, 2008 no fair value measurements of assets or liabilities were recognized in the consolidated financial statements.
(d) Fair Value Option
Statement 159 provides entities with an option to measure many financial instruments and certain other items at fair value. Under Statement 159, unrealized gains and losses on items for which the fair value option has been elected are reported in earnings at each reporting period. Upon adoption of Statement 159 on January 1, 2008, the Company has not elected to record its bank loans or fixed rate convertible promissory note — related party at fair value.
25. Subsequent Events:
On January 26, 2009, Seanergy’s registration statement for 22,361,227 shares of common stock, 38,984,667 common stock purchase warrants, 38,984,667 shares of common stock underlying the warrants, 1,000,000 shares of common stock in the underwriters’ unit purchase option, 1,000,000 warrants included as part of the underwriters’ unit purchase option and 1,000,000 shares of common stock underlying the warrants included as part of the underwriters’ unit purchase option was declared effective by the Securities & Exchange Commission (“SEC”).
On January 27, 2009, Seanergy Maritime Corp. was liquidated and in connection with its liquidation and dissolution, it distributed to each of its holders of its common stock, one share of common stock of Seanergy for each share of Seanergy Maritime Corp. common stock owned by the holder. All outstanding warrants of Seanergy Maritime Corp. concurrently became obligations of Seanergy (Note 1). As a result, the authorized capital of the Company becomes that of Seanergy Maritime Holdings Corp. and amounts to 100,000,000 shares of common stock with a par value of $0.0001 per share.
In accordance with the management agreement (see Note 3(a)), the daily fixed management fee applicable for the year ended December 31, 2009 was increased to Euro 425 (four hundred and twenty-five Euros) from Euro 416 (four hundred and sixteen Euros).
On February 19, 2009, Seanergy’s registration statement for the resale by certain selling shareholders of 12,068,075 shares of common stock which includes the 5,500,000 initial shares of common stock, 4,308,075 shares of common stock and 2,260,000 shares of common stock and 16,016,667 common stock purchase warrants and 16,016,667 shares of common stock underlying the warrants was declared effective by the SEC.
On February 24, 2009 the African Zebra commenced its scheduled dry docking which is estimated to be completed by mid-April 2009.
On March 12, 2009, Mr. Lambros Papakostantinou, member of the Board of Directors, has resigned from his position as Director effective immediately.
On March 26, 2009, the Company made a principal repayment of $7,500 on the term facility.

Report of Independent Registered Public Accounting Firm
     The Board of Directors and Shareholders:
     Goldie Navigation Ltd., Pavey Services Ltd., Shoreline Universal Ltd., Valdis Marine Corp., Kalistos Maritime S.A. and Kalithea Maritime S.A.
     We have audited the accompanying combined balance sheets of Goldie Navigation Ltd., Pavey Services Ltd., Shoreline Universal Ltd., Valdis Marine Corp., Kalistos Maritime S.A. and Kalithea Maritime S.A. (together the “Group”) as of December 31, 2007 and 2006, and the related combined statements of income, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2007. These combined financial statements are the responsibility of the Group’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits.
     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Group as of December 31, 2007 and 2006, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2007, in conformity with International Financial Reporting Standards, as issued by the International Accounting Standards Board.
     As discussed in Note 1 of the combined financial statements, the combined financial statements present the aggregated financial information of the six vessel-owning companies and an allocation of long-term debt. The combined financial statements may not necessarily be indicative of the Group’s financial position, results of operations, or cash flows had the Group operated as a separate entity during the period presented or for future periods.
/s/ KPMG Certified Auditors A.E.
Athens, Greece
June 16, 2008, except as to Note 20(i), which is as of July 25, 2008

Goldie Navigation Ltd., Pavey Services Ltd., Shoreline Universal Ltd.,
Valdis Marine Corp., Kalistos Maritime S.A. and Kalithea Maritime S.A.
Combined Balance Sheets
December 31, 2007 and December 31, 2006

	Note	2007	2006
	(In thousands of US dollars)

ASSETS
Vessels, net	7	244,801	114,487
Due from related parties	19	—	480

Total non-current assets		244,801	114,967

Inventories	8	223	212
Trade accounts receivable and other assets	9	928	343
Due from related parties	19	5,833	3,841
Cash and cash equivalents	10	21	1,446

Total current assets		7,005	5,842

Total assets		251,806	120,809

Equity
Capital contributions	11	40,865	36,960
Revaluation reserve	7	154,384	25,119
Retained earnings		4,408	6,980

Total equity		199,657	69,059

LIABILITIES
Long-term debt, net	12	38,580	41,354

Total non-current liabilities		38,580	41,354

Current portion of long-term debt, net	12	9,750	8,420
Trade accounts payable	13	1,180	604
Accrued expenses	14	1,098	352
Deferred revenue		781	651
Due to related parties	19	720	353
Accrued interest expense		40	16

Total current liabilities		13,569	10,396

Total equity and liabilities		251,806	120,809

The notes on pages F-41 to F-59 are an integral part of these combined financial statements.

Goldie Navigation Ltd., Pavey Services Ltd., Shoreline Universal Ltd.,
Valdis Marine Corp., Kalistos Maritime S.A. and Kalithea Maritime S.A.
Combined Statements of Cash Flow
For the three years ended December 31, 2007

	Note	2007	2006	2005
	(In thousands of US dollars)

Revenue from vessels		32,297	15,607	17,016
Revenue from vessels — related party	19	3,420	10,740	10,140

		35,717	26,347	27,156
Direct voyage expenses	3	(82)	(64)	(139)

		35,635	26,283	27,017
Expenses:
Crew costs	4	(2,803)	(2,777)	(1,976)
Management fees — related party	19	(782)	(752)	(644)
Other operating expenses	5	(3,228)	(2,842)	(3,085)
Depreciation	7	(12,625)	(6,567)	(6,970)
Impairment reversal/(loss)	7	—	19,311	(19,311)

Results from operating activities		16,197	32,656	(4,969)
Finance income	6	143	132	24
Finance expense	6	(2,980)	(3,311)	(2,392)

Net finance cost		(2,837)	(3,179)	(2,368)

Net profit/(loss) for the year		13,360	29,477	(7,337)

The notes on pages F-41 to F-59 are an integral part of these combined financial statements

Goldie Navigation Ltd., Pavey Services Ltd., Shoreline Universal Ltd.,
Valdis Marine Corp., Kalistos Maritime S.A. and Kalithea Maritime S.A.
Combined Stockholder’s Equity
For the three years ended December 31, 2007

			(Accumulated
			Deficit)/
	Capital	Revaluation	Retained
	Contributions	Reserve	Earnings	Total
	(In thousands of US dollars)
Balance at January 1, 2005	12,817	—	(3)	12,814
Net (loss) for the year	—	—	(7,337)	(7,337)

Total recognized income and expense	—	—	(7,337)	(7,337)
Capital contributions	15,980	—	—	15,980
Dividends paid	—	—	(3,319)	(3,319)

Balance at December 31, 2005	28,797	—	(10,659)	18,138

Net profit for the year	—	—	29,477	29,477
Revaluation of vessels	—	25,119	—	25,119

Total recognized income and expense	—	25,119	29,477	54,596
Capital contributions	8,163	—	—	8,163
Dividends paid	—	—	(11,838)	(11,838)

Balance at December 31, 2006	36,960	25,119	6,980	69,059

Net profit for the year	—	—	13,360	13,360
Revaluation of vessels	—	129,265	—	129,265

Total recognized income and expense	—	129,265	13,360	142,625
Capital contributions	3,905	—	—	3,905
Dividends paid	—	—	(15,932)	(15,932)

Balance at December 31, 2007	40,865	154,384	4,408	199,657

The notes on pages F-41 to F-59 are an integral part of these combined financial statements

Goldie Navigation Ltd., Pavey Services Ltd., Shoreline Universal Ltd.,
Valdis Marine Corp., Kalistos Maritime S.A. and Kalithea Maritime S.A.
Combined Statements of Cash Flow
For the three years ended December 31, 2007

	2007	2006	2005
	(In thousands of US dollars)
Cash flows from operating activities
Net profit/(loss)	13,360	29,477	(7,337)
Adjustments for :
Depreciation	12,625	6,567	6,970
Impairment loss on trade accounts receivable and due from related parties	—	870	—
Impairment (reversal) loss on vessels	—	(19,311)	19,311
Interest expense	2,914	3,272	2,371
Interest income	(143)	(132)	(13)

	28,756	20,743	21,302
Due from related parties	(1,512)	1,589	6,726
Inventories	(11)	(56)	(156)
Trade accounts receivable and other assets	(585)	(216)	(768)
Trade accounts payable	576	96	488
Accrued expenses	746	178	174
Deferred revenue	130	(260)	911
Due to related parties	367	352	(144)

	28,467	22,426	28,533
Interest paid	(2,890)	(3,265)	(2,364)

Net cash from operating activities	25,577	19,161	26,169

Cash flows from investing activities
Interest received	143	132	13
Additions for vessels	(12,685)	(5,038)	(86,706)
Dry-docking costs	(989)	(1,568)	(18)

Net cash used in investing activities	(13,531)	(6,474)	(86,711)

Cash flows from financing activities
Dividends paid	(15,932)	(11,838)	(3,319)
Capital contributions	3,905	8,163	15,980
Proceeds from long-term debt	8,400	—	55,070
Repayment of long-term debt	(9,844)	(7,573)	(7,182)

Net cash (used in) provided from financing activities	(13,471)	(11,248)	60,549

Net (decrease)/increase in cash and cash equivalents	(1,425)	1,439	7
Cash and cash equivalents at January 1	1,446	7	—

Cash and cash equivalents at December 31	21	1,446	7

The notes on pages F-41 to F-59 are an integral part of these combined financial statements

Goldie Navigation Ltd., Pavey Services Ltd., Shoreline Universal Ltd.,
Valdis Marine Corp., Kalistos Maritime S.A. and Kalithea Maritime S.A.
Notes to Combined Financial Statements
December 31, 2007 and 2006
(In thousands of US Dollars, except for share and per share data, unless otherwise stated)
1. Business and basis of presentation
(a) General
On May 20, 2008, companies affiliated with members of the Restis family collectively acquired a 9.62% interest in Seanergy Maritime Corp. (“Seanergy”) for $25 million in cash from existing shareholders and officers of Seanergy (the “Founders”) via the acquisition of 2,750,000 shares (the “Shares”) of the common stock (the “Common Stock”) of Seanergy and 8,008,334 warrants to purchase shares of Seanergy’s Common Stock (the “Warrants” and collectively with the Shares, the “Securities”). The Common Stock is subject to an Escrow Agreement dated September 24, 2007 entered into by the Founders pursuant to which the Shares remain in escrow with an escrow agent until the date that is 12 months after the consummation of a business combination such as that discussed in Note 20(d) (the “Business Combination”). The Warrants are subject to a Lock-Up Agreement dated September 24, 2007 (the “Lock-Up”) also entered into by the Founders pursuant to which the Warrants would not be transferred until the consummation of the Business Combination. On June 5, 2008 and June 10, 2008, a further 413,000 shares and 200,000 shares of common stock, respectively, were acquired by companies affiliated with members of the Restis family on the open market, thereby bringing their total interest in Seanergy to 11.76% (see Note 20(i)). However the voting rights associated with the Securities are governed by a voting agreement. Also on May 20, 2008 Seanergy, a Marshall Islands Corporation and its subsidiary Seanergy Merger Corp., a Marshall Islands Corporation (“Buyer”) entered into a Master Agreement pursuant to which the Buyer has agreed to purchase for an aggregate purchase price of: (i) $367,030 in cash; (ii) $28,250 in the form of a promissory note convertible to 2,260,000 shares of Buyer’s common stock at $12.50 per share; and (iii) up to 4,308,075 shares of Buyer’s common stock if Buyer achieves certain earnings before interest, tax and depreciation thresholds, six dry bulk vessels from companies associated with members of the Restis family, which include four second hand vessels and two new buildings, one of which was delivered on May 20, 2008 (see Note 20(c)). In connection with the foregoing, six Memoranda of Agreement were entered into with the vessel-owning companies indicated below.
The combined financial statements include the assets, liabilities and results of operations of the vessel-owning companies which include the second-hand dry bulk carriers and the two newbuildings (formerly Hull KA 215 and Hull KA 216) (together “the Group”). The vessel-owning companies which include the two newbuildings reflect no trading activities for all periods presented.
The combined financial statements include the following vessel-owning companies:

	Country of		Vessel Name or Hull
Vessel-owning Company	Incorporation	Date of Incorporation	Number
Goldie Navigation Ltd.	Marshall Islands	November 23, 2004	African Zebra
Pavey Services Ltd.	British Virgin Islands	October 29, 2004	Bremen Max
Shoreline Universal Ltd.	British Virgin Islands	November 25, 2004	Hamburg Max
Valdis Marine Corp.	Marshall Islands	November 3, 2004	African Oryx
Kalistos Maritime S.A.	Marshall Islands	February 16, 2004	KA 215
Kalithea Maritime S.A.	Marshall Islands	February 16, 2004	KA 216
The vessel-owning companies with the second hand dry bulk vessels above are subsidiaries of Lincoln Finance Corp. (Lincoln), which in turn is a wholly owned subsidiary of Nouvelle Enterprises (Nouvelle). The vessel-owning companies with the new buildings (Hull numbers KA 215 and KA 216) are indirect wholly owned subsidiaries of First Financial Corporation (First). First is the controlling shareholder of the six vessel-owning companies. Lincoln, Nouvelle and First are incorporated under the laws of the Republic of the Marshall Islands with registered offices at Trust Company Complex, Ajeltake Island, P.O. Box 1405, Majuro, Marshall Islands and are owned by members of the Restis family.
The technical management of the Group is performed by Enterprises Shipping & Trading Company (EST), a corporation situated in Liberia, beneficially owned by certain members of the Restis family. EST provides the Company and other related vessel-owning companies with a wide range of shipping services that include technical support and maintenance, insurance advice, financial and accounting services for a fixed fee (refer to Note 19).
As of December 31, 2007 and 2006, the Group does not employ any executive officers or personnel other than crew aboard the vessels. The Directors of the six vessel-owning companies do not receive remuneration for the services they provide.

Goldie Navigation Ltd., Pavey Services Ltd., Shoreline Universal Ltd.,
Valdis Marine Corp., Kalistos Maritime S.A. and Kalithea Maritime S.A.
Notes to Combined Financial Statements
December 31, 2007 and 2006
(In thousands of US Dollars, except for share and per share data, unless otherwise stated)
(b) Basis of presentation
The combined financial statements have been prepared in accordance with International Financial Reporting Standards (IFRS), as issued by the International Accounting Standards Board (IASB).
These combined financial statements reflect all of the assets, liabilities, revenues and expenses and cash flows of the Group for all periods presented. These combined financial statements exclude the assets, liabilities, revenues, expenses and cash flows that do not belong to the Group. The combined financial statements may not necessarily be indicative of the Group’s financial position, results of operations or cash flows had the Group operated as a separate entity during the periods presented or for future periods.
The companies of the Group are included in the consolidated financial statements of Lincoln and First, however these companies are independent legal entities with separate accounting records. The companies of this Group have applied the same accounting policies as when they were included in the consolidated financial statements of Lincoln and First, respectively. Therefore, in these combined financial statements, all expenses, revenues, assets and liabilities refer specifically to the Group had it operated on a standalone basis and no allocation methodology for expenses or assets and liabilities was required, except for the long-term debt (refer to Note 12). Management believes the assumptions underlying the combined financial statements are reasonable. For the purposes of the transaction the balance sheet, statement of income, statement of changes in equity and statement of cash flows have been presented on a combined basis for a three-year period.
(c) Statement of compliance
The combined financial statements were approved by the Directors of the Group on June 12, 2008.
(d) Basis of measurement and functional presentation currency
These combined financial statements are prepared on the historical cost basis, except for the vessels which are measured at fair value. The combined financial statements are presented in US dollars ($), which is the functional currency of the vessel-owning companies in the Group. All financial information presented in US dollars has been rounded to the nearest thousand.
(e) Use of estimates and judgments
The preparation of these combined financial statements in accordance with IFRS, requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates.
Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised and in any future periods affected. The estimates and assumptions that have the most significant effect on the amounts recognized in the combined financial statements, are estimations in relation to the revaluation of vessels, useful lives of vessels, impairment losses on vessels and on trade accounts receivable.
2. Significant accounting policies
A summary of the significant accounting policies used in the presentation of the accompanying combined unaudited financial statements is presented below:
(a) Principles of combination
The combined financial statements include the combined assets, liabilities and results of operations for the six vessel-owning companies (see Note 1).
Intercompany balances, transactions and unrealized gains and losses on transactions between the companies included in these combined financial statements have been eliminated in full.
All intercompany balances with entities outside the Group but which were originally included in the consolidated financial statements of Lincoln and First have not been eliminated and are presented as balances and transactions with related parties.

Goldie Navigation Ltd., Pavey Services Ltd., Shoreline Universal Ltd.,
Valdis Marine Corp., Kalistos Maritime S.A. and Kalithea Maritime S.A.
Notes to Combined Financial Statements
December 31, 2007 and 2006
(In thousands of US Dollars, except for share and per share data, unless otherwise stated)
(b) Foreign currency
Transactions in foreign currencies are translated to the functional currency using the exchange rates at the date of the transactions. Monetary assets and liabilities denominated in foreign currencies at the reporting date are retranslated to the functional currency at the foreign exchange rate at that date. The foreign currency gain or loss on monetary items is the difference between amortized cost in the functional currency at the beginning of the period, adjusted for effective interest and payments during the period and the amortized cost in foreign currency translated at the exchange rate at the end of the period. Non-monetary assets and liabilities denominated in foreign currencies that are measured at fair value are retranslated to the functional currency at the exchange rate at the date the fair value was determined. Foreign currency differences arising on translation are recognized in the combined statement of income.
(c) Vessels
Vessels are originally recorded at cost less accumulated depreciation and accumulated impairment losses.
Vessel cost includes the contract price of the vessel and expenditure that is directly attributable to the acquisition of the vessel (initial repairs, delivery expenses and other expenditure to prepare the vessel for its initial voyage) and borrowing costs incurred during the construction period.
When parts of a vessel have different useful lives, they are accounted for as separate items (major components) of the vessels (see Note 2(d)).
Subsequent expenditures for major improvements are also recognized in the carrying amount if it is probable that the future economic benefits embodied within the part will flow to the Group and its cost can be measured reliably. The carrying amount of the replaced part is derecognized. Routine maintenance and repairs are recognized in the combined statement of income as incurred.
Vessels are subsequently measured at fair value on an annual basis. Increases in the individual vessel’s carrying amount as a result of the revaluation is recorded in recognized income and expense and accumulated in equity under the caption revaluation surplus. The increase is recorded in the combined statements of income to the extent that it reverses a revaluation decrease of the related asset. Decreases in the individual vessel’s carrying amount is recorded in the combined statements of income as a separate line item. However, the decrease is recorded in recognized income and expense to the extent of any credit balance existing in the revaluation surplus in respect of the related asset. The decrease recorded in recognized income and expense reduces the amount accumulated in equity under the revaluation surplus. The fair value of a vessel is determined through market value appraisal, on the basis of a sale for prompt, charter-free delivery, for cash, on normal commercial terms, between willing sellers and willing buyers of a vessel with similar characteristics.
Depreciation is recognized in the combined statement of income on a straight line basis over the individual vessel’s remaining estimated useful life, after considering the estimated residual value. Each vessel’s residual value is equal to the product of its light-weight tonnage and estimated scrap rate.
Management estimates the useful life of the new vessels to be 25 years from the date of initial delivery from the shipyard. Second hand vessels are depreciated from the date of their acquisition over their remaining estimated useful life. Depreciation, useful lives and residual values are reviewed at each reporting date.
A vessel is derecognized upon disposal or when no future economic benefits are expected from its use. Gains or losses on disposal are determined by comparing the proceeds from disposal with the carrying amount of the vessel and are recognized in the combined statement of income.
(d) Dry-docking costs
From time to time the Group’s vessels are required to be dry-docked for inspection and re-licensing at which time major repairs and maintenance that cannot be performed while the vessels are in operation are generally performed. The Group defers the costs associated with dry-docking as they are incurred by capitalizing them together with the cost of the vessel. The Group then depreciates these costs on a straight-line basis over the year until the next scheduled dry-docking, generally 2.5 years. In the cases whereby the dry-docking takes place earlier than in 2.5 years, the carrying amount of the previous dry-docking is derecognized. In the event of a vessel sale, the respective carrying values of dry-docking costs are written-off at the time of sale to the combined statement of income.
At the date of acquisition of a second-hand vessel, management estimates the component of the cost that corresponds to the economic benefit to be derived from capitalized dry-docking cost, until the first scheduled dry-docking of the vessel under

Goldie Navigation Ltd., Pavey Services Ltd., Shoreline Universal Ltd.,
Valdis Marine Corp., Kalistos Maritime S.A. and Kalithea Maritime S.A.
Notes to Combined Financial Statements
December 31, 2007 and 2006
(In thousands of US Dollars, except for share and per share data, unless otherwise stated)
the ownership of the Group, and this component is depreciated on a straight-line basis over the remaining period to the estimated dry-docking date.
(e) Financial instruments
Non-derivative financial instruments comprise trade and other receivables, cash and cash equivalents, long term debt and trade accounts payable. Non-derivative financial instruments are recognized initially at fair value plus, for instruments not at fair value through profit or loss, any directly attributable transaction costs. Subsequent to initial recognition non-derivative financial instruments are measured as explained in notes (f) to (j) below.
The Group does not have any derivative financial instruments.
(f) Trade accounts receivable
Trade accounts receivable are stated at their amortized cost using the effective interest method, less any impairment losses.
(g) Insurance claim
The Group recognizes insurance claim recoveries for insured losses incurred on damage to vessels. Insurance claim recoveries are recorded, net of any deductible amounts, at the time the Group’s vessels suffer insured damages. Recoveries from insurance companies for the claims are provided if the amounts are virtually certain to be received. Claims are submitted to the insurance company, which may increase or decrease the claim’s amount. Such adjustments are recorded in the year they become virtually certain and were not material to the Group’s combined financial position or results of operation in 2007, 2006 and 2005.
(h) Cash and cash equivalents
Cash and cash equivalents comprise cash balances, call deposits and certificates of deposit (term deposits) with original maturity of three months or less.
(i) Trade and other amounts payable
Trade and other amounts payable are stated at amortized cost.
(j) Long-term debt
Long-term debt is initially recognized at the fair value of the consideration received and is recorded net of issue costs directly attributable to the borrowing. After initial recognition, issue costs are amortized using the effective interest rate method and are recorded as finance expense in the combined statement of income.
(k) Inventories
Inventories (lubricants) are measured at the lower of cost and net realizable value. The cost of inventories is based on the first-in, first-out principle.
(l) Impairment of financial assets
A financial asset is assessed at each reporting date to determine whether there is any objective evidence that it is impaired.
A financial asset is considered to be impaired if objective evidence indicates that one or more events have had a negative effect on the estimated future cash flows of that asset. An impairment loss in respect of a financial asset measured at amortized cost is calculated as the difference between its carrying amount, and the present value of the estimated future cash flows discounted at the original effective interest rate.
Individually significant financial assets are tested for impairment on an individual basis. The remaining financial assets are assessed collectively in groups that share similar credit risk characteristics.
All impairment losses are recognized in the combined statement of income.
An impairment loss is reversed if the reversal can be related objectively to an event occurring after the impairment loss was recognized. For financial assets measured at amortized cost, the reversal is recognized in the combined statement of income.

Goldie Navigation Ltd., Pavey Services Ltd., Shoreline Universal Ltd.,
Valdis Marine Corp., Kalistos Maritime S.A. and Kalithea Maritime S.A.
Notes to Combined Financial Statements
December 31, 2007 and 2006
(In thousands of US Dollars, except for share and per share data, unless otherwise stated)
(m) Impairment of non-financial assets
The carrying amounts of the Group’s non-financial assets, primarily vessels, other than inventories are reviewed at each reporting date to determine whether there is any indication of impairment. If any such indication exists, then the asset’s recoverable amount is estimated. Vessels are individually tested for impairment (see Note 7).
The recoverable amount of vessels is the greater of its value in use and its fair value less costs to sell. In assessing value in use, the estimated future cash flows are discounted to their present value using a discount rate that reflects current market assessments of the time value of money and the risks specific to the asset.
Recoverability for vessels is measured by comparing the carrying amount, including unamortized dry-docking and special survey costs, to the greater of fair value (see note 2(c)) less costs to sell or value in use. An impairment loss is recognized if the carrying amount of the vessel exceeds its estimated recoverable amount. Impairment losses are recognized in the combined statement of income.
Impairment losses recognized in prior periods are assessed at each reporting date for any indications that the loss has decreased or no longer exists as a result of events or changes to conditions occurring after the impairment loss was recognized. An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that had been recognized (see Note 7).
(n) Dividends
There are no legal requirements to hold a shareholders’ meeting, nor is there a requirement in the vessel-owning companies’ Articles of Incorporation or Bylaws to distribute dividends. Dividends may be declared or paid out of profits resulting from current or preceding years. Thus the decision to distribute dividends is made by management of the Group and they are therefore recognized as a liability in the period in which they are declared by management.
(o) Provisions
A provision is recognized as a result of a past event when the Group has a present legal or constructive obligation that can be reliably estimated and it is probable that an outflow of economic benefits will be required to settle the obligation. Provisions are determined by discounting the expected future cash flows that reflect current market assessments of the time value of money and the risks specific to the liability.
(p) Employee benefits
The Group has no obligations to defined contribution or defined benefit plans. Short-term employee benefits are measured on an undiscounted basis and are expensed as the related service is provided. A liability is recognized for the amount expected to be paid under short-term cash bonus if the Group has a present legal or constructive obligation to pay this amount as a result of past service provided by the employee and the obligation can be estimated reliably.
(q) Revenue
The Group generates its revenues from charterers for the charter hire of its vessels. Vessels are chartered using time-charters, where a contract is entered into for the use of a vessel for a specific period of time and a specified daily charter hire rate. If a charter agreement exists and collection of the related revenue is reasonably assured, revenue is recognized and it is earned, ratably over the duration of the year of time-charter.
Deferred revenue represents invoices issued, or cash received in advance for services not yet rendered.
(r) Vessel voyage and other operating expenses
Vessel voyage expenses primarily consisting of port, canal and bunker expenses that are unique to a particular charter are paid for by the charterer under time-charter arrangements. Vessel voyage and other operating expenses are expensed as incurred.
(s) Finance income and expenses
Finance income comprises of interest income on funds invested and foreign currency gains. Interest income is recognized as it accrues, using the effective interest method.
Finance expense comprises of interest expense on borrowings, foreign currency losses and impairment losses on recognized financial assets. All borrowing costs are recognized in the combined statement of income using the effective interest method.

Goldie Navigation Ltd., Pavey Services Ltd., Shoreline Universal Ltd.,
Valdis Marine Corp., Kalistos Maritime S.A. and Kalithea Maritime S.A.
Notes to Combined Financial Statements
December 31, 2007 and 2006
(In thousands of US Dollars, except for share and per share data, unless otherwise stated)
(t) Income tax
Under the laws of the countries of the vessel-owning companies’ incorporation and/or vessels’ registration, the vessel-owning companies are not subject to tax on international shipping income but are subject only to certain minor registration and tonnage taxes that are charged to operating expenses as incurred. The vessel-owning companies however, are subject to United States federal income taxation in respect of income that is derived from the international operation of ships and the performance of services directly related thereto, unless exempt from United States federal income taxation. If the vessel-owning companies do not qualify for the exemption from tax, they will be subject to a 4% tax on its U.S. source income, imposed without the allowance for any deductions. For these purposes, U.S. source shipping income means 50% of the shipping income that will be derived by the vessel-owning companies that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States.
The vessel-owning companies did not incur any U.S. source shipping income in 2007, 2006 and 2005. Therefore, the Group does not have any current income tax or deferred taxes as of December 31, 2007, 2006 and 2005.
(u) Segment reporting
A segment is a distinguishable component of the Group that is engaged in providing related products or services (business segment) or in providing products or services within a particular economic environment (geographical segment), which is subject to risks and returns that are different from the other segments. The Group reports financial information and evaluates its operations by charter revenues and not, for example, by a) the length of ship employment for its customers or b) the size of vessel. The Group does not have discrete financial information to evaluate the operating results for each type of charter. Although revenue can be identified for these charters, management cannot and does not identify expenses, profitability or other financial information for these charters. As a result, management, including the chief operating decision maker, reviews operating results by revenue per day and operating results of the fleet and thus the Group has determined that it operates under one reportable segment. Furthermore, when the Group charters a vessel to a charterer, the charter is free to trade the vessel worldwide and, as a result the disclosure of geographic information is impracticable. Also, as management of the Group monitors its results per revenue and not by customer, the geographical location of the customer is not relevant for segment information.
(v) New standards and interpretations not yet adopted
A number of new standards, amendments to standards and interpretations are not yet effective for the year ended December 31, 2007, and have not been applied in preparing these financial statements:
(i) IFRS 8 Operating Segments introduces the “management approach” to segment reporting. IFRS 8, which becomes mandatory for the financial statements of 2009, will require the disclosure of segment information based on the internal reports regularly reviewed by the Group’s Chief Operating Decision Maker in order to assess each segment’s performance and to allocate resources to them. The Group is evaluating the impact of this standard on the combined financial statements.
(ii) Revised IAS 23 Borrowing Costs removes the option to expense borrowing costs and requires that an entity capitalize borrowing costs directly attributable to the acquisition, construction or production of a qualifying asset as part of the cost of that asset. Currently, the Group capitalizes interest on the construction of the vessels and therefore the revised IAS 23 which will become mandatory for the Group’s 2009 financial statements is not expected to have a significant effect on the Group’s financial statements.
(iii) IFRIC 11 IFRS 2 Group and Treasury Share Transactions requires a share-based payment arrangement in which an entity receives goods or services as consideration for its own equity instruments to be accounted for as an equity-settled share-based payment transaction, regardless of how the equity instruments are obtained. IFRIC 11 will become mandatory for the Group’s 2008 financial statements, with retrospective application required. This standard is not expected to have any significant impact on the combined financial statements as it is not relevant to the Group’s operations.
(iv) IFRIC 12 Service Concession Arrangements provides guidance on certain recognition and measurement issues that arise in accounting for public-to-private service concession arrangements. IFRIC 12, which becomes mandatory for the Group’s 2008 financial statements, is not expected to have any effect on the combined financial statements as it is not relevant to the Group’s operations.
(v) IFRIC 13 Customer Loyalty Programmes addresses the accounting by entities that operate, or otherwise participate in, customer loyalty programs for their customers. It relates to customer loyalty programs under which the customer can

Goldie Navigation Ltd., Pavey Services Ltd., Shoreline Universal Ltd.,
Valdis Marine Corp., Kalistos Maritime S.A. and Kalithea Maritime S.A.
Notes to Combined Financial Statements
December 31, 2007 and 2006
(In thousands of US Dollars, except for share and per share data, unless otherwise stated)
redeem credits for awards such as free or discounted goods or services. IFRIC 13, which becomes mandatory for the Group’s 2009 financial statements, is not expected to have any impact on the combined financial statements.
(vi) IFRIC 14 IAS 19 The Limit on a Defined Benefit Asset , Minimum Funding Requirements and their Interaction clarifies when refunds or reductions in future contributions in relation to defined benefit assets should be regarded as available and provides guidance on the impact of minimum funding requirements (MFR) on such assets. It also addresses when a MFR might give rise to a liability. IFRIC 14 will become mandatory for the Group’s 2008 financial statements, with retrospective application required. IFRIC 14 is not expected to have any effect on the combined financial statements.
(vii) Revision to IAS 1, Presentation of Financial Statements: The revised standard is effective for annual periods beginning on or after January 1, 2009. The revision to IAS 1 is aimed at improving users’ ability to analyze and compare the information given in financial statements. The changes made are to require information in financial statements to be aggregated on the basis of shared characteristics and to introduce a statement of comprehensive income. This will enable readers to analyze changes in equity resulting from transactions with owners in their capacity as owners (such as dividends and share repurchases) separately from ‘non-owner’ changes (such as transactions with third parties). In response to comments received through the consultation process, the revised standard gives preparers of financial statements the option of presenting items of income and expense and components of other comprehensive income either in a single statement of comprehensive income with sub-totals, or in two separate statements (a separate income statement followed by a statement of comprehensive income). Management is currently assessing the impact of this revision on the Group’s financial statements.
(viii) Revision to IFRS 3 Business Combinations and an amended version of IAS 27 Consolidated and Separate Financial Statements: This standard is required to be applied prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after July 1, 2009. Earlier application is permitted. However, this standard will be applied only at the beginning of an annual reporting period that begins on or after June 30, 2007. If an entity applies this standard before July 1, 2009, it will be required to disclose that fact and apply IAS 27 (as amended in 2008) at the same time. The main changes to the existing standards include: (i) minority interests (now called non-controlling interests) are measured either as their proportionate interest in the net identifiable assets (the existing IFRS 3 requirement) or at fair value; (ii) for step acquisitions, goodwill is measured as the difference at acquisition date between the fair value of any investment in the business held before the acquisition, the consideration transferred and the net assets acquired (therefore there is no longer the requirement to measure assets and liabilities at fair value at each step to calculate a portion of goodwill); (iii) acquisition-related costs are generally recognized as expenses (rather than included in goodwill); (iv) contingent consideration must be recognized and measured at fair value at acquisition date with any subsequent changes in fair value recognized usually in the profit or loss (rather than by adjusting goodwill) and (v) transactions with non-controlling interests which do not result in loss of control are accounted for as equity transactions. Management is currently assessing the impact that these revisions will have on the Group.
(ix) Revision to IFRS 2 Share-based Payment : The revision is effective for annual periods on or after January 1, 2009 and provides clarification for the definition of vesting conditions and the accounting treatment of cancellations. It clarifies that vesting conditions are service conditions and performance conditions only. Other features of a share-based payment are not vesting conditions. It also specifies that all cancellations, whether by the entity or other parties, should receive the same accounting treatment. The Group does not expect this standard to affect its combined financial statements as currently there are no share-based payment plans.

Goldie Navigation Ltd., Pavey Services Ltd., Shoreline Universal Ltd.,
Valdis Marine Corp., Kalistos Maritime S.A. and Kalithea Maritime S.A.
Notes to Combined Financial Statements
December 31, 2007 and 2006
(In thousands of US Dollars, except for share and per share data, unless otherwise stated)
3. Direct voyage expenses

	2007	2006	2005

Classification fees and surveys	8	6	33
Bunkers expenses	40	25	40
Port expenses	9	15	24
Tugs	2	3	27
Commission and fees	13	8	14
Insurance and other voyage expenses	10	7	1

	82	64	139

4. Crew costs

	2007	2006	2005

Basic and supplementary wages	1,162	1,183	920
Overtime	633	635	500
Vacation	342	338	200
Bonus	448	88	48
Other crew expenses	218	533	308

	2,803	2,777	1,976

Crew costs represents the amounts due to the crew on board the vessels under short-term contracts, i.e. no more than 9 months. The Group is not obliged to contribute to any pension plans or post-employment benefits for the crew on board.
5. Other operating expenses

	2007	2006	2005

Chemicals and lubricants	1,432	1,192	1,151
Repairs and maintenance	1,176	1,055	740
Insurance	566	558	424
Administration expenses for vessels	54	37	54
Reimbursement to time charters	—	—	716

	3,228	2,842	3,085

Reimbursements to time charters represent a fee for cancellation of contracts.
6. Financial income and expense

	2007	2006	2005

Financial income:
Interest income	143	132	13
Foreign exchange gain	—	—	11

	143	132	24

Financial expense:
Interest expense	2,914	3,272	2,371
Amortization of finance costs	59	22	21
Foreign exchange loss	7	17	—

	2,980	3,311	2,392

Net finance cost	2,837	3,179	2,368

Goldie Navigation Ltd., Pavey Services Ltd., Shoreline Universal Ltd.,
Valdis Marine Corp., Kalistos Maritime S.A. and Kalithea Maritime S.A.
Notes to Combined Financial Statements
December 31, 2007 and 2006
(In thousands of US Dollars, except for share and per share data, unless otherwise stated)
7. Vessels Cost

		Advances to
		Shipyards
		for Vessels
		Under
	Vessels	Construction	Dry-Docking	Total

Cost
Balance at January 1, 2006	76,970	—	18	76,988
Additions	116	4,922	1,568	6,606
Revaluation	25,119	—	—	25,119
Reversal of impairment loss	19,311	—	—	19,311

Balance at December 31, 2006	121,516	4,922	1,586	128,024
Additions	24	12,661	989	13,674
Revaluation	129,265	—	—	129,265

Balance at December 31, 2007	250,805	17,583	2,575	270,963

Accumulated depreciation
Balance at January 1, 2006	(6,970)	—	—	(6,970)
Depreciation	(6,083)	—	(484)	(6,567)
Balance December 31, 2006	(13,053)	—	(484)	(13,537)
Depreciation	(11,795)	—	(830)	(12,625)

Balance December 31, 2007	(24,848)	—	(1,314)	(26,162)

Net book value January 1, 2006	70,000	—	18	70,018

Net book value December 31, 2006	108,463	4,922	1,102	114,487

Net book value December 31, 2007	225,957	17,583	1,261	244,801

During the year ended December 31, 2005, four vessel-owning companies took delivery of their vessels (African Zebra, Bremen Max, Hamburg Max and African Oryx). The total acquisition price amounted to $96,282, of which $9,576 was paid as an advance in 2004.
The estimated remaining useful lives of the Group’s vessels is between 3 to 16 years as of December 31, 2007.
Vessels are measured at fair value at year end. At December 31, 2005 the fair value of the individual vessels indicated that the carrying value of the individual vessels was impaired and as a result the Group recognized an impairment loss of $19,311 which is recorded as a separate line item in the combined statement of income since there was no revaluation surplus recorded in the combined statement of changes in equity (see note 2(c)). At December 31, 2006, due to the changing market conditions, the fair value exceeded the carrying value by $44,430 and accordingly an amount of $19,311 was recorded as a separate line item in the combined statement of income since it reversed a revaluation decrease recorded in the previous year. The remaining surplus of $25,119 is recorded as recognized income and expense under the caption revaluation reserve in the combined statement of changes in equity. At December 31, 2007 due to the prevailing positive market conditions, the fair value of the individual vessels exceeded the carrying amount and a revaluation surplus of

Goldie Navigation Ltd., Pavey Services Ltd., Shoreline Universal Ltd.,
Valdis Marine Corp., Kalistos Maritime S.A. and Kalithea Maritime S.A.
Notes to Combined Financial Statements
December 31, 2007 and 2006
(In thousands of US Dollars, except for share and per share data, unless otherwise stated)
$129,265 arose and is recorded as recognized income and expense under the caption revaluation reserve in the combined statement of changes in equity.
Kalistos Maritime S.A. and Kalithea Maritime S.A. have entered into shipbuilding contracts with a shipyard for the construction of two newbuildings with the expected delivery dates in 2008 (refer to Note 20(c)) and 2009, respectively. As of December 31, 2007 Kalistos Maritime S.A. and Kalithea Maritime S.A. were committed to the construction of these two vessels at a total contract cost of $47,640. Payments against the contract cost through December 31, 2007 and 2006 totaled $12,000 and $4,800, respectively, and are included under the caption advances to shipyards for vessels under construction. Capitalized interest included under the caption advances to shipyards for vessels under construction as of December 31, 2007 and 2006 amounted to $249 and nil, respectively.
8. Inventories

	2007	2006

Lubricants	223	209
Other	—	3

	223	212

9. Trade accounts receivable and other assets

	2007	2006

Charterers	1,237	717
Insurance claims	22	26
Prepayments for insurance premiums	238	209
Agents	48	33
Other	43	18

	1,588	1,003
Impairment loss (Note 15(b))	(660)	(660)

	928	343

10. Cash and cash equivalents

	2007	2006

On demand	21	506
Term deposits	—	940

	21	1,446

Goldie Navigation Ltd., Pavey Services Ltd., Shoreline Universal Ltd.,
Valdis Marine Corp., Kalistos Maritime S.A. and Kalithea Maritime S.A.
Notes to Combined Financial Statements
December 31, 2007 and 2006
(In thousands of US Dollars, except for share and per share data, unless otherwise stated)
11. Capital contributions
The amounts shown in the combined balance sheet as capital contributions represent payments made by the shareholders at various dates to finance vessel acquisition in excess of the amounts of the bank loans obtained. There is no contractual obligation to repay the amounts.
The authorized share capitals of the companies that comprise the Group are analyzed as follows:

	Number of	Par Value per
Vessel-Owning Companies	Shares	Share

Goldie Navigation Ltd.	500	—
Pavey Services Ltd.	50,000	$1
Shoreline Universal Ltd.	50,000	$1
Valdis Marine Corp.	500	—
Kalistos Maritime S.A.	500	—
Kalithea Maritime S.A.	500	—
12. Long-term debt
Long-term debt is analyzed as follows:

Borrower	2007	2006

Goldie Navigation Ltd.	5,858	7,279
Valdis Marine Corp.	8,576	10,684
Pavey Services Ltd.	12,134	15,124
Shoreline Universal Ltd.	13,390	16,687
Kalistos Maritime S.A.	5,026	—
Kalithea Maritime S.A.	3,346	—

Total	48,330	49,774
Less: Current portion	9,750	8,420

Long-term portion	38,580	41,354

The long-term debt, denominated in US Dollars, of Goldie Navigation Ltd., Valdis Marine Corp., Pavey Services Ltd. and Shoreline Universal Ltd. represents the amounts allocated to each vessel-owning company from the syndicated loan of $500,000 concluded on December 24, 2004 for the purchase of 32 vessels by each of 32 vessel-owning companies, with Lincoln and Nouvelle as corporate guarantors (the syndicated loan). The syndicated loan was allocated to each vessel-owning company based upon each vessel’s acquisition cost. The Group adjusts the amount outstanding each time one of the vessels in the syndicated loan is sold without repayment of the associated debt or a portion of the loan is paid and allocates it proportionately to the remaining vessels.
The long-term debt initially allocated to each vessel-owning company represents approximately 67.5% of the vessel acquisition cost. The syndicated loan is payable in variable principal installments plus interest at variable rates (LIBOR plus a spread of 0.875%) with an original balloon installment of $45,500 in March 2015. The balloon installment outstanding as of December 31, 2007 amounted to $26,153. The terms and conditions of the long-term debt for each vessel-owning company are the same as the syndicated loan (see Note 20(h)).
The long-term debt is secured by a mortgage on the vessels, a corporate guarantee of Lincoln and Nouvelle, and assignments on earnings, insurance and requisition compensation of the mortgaged vessel.

Goldie Navigation Ltd., Pavey Services Ltd., Shoreline Universal Ltd.,
Valdis Marine Corp., Kalistos Maritime S.A. and Kalithea Maritime S.A.
Notes to Combined Financial Statements
December 31, 2007 and 2006
(In thousands of US Dollars, except for share and per share data, unless otherwise stated)
As of December 31, 2007 and 2006 the long-term debt of Goldie Navigation Ltd., Valdis Marine Corp., Pavey Services Ltd. and Shoreline Universal Ltd. represents the allocated amount of the remaining balance of the syndicated loan after taking into account vessel sales.
Details of the long-term debt, for each of the vessel-owning companies is as follows:
Goldie Navigation Ltd.: The allocated initial amount for Goldie Navigation Ltd. was $9,460 to partly finance the acquisition of vessel African Zebra. At December 31, 2006, the outstanding balance was $7,306 ($7,279 net of deferred direct cost) payable in three equal quarterly principal installments of $422 and in thirty equal quarterly principal installments of $174 plus interest at floating rates (LIBOR plus a spread of 0.875%) with a balloon installment of $824 due in 2015. At December 31, 2007, the outstanding balance was $5,881 ($5,858 net of principal repayment of $1,425 in 2007 and deferred direct cost) payable in twenty-nine equal quarterly principal installments of $174 plus interest at variable rates (LIBOR plus a spread of 0.875%) with a balloon installment of $861 due in 2015.
Valdis Marine Corp.: The allocated initial amount for Valdis Marine Corp. was $13,852 to partly finance the acquisition of vessel African Oryx. At December 31, 2006, the outstanding balance was $10,724 ($10,684 net of deferred direct cost) payable in three equal quarterly principal installments of $619 and in thirty equal quarterly principal installments of $253 plus interest at floating rates (LIBOR plus a spread of 0.875%) with a balloon installment of $1,262 due in 2015. At December 31, 2007, the outstanding balance was $8,612 ($8,576 net of principal repayment of $2,114 in 2007 and deferred direct cost) payable in twenty-nine equal quarterly principal installments of $254 plus interest at variable rates (LIBOR plus a spread of 0.875%) with a balloon installment of $1,261 due in 2015.
Pavey Services Ltd.: The allocated initial amount for Pavey Services Ltd. was $19,595 to partly finance the acquisition of vessel Bremen Max. At December 31, 2006, the outstanding balance of $15,179 ($15,124 net of deferred direct cost) was payable in three equal quarterly principal installments of $880 and in thirty equal quarterly principal installments of $359 plus interest at variable rates (LIBOR plus a spread of 0.875%) with a balloon installment of $1,779 due in 2015. At December 31, 2007, the outstanding balance was $12,182 ($12,134 net of principal repayments of $3,000 in 2007 and deferred direct cost) payable in twenty-nine equal quarterly principal installments of $359 plus interest at variable rates (LIBOR plus a spread of 0.875%) with a balloon installment of $1,783 due in 2015.
Shoreline Universal Ltd.: The allocated initial amount for Shoreline Universal Ltd. was $21,622 to finance the acquisition of the vessel Hamburg Max. At December 31, 2006, the outstanding balance of $16,747 ($16,687 net of deferred direct cost) was payable in three equal quarterly principal installments of $973 and in thirty equal quarterly principal installments of $396 plus interest at variable rates (LIBOR plus a spread of 0.875%) with a balloon installment of $1,943 due in 2015. At December 31, 2007, the outstanding balance was $13,443 ($13,390 net of principal repayments of $3,305 in 2007 and direct cost) payable in twenty-nine equal quarterly principal installments of $396 plus interest at variable rates (LIBOR plus a spread of 0.875%) with a balloon installment of $1,968 due in 2015.
The original loan agreements for all of the vessels include covenants deriving from the syndicated loan that require the vessel-owning companies to maintain minimum hull values in connection with the vessels’ outstanding loans, insurance coverage of the vessels against all customary risks. The corporate guarantors are required to have minimum levels of available cash and cash equivalents, liquidity funds on a consolidated basis of no less than $30,000, leverage ratio (defined as Debt to Total assets) not higher than 0.7:0.1 and net worth (total assets less the amount of the consolidated debt) not less than $250,000. In addition, the covenants do not permit the borrowers to sell the vessels and assets and change the beneficial ownership or management of the vessels, without the prior consent of the banks. The individual vessel-owning companies and the corporate guarantors are in compliance with the debt covenants as of December 31, 2007.
On June 23, 2006 Kalistos Maritime S.A., Kalithea Maritime S.A. and a third affiliated vessel-owning company entered into a loan facility of up to $20,160 and a guarantee facility of up to $28,800 each to be used to partly finance and guarantee the payment to the shipyards for the newbuilding.
Kalistos Maritime S.A.: Kalistos Maritime S.A. loan facility is for up to $6,720, plus interest at variable rates (LIBOR plus a spread of 0.65%), to finance a portion of the construction cost of the Hull KA 215. Gross drawdowns against this facility

Goldie Navigation Ltd., Pavey Services Ltd., Shoreline Universal Ltd.,
Valdis Marine Corp., Kalistos Maritime S.A. and Kalithea Maritime S.A.
Notes to Combined Financial Statements
December 31, 2007 and 2006
(In thousands of US Dollars, except for share and per share data, unless otherwise stated)
in 2007 and 2006 amounted to $5,040 and nil, respectively ($5,026 in total, net of deferred direct costs). The loan is repayable in full at the earlier of December 18, 2008 and the date the newbuilding is delivered by the shipyard. The loan was repaid in March 2008 (see Note 20(c)).
Kalithea Maritime S.A.: Kalithea Maritime S.A. loan facility is for up to $6,720 plus interest at variable rates (LIBOR plus a spread of 0.65%), to finance a portion of the construction cost of the Hull KA 216. Gross drawdowns against this facility in 2007 and 2006 amounted to $3,360 and nil, respectively ($3,346 in total, net of deferred direct costs). The loan is repayable in full at the earlier of May 18, 2009 and the date the newbuilding is delivered by the shipyard.
The weighted average effective interest rate for all long-term debt for the years ended December 31, 2007, 2006 and 2005 was approximately 6.1%, 6.12% and 4.16%, respectively. Interest expense for the years ended December 31, 2007, 2006 and 2005 amounted to $2,914, $3,272 and $2,371, respectively, and is included in finance expense in the accompanying combined statements of income.
The principal repayments are as follows:

					More
	Year of	1 Year	1 to 2	2 to 5	Than
	Maturity	or Less	Years	Years	5 Years	Total

31 December 2006	2015	8,420	4,724	14,171	22,459	49,774
31 December 2007	2015	9,750	4,724	14,171	19,685	48,330
13. Trade accounts payable

	2007	2006
Suppliers	883	350
Insurance agents	167	125
Agents	16	—
Other	114	129

	1,180	604

14. Accrued expenses

	2007	2006
Masters’ accounts	225	179
Expenses for vessels	784	120
Charterers’ accounts	51	35
Other	38	18

	1,098	352

15. Financial instruments
Overview
The Group has exposure to the following risks from its use of financial instruments:
1 Credit risk;
2 Liquidity risk;

Goldie Navigation Ltd., Pavey Services Ltd., Shoreline Universal Ltd.,
Valdis Marine Corp., Kalistos Maritime S.A. and Kalithea Maritime S.A.
Notes to Combined Financial Statements
December 31, 2007 and 2006
(In thousands of US Dollars, except for share and per share data, unless otherwise stated)
3 Market risk defined as interest rate risk and currency risk.
This note represents information about the Group’s exposure to cash of the above risks, the Group’s objectives, policies and processes for measuring and managing risk and the Group’s management of capital.
The Group does not enter into transactions involving derivative financial instruments (or otherwise engage in other hedging activities) to reduce exposure to fluctuations in interest and foreign exchange rates and these are subject to the risk of market rates changing subsequent to acquisition.
(a) Credit risk
Credit risk is the risk of financial loss to the Group if a customer or counterparty to a financial instrument fails to meet its contractual obligations in relation to each class of recognized financial assets. The maximum credit risk in relation to such assets is represented by the carrying amount of those assets in the combined balance sheets.
The main credit exposure is from trade accounts receivable, amounts due from related parties and cash and cash equivalents.
The Group places its cash and cash equivalents, consisting mostly of deposits, with financial institutions. The Group performs annual evaluations of the relative credit-standing of those financial institutions. Credit risk with respect to trade accounts receivable is generally managed by chartering vessels to established operators, rather than to more speculative or undercapitalized entities. The vessels are chartered under time-charter agreements where, per the industry practice, the charterer pays for the transportation service within one week of issue of the hire statement (invoice) which is issued approximately 15 days prior to the service, thereby supporting the management of trade receivables.
The Group’s exposure to credit risk is influenced mainly by the individual characteristics of each customer.
As of December 31, 2007 and 2006 two charterers and one charterer, respectively, individually accounted for more than 10% of the Group’s trade accounts receivable as follows:

Charterer	2007	2006

B	50%	100%
E	43%	—
For the years ended December 31, 2007, 2006 and 2005, three, three and two charterers, respectively, individually accounted for more than 10% of the Group’s revenue as follows:

Charterer	2007	2006	2005
A — related party (Note 19)	—	38%	37%
B	33%	37%	43%
C	25%	—	—
D	—	17%	—
E	28%	—	—

Goldie Navigation Ltd., Pavey Services Ltd., Shoreline Universal Ltd.,
Valdis Marine Corp., Kalistos Maritime S.A. and Kalithea Maritime S.A.
Notes to Combined Financial Statements
December 31, 2007 and 2006
(In thousands of US Dollars, except for share and per share data, unless otherwise stated)
The aging of trade and other accounts receivable is as follows:

	2007	2006
Up to 30 days	928	243
Past due 31 — 120 days	—	100
Over 120 days	660	660

	1,588	1,003

The impairment loss of $660 relates to a disagreement with a specific charterer for a specific trip.
(b) Liquidity risk
Liquidity risk is the risk that the Group will not be able to meet its financial obligations as they fall due. The Group’s policy is to ensure, as far as possible, that it will have sufficient liquidity to meet its liabilities when they fall due. Furthermore, Lincoln, Nouvelle and First are the guarantors of the loans and these entities pay the financial obligations on behalf of the vessel-owning companies. In addition, during the normal course of business, Lincoln, Nouvelle and First support the Group for working capital needs.
The Group aims to mitigate liquidity risk by managing cash generation from its operations, applying cash collection targets throughout the Group. The vessels are chartered under time-charter agreements where, per industry practice, the charterer pays for the transportation service in advance, supporting the management of cash generation.
Excess cash used in managing liquidity is only invested in financial instruments exposed to insignificant risk of change in market value, by being placed in interest-bearing deposits with maturities fixed at no more than 3 months.
The contractual terms of the Group’s interest bearing loans including estimated interest payments are depicted in Note 12.
(c) Interest rate risk
Interest rate risk arises from the possibility that changes in interest rates will affect the future cash outflows of the Group’s long-term debt as the long-term debt is at variable rates.
The profile of interest-bearing financial assets and financial liabilities as of December 31, 2007 and 2006, is as follows. In addition, the associated cash flows are disclosed in Notes 10 and 12.

		Effective
	Note	Interest Rate	Total	1 Year or Less

2006
Term deposits	10	5.13%	(940)	(940)
Bank loan	12	6.12%	49,774	8,420
2007
Bank loan	12	6.1%	48,330	9,750
(d) Sensitivity analysis
In managing the interest rate risk the Group aims to reduce the impact of short-term fluctuations on the Group’s earnings. Over the longer term, however, permanent changes in interest rates would have an impact on earnings.
At December 31, 2007 it is estimated that an increase of one percentage point in interest rates would decrease the Group’s net profit by approximately $483 (2006: $488).

Goldie Navigation Ltd., Pavey Services Ltd., Shoreline Universal Ltd.,
Valdis Marine Corp., Kalistos Maritime S.A. and Kalithea Maritime S.A.
Notes to Combined Financial Statements
December 31, 2007 and 2006
(In thousands of US Dollars, except for share and per share data, unless otherwise stated)
(e) Currency risk
The Group’s exposure to foreign currency risk is minimum. Amounts in foreign currencies are included in trade accounts payable and include amounts payable to suppliers in foreign denominated currencies and are analyzed as follows:

US
Dollars

2007
Euro	149
GBP, JPY, ZAR	88
2006
Euro	104
GBP, JPY, ZAR	89
(f) Fair values
All amounts are shown at their fair value as they have a maturity of no more than twelve months, except for long-term debt. The carrying value of the Group’s long-term debt approximates fair value because the debt bears interest at floating rates.
16. Capital Management
Management’s policy is to maintain a strong capital base so as to maintain creditor and market confidence and to sustain future development of the business. Management monitors the return on capital. There are no stock plans or options.
Each entity of the Group seeks to maintain a balance between long-term debt and capital. There are no capital requirements. In its funding strategy, the Group’s objective is to maintain a balance between continuity of funding and flexibility through the use of debt. The Group’s policy with vessel acquisitions is that not more than 70% of the acquisition cost of vessels will be funded through borrowings. For all the acquisitions made, the bank financing was not more than 70% of the total acquisition cost.
17. Contingencies
Various claims, suits and complaints, including those involving government regulations and product liability, arise in the ordinary course of the shipping business. In addition, losses may arise from disputes with charterers, agents, insurance and other claims with suppliers relating to the operation of the Group’s vessels. Currently, management is not aware of any such contingent liabilities which should be disclosed or for which a provision should be established in the accompanying combined financial statements.
The Group accrues for the cost of environmental liabilities when management becomes aware that a liability is probable and is able to reasonably estimate the probable exposure. Currently, management is not aware of any such claims or contingent liabilities which should be disclosed, or for which a provision should be established in the accompanying combined financial statements.
18 . Commitments
As of December 31, 2007 and 2006 Kalistos Maritime S.A. and Kalithea Maritime S.A. are committed to the purchase of Hulls KA 215 and KA 216 for a total cost of $47,640.

Goldie Navigation Ltd., Pavey Services Ltd., Shoreline Universal Ltd.,
Valdis Marine Corp., Kalistos Maritime S.A. and Kalithea Maritime S.A.
Notes to Combined Financial Statements
December 31, 2007 and 2006
(In thousands of US Dollars, except for share and per share data, unless otherwise stated)
19. Related parties
The related party balances are:

	2007	2006

Due from related parties — non current
Due from EST	—	480

Due from related parties — current
Due from EST	480	—
Due from Lincoln	4,909	3,551
Charter revenue receivable from Swiss Marine Services S.A.	444	290

	5,833	3,841

Due to related parties — current
Due to EST	386	299
Due to First	334	54

	720	353

The related party transactions included in the combined statements of income are:

	2007	2006	2005

Voyage revenue (Swiss Marine Services S.A.)	3,420	10,740	10,140
Management fees (EST)	(782)	(752)	(644)
The related parties identified are:
(a) Directors
The directors of the Group do not receive remuneration for the non-executive services they offer. The identity and the description of the other related parties of the Group are given below.
(b) EST
Each vessel-operating company of the Group has a management agreement with EST, to provide management services in exchange for a fixed fee per day for each vessel in operation and a fixed monthly fee per hull under construction. These agreements are entered into with an initial three-year term until terminated by either party upon written notice, in which case the agreements terminate within two months after the date notice was given. In the event that the agreement with EST is terminated, the fee payable to EST shall continue to be payable for three months from the termination date. In addition, EST provides crew for the vessel and receives a reimbursement for crew support costs for three months. Finally, if the agreement is terminated EST will receive crew severance costs of up to $50 per vessel. Management agreements with EST require the vessel-owning companies with vessels in operation, to make an interest-free advance of $120 each, to cover the working capital requirements arising from the handling of the majority of the expenditure generated from the vessels’ operations. This advance is made ten days before the delivery of the vessel for which EST is appointed as the manager.

Goldie Navigation Ltd., Pavey Services Ltd., Shoreline Universal Ltd.,
Valdis Marine Corp., Kalistos Maritime S.A. and Kalithea Maritime S.A.
Notes to Combined Financial Statements
December 31, 2007 and 2006
(In thousands of US Dollars, except for share and per share data, unless otherwise stated)
(c) Lincoln and First
Lincoln and First are the parent companies of the vessel and hull-owning companies, respectively (see Note 1(a)). The amounts due to and due from them represent expenses paid and funds collected on the Group’s behalf.
(d) Swiss Marine Services S.A. (SwissMarine)
Based on charter party agreements, certain of the Group’s vessels are chartered to SwissMarine, an affiliated company, beneficially owned by certain members of the Restis family.
20. Subsequent events
(a) Drawdowns on loan facility: On January 28, 2008, Kalithea Maritime S.A. and Kalistos Maritime S.A. each drew down $1,680 representing the third installment of their loan facilities, in order to finance 70% of their third and fourth delivery payment installments, respectively for Hulls KA 216 and KA 215, respectively ($2,400 each).
(b) Loan facility: On March 11, 2008, Kalithea Maritime S.A., Kalistos Maritime S.A. and another vessel-owning company not included in the Group signed a commitment letter for a preferred ship variable rate mortgage bank loan for up to $50,022 to finance a maximum of 70% of the acquisition of three vessels under construction at the shipyards.
The loan will bear interest at LIBOR plus a spread and will be repayable in equal consecutive quarterly installments of $230 commencing three months after the delivery date of the vessels with any unpaid balance on the final maturity date (May 2018) becoming due at that time as a balloon payment.
The covenants require, among others, the vessel-owning companies to maintain minimum hull values in connection with the vessels’ outstanding loans, insurance coverage of the vessels against all customary risks and to maintain a ratio of the fair market value of the vessels over the debt at a minimum of 125%. The Guarantor will require minimum levels of available cash and cash equivalents, liquidity funds on a consolidated basis not less than $10,000, leverage ratio (defined as total consolidated liabilities over total consolidated assets adjusted to reflect the market value of the vessels not to exceed 70%), not to have further indebtedness or issuing guarantees. In addition, the covenants do not permit the borrowers to sell the vessels and assets and change the beneficial ownership or management of the vessels, without the prior consent of the banks. First will be the guarantor of the loan.
(c) Delivery of Hull KA 215: On May 20, 2008, Hull KA 215 (vessel Davakis G.) was delivered from the shipyard and the last installment of $11,820 was paid. To finance 70% of the vessel acquisition cost amounting to $23,820, a commitment letter for the preferred ship variable rate mortgage was concluded (see (b) above). The total drawdown against this mortgage was $16,674 which was used to repay the existing loan facility of $6,720 and the remaining drawdown was used to finance the vessel.
(d) Master Agreement: On May 20, 2008, Goldie Navigation Ltd., Pavey Services Ltd., Shoreline Universal Ltd., Valdis Marine Corp., Kalistos Maritime S.A. and Kalithea Maritime S.A. concluded the Master Agreement with Seanergy Merger Corp., Marshall Islands Corporations, to sell six dry bulk vessels which include four second-hand vessels and two newbuildings for an aggregate purchase price of $367,030 in cash, $28,250 in the form of a note convertible into 2,260,000 shares of Seanergy Marine Corp. common stock at a price of $12.50 per share and up to 4,308,075 shares of Seanergy Marine Corp. common stock if Seanergy Marine Corp. achieves a certain level of earnings before interest, taxes depreciation and amortization. Seanergy Maritime Corp. is expected, within thirty days of the closing, to file a registration statement. The Master Agreement specifies that EST will manage the fleet and a brokerage agreement with Safbulk Pty Ltd. (Safbulk) for the chartering of the fleet will also be entered into. In addition, time charters for all vessels will be entered into with South African Marine Corporation S.A. which will include a 3.75% address commission in favor of South African Marine Corporation S.A. Both these entities are affiliated and beneficially owned by certain members of the Restis family.

Goldie Navigation Ltd., Pavey Services Ltd., Shoreline Universal Ltd.,
Valdis Marine Corp., Kalistos Maritime S.A. and Kalithea Maritime S.A.
Notes to Combined Financial Statements
December 31, 2007 and 2006
(In thousands of US Dollars, except for share and per share data, unless otherwise stated)
(e) Brokerage agreement: On May 20, 2008, a brokerage agreement between a subsidiary of Seanergy Merger Corp. and Safbulk, was concluded for the provision of chartering services for an initial period of two years from the date of signing. Safbulk will receive a commission of 1.25% on the collected vessel revenue.
(f) Management agreement: On May 20, 2008, a management agreement between a subsidiary of Seanergy Merger Corp. and EST was concluded for the provision of technical management services relating to the vessels for an initial period of two years from the date of signing. EST will be entitled to a fee of EURO 416 (four hundred and sixteen Euros) per vessel per day until December 31, 2008 thereafter adjusted on an annual basis as defined.
(g) Charter agreement: On May 26, 2008, time charter agreements for 11 to 13-month periods at a time charter daily rate of between $30 and $65, were concluded for vessels African Oryx, African Zebra, Davakis G., Bremen Max, Hamburg Max and Hull KA 216 (Delos Ranger) with South African Marine Corporation S.A. which would become effective upon the consummation of the business combination.
(h) Payment of long term debt: The outstanding total balloon installment as of December 31, 2007 of $26,153 (see Note 12) has been reduced to $23,702 as a result of the repayment of the syndicated loan arising from the sale of three vessels in 2008 included in three affiliated vessel-owning companies and therefore there will also be a reallocation (reduction) of approximately $1,264 to the long-term portion of the Group’s debt in 2008.
(i) Acquisition of common stock: On July 15, 2008, a company affiliated with members of the Restis family purchased 2,896,171 shares of common stock from three shareholders of Seanergy for an aggregate purchase price of $28,610. On July 23 and 24, 2008, the same affiliated company purchased a total of 3,785,590 shares of common stock from two shareholders of Seanergy for an aggregate purchase price of $37,753. On July 23, 2008, another company affiliated with members of the Restis family purchased 70,000 shares of common stock of Seanergy in the open market for an aggregate purchase price of $691, bringing their total interest in Seanergy to 35.37%.

Goldie Navigation Ltd., Pavey Services Ltd., Shoreline Universal Ltd.,
Valdis Marine Corp., Kalistos Maritime S.A. and Kalithea Maritime S.A.
Condensed Combined Unaudited Interim Balance Sheets
June 30, 2008 and December 31, 2007

	Note	June 30, 2008	December 31, 2007
	(In thousands of US dollars)

ASSETS
Vessels, net	10	250,022	244,801

Total non-current assets		250,022	244,801

Inventories		458	223
Trade accounts receivable and other assets	11	1,605	928
Due from related parties	19	13,022	5,833
Cash and cash equivalents	12	4,161	21

Total current assets		19,246	7,005

Total assets		269,268	251,806

Equity
Capital contributions	13	48,769	40,865
Revaluation reserve		154,384	154,384
(Accumulated deficit) retained earnings		(2,613)	4,408

Total equity		200,540	199,657

LIABILITIES
Long-term debt, net	14	48,520	38,580

Total non-current liabilities		48,520	38,580

Current portion of long-term debt, net	14	12,364	9,750
Trade accounts payable	15	3,234	1,180
Accrued expenses		862	1,098
Deferred revenue	16	2,339	781
Due to related parties	19	1,395	720
Accrued interest expense		14	40

Total current liabilities		20,208	13,569

Total equity and liabilities		269,268	251,806

     The notes on pages F-64 to F-73 are an integral part of these condensed combined unaudited interim financial statements.

Goldie Navigation Ltd., Pavey Services Ltd., Shoreline Universal Ltd.,
Valdis Marine Corp., Kalistos Maritime S.A. and Kalithea Maritime S.A.
Condensed Combined Unaudited Interim Statements of Income
For the six months ended June 30, 2008 and 2007

	Note	2008	2007
	(In thousands of US dollars)

Revenue from vessels		28,227	13,751
Revenue from vessels — related party	19	—	3,430

		28,227	17,181
Direct voyage expenses	6	(759)	(60)

		27,468	17,121
Expenses:
Crew costs	7	(2,143)	(1,343)
Management fees — related party	19	(411)	(387)
Other operating expenses	8	(1,831)	(1,471)
Depreciation	10	(16,314)	(6,260)

Results from operating activities		6,769	7,660
Finance income	9	36	81
Finance expense	9	(1,014)	(1,540)

Net finance cost		(978)	(1,459)

Net profit for the period		5,791	6,201

     The notes on pages F-64 to F-73 are an integral part of these condensed combined unaudited interim financial statements.

Goldie Navigation Ltd., Pavey Services Ltd., Shoreline Universal Ltd.,
Valdis Marine Corp., Kalistos Maritime S.A. and Kalithea Maritime S.A.
Condensed Combined Unaudited Interim Statements of Changes in Equity
For the six months ended June 30, 2008 and 2007

			(Accumulated
	Capital	Revaluation	Deficit)/ Retained
	Contributions	Reserve	Earnings	Total
	(In thousands of US dollars)

Balance at December 31, 2006	36,960	25,119	6,980	69,059

Net profit for the period	—	—	6,201	6,201

Total recognized income and expense	—	—	6,201	6,201
Capital contributions	1,508	—	—	1,508

Balance at June 30, 2007	38,468	25,119	13,181	76,768

Balance at December 31, 2007	40,865	154,384	4,408	199,657
Net profit for the period	—	—	5,791	5,791

Total recognized income and expense	—	—	5,791	5,791
Capital contributions	7,904	—	—	7,904
Dividends paid	—	—	(12,812)	(12,812)

Balance at June 30, 2008	48,769	154,384	(2,613)	200,540

     The notes on pages F-64 to F-73 are an integral part of these condensed combined unaudited interim financial statements.

Goldie Navigation Ltd., Pavey Services Ltd., Shoreline Universal Ltd.,
Valdis Marine Corp., Kalistos Maritime S.A. and Kalithea Maritime S.A.
Condensed Combined Unaudited Interim Statements of Cash Flows
For the six months ended June 30, 2008 and 2007

	2008	2007
	(In thousands of US dollars)

Cash flows from operating activities
Net profit	5,791	6,201
Adjustments for :
Depreciation	16,314	6,260
Interest expense	993	1,519
Interest income	(36)	(81)

	23,062	13,899
Due from related parties	(7,189)	(8,467)
Inventories	(235)	(32)
Trade accounts receivable and other assets	(677)	(280)
Trade accounts payable	2,054	295
Accrued expenses	(236)	(55)
Deferred revenue	1,558	91
Due to related parties	675	178

	19,012	5,629
Interest paid	(1,019)	(1,535)

Net cash from operating activities	17,993	4,094

Cash flows from investing activities
Interest received	36	81
Dry docking costs	(521)	(5,071)
Additions for vessels	(21,014)	(544)

Net cash used in investing activities	(21,499)	(5,534)

Cash flows from financing activities
Dividends paid	(12,812)	—
Capital contributions	7,904	1,508
Proceeds from long-term debt	21,635	3,360
Repayment of long-term debt	(9,081)	(4,854)

Net cash from financing activities	7,646	14

Net increase/(decrease) in cash and cash equivalents	4,140	(1,426)
Cash and cash equivalents at January 1	21	1,446

Cash and cash equivalents at June 30	4,161	20

     The notes on pages F-64 to F-73 are an integral part of these condensed combined unaudited interim financial statements.

Goldie Navigation Ltd., Pavey Services Ltd., Shoreline Universal Ltd.,
Valdis Marine Corp., Kalistos Maritime S.A. and Kalithea Maritime S.A.
Notes to Condensed Combined Unaudited Interim Financial Statements
June 30, 2008 and December 31, 2007
(In Thousands of US dollars)
1 Business and basis of presentation
     The combined financial statements include the assets, liabilities and results of operations of the following vessel-owning companies which include the second-hand dry bulk carriers and the two newbuildings (Davakis G. (formerly Hull KA 215) and Delos Ranger (formerly Hull KA 216) (together “the Group”). The vessel-owning company of the vessel Davakis G. reflects trading activities from May 20, 2008 and the vessel-owning company of the vessel Delos Ranger reflects no trading activities for all periods presented:

	Country of	Date of
Vessel-Owning Company	Incorporation	Incorporation	Vessel Name	Date of Delivery

Goldie Navigation Ltd.	Marshall Islands	November 23, 2004	African Zebra	January 3, 2005
Pavey Services Ltd.	British Virgin Islands	October 29, 2004	Bremen Max	January 26, 2005
Shoreline Universal Ltd.	British Virgin Islands	November 25, 2004	Hamburg Max	April 1, 2005
Valdis Marine Corp.	Marshall Islands	November 3, 2004	African Oryx	April 4, 2005
Kalistos Maritime S.A.	Marshall Islands	February 16, 2004	Davakis G.	May 20, 2008
Kalithea Maritime S.A.	Marshall Islands	February 16, 2004	Delos Ranger	August 22, 2008
     The vessel-owning companies with the second hand dry bulk vessels above are subsidiaries of Lincoln Finance Corp. (Lincoln), which in turn is a wholly owned subsidiary of Nouvelle Enterprises (Nouvelle). The vessel-owning companies with the newbuildings (Davakis G. and Delos Ranger) are indirect wholly owned subsidiaries of First Financial Corporation (First). First is the controlling shareholder of the six vessel-owning Companies. Lincoln, Nouvelle and First are incorporated under the laws of the Republic of the Marshall Islands with registered offices at Trust Company Complex, Ajeltake Island, P.O. Box 1405, Majuro, Marshall Islands and are owned by members of the Restis family.
     The technical management of the Group is performed by Enterprises Shipping & Trading Company (EST), a corporation situated in Liberia, beneficially owned by certain members of the Restis family. EST provides the Company and other related vessel-owning companies with a wide range of shipping services that include technical support and maintenance, insurance advice, financial and accounting services for a fixed fee (refer to Note 19).
     As of June 30, 2008 and December 31, 2007, the Group does not employ any executive officers or personnel other than crew aboard the vessels. The Directors of the six vessel-owning companies do not receive remuneration for the non-executive services they provide.
     On May 20, 2008, companies affiliated with members of the Restis family collectively acquired a 9.62% interest in Seanergy Maritime Corp. (“Seanergy”) for $25 million in cash from existing shareholders and officers of Seanergy (the “Founders”) via the acquisition of 2,750,000 shares (the “Shares”) of the common stock (the “Common Stock”) of Seanergy and 8,008,334 warrants to purchase shares of Seanergy’s Common Stock (the “Warrants” and collectively with the Shares, the “Securities”). The Common Stock is subject to an Escrow Agreement dated September 24, 2007 entered into by the Founders pursuant to which the Shares remain in escrow with an escrow agent until the date that is 12 months after the consummation of a business combination. The Warrants are subject to a Lock-Up Agreement dated September 24, 2007 (the “Lock-Up”) also entered into by the Founders pursuant to which the Warrants would not be transferred until the consummation of the Business Combination. On June 5, 2008 and June 10, 2008, a further 413,000 shares and 200,000 shares of common stock, respectively, were acquired by companies affiliated with members of the Restis family on the open market, thereby bringing their total interest in Seanergy to 11.76%. On various dates from July 15, 2008 through August 11, 2008, a further 8,316,781 shares of common stock were acquired by companies affiliated with members of the Restis family either through the open market or directly from shareholders, thereby bringing their total interest in Seanergy to 40.84% (see Note 20(d)). Following the shareholders’ approval on August 26, 2008 (see Note 20(b)), the non-voting shareholders redeemed 6,370,773 Seanergy shares and thereby bringing the total

Goldie Navigation Ltd., Pavey Services Ltd., Shoreline Universal Ltd.,
Valdis Marine Corp., Kalistos Maritime S.A. and Kalithea Maritime S.A.
Notes to Condensed Combined Unaudited Interim Financial Statements
June 30, 2008 and December 31, 2007
(In Thousands of US dollars)
interest of the Restis family in Seanergy to 52.54% (see Note 20(d)). The voting rights associated with the Securities are governed by a voting agreement.
     Also on May 20, 2008 Seanergy, a Marshall Islands Corporation and its subsidiary Seanergy Merger Corp., a Marshall Islands Corporation (“Buyer”) entered into a Master Agreement pursuant to which the Buyer agreed to purchase for an aggregate purchase price of: (i) $367,030 in cash; (ii) $28,250 in the form of a promissory note convertible to 2,260,000 shares of Buyer’s common stock at $12.50 per share; and (iii) up to 4,308,075 shares of Buyer’s common stock if Buyer achieves certain earnings before interest, tax and depreciation thresholds, six dry bulk vessels from companies associated with members of the Restis family, which include four second-hand vessels and two newbuildings, which were delivered on May 20, 2008 and August 22, 2008 (see Notes 10 and 20(a)). In connection with the foregoing, Seanergy entered into six Memoranda of Agreement with the vessel-owning companies.
2 Statement of compliance
     The condensed combined unaudited interim financial statements have been prepared in accordance with International Financial Reporting Standards (IFRS) IAS 34 “Interim Financial Reporting”. They do not include all of the information required for full annual financial statements, and should be read in connection with the combined financial statements of the Group as of and for the year ended December 31, 2007.
     These condensed combined unaudited interim financial statements were approved by the Directors of the Group on October 31, 2008.
3 Significant accounting policies
     The accounting policies applied by the Group in the accompanying condensed combined unaudited interim financial statements are the same as those applied by the Group in its combined financial statements as of December 31, 2007.
4 Use of estimates and judgments
     The preparation of interim financial statements requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates.
     Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised and in any future periods affected. The estimates and assumptions that have the most significant effect on the amounts recognized in the combined financial statements are estimations in relation to the revaluation of vessels, useful lives of vessels, impairment losses on vessels and on trade accounts receivable.
     In preparing these condensed combined unaudited interim financial statements, the significant judgments made by management in applying the Group’s accounting policies and the sources of estimation uncertainty were the same as those that applied to the combined financial statements as of and for the year ended December 31, 2007, except for an increase in the estimated residual value of the vessels used in calculating depreciation, resulting in a lower depreciation charge to the condensed combined unaudited income statement for the six months ended June 30, 2008 of $1,053.
5 Financial risk management and capital management
     The Group’s financial risk management and capital management objectives and policies are consistent with those disclosed in the combined financial statements as of and for the year ended December 31, 2007.

Goldie Navigation Ltd., Pavey Services Ltd., Shoreline Universal Ltd.,
Valdis Marine Corp., Kalistos Maritime S.A. and Kalithea Maritime S.A.
Notes to Condensed Combined Unaudited Interim Financial Statements
June 30, 2008 and December 31, 2007
(In Thousands of US dollars)
6 Direct voyage expenses

	2008	2007
Classification fees and surveys	1	4
Bunkers expenses	608	38
Port expenses	11	5
Tugs	—	2
Commission and fees	5	4
Insurance and other voyage expenses	—	7
Accrued voyage expenses	134	—

	759	60

7 Crew costs

	2008	2007
Basic and supplementary wages	654	579
Overtime	447	319
Vacation	218	164
Bonus	517	151
Other crew expenses	307	130

	2,143	1,343
     Crew costs represent the amounts due to the crew on board the vessels under short-term contracts, i.e. no more than 9 months. The Group is not obliged to contribute to any pension plans or post-employment benefits for the crew on board.
8 Other operating expenses

	2008	2007
Chemicals and lubricants	837	689
Repairs and maintenance	508	458
Insurance	334	272
Other operating expenses	152	52

	1,831	1,471

9 Financial income and expense

	2008	2007
Financial income:
Interest income	36	81

Financial expense:
Interest expense	993	1,519
Amortization of finance costs	13	11
Foreign exchange loss, net	8	10

	1,014	1,540

Net finance cost	978	1,459

Goldie Navigation Ltd., Pavey Services Ltd., Shoreline Universal Ltd.,
Valdis Marine Corp., Kalistos Maritime S.A. and Kalithea Maritime S.A.
Notes to Condensed Combined Unaudited Interim Financial Statements
June 30, 2008 and December 31, 2007
(In Thousands of US dollars)
10 Vessels Cost

		Advances to
		Shipyards for
		Vessels Under
	Vessels	Construction	Dry-Docking	Total
Cost
Balance at January 1, 2007	121,516	4,922	1,586	128,024
Additions	24	12,661	989	13,674
Revaluation	129,265	—	—	129,265

Balance at December 31, 2007	250,805	17,583	2,575	270,963
Additions	675	20,339	521	21,535
Transfers	25,127	(25,127)	—	—

Balance at June 30, 2008	276,607	12,795	3,096	292,498

Accumulated depreciation
Balance at January 1, 2007	(13,053)	—	(484)	(13,537)
Depreciation	(11,795)	—	(830)	(12,625)

Balance December 31, 2007	(24,848)	—	(1,314)	(26,162)
Depreciation	(15,709)	—	(605)	(16,314)

Balance June 30, 2008	(40,557)	—	(1,919)	(42,476)

Net book value January 1, 2007	108,463	4,922	1,102	114,487

Net book value December 31, 2007	225,957	17,583	1,261	244,801

Net book value June 30, 2008	236,050	12,795	1,177	250,022

     Kalistos Maritime S.A. and Kalithea Maritime S.A. had entered into shipbuilding contracts with a shipyard for the construction of two newbuildings with the expected delivery dates in 2008. On May 20, 2008, one newbuilding, vessel Davakis G., was delivered from the shipyard and the last installment of $11,820 was paid.
     As of June 30, 2008 Kalithea Maritime S.A. was committed to the construction of its vessel, Delos Ranger, at a total contract cost of $23,820. Payments against the contract cost through June 30, 2008 totaled $12,000 and are included under the caption advances to shipyards for vessels under construction. The vessel Delos Ranger was delivered from the shipyard on August 22, 2008 (refer to Note 20(a)).
     Capitalized interest included under the caption advances to shipyards for vessels under construction as of June 30, 2008 and December 31, 2007 amounted to $795 and $249 respectively.
     On various dates in August 2008 and September 2008, the vessels were sold (refer to Note 20(b)).
11 Trade accounts receivable and other assets

	June 30, 2008	December 31, 2007

Charterers	1,324	1,237
Insurance claims	14	22
Prepayments for insurance premiums	675	238
Agents	252	48
Other	—	43

	2,265	1,588
Impairment loss	(660)	(660)

	1,605	928

Goldie Navigation Ltd., Pavey Services Ltd., Shoreline Universal Ltd.,
Valdis Marine Corp., Kalistos Maritime S.A. and Kalithea Maritime S.A.
Notes to Condensed Combined Unaudited Interim Financial Statements
June 30, 2008 and December 31, 2007
(In Thousands of US dollars)
12 Cash and cash equivalents

	June 30, 2008	December 31, 2007

On demand	61	21
Term deposits	4,100	—

	4,161	21

13 Capital contributions
     Capital contributions represents payments made by the shareholders at various dates to finance vessel acquisitions in excess of the amounts of the bank loans obtained. There is no contractual obligation to repay the amounts.
14 Long-term debt
     Long-term debt is analyzed as follows:

Borrower	June 30, 2008	December 31, 2007

Goldie Navigation Ltd.	5,513	5,858
Valdis Marine Corp.	8,072	8,576
Pavey Services Ltd.	11,421	12,134
Shoreline Universal Ltd.	12,602	13,390
Kalistos Maritime S.A.	16,617	5,026
Kalithea Maritime S.A.	6,659	3,346

Total	60,884	48,330
Less: Current portion	12,364	9,750

Long-term portion	48,520	38,580

     The weighted average effective interest rate for all long-term debt for the three months and six months ended 30, June 2008 and 2007 was approximately 4.61% and 6.23%, respectively. Interest expense for the six months ended 30, June 2008 and 2007 amounted to $993 and $1,519, respectively, and is included in finance expense in the accompanying condensed combined unaudited interim statements of income.

Goldie Navigation Ltd., Pavey Services Ltd., Shoreline Universal Ltd.,
Valdis Marine Corp., Kalistos Maritime S.A. and Kalithea Maritime S.A.
Notes to Condensed Combined Unaudited Interim Financial Statements
June 30, 2008 and December 31, 2007
(In Thousands of US dollars)
     The principal repayments are as follows:

	Year of	1 Year or	1 to 2	2 to 5	More Than
	Maturity	Less	Years	Years	5 Years	Total

December 31, 2007	2015	9,750	4,724	14,171	19,685	48,330
June 30, 2008	2015	12,364	5,643	16,931	25,946	60,884
(a) Goldie Navigation Ltd., Valdis Marine Corp., Pavey Services Ltd. and Shoreline Universal Ltd. loan facilities:
     The long-term debt, denominated in US Dollars, of Goldie Navigation Ltd., Valdis Marine Corp., Pavey Services Ltd. and Shoreline Universal Ltd. represents the amounts allocated to each vessel-owning company from the syndicated loan of $500,000 concluded on December 24, 2004 for the purchase of 32 vessels by each of 32 vessel-owning companies, with Lincoln and Nouvelle as corporate guarantors (the syndicated loan). The syndicated loan was allocated to each vessel-owning company based upon each vessel’s acquisition cost. The Group adjusts the amount outstanding each time one of the vessels in the syndicated loan is sold without repayment of the associated debt or a portion of the loan is paid and allocates it proportionately to the remaining vessel-owning companies.
     The long-term debt initially allocated to each vessel-owning company represents approximately 67.5% of the vessel acquisition cost. The syndicated loan is payable in variable principal installments plus interest at variable rates (LIBOR plus a spread of 0.875%) with an original balloon installment of $45,500 in March 2015. The balloon installment outstanding as of June 30, 2008 and December 31, 2007 amounted to $23,702 and $26,153, respectively.
     The long-term debt is secured by a mortgage on the vessels, a corporate guarantee of Lincoln and Nouvelle, and assignments on earnings, insurance and requisition compensation of the mortgaged vessel.
     The original loan agreements for all of the vessels include covenants deriving from the syndicated loan that require the vessel-owning companies to maintain minimum hull values in connection with the vessels’ outstanding loans, insurance coverage of the vessels against all customary risks. The corporate guarantors are required to have minimum levels of available cash and cash equivalents, liquidity funds on a consolidated basis of no less than $30,000, leverage ratio (defined as Debt to Total assets) not higher than 0.7:0.1 and net worth (total assets less the amount of the consolidated debt) not less than $250,000. In addition, the covenants do not permit the borrowers to sell the vessels and assets and change the beneficial ownership or management of the vessels, without the prior consent of the banks. The individual vessel-owning companies and the corporate guarantors are in compliance with the debt covenants as of June 30, 2008 and December 31, 2007.
     Goldie Navigation Ltd. : The allocated initial amount for Goldie Navigation Ltd. was $9,460 to partly finance the acquisition of vessel African Zebra. At December 31, 2007, the outstanding balance was $5,881 ($5,858 net of principal repayment of $1,425 in 2007 and deferred direct cost) payable in twenty-nine equal quarterly principal installments of $174 plus interest at variable rates (LIBOR plus a spread of 0.875%) with a balloon installment of $861 due in 2015. At June 30, 2008, the outstanding balance was $5,535 ($5,513 net of principal repayment of $346 in 2008 and deferred direct cost) payable in twenty-seven equal quarterly principal installments of $173 plus interest at variable rates (LIBOR plus a spread of 0.875%) with a balloon installment of $861 due in 2015. On September 25, 2008, the vessel African Zebra was sold and the outstanding amount in the syndicated loan was allocated proportionately to the remaining vessel-owning companies which were part of the original syndicated loan and whose vessels have not been sold (see Note (20c)).
     Valdis Marine Corp. : The allocated initial amount for Valdis Marine Corp. was $13,852 to partly finance the acquisition of vessel African Oryx. At December 31, 2007, the outstanding balance was $8,612 ($8,576 net of principal repayment of $2,114 in 2007 and deferred direct cost) payable in twenty-nine equal quarterly principal

Goldie Navigation Ltd., Pavey Services Ltd., Shoreline Universal Ltd.,
Valdis Marine Corp., Kalistos Maritime S.A. and Kalithea Maritime S.A.
Notes to Condensed Combined Unaudited Interim Financial Statements
June 30, 2008 and December 31, 2007
(In Thousands of US dollars)
installments of $254 plus interest at variable rates (LIBOR plus a spread of 0.875%) with a balloon installment of $1,261 due in 2015. At June 30, 2008, the outstanding balance was $8,105 ($8,072 net of principal repayment of $507 in 2008 and deferred direct cost) payable in twenty-seven equal quarterly principal installments of $253 plus interest at variable rates (LIBOR plus a spread of 0.875%) with a balloon installment of $1,261 due in 2015. On August 28, 2008, the vessel African Oryx was sold and the outstanding amount in the syndicated loan was allocated proportionately to the remaining vessel-owning companies which were part of the original syndicated loan and whose vessels have not been sold (see Note (20c)).
     Pavey Services Ltd. : The allocated initial amount for Pavey Services Ltd. was $19,595 to partly finance the acquisition of vessel Bremen Max. At December 31, 2007, the outstanding balance was $12,182 ($12,134 net of principal repayments of $3,000 in 2007 and deferred direct cost) payable in twenty-nine equal quarterly principal installments of $359 plus interest at variable rates (LIBOR plus a spread of 0.875%) with a balloon installment of $1,783 due in 2015. At June 30, 2008, the outstanding balance was $11,465 ($11,421 net of principal repayment of $717 in 2008 and deferred direct cost) payable in twenty-seven equal quarterly principal installments of $359 plus interest at variable rates (LIBOR plus a spread of 0.875%) with a balloon installment of $1,783 due in 2015. On September 11, 2008, the vessel Bremen Max was sold and the outstanding amount in the syndicated loan was allocated proportionately to the remaining vessel-owning companies which were part of the original syndicated loan and whose vessels have not been sold (see Note (20c)).
     Shoreline Universal Ltd. : The allocated initial amount for Shoreline Universal Ltd. was $21,622 to finance the acquisition of the vessel Hamburg Max. At December 31, 2007, the outstanding balance was $13,443 ($13,390 net of principal repayments of $3,305 in 2007 and direct cost) payable in twenty-nine equal quarterly principal installments of $396 plus interest at variable rates (LIBOR plus a spread of 0.875%) with a balloon installment of $1,968 due in 2015. At June 30, 2008, the outstanding balance was $12,651 ($12,602 net of principal repayment of $791 in 2008 and deferred direct cost) payable in twenty-seven equal quarterly principal installments of $396 plus interest at variable rates (LIBOR plus a spread of 0.875%) with a balloon installment of $1,968 due in 2015. On September 25, 2008, the vessel Hamburg Max was sold and the outstanding amount in the syndicated loan was allocated proportionately to the remaining vessel-owning companies which were part of the original syndicated loan and whose vessels have not been sold (see Note (20c)).
(b) Kalistos Maritime S.A. and Kalithea Maritime S.A.. loan facilities:
     (i) Original loan facility : On June 23, 2006 Kalistos Maritime S.A., Kalithea Maritime S.A. and a third affiliated vessel-owning company entered into a loan facility of up to $20,160 and a guarantee facility of up to $28,800 each to be used to partly finance and guarantee the payment to the shipyards for the newbuilding.
     (ii) 2nd loan facility : On March 11, 2008, Kalithea Maritime S.A., Kalistos Maritime S.A. and another vessel-owning company not included in the Group signed a commitment letter for a preferred ship variable rate mortgage bank loan for up to $50,022 to finance a maximum of 70% of the acquisition of three vessels under construction at the shipyards.
     The loan bears interest at LIBOR plus a spread and is repayable in equal consecutive quarterly installments of $230 commencing three months after the delivery date of the vessels with any unpaid balance on the final maturity date (May 2018) becoming due at that time as a balloon payment.
     The covenants require, among others, the vessel-owning companies to maintain minimum hull values in connection with the vessels’ outstanding loans, insurance coverage of the vessels against all customary risks and to maintain a ratio of the fair market value of the vessels over the debt at a minimum of 125%. The Guarantor will require minimum levels of available cash and cash equivalents, liquidity funds on a consolidated basis not less than $10,000, leverage ratio (defined as total consolidated liabilities over total consolidated assets adjusted to reflect the market value of the vessels not to exceed 70%), not to have further indebtedness or issuing guarantees. In addition, the covenants do not permit the borrowers to sell the vessels and assets and change the beneficial ownership or management of the vessels, without the prior consent of the banks. First will be the guarantor of the

Goldie Navigation Ltd., Pavey Services Ltd., Shoreline Universal Ltd.,
Valdis Marine Corp., Kalistos Maritime S.A. and Kalithea Maritime S.A.
Notes to Condensed Combined Unaudited Interim Financial Statements
June 30, 2008 and December 31, 2007
(In Thousands of US dollars)
loan. The individual vessel-owning companies and the Guarantor are in compliance with the debt covenants as of June 30, 2008 and December 31, 2007.
     Kalistos Maritime S.A. : Kalistos Maritime S.A. loan facility (from the original loan facility) was for up to $6,720, plus interest at variable rates (LIBOR plus a spread of 0.65%), to finance a portion of the construction cost of Davakis G. Gross drawdowns against this facility at December 31, 2007 and June 30, 2008 amounted to $5,040 ($5,026 in total, net of deferred direct costs) and $1,680, respectively. The loan was repayable in full at the earlier of December 18, 2008 or the date the newbuilding was delivered by the shipyard. On May 20, 2008, vessel Davakis G. was delivered from the shipyard and the last building installment of $11,820 was paid. To finance 70% of the vessel acquisition cost amounting to $23,820, a commitment letter for a preferred ship variable rate mortgage was concluded (2nd facility). The total drawdown against this mortgage was $16,674 which was used to repay the original loan facility of $6,720 and the remaining drawdown was used to finance the vessel. At June 30, 2008, the outstanding balance was $16,617 net of deferred direct costs. On August 28, 2008, the vessel Davakis G. was sold and the related loan was repaid (refer to Note 20(b)).
     Kalithea Maritime S.A. : Kalithea Maritime S.A. loan facility (from the original loan facility) was for up to $6,720 plus interest at variable rates (LIBOR plus a spread of 0.65%), to finance a portion of the construction cost of Delos Ranger. Gross drawdowns against the original facility at December 31, 2007 amounted to $3,360 ($3,346 net of deferred direct costs). Gross cumulative drawdowns against this facility at June 30, 2008 amounted to $6,720 ($6,659 in total, net of deferred direct costs). The loan is repayable in full at the earlier of May 18, 2009 or the date the newbuilding is delivered by the shipyard. The vessel Delos Ranger was delivered on August 22, 2008 (refer to Note 20(a)). On August 28, 2008, the vessel Delos Ranger was sold and the related loan was repaid (refer to Notes 20(a) and 20(b)).
15 Trade accounts payable

	June 30, 2008	December 31, 2007

Suppliers	2,463	883
Insurance agents	543	167
Other	228	130

	3,234	1,180

16 Deferred revenue
     Deferred revenue represents voyages invoiced but not earned up to June 30, 2008.
17 Contingencies
     Various claims, suits and complaints, including those involving government regulations and product liability, arise in the ordinary course of the shipping business. In addition, losses may arise from disputes with charterers, agents, insurance and other claims with suppliers relating to the operation of the Group’s vessels. Currently, management is not aware of any such contingent liabilities which should be disclosed or for which a provision should be established in the accompanying condensed combined unaudited interim financial statements.
     The Group accrues for the cost of environmental liabilities when management becomes aware that a liability is probable and is able to reasonably estimate the probable exposure. Currently, management is not aware of any such claims or contingent liabilities which should be disclosed, or for which a provision should be established in the accompanying condensed combined unaudited interim financial statements.

Goldie Navigation Ltd., Pavey Services Ltd., Shoreline Universal Ltd.,
Valdis Marine Corp., Kalistos Maritime S.A. and Kalithea Maritime S.A.
Notes to Condensed Combined Unaudited Interim Financial Statements
June 30, 2008 and December 31, 2007
(In Thousands of US dollars)
18 Commitments
     As of June 30, 2008 Kalithea Maritime S.A. is committed to the purchase of Delos Ranger for a total cost of $23,820 (excluding capitalized interest of $795). Payments outstanding amount to $11,820 (see also Note 20(a)).
19 Related parties
     The related party balances are:

	June 30, 2008	December 31, 2007
Due from related parties — current
Due from EST	600	480
Due from Lincoln	11,978	4,909
Charter revenue receivable from Swiss Marine Services S.A.	444	444

	13,022	5,833

Due to related parties — current
Due to EST	1,020	386
Due to First	375	334

	1,395	720

     The related party transactions included in the condensed combined unaudited statements of income for the six months ended June 30, 2008 and 2007 are:

	2008	2007
Voyage revenue (Swiss Marine Services S.A.)	—	3,430
Management fees (EST)	411	387
     The related parties identified are:
(a) Directors
     The directors of the Group do not receive remuneration for the non-executive services they offer. The identity and the description of the other related parties of the Group are given below.
(b) Lincoln and First
     Lincoln and First are the parent companies of the vessel and hull-owning companies, respectively (see Note 1). The amounts due to and due from them represent expenses paid and funds collected on the Group’s behalf.
(c) EST
     Each vessel-owning company of the Group has a management agreement with EST, to provide management services in exchange for a fixed fee per day for each vessel in operation and a fixed monthly fee per hull under construction. These agreements are entered into with an initial three-year term until terminated by either party upon written notice, in which case the agreements terminate within two months after the date notice was given. In the event that the agreement with EST is terminated, the fee payable to EST shall continue to be payable for three months from the termination date. In addition, EST provides crew for the vessel and receives a reimbursement for crew support costs for three months. Finally, if the agreement is terminated EST will receive crew severance

Goldie Navigation Ltd., Pavey Services Ltd., Shoreline Universal Ltd.,
Valdis Marine Corp., Kalistos Maritime S.A. and Kalithea Maritime S.A.
Notes to Condensed Combined Unaudited Interim Financial Statements
June 30, 2008 and December 31, 2007
(In Thousands of US dollars)
costs of up to $50 per vessel. Management agreements with EST require the vessel-owning companies with vessels in operation, to make an interest-free advance of $120 each, to cover the working capital requirements arising from the handling of the majority of the expenditure generated from the vessels’ operations. This advance is made ten days before the delivery of the vessel for which EST is appointed as the manager.
(d) Swiss Marine Services S.A. (SwissMarine)
     Based on charter party agreements, certain of the Group’s vessels are chartered to SwissMarine, an affiliated company, beneficially owned by certain members of the Restis family.
20 Subsequent events
     (a) Delivery of Delos Ranger : On August 22, 2008, vessel Delos Ranger was delivered from the shipyard and the last installment of $11,820 (excluding capitalized interest of $795) was paid. To finance 70% of the vessel acquisition cost amounting to $23,820, a commitment letter for the preferred ship variable rate mortgage was concluded (see Note 14). The total drawdown against this mortgage on August 22, 2008 of $16,674 was used to repay the existing loan facility of $6,720 and the remaining drawdown was used to finance the vessel. The vessel Delos Ranger was sold on August 28, 2008 and the loan was repaid in full (see Note 20(b)).
     (b) Sale of vessels : On August 26, 2008, Seanergy approved the acquisition of the 6 dry bulk vessels from the Group and on August 28, 2008, September 11, 2008 and September 25, 2008, the Group sold its vessels to subsidiaries of Seanergy (see Note 1) for an aggregate sales price of $395,280 plus a contingent consideration as mentioned in Note 1.
     (c) Settlement of long term debt : The long-term debt (see Note 14), denominated in US Dollars, of Goldie Navigation Ltd., Valdis Marine Corp., Pavey Services Ltd. and Shoreline Universal Ltd. represents the amounts allocated to each vessel-owning company from the syndicated loan of $500,000 concluded on December 24, 2004 for the purchase of 32 vessels by each of 32 vessel-owning companies, with Lincoln and Nouvelle as corporate guarantors (the syndicated loan). The syndicated loan was allocated to each vessel-owning company based upon each vessel’s acquisition cost. The Group adjusts the amount outstanding each time one of the vessels in the syndicated loan is sold without repayment of the associated debt or a portion of the loan is paid and allocates it proportionately to the remaining vessel-owning companies. Therefore, as the vessels owned by these companies have been sold (see 20(b)), the outstanding balances will be allocated to the vessel-owning companies which were part of the original syndicated loan and whose vessels have not been sold.
     (d) Acquisition of common stock : On various dates from July 15, 2008 through August 11, 2008 companies affiliated with members of the Restis family purchased 8,246,781 shares of common stock from shareholders of Seanergy or from the open market for an aggregate purchase price of $82,013. On July 23, 2008, another company affiliated with members of the Restis family purchased 70,000 shares of common stock of Seanergy from the open market for an aggregate purchase price of $691, bringing their total interest in Seanergy to 40.84%. Following the shareholders’ approval on August 26, 2008 (see Note 20(b)), the non-voting shareholders redeemed 6,370,773 Seanergy shares thereby bringing the total interest of the Restis family in Seanergy to 52.54%.
     Subsequent to October 13, 2008, companies affiliated with members of the Restis family purchased in open market transactions 4,454,134 shares of common stock for an aggregate purchase price of $23,618. Following these purchases of common stock, the total interest of the Restis family and its affiliates in Seanergy is 72%.